As filed with the Securities and Exchange Commission on March 23, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________

Lion Group Holding Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	6211	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o Proficient Alpha Acquisition Corp.
40 Wall St., 29th Floor

New York, New York 10005
(917) 289-0932

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________

Copies to:

Barry I. Grossman, Esq. Stuart Neuhauser, Esq. Benjamin S. Reichel, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300	Nicholas Plowman, Esq. Ogier 11/F Central Tower 28 Queen's Road Central Central, Hong Kong

David Zhang, Esq.

Benjamin W. James, Esq.

Kirkland & Ellis International LLP

c/o 26/F, Gloucester Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Christian O. Nagler, Esq.

Kirkland & Ellis LLP

c/o 601 Lexington Avenue

New York, NY 10022

_______________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Business Combination contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of security to be registered	Amount to be registered(1)	Proposed maximum offering price per security(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Ordinary Shares(3)(7)	11,892,000	$9.95	$118,325,400	$15,358.64
Warrants(4)(7)	17,795,000	$0.08	$1,423,600	$184.79
Class A Ordinary Shares issuable on exercise of Warrants(5)(7)	17,795,000	$(8)	$(8)	$0
Class A Ordinary Shares issuable on exchange of Rights(6)(7)	1,150,000	$9.95	$11,442,500	$1,485.24
Total	48,632,000		$131,191,500	$17,028.67

____________

(1)	All securities being registered will be issued by Lion Group Holding Ltd., a Cayman Islands exempted company (“Pubco”). In connection with the business combination described in the enclosed proxy statement/prospectus (“Business Combination”), (a) Lion MergerCo 1, Inc. (“Merger Sub”), a newly incorporated Delaware corporation and a wholly-owned subsidiary of Pubco, will be merged with Proficient Alpha Acquisition Corp., a publicly traded Nevada corporation (“Proficient”), and all of the outstanding common stock, warrants and rights of Proficient will be converted into securities of Pubco, and (b) the existing shareholders of Lion Financial Group Limited, a BVI business company incorporated under the laws of the British Virgin Islands (“Lion”), will exchange approximately 25% of the outstanding ordinary shares of Lion for Class A ordinary shares of Pubco (the “Class A Ordinary Shares”). The remaining outstanding ordinary shares of Lion will be exchanged into Class B ordinary shares of Pubco.
(2)	Based on the market prices on March 18, 2020 of the common stock, warrants and rights of Proficient (the company to which the Registrant will succeed after the transactions described in this registration statement and the enclosed proxy statement/prospectus).
(3)	Consists of Class A Ordinary Shares issuable in exchange for outstanding shares of common stock, par value $0.001 per share, of Proficient, including (i) 11,500,000 shares of common stock, which includes those shares included in outstanding Units of Proficient (“Units”), each Unit consisting of one share of common stock, one warrant to purchase one share of common stock and one right entitling the holder to receive one-tenth (1/10) of one share of common stock, (ii) 92,000 shares of common stock issued to the underwriters of Proficient’s initial public offering and (iii) 300,000 shares of common stock issuable to Proficient’s officer and directors upon closing of the Business Combination. Upon the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, all Units will be separated into their component securities, and all rights will be exchanged for Class A Ordinary Shares of Pubco.
(4)	Consists of warrants issuable in exchange for outstanding warrants of Proficient, which includes (i) 11,500,000 warrants, which includes those warrants included in outstanding Units, (ii) 5,375,000 warrants purchased by the founders of Proficient (“Founders”) in a private placement simultaneously closed with Proficient’s initial public offering and (iii) 920,000 warrants issued to the underwriters of Proficient’s initial public offering.
(5)	Consists of Class A Ordinary Shares issuable upon exercise of warrants. Each warrant will entitle the warrant holder to purchase one Class A Ordinary Share at a price of $11.50 per share (subject to adjustment).
(6)	Consists of Class A Ordinary Shares issuable pursuant to the mandatory exchange of rights upon the closing of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, which includes those rights included in the outstanding Units of Proficient. The Registrant will not receive any consideration in connection with such exchange.
(7)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(8)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED [ ], 2020

PROFICIENT ALPHA ACQUISITION CORP.
40 Wall St., 29th floor

New York, NY 10005

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ___________, 2020

TO THE STOCKHOLDERS OF PROFICIENT ALPHA ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Proficient Alpha Acquisition Corp., a Nevada corporation (“Proficient”), will be held at 10:00 a.m. Eastern Time, on ___________, 2020, at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1)	to consider and vote upon a proposal to approve the Business Combination Agreement, dated as of March 10, 2020 (the “Business Combination Agreement”), by and among Proficient, Lion Group Holding Ltd., a Cayman Islands exempted company (“Pubco”), Lion MergerCo 1, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Merger Sub”), Lion Financial Group Limited, a corporation organized under the laws of the British Virgin Islands (“Lion”), the shareholders of Lion (the “Sellers”) and the other parties thereto, which, among other things, provides for (a) the merger of Proficient with and into Merger Sub (the “Merger”), with Proficient surviving the Merger and the stockholders of Proficient becoming shareholders of Pubco, which will become a new public company, (b) immediately prior to the effectiveness of such Merger, the exchange of 100% of the outstanding ordinary shares of Lion by the Sellers for capital shares of Pubco, (c) adoption of Pubco’s amended and restated memorandum and articles of association, (d) adoption of Pubco’s equity incentive plan, which will provide that the total awards under such equity incentive plan will be a number of ordinary shares of Pubco equal to ten percent (10%) of the aggregate number of ordinary shares of Pubco outstanding immediately after the Merger, and (e) appointment of the members of the Pubco board of directors after the closing of the Merger, and to approve the Business Combination contemplated by such agreement — we refer to this proposal as the “Business Combination Proposal” and a copy of the Business Combination Agreement are attached to the accompanying proxy statement/prospectus as Annex A, respectively;

(2)	to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of more than 20% of Proficient’s issued and outstanding shares of common stock in financing transactions in connection with the proposed Business Combination — we refer to this as the “Share Issuance Proposal”; and

(3)	to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, Proficient is not authorized to consummate the Business Combination — we refer to this proposal as the “Adjournment Proposal.”

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Proficient common stock at the close of business on ___________, 2020 are entitled to notice of the meeting and to vote and have their votes counted at the meeting and any adjournments of the meeting.

After careful consideration, Proficient’s board of directors has determined that the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal are fair to and in the best interests of Proficient and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal, if presented.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved by Proficient’s stockholders, the Business Combination will not be consummated. The approval of the Business Combination Proposal is a condition to the submission of the other proposals included herein for stockholder approval.

All Proficient stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Proficient common stock, you may also cast your vote in person at the meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on the Business Combination Proposal or the Share Issuance Proposal.

A complete list of Proficient stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the meeting at the principal executive offices of Proficient for inspection by stockholders during ordinary business hours for any purpose germane to the meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Kin Sze
Kin Sze Chief Executive Officer and Director

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT PROFICIENT CONVERT YOUR SHARES INTO CASH NO LATER THAN 5:00 P.M. EASTERN TIME ON ___________, 2020 (TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING OF STOCKHOLDERS) BY (A) (I) CHECKING THE BOX ON THE PROXY CARD, OR (II) DELIVERING A CONVERSION NOTICE TO PROFICIENT’S TRANSFER AGENT AND (B) TENDERING YOUR STOCK TO PROFICIENT’S TRANSFER AGENT. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON THE BUSINESS COMBINATION PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF PROFICIENT STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commissions, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED ___________, 2020
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

PROFICIENT ALPHA ACQUISITION CORP.

PROSPECTUS FOR UP TO 13,042,000 CLASS A ORDINARY SHARES, 17,795,000 WARRANTS, 17,795,000 CLASS A ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS OF
LION GROUP HOLDING LTD.

The board of directors of Proficient Alpha Acquisition Corp.,a Nevada corporation (“Proficient”) has unanimously approved the Business Combination Agreement, dated as of March 10, 2020 (the “Business Combination Agreement”), by and among Proficient, Lion Group Holding Ltd., a Cayman Islands exempted company (“Pubco”), Lion MergerCo 1, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Merger Sub”), Lion Financial Group Limited, a corporation organized under the laws of the British Virgin Islands (“Lion”), the shareholders of Lion (the “Sellers”) and the other parties thereto, which, among other things, provides for (i) the merger of Merger Sub with and into Proficient (the “Merger”), with Proficient surviving the Merger and the security holders of Proficient becoming security holders of Pubco, (ii) immediately prior to the effectiveness of the Merger, the exchange of 100% of the outstanding ordinary shares of Lion by the Sellers for capital shares of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) and (iii) the adoption of Pubco’s amended and restated memorandum and articles of association. As a result of and upon consummation of the Business Combination, each of Proficient and Lion will become a wholly-owned subsidiary of Pubco, as described in this proxy statement/prospectus and Pubco will become a new public company owned by the prior stockholders of Proficient and the prior shareholders of Lion.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination (i) each outstanding share of common stock of Proficient will be converted into one Class A ordinary share (the “Class A Ordinary Share”) of Pubco, (ii) each outstanding warrant of Proficient (“Warrants”) will be converted into one warrant of Pubco that entitles the holder thereof to purchase one Class A Ordinary Share in lieu of one share of common stock of Proficient and otherwise upon substantially the same terms and conditions, and (iii) each outstanding right of Proficient (“Rights”) will be exchanged for one-tenth of one Class A Ordinary Share. Accordingly, this proxy statement/prospectus covers the issuance by Pubco of an aggregate of 13,042,000 Class A Ordinary Shares, 17,795,000 warrants and 17,795,000 Class A Ordinary Shares issuable upon exercise of warrants.

As a result of the Business Combination, Pubco will become a new public company and each of Proficient and Lion will become a wholly-owned subsidiary of Pubco. The former security holders of Proficient and Lion will become security holders of Pubco. Certain Lion shareholders currently owning approximately 75% of the issued and outstanding ordinary shares of Lion will receive Class B ordinary shares of Pubco (“Class B Ordinary Shares”) entitling them to 10 votes per share and the remaining issued and outstanding ordinary shares of Lion will be exchanged into Class A Ordinary Shares. As a result of the Business Combination, assuming that no stockholders of Proficient elect to convert their shares of common stock underlying the units (“Units”) sold in Proficient’s initial public offering (“Public Shares”) into cash in connection therewith as permitted by Proficient’s amended and restated articles of incorporation, the Sellers and the former Proficient stockholders will own approximately 44% and 56% of the economic value of the issued and outstanding shares of Pubco, respectively, and holders of the Class B Ordinary Shares collectively are expected to hold 86% of the voting power of Pubco following the closing; provided that 45% of the Pubco capital shares being issued to the Sellers will be placed into escrow (the “Escrow Shares”) (such shares shall be in the form of Class B Ordinary Shares), with 15% of such shares to be used to satisfy post-closing purchase price adjustments and indemnification claims and 30% of such shares subject to vesting upon Lion satisfying certain net income milestones. If 10,457,789 shares of Proficient common stock (the maximum number of shares of Proficient common stock that can be redeemed while still maintaining the $5,000,001 needed to consummate the Business Combination after payment of approximately $5 million of expenses in connection with the Business Combination) are converted into cash, such percentages will be approximately 70% and 30%, respectively, and holders of the Class B Ordinary Shares collectively are expected to hold 96% of the voting power of Pubco following the closing.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of stockholders of Proficient scheduled to be held on __________, 2020.

Proficient’s Units, common stock, Warrants and Rights are currently listed on The Nasdaq Capital Market under the symbols “PAACU,” “PAAC,” “PAACW” and “PAACR,” respectively. Pubco will apply for listing, to be effective at the time of the Business Combination, of its Class A Ordinary Shares and warrants on Nasdaq under the symbols, “LGHL” and “LGHLW,” respectively. Pubco will not have units or rights traded following consummation of the Business Combination.

Each of Proficient and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting of stockholders of Proficient. We encourage you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors.”

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated __________, 2020, and is first being mailed to Proficient security holders on or about __________, 2020.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco (File No. 333-______), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the Class A Ordinary Shares to be issued to Proficient stockholders and holders of Rights, the warrants to acquire Class A Ordinary Shares to be issued to Proficient Warrant holders and the Class A Ordinary Shares underlying such warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the special meeting of stockholders of Proficient at which Proficient stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Lion relies on and refers to industry data, information and statistics regarding the markets in which it competes from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties such as data by iResearch. Lion has supplemented this information where necessary with its own internal estimates and information obtained from discussions with Lion customers, taking into account publicly available information about other industry participants and Lion management’s best view as to information that is not publicly available. This information appears in “Business of Lion” in this proxy statement/prospectus. Lion has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

iResearch report, data and information referenced herein (the “iResearch Materials”) are the copyrighted property of iResearch and its subsidiaries (“iResearch”). The iResearch Materials are from sources considered reliable; however, the accuracy and completeness thereof are not warranted, nor are the opinions and analyses published by iResearch representations of fact. The iResearch Materials speak as of the original publication date thereof and are subject to change without notice. iResearch and other trademarks appearing in the iResearch Materials are the property of iResearch or their respective owners.

The iResearch data used in the iResearch Materials is from a November 2019 study and has not been updated since then. Forecasts are inherently uncertain because of events or combinations of events that cannot reasonably be foreseen including the actions of government, individuals, third parties and competitors. The iResearch Materials speak as of the original publication date thereof (and not as of the date of this document). The information and opinions expressed in the iResearch Materials are subject to change without notice and iResearch has no duty or responsibility to update the iResearch Materials.

The iResearch Materials were commissioned by Lion and/or an affiliate of Lion.

ii

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “Lion” refers to Lion Financial Group Limited, a corporation organized under the laws of the British Virgin Islands, and the term “Proficient” refers to Proficient Alpha Acquisition Corp., a Nevada corporation. “Pubco” refers to Lion Group Holding Ltd., a Cayman Islands exempted company.

In this document:

“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal.

“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of Lion Group Holding Ltd. to be adopted prior to consummation of the Business Combination.

“broker non-vote” means the failure of a Proficient stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 10, 2020, as may be amended, by and among Proficient, Merger Sub, Pubco, Lion, the Sellers and the other parties thereto, and attached hereto as Annex A.

“Business Combination” or “Transactions” means the Merger and the Share Exchange, and other transactions contemplated by the Business Combination Agreement.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions.

“Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Pubco.

“Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Pubco.

“Closing” means the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Law” means the Companies Law (2020 Revision) of the Cayman Islands, as may be amended from time to time.

“Constitutional Documents” means the formation documents of any of the entities listed herein, including the memorandum and articles of association, as they may be amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means shares of Proficient common stock, 2,875,000 of which are currently outstanding and were issued to the Initial Stockholders prior to the Initial Public Offering of Proficient.

“HK$” or “Hong Kong dollars “means” the legal currency of Hong Kong.

“Initial Public Offering” means the initial public offering of Units of Proficient, consummated on June 3, 2019.

“Initial Stockholders” means the holders of Founder Shares.

“iResearch” means iResearch Consulting Group.

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“JOBS Act” means the Jumpstart Our Business Startups Act.

“Meeting” means the special meeting of stockholders of Proficient, to be held on __________, 2020 at 10:00 a.m. Eastern Time, at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

“Merger” means the merger of Merger Sub with Proficient, with Proficient surviving such merger, prior security holders of Proficient receiving securities of Pubco, and Proficient becoming a wholly-owned subsidiary of Pubco.

“Merger Sub” means Lion MergerCo 1, Inc., a Cayman Islands exempted company.

“Nasdaq” means the Nasdaq Stock Market LLC.

“NRS” means the Nevada Revised Statutes.

“Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco, including Class A Ordinary Shares and Class B Ordinary Shares, unless otherwise specified.

“Private Placement Warrants” means the Warrants owned by the Sponsor and issued by Proficient simultaneously with the consummation of the Initial Public Offering.

“Proficient” or “Purchaser” means Proficient Alpha Acquisition Corp., a Nevada corporation.

“proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement on Form F-4 (Registration No. 333-______) filed with the SEC.

“PRC” or “China” refers to the People’s Republic of China, excluding, for the purpose of this proxy statement/prospectus, Taiwan, Hong Kong and Macau.

“Pubco” means Lion Group Holding Ltd., a Cayman Islands exempted company.

“Public Stockholders” means the holders of Public Shares.

“Public Shares” means shares of common stock of Proficient issued as part of the Units sold in the Initial Public Offering.

“Public Warrants” means the Warrants included in the Units sold in the Initial Public Offering, each of which is exercisable for one share of common stock of Proficient, in accordance with its terms.

“Redemption” means the right of the holders of Proficient common stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Rights” means the rights included in the Units sold in the Initial Public Offering, each of which is exercisable for one-tenth (1/10) of one share of common stock of Proficient, in accordance with its terms.

“RMB” and “Renminbi” each refers to the legal currency of China.

“SEC” means the U.S. Securities and Exchange Commission.

“Sellers” means the shareholders of Lion named as seller parties to the Business Combination Agreement as of the effective date of this registration statement.

“Senior Management” and “Senior Managers” refer to those persons named as officers of Lion, and following the consummation of the Business Combination, of Pubco, in the section titled “Management of Pubco Following Business Combination”.

“Share Exchange” means the exchange of 100% of the ordinary shares of Lion for capital shares of Pubco.

“Share Issuance Proposal” means a proposal to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of more than 20% of Proficient’s issued and outstanding shares of common stock in financing transactions in connection with the Business Combination.

“Sponsor” means Complex Zenith Limited, a British Virgin Islands company controlled by Shih-Chung Chou, a director of Proficient. Shih-Chung Chou had served as the sponsor of Proficient since its Initial Public Offering until March 12, 2020, when he entered into an agreement with Complex Zenith Limited and assigned all of his equity interest in Proficient and his rights and obligations as a sponsor to Complex Zenith Limited.

“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the concurrent sale of the Private Placement Warrants.

“Units” means units issued in the Initial Public Offering, each consisting of one share of common stock of Proficient, one Warrant and one Right.

2

“U.S.” means the United States of America.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrant” means a warrant to purchase shares of common stock of Proficient issued in the Initial Public Offering and simultaneous private placements. Each Warrant entitles the holder thereof to purchase one share of common stock of Proficient at a price of $11.50 per share.

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SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

This section describes the material provisions of the Business Combination Agreement (as defined below) but does not purport to describe all of the terms thereof.   The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached hereto as Annex A. Proficient’s stockholders, warrant holders, rights holders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Business Combination Agreement.

The parties to the Business Combination Agreement are Proficient Alpha Acquisition Corp. (“Proficient”), Lion MergerCo 1, Inc. (“Merger Sub”), Lion Group Holding Ltd. (“Pubco”), Lion Financial Group Limited (“Lion”), the shareholders of Lion named as Sellers therein (the “Sellers”), Shih-Chung Chou, in the capacity as the Purchaser Representative and Jian Wang and Legend Success Ventures Limited, in their capacity as the Seller Representatives. Pursuant to the Business Combination Agreement, (1) immediately following the consummation of the Share Exchange, Merger Sub will merge with and into Proficient, with Proficient surviving the merger, and each of the former security holders of Proficient receiving substantially identical securities of Pubco (the “Merger”) and (2) immediately prior to the Merger, the outstanding ordinary shares of Lion will be exchanged by the Sellers for Class A Ordinary Shares and Class B Ordinary Shares (the “Share Exchange” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). See the section in this summary entitled “The Business Combination Proposal.”

Lion is one of the few Chinese investor-focused trading platforms that offers a wide spectrum of products and services. Lion’s business lines include (i) CFD trading service, (ii) insurance brokerage service, (iii) futures brokerage service, (iv) securities brokerage service and (v) asset management service. Lion provides these services mainly through its all-in-one Lion Brokers app, as well as through other apps, which are available on iOS, Android, PC and Mac platforms. Lion’s clients are mostly well-educated and affluent Chinese investors residing both inside and outside the PRC, as well as institutional clients in Hong Kong that use Lion’s futures brokerage service. Lion’s trading platform allows users to trade more than 100 futures products on major futures exchanges worldwide. In addition, Lion’s clients may also use its platform to trade various derivative products, such as forex, commodities, futures, stock indices, exchange traded funds (ETFs), warrants and callable bull/bear contracts, on global exchanges or over-the-counter (OTC) markets. See the section entitled “Business of Lion.”

Under the Business Combination Agreement, upon the consummation of the Merger, each Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of common stock of Proficient, one Warrant of Proficient, and one Right of Proficient. Each share of common stock of Proficient will be exchanged for one Class A Ordinary Share, except that Public Stockholders shall be entitled to elect instead to receive a pro rata portion of Proficient’s Trust Account, as provided in Proficient’s Constitutional Documents. Additionally, each outstanding Proficient Warrant will be exchanged for a warrant of Pubco that will entitle the holder to purchase one Class A Ordinary Share in lieu of one share of common stock of Proficient and otherwise on substantially the same terms and conditions as the Proficient Warrants.

Under the Business Combination Agreement, the Sellers will receive an aggregate number of Ordinary Shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to without duplication (i) $125,000,000, plus (or minus, if negative) (ii) Lion’s net working capital less a target net working capital of $815,000, minus (ii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of Lion and its subsidiaries, and minus (iii) the amount of any unpaid transaction expenses of Lion, with each Pubco ordinary share to be issued to the Sellers valued at a price per share equal the price at which each share of Proficient common stock is redeemed pursuant to the redemption by Proficient of its public stockholders in connection with Proficient’s initial business combination, as required by its amended and restated articles of incorporation; provided that 45% of the Exchange Shares otherwise issuable to the Sellers at the Closing (the “Escrow Shares”) will be set aside in escrow. For a detailed discussion on calculation of the number of Pubco shares to be received by holders of Lion securities in connection with the Business Combination, please see the section titled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.” Issuance of Pubco securities in connection with the Share Exchange with the Sellers is exempt from registration under the Securities Act in reliance upon Section 4(a)(2) thereof because, among other things, the issuances are contractual obligations pursuant to a privately negotiated transaction. The Sellers are not U.S. persons and the issuance of the securities of Pubco to such persons would be extraterritorial and within the scope of the exemption from registration codified as Regulation S promulgated under the Securities Act.

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Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. The Amended and Restated Memorandum and Articles of Association of Pubco differ from Proficient’s amended and restated articles of incorporation in multiple aspects, including: (i) the name of the new public entity will be “Lion Group Holding Ltd.” as opposed to “Proficient Alpha Acquisition Corp.”; (ii)  Pubco will have an authorized share capital of US$50,000 consisting of 500,000,000 shares with a nominal or par value of US$0.0001 each, comprising (a) 300,000,000 Class A Ordinary Shares; (b) 150,000,000 Class B Ordinary Shares; and (c) 50,000,000 preferred shares, as opposed to Proficient having 150,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Pubco’s corporate existence is perpetual as opposed to Proficient’s corporate existence terminating if a business combination is not consummated by Proficient within a specified period of time; and (iv) Pubco’s charter does not include the various provisions applicable only to special purpose acquisition corporations that Proficient’s amended and restated articles of incorporation contains.

In addition to voting on the Business Combination, the stockholders of Proficient will consider and vote upon the proposal to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of more than 20% of Proficient’s issued and outstanding shares of common stock in financing transactions in connection with the Business Combination — we refer to this proposal as the “Share Issuance Proposal.” See the section entitled “The Share Issuance Proposal.”

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of Proficient and Lion; (ii) by either Proficient or Lion if the Closing has not occurred on or prior to June 3, 2020 (subject to the right to extend such date by up to six months); (iii) by either Proficient or Lion if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iv) by Lion for Proficient’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (v) by Proficient for the uncured breach of the Business Combination Agreement by Lion, Pubco, Merger Sub or any Sellers, such that the related Closing condition would not be met; (vi) by Proficient if there has been a “Material Adverse Effect” with respect to Lion since the date of the Business Combination Agreement which is uncured and continuing; or (vii) by either Proficient or Lion if Proficient holds its special meeting of stockholders to approve the Business Combination Agreement and the Transactions and such approval is not obtained. See the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements — Termination.”

After the Business Combination, Pubco’s board of directors will consist of seven directors and they will be divided into two classes, namely Class I and Class II. Class I will consist initially of three directors, namely, Zhixiang Zhang, Shi-Chung Chou and Chi Fai Choi. Class II will consist initially of four directors, namely Jian Wang, Chunning Wang, Walter Cook and Chi-yang Chen. After the Merger, Zhixiang Zhang, Chi Fai Choi, Walter Cook and Chi-yang Chen will be considered independent directors under the rules of Nasdaq. See the section entitled “Management of Pubco Following the Business Combination.”

Upon completion of the Business Combination, the current officers of Lion will remain officers of Lion and will become officers of Pubco, holding the equivalent positions as those held with Lion. These officers are Chunning Wang and Hua Luo. Each of these persons is currently an executive officer of Lion. See the section entitled “Management of Pubco Following the Business Combination.”

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement/prospectus?	A. Proficient and Lion have agreed to a business combination under the terms of the Business Combination Agreement, dated as of March 10, 2020, that is described in this proxy statement/prospectus and to approve the Business Combination contemplated by the Business Combination Agreement. This agreement is referred to as the “Business Combination Agreement.” The Business Combination Agreement provides for, among other things, (a) the Merger of Merger Sub with Proficient, with Proficient surviving the Merger, and each of the current stockholders of Proficient receiving securities of Pubco, which we call the “Merger,” (b) the exchange of 100% of the ordinary shares of Lion by the Sellers for capital shares of Pubco, which we call the “Share Exchange,” and (c) the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association, (d) adoption of Pubco’s equity incentive plan, which will provide that the total awards under such equity incentive plan will be a number of Ordinary Shares equal to ten percent (10%) of the aggregate number of Ordinary Shares immediately after the Merger, and (e) appointment of the members of the Pubco board of directors after the closing of the Merger. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q. What is being voted on at the Meeting?	A. Proficient’s stockholders are being asked to vote to approve the Business Combination Agreement and transactions contemplated thereby, including the Merger. See the section entitled “The Business Combination Proposal.”
In addition to the foregoing proposals, the stockholders are also asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of more than 20% of Proficient’s issued and outstanding shares of common stock in financing transactions in connection with the proposed Business Combination. See the section entitled “The Share Issuance Proposal.”
The stockholders may also be asked to consider and vote upon a proposal to adjourn the Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, Proficient would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”
Proficient will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Stockholders should read it carefully.
The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

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Q. Why is Proficient proposing the Business Combination?

A.    Proficient was incorporated to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

Proficient completed its Initial Public Offering of Units on June 3, 2019, with each Unit consisting of one share of common stock, one Warrant to purchase one share of common stock at a price of $11.50 and one Right, each entitling the holder thereof to receive one—tenth (1/10) of one share of common stock of Proficient upon Proficient’s completion of its initial business combination, a sale of the Units subject to overallotment on June 3, 2019, as well as a private placement of Private Placement Warrants on June 4, 2019, raising total gross proceeds of $120,375,000. Since the Initial Public Offering, Proficient’s activity has been limited to the evaluation of business combination candidates.

Proficient was permitted to choose a target business in any industry or geographic region that it felt provided its stockholders with the greatest opportunity to participate in a company with significant growth potential. Accordingly, it regularly analyzed investment opportunities that were in various sectors and geographic regions in an effort to locate the best potential business combination opportunity for its stockholders.
Lion is a Hong Kong-based diversified financial services company. Based on its due diligence investigations of Lion and the industry in which it operates, including the financial and other information provided by Lion in the course of their negotiations, Proficient believes that Lion has an appealing growth profile and a compelling valuation. As a result, Proficient believes that a business combination with Lion will provide Proficient stockholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Business Combination Proposal — Proficient’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q. Why is Proficient providing stockholders with the opportunity to vote on the Business Combination?	A. Under its amended and restated articles of incorporation, Proficient must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Proficient’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Proficient has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Proficient is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its Public Stockholders to effectuate Redemptions of their Public Shares in connection with the Closing of the Business Combination.

Q. Are the proposals conditioned on one another?

A.    Unless the Business Combination Proposal is approved, the Share Issuance Proposal will not be presented to the stockholders of Proficient at the Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then Proficient will not consummate the Business Combination. If Proficient does not consummate the Business Combination and fails to complete an initial business combination by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), Proficient will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.

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Q. What will happen in the Business Combination?	A. At the Closing, Merger Sub will merge with Proficient, with Proficient surviving such Merger. Upon consummation of the Merger, Proficient will become a wholly-owned subsidiary of Pubco and security holders of Proficient securities will exchange their Proficient securities for securities of Pubco. In particular, (i) each outstanding share of Proficient common stock will be converted into one Class A Ordinary Share, (ii) each outstanding Warrant of Proficient will be converted into one warrant of Pubco that entitles the holder thereof to purchase one Class A Ordinary Share in lieu of one share of common stock of Proficient, and (iii) each outstanding Right of Proficient will be exchanged for one-tenth of a Class A Ordinary Share. In connection with the Share Exchange, which will occur immediately before the Merger, certain Lion shareholders currently owning approximately 75% of the issued and outstanding ordinary shares of Lion will receive Class B Ordinary Shares entitling them to 10 votes per share and the remaining issued and outstanding ordinary shares of Lion will be exchanged into Class A Ordinary Shares, as a result of which, Lion will become a wholly-owned subsidiary of Pubco. The cash held in the Trust Account and the proceeds from any financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “The Business Combination Agreement — Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination.”

Q. What conditions must be satisfied or waived to complete the Business Combination?	A. There are a number of closing conditions to the Business Combination, including, but not limited to, the following: (i) the approval of the Business Combination Agreement, the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association, the adoption of Pubco’s equity incentive plan and the appointment of the members of the Pubco board of directors after the closing of the Merger and other related matters by the requisite vote of Proficient’s shareholders; (ii) receipt by Lion of all consents required to be obtained from the SFC and CIMA in order to consummate the Transactions (the “Required Consents”); (iii) no law or order preventing or prohibiting the Transactions; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) Proficient having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing; (vi) the effectiveness of the Registration Statement; (vii) adoption of Pubco of Pubco’s amended and restated memorandum and articles of association; (viii) receipt by Lion and Proficient of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; and (ix) the Exchange Shares (including the Escrow Shares) shall have been approved for listing on Nasdaq, subject only to the official notice of issuance.
For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Q. Did the Proficient board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?	A. Proficient’s board of directors obtained a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Lion. The officers and directors of Proficient also have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, enabled them to make the necessary analyses and determinations regarding the Business Combination with Lion.

Q. How many votes do I have at the Meeting?	A. Proficient stockholders are entitled to one vote at the Meeting for each share of common stock of Proficient held of record as of __________, 2020, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were 14,467,000 shares of common stock of Proficient outstanding.

Q. What vote is required to approve the proposals presented at the Meeting?

A.    The approval of each of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Proficient common stock entitled to vote and represented in person or by proxy at the Meeting. Assuming a quorum is established, a stockholder’s failure to vote by proxy or to vote in person at the Meeting will have no effect on the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. Proficient’s Sponsor, directors and officers have agreed to vote their shares in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, Proficient’s Sponsor, directors, officers and initial stockholders beneficially owned an aggregate of 2,875,000 shares of common stock of Proficient.

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Q. What constitutes a quorum at the Meeting?	A. Holders of a majority in voting power of Proficient common stock issued and outstanding and entitled to vote at the Meeting constitute a quorum. In the absence of a quorum, the chairman of the Meeting has the power to adjourn the Meeting. As of the Record Date, 7,233,501 shares of Proficient common stock would be required to achieve a quorum.

Q. How do the insiders of Proficient intend to vote on the proposals?	A. Proficient’s Sponsor, officers, directors and other initial stockholders beneficially own and are entitled to vote an aggregate of approximately 19.9% of the outstanding shares of Proficient common stock. These parties have agreed to vote their securities in favor of the Business Combination Proposal. Proficient’s Sponsor, officers and directors have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting.

Q. Do I have Redemption rights?

A.    Pursuant to Proficient’s amended and restated articles of incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable Redemption price per share calculated in accordance with Proficient’s charter. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $117.03 million, this would have amounted to approximately $10.177 per share. If a holder exercises its Redemption rights, then such holder will be exchanging its shares of common stock of Proficient for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands Redemption and delivers its shares (either physically or electronically) to Proficient’s transfer agent prior to the Meeting. See the section titled “Special Meeting of Stockholders of Proficient — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q. Will how I vote affect my ability to exercise Redemption rights?	A. No. You may exercise your Redemption rights whether or not you are a holder of Proficient common stock on the Record Date (so long as you are a holder at the time of exercise), or whether you are a holder and vote your common stock of Proficient on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

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Q. How do I exercise my Redemption rights?

A.    If you are a holder of Public Shares and wish to exercise your Redemption rights, you must demand that Proficient convert your shares into cash no later than 5:00 p.m. Eastern Time on __________, 2020 (two (2) business days prior to the vote on the Business Combination Proposal) by (A) (i) checking the box on the proxy card, or (ii) submitting your request in writing to American Stock Transfer & Trust Company LLC, at the address listed at the end of this section and (B) delivering your stock to Proficient’s transfer agent physically or electronically using The Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his shares be converted for a full pro rata portion of the amount then in the Trust Account (which was approximately $[ ] million, or approximately $[ ] per share, as of _________, 2020, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your Redemption rights.
If you wish to exercise your Redemption rights but initially do not check the box on the proxy card providing for the exercise of your Redemption rights and do not send a written request to Proficient to exercise your Redemption rights, you may request that Proficient send you another proxy card on which you may indicate your intended vote or your intention to exercise your Redemption rights. You may make such request by contacting Proficient at the phone number or address listed at the end of this section.
Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Meeting. If you deliver your shares for Redemption to Proficient’s transfer agent and later decide prior to the Meeting not to elect conversion, you may request that Proficient’s transfer agent return the shares (physically or electronically). You may make such request by contacting Proficient’s transfer agent at the phone number or address listed at the end of this section.
Any corrected or changed proxy card or written demand of Redemption rights must be received by Proficient’s secretary prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Proficient’s transfer agent at least two (2) business days prior to the vote at the Meeting.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, Proficient will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption rights, then you will be exchanging your shares of Proficient common stock for cash and will not be entitled to Class A Ordinary Shares with respect to your shares of Proficient common stock upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their Redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, Proficient will promptly return any shares delivered by Public Stockholders and such holders may only share in the assets of the Trust Account upon the liquidation of Proficient. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised Redemption rights in connection therewith due to potential claims of creditors.

If you are a holder of Public Shares and you exercise your Redemption rights, it will not result in the loss of any Proficient Warrants and Rights that you may hold. Your Warrants will become exercisable to purchase one Class A Ordinary Share in lieu of one share of Proficient common stock for a purchase price of $11.50 upon consummation of the Business Combination and your Rights will automatically be converted into one-tenth of a Class A Ordinary Share upon the consummation of the Business Combination.

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Q. If I am a Warrant or Right holder, can I exercise Redemption rights with respect to my Warrants or Rights?	A. No. The holders of Warrants and Rights have no Redemption rights with respect to such securities.

Q. If I am a Unit holder, can I exercise Redemption rights with respect to my Units?

A.    No. Holders of outstanding Units must separate the underlying common stock, Warrants and Rights prior to exercising Redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to American Stock Transfer & Trust Company, LLC, Proficient’s transfer agent, with written instructions to separate such Units into Public Shares, Rights and Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your Redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my Redemption rights?” above. The address of American Stock Transfer & Trust Company, LLC is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to American Stock Transfer & Trust Company, LLC, Proficient’s transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Units and a deposit of an equal number of Public Shares, Rights and Warrants. This must be completed far enough in advance to permit your nominee to exercise your Redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your Redemption rights.

Q. Do I have appraisal rights if I object to the proposed Business Combination?	A. No, neither Proficient stockholders nor its Unit holders, Warrant holders or Rights holders have appraisal rights in connection with the Business Combination under the NRS.

Q. I am a Proficient Warrant holder. Why am I receiving this proxy statement/prospectus?

A.    As a holder of Proficient Warrants, you will be entitled to purchase one Class A Ordinary Share in lieu of one share of Proficient common stock at a purchase price of $11.50 upon consummation of the Business Combination. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of Proficient Warrants will become holders of warrants of Pubco and may become holders of Class A Ordinary Shares upon consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

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Q. What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.    Of the net proceeds of Proficient’s Initial Public Offering and simultaneous private placements, a total of $115,000,000 was placed in the Trust Account immediately following the Initial Public Offering. After consummation of the Business Combination, the funds in the Trust Account will be used by Purchaser to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with Lion (including fees of an aggregate of up to $4.025 million to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by Proficient to Shih-Chung Chou, an affiliate of the Sponsor and a director of Proficient. Any remaining funds will be paid to Lion (or as otherwise designated in writing by Lion to Proficient prior to the Closing) and used for working capital and general corporate purposes of Pubco and/or Lion.

Q. What happens if a substantial number of Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?

A.    Unlike some other blank check companies which require Public Stockholders to vote against a business combination in order to exercise their Redemption rights, Proficient’s Public Stockholders may vote in favor of the Business Combination and exercise their Redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of Redemption by Public Stockholders. However, the Business Combination will not be consummated if, upon the consummation of the Business Combination, Proficient does not have at least $5,000,001 net tangible assets after giving effect to payment of amounts that Proficient will be required to pay to redeeming stockholders upon consummation of the Business Combination and the proceeds from any private placement investment. As a result, based on the current expected Proficient cash and expenses and liabilities at Closing, holders of no more than approximately 10,457,789 Public Shares of Proficient (or approximately 90.9% of the total outstanding shares of Proficient common stock) could seek Redemption of their shares without triggering Lion’s right to terminate the Business Combination Agreement. Also, with fewer public shares and Public Stockholders, the trading market for Pubco’s Class A Ordinary Shares may be less liquid than the market for Proficient’s common stock were prior to the Merger and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with fewer funds available from the Trust Account, the working capital infusion from the Trust Account into Lion’s business will be reduced.

Q. What happens if the Business Combination is not consummated?

A.    If Proficient does not complete the Business Combination with Lion or another business combination by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), Proficient must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (currently anticipated to be approximately $10.177).

Q. When do you expect the Business Combination to be completed?

A.    It is currently anticipated that the Business Combination will be consummated promptly following the Meeting which is set for ____________, 2020; however, such meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q. What do I need to do now?

A.    Proficient urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or Warrant holder of Proficient. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?	A. If you are a holder of record of common stock of Proficient on the Record Date, you may vote in person at the Meeting or by submitting a proxy for the Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

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Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.    As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Business Combination Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Your broker, bank or nominee can vote your shares on the Share Issuance Proposal without instructions.

Q. May I change my vote after I have mailed my signed proxy card?

A.    Yes. Stockholders may send a later-dated, signed proxy card to Proficient’s secretary at the address set forth below so that it is received by Proficient’s Chief Executive Officer prior to the vote at the Meeting or attend the Meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Proficient’s Chief Executive Officer, which must be received by Proficient’s Chief Executive Officer prior to the vote at the Meeting.

Q. What happens if I fail to take any action with respect to the Meeting?

A.    If you fail to take any action with respect to the Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a stockholder and/or Warrant holder of Proficient.

Q. What should I do with my shares and/or warrants certificates?

A.    Proficient Warrant holders should not submit their Warrant certificates now and those stockholders who do not elect to have their Proficient shares converted into the pro rata share of the Trust Account should not submit their share certificates now. After the consummation of the Business Combination, Pubco’s transfer agent will send instructions to Proficient security holders regarding the exchange of their Proficient securities for Pubco securities. Proficient stockholders who exercise their Redemption rights must deliver their stock certificates to Proficient’s transfer agent (either physically or electronically) at least two (2) business days prior to the vote at the Meeting.

Q. What should I do if I receive more than one set of voting materials?

A.    Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Proficient shares.

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Q. Who can help answer my questions?	A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Kin Sze Proficient Alpha Acquisition Corp. 40 Wall St., 29th Floor New York, New York 10005 Email: stephen@paac-us.com
Or:
[_______]

You may also obtain additional information about Proficient from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your stock (either physically or electronically) to Proficient’s transfer agent at the address below at least two (2) business days prior to the vote at the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

American Stock Transfer & Trust Company 6201 15th Avenue Brooklyn, NY 11219 Attn: Relationship Management

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Merger and Share Exchange and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Summary of the Material Terms of the Business Combination Agreement.”

The Parties

Proficient

Proficient Alpha Acquisition Corp. is a blank check company formed as a Nevada corporation for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Proficient was incorporated under the laws of the State of Nevada on July 27, 2018.

On June 3, 2019, Proficient closed its Initial Public Offering of 10,000,000 Units, plus 1,500,000 additional Units pursuant to the full exercise of the over-allotment option by the underwriters, at a price of $10.00 per Unit, generating an aggregate amount of gross proceeds of $115,000,000. Sponsor owns 5,375,000 Warrants sold in a private placement by Proficient simultaneously with the closing of the Initial Public Offering at a price of $1.00 per Warrant, generating gross proceeds of $5,375,000 to Proficient.

Following the Initial Public Offering (including the exercise of the over-allotment option in full) and the simultaneous private placement, a total of $115,000,000 was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-231084) that became effective on May 29, 2019. As of the date of this proxy statement/prospectus, there was approximately $117.03 million held in the Trust Account.

After consummation of the Business Combination, the funds in the Trust Account will be used by Proficient to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with Lion (including fees of an aggregate of approximately $4.025 million to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by Proficient to Shih-Chung Chou, an affiliate of the Sponsor and a director of Proficient. Any remaining funds will be paid to Lion (or as otherwise designated in writing by Lion to Proficient prior to the Closing) and used for working capital and general corporate purposes of Pubco and/or Lion.

I-Bankers, in its role as investment banker to Proficient, has provided Proficient with advice and assistance in reviewing potential targets with which to consummate a business combination and arranging meetings with and preparing materials for investors in connection with the consummation of the Business Combination, as well as providing general advice with respect to special purpose acquisition company transactions.

Proficient Units, common stock, Warrants and Rights are listed on Nasdaq under the symbols “PAACU,” “PAAC,” “PAACW,” and “PAACR,” respectively.

The mailing address of Proficient’s principal executive office is 40 Wall St., 29th Floor, New York, New York 10005. After the consummation of the Business Combination, it will become a wholly-owned subsidiary of Pubco.

Pubco

Pubco was incorporated on February 11, 2020 solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of the Cayman Islands as an exempted company. Pubco owns no material assets and does not operate any business.

Prior to the consummation of the Business Combination, the sole director and shareholder of Pubco is Jian Wang.

The mailing address of Pubco’s registered office is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. After the consummation of the Business Combination, its principal executive office will be that of Lion, located at Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong, and its telephone number is +852 2796 2900.

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Lion

Lion is one of the few Chinese investor-focused trading platforms that offers a wide spectrum of products and services. Lion’s business lines include (i) CFD trading service, (ii) insurance brokerage service, (iii) futures brokerage service, (iv) securities brokerage service and (v) asset management service. Lion provides these services mainly through its all-in-one Lion Brokers app, as well as through other apps, which are available on iOS, Android, PC and Mac platforms. Lion’s clients are mostly well-educated and affluent Chinese investors residing both inside and outside the PRC, as well as institutional clients in Hong Kong that use Lion’s futures brokerage service. Lion’s trading platform allows users to trade more than 100 futures products on major futures exchanges worldwide. In addition, Lion’s clients may also use its platform to trade various derivative products, such as forex, commodities, futures, stock indices, exchange traded funds (ETFs), warrants and callable bull/bear contracts, on global exchanges or over-the-counter (OTC) markets.

The mailing address of Lion’s principal executive office is Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong, and its telephone number is +852 2796 2900.

Merger Sub

Merger Sub was incorporated on February 18, 2020 solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated in the State of Nevada. Merger Sub owns no material assets and does not operate any business.

Prior to the consummation of the Business Combination, the sole director of Merger Sub is Jian Wang, and the sole stockholder of Merger Sub is Pubco.

The mailing address of Merger Sub’s registered office is Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022. After the consummation of the Business Combination, its principal executive office will be that of Lion, located at Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong and its telephone number is +852 2796 2900.

Sellers

Sellers are the holders of the Lion’s outstanding capital shares named in the Annex I to the Business Combination Agreement.

The Business Combination Proposal

The Business Combination Agreement provides for a business combination transaction by means of (i) the Merger of Proficient with and into Merger Sub, with Proficient surviving and each of the former security holders of Proficient receiving securities of Pubco, with Pubco becoming a new public company and (ii) the exchange of 100% of the outstanding ordinary shares of Lion by Sellers for capital shares of Pubco. Certain Lion shareholders currently owning approximately 75% of the issued and outstanding ordinary shares of Lion will receive Class B Ordinary Shares entitling them to 10 votes per share and the remaining issued and outstanding ordinary shares of Lion will be exchanged into Class A Ordinary Shares.

On March 10, 2020, Proficient entered into the Business Combination Agreement with Pubco, Merger Sub, Lion, the Sellers and the other parties thereto.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing of the Transactions contemplated by the Business Combination Agreement, immediately following the consummation of the Share Exchange, Proficient will merge with and into Merger Sub, with Proficient continuing as the surviving entity and with holders of Proficient securities receiving substantially identical securities of Pubco, and immediately prior to the Merger, Pubco will acquire all of the issued and outstanding ordinary shares of Lion from the Sellers in exchange for capital shares of Pubco, with Lion becoming a wholly-owned subsidiary of Pubco.

The total consideration to be paid by Pubco to the Sellers for the purchased shares will be an aggregate number of Exchange Shares with an aggregate value equal to, without duplication (i) $125,000,000, plus (or minus, if negative) (ii) Lion’s net working capital less a target net working capital of $815,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of Lion and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of Lion, with each Pubco ordinary share to be issued to the Sellers valued at a price per share equal the price at which each share of Proficient common stock is redeemed pursuant to the redemption by Proficient of its public stockholders in connection with Proficient’s initial business combination, as required by its amended and restated articles of incorporation; except that 30% of the Exchange Shares otherwise issuable to the Sellers at the Closing will be set aside in escrow until released upon the satisfaction of certain financial milestones and 15% of the Exchange Shares otherwise issuable to the Sellers at the Closing will be set aside in escrow to satisfy post Closing purchase price adjustments and indemnification claims. For a detailed discussion on calculation of the number of Pubco shares to be received by holders of Lion securities in connection with the Business Combination, please see the section titled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement, in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. The Amended and Restated Memorandum and Articles of Association will differ from Proficient’s amended and restated articles of incorporation in multiple aspects, including: (i) the name of the new public entity will be “Lion Group Holding Ltd.” as opposed to “Proficient Alpha Acquisition Corp.”; (ii) Pubco will have an authorized share capital of US$50,000 consisting of 500,000,000 shares with a nominal or par value of US$0.0001 each, comprising (a) 300,000,000 Class A Ordinary Shares; (b) 150,000,000 Class B Ordinary Shares; and (c) 50,000,000 preferred shares., as opposed to Proficient having 150,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Pubco’s corporate existence is perpetual as opposed to Proficient’s corporate existence terminating if a business combination is not consummated by Proficient within a specified period of time; and (iv) Pubco’s charter does not include the various provisions applicable only to special purpose acquisition corporations that Proficient’s amended and restated articles of incorporation contains. For more information about Pubco’s Amended and Restated Memorandum and Articles of Association, please see the section entitled “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association.”

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The Share Issuance Proposal

Nasdaq listing rules require that its listed companies obtain stockholder approval for issuances of securities in excess of 20% of its issued and outstanding voting stock prior to the issuance. In connection with the approval of the Business Combination Proposal, Proficient’s stockholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities in excess of 20% of Proficient’s issued and outstanding shares of common stock. Please see the section entitled “The Share Issuance Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the Meeting to authorize Proficient to consummate the Business Combination (because the Business Combination Proposal is not approved or Proficient would have less than $5,000,001 of net tangible assets upon the Closing after taking into account the holders of the Public Shares that have properly elected to redeem their Public Shares), Proficient’s board of directors may submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section entitled “The Adjournment Proposal.”

Proficient Initial Stockholders

As of __________, 2020, the Record Date for the Meeting, Proficient’s Initial Stockholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 2,875,000 Founder Shares that were issued prior to Proficient’s Initial Public Offering. The Founder Shares currently constitute approximately 19.9% of the outstanding shares of Proficient common stock.

In connection with the Initial Public Offering, each of Proficient’s Sponsor, officers, directors and Initial Stockholders agreed to vote the Founder Shares, as well as any shares of common stock acquired in the aftermarket, in favor of the Business Combination Proposal. Proficient’s Sponsor, officers, directors and Initial Stockholders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. The Founder Shares have no Redemption rights in the event of a business combination and will be worthless if no business combination is effected by Proficient. In connection with the Initial Public Offering, the Initial Stockholders entered into an escrow agreement pursuant to which their Founder Shares are held in escrow and may not be transferred (subject to limited exceptions) until with respect to 50% of the Founder Shares, the earlier of six months after the date of the consummation of an initial business combination and the date on which the closing price of Proficient’s common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial business combination and, with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of an initial business combination, or earlier in each case if, subsequent to Proficient’s initial business combination, it consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (which escrow arrangements will be transferred to Pubco at the Closing of the Business Combination).

Date, Time and Place of the Special Meeting of Stockholders of Proficient

The Meeting will be held at 10:00 a.m., Eastern time, on __________, 2020, at the offices of Ellenoff Grossman & Schole LLP, Proficient’s counsel, at 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, to consider and vote upon the Business Combination Proposal, the Share Issuance Proposal and/or if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, Proficient is not authorized to consummate the Business Combination.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the Meeting if they owned common stock of Proficient at the close of business on __________, 2020, which is the Record Date for the Meeting. Stockholders will have one vote for each share of Proficient common stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Proficient Warrants and Rights do not have voting rights. On the Record Date, there were 14,467,000 shares of common stock outstanding, of which 11,500,000 were Public Shares with the rest being held by the Proficient Initial Stockholders and I-Bankers Securities, Inc. (“I-Bankers”), the underwriter in Proficient’s Initial Public Offering.

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Quorum and Vote of Proficient Stockholders

A quorum of Proficient stockholders is necessary to hold a valid meeting. A quorum will be present at the Proficient meeting if the holders of a majority of the outstanding shares entitled to vote at the Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The Proficient Initial Stockholders hold approximately 19.9% of the outstanding shares of Proficient common stock. Such shares, as well as any shares of common stock acquired in the aftermarket by the Initial Stockholders, will be voted in favor of the proposals presented at the Meeting. The proposals presented at the Meeting will require the following votes:

•	Pursuant to Proficient’s amended and restated articles of incorporation, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Proficient common stock present and entitled to vote at the Meeting. There are currently 14,467,000 shares of Proficient common stock outstanding, of which 11,500,000 are Public Shares.

•	The approval of the Share Issuance Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Proficient common stock present and entitled to vote at the Meeting.

•	The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Proficient common stock present and entitled to vote at the Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal (if presented).

In addition, if the Business Combination Proposal is not approved, the other proposals (other than the Adjournment Proposal) will not be presented to the stockholders for a vote.

Redemption Rights

Pursuant to Proficient’s amended and restated articles of incorporation, a holder of Public Shares may demand that Proficient convert such shares into cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that Proficient convert their shares into cash no later than 5:00 p.m. Eastern Time on __________, 2020 (two (2) business days prior to the vote at the Meeting) by (A) (i) checking the box on the proxy card, or (ii) by submitting their request in writing to American Stock Transfer & Trust Company and (B) delivering their stock to Proficient’s transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If the Business Combination is not completed, these shares will not be converted into cash at this time in connection with the Business Combination. In such case, Proficient will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of Proficient. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their Redemption rights in connection therewith due to potential claims of creditors. If a holder of Public Shares properly demands Redemption, Proficient will convert each Public Share into a full pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of _________, 2020, the Record Date, this would amount to approximately $[ ] per share. If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its shares of Proficient common stock for cash and will no longer own the shares. See the section entitled “Special Meeting of Stockholders of Proficient — Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

The Business Combination will not be consummated if Proficient will have net tangible assets of less than $5,000,001 after taking into account holders that have properly demanded Redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement.

Holders of Proficient Warrants and Rights will not have Redemption rights with respect to such securities.

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Appraisal Rights

Proficient stockholders (including the Initial Stockholder) and holders of other Proficient securities do not have appraisal rights in connection with the Business Combination under the NRS.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Proficient has engaged [________] (“Proxy Solicitor”) to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Stockholders of Proficient — Revoking Your Proxy.”

Interests of Proficient’s Directors and Officers in the Business Combination

When you consider the recommendation of Proficient’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that Proficient’s Initial Stockholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, your interests as a stockholder, Warrant holder or Rights holder. These interests include, among other things:

•	If the Business Combination with Lion or another business combination is not consummated by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), Proficient will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by Proficient’s Initial Stockholders, including its directors and officers, which were acquired for an aggregate purchase price of $575,000 prior to Proficient’s Initial Public Offering, would be worthless because Proficient’s Initial Stockholders are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $28.6 million based upon the closing price of $9.95 per share on Nasdaq on March 18, 2020.

•	Proficient’s Sponsor owns an aggregate of 5,375,000 Private Placement Warrants, which were issued simultaneously with the consummation of the Initial Public Offering and over-allotment option. Such Warrants had an aggregate market value of $0.43 million based upon the closing price of $0.08 per Warrant on Nasdaq on March 18, 2020.

•	Certain officers and directors of Proficient will be issued 300,000 Class A Ordinary Shares after the Closing of the Business Combination.

•	If Proficient is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Proficient for services rendered or contracted for or products sold to Proficient, but only if such a vendor or target business has not executed a waiver.

•	Proficient’s Initial Stockholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Proficient’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Proficient fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Proficient may not be able to reimburse these expenses if the Business Combination with Lion or another business combination is not completed by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus). As of the date of this proxy statement/prospectus, there is $100.00 of unpaid reimbursable expenses.

•	Shih-Chung Chou, an affiliate of the Sponsor and a director of Proficient, has committed to Proficient to loan up to $800,000 to Proficient in the event that Proficient’s cash held outside of its Trust Account is less than $150,000. As of the date of this proxy statement/prospectus, there is no amount of loans outstanding.

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At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Proficient or its securities, the Proficient Initial Stockholders, or Lion’s shareholder and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares common stock of Proficient or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the stockholders of Proficient approve the Business Combination Proposal, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of the shares, including the granting of put options and the transfer to such investors or holders of shares or Warrants owned by the Proficient Initial Stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Proficient’s common stock. For example, as a result of these arrangements, an investor or holder may have to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the Meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that Proficient will have in excess of the required amount of net assets available to consummate the Business Combination as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Proficient will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Stockholders

Proficient’s board of directors has determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of Proficient’s stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Share Issuance Proposal, and, if presented, “FOR” the Adjournment Proposal.

Conditions to the Closing of the Business Combination

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the transactions contemplated thereby, the adoption of Pubco’s amended and restated the memorandum and articles of association, the adoption and approval of a new equity incentive plan for Pubco, the appointment of the members of the Pubco’s board of directors after the Closing and other related matters by the requisite vote of Proficient’ s shareholders; (ii) receipt by Lion of all Required Consents; (iii) no law or order preventing or prohibiting the Transactions; (iv) no pending litigation to enjoin or restrict the consummation of the Closing; (v) Proficient having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing; (vi) the effectiveness of the Registration Statement; (vii) adoption by the shareholder of Pubco of Pubco’s amended and restated memorandum and articles of association; (viii) receipt by Lion and Proficient of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; and (ix) the Exchange Shares (including the Indemnity Escrow Shares and the Earnout Escrow Shares) shall have been approved for listing on Nasdaq, subject only to the official notice of issuance.

In addition, unless waived by Lion, the obligations of Lion, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Proficient being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to materiality or Material Adverse Effect qualifications); (ii) Proficient having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Proficient since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by Sellers of the Seller Registration Rights Agreement duly executed by Pubco; (v) receipt by Lion and Pubco of the First Amendment to Registration Rights Agreement (the “Founder Registration Rights Agreement Amendment”), pursuant to which Proficient, Pubco, the Founders and the other parties to Proficient’s Registration Rights Agreement that was entered into by Proficient at the time of its IPO (the “Founder Registration Rights Agreement”), shall have amended the Founder Registration Rights Agreement , to among other matters, include Pubco as a party and to make it apply to the Pubco securities to be received in connection with the Merger by Proficient’s stockholders who are parties to the Founder Registration Rights Agreement; (vi) the election or appointment of members to Pubco’s post-closing board of directors designated by Lion and the independent directors.

Unless waived by Proficient, the obligations of Proficient, to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Lion, Pubco and the Sellers being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to materiality or Material Adverse Effect qualifications); (ii) Lion, Pubco, Merger Sub and the Sellers having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Lion or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by Proficient of employment agreements, effective as of the Closing between Jian Wang, Chunning Wang and Hua Luo, respectively, and Pubco, duly executed by the parties thereto; (v) receipt by Proficient of the Founders Registration Rights Agreement Amendment, each executed by Pubco; (vi) receipt by Proficient of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; (vii) receipt by Proficient of the evidence of the termination of any outstanding options, warrants or other convertible securities of Lion (if any), without any consideration or liability therefor; and (viii) the election or appointment of members to Pubco’s post-closing board of directors designated by Proficient and the independent directors.

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Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Proficient will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) Lion’s existing operations will comprise the ongoing operations of the combined company, (ii) Lion’s senior management will comprise the senior management of the combined company, and (iii) the former owners and management of Lion will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of the combined company. In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of Lion issuing shares for the net assets of Proficient, accompanied by a recapitalization. The net assets of Proficient will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Lion.

Regulatory Matters

The Business Combination Agreement and the Transactions contemplated by the Business Combination Agreement are subject to approval by the Cayman Island Monetary Authority (“CIMA”), the application for which was submitted on December 24, 2019, and approval by the Securities and Futures Commission of Hong Kong, the application of which was submitted on March 5, 2020. Except as described in this proxy statement/prospectus, the Business Combination Agreement and the Transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Companies of the Cayman Islands and the Secretary of State of the State of Nevada necessary to effectuate the transactions contemplated by the Business Combination Agreement.

Risk Factors

In evaluating the proposals to be presented at the Meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

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SELECTED HISTORICAL FINANCIAL INFORMATION

Proficient

Proficient is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

Proficient’s balance sheet data as of December 31, 2019 and statement of operations data for the three months ended December 31, 2019 are derived from Proficient’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Proficient’s balance sheet data as of September 30, 2019 and statement of operations data for the fiscal year ended September 30, 2019 are derived from Proficient’s audited financial statements included elsewhere in this proxy statement/prospectus. The financial statements of Proficient are stated in US dollars (US$).

The information in this section is only a summary and should be read in conjunction with each of Proficient’s financial statements and related notes and “Other Information Related to Proficient — Proficient’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Proficient.

PROFICIENT ALPHA ACQUISITION CORP.
Balance Sheets

	September 30,		December 31,
	2018	2019	2019
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$302,362	$1,078,708	$1,690,632
Escrow deposit	—	800,000	—
Other assets	—	105,219	77,049
Total current assets	302,362	1,983,927	1,767,681
Government securities held in Trust Account	—	115,925,644	116,428,920

TOTAL ASSETS	$302,362	$117,909,571	$118,196,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$19,333	$38,344	$66,985
Accrued expenses - related party	21,323	19,074	76,684
Tax payable	—	19,343	59,499
Total current liabilities	40,656	76,761	203,168

COMMITMENTS AND CONTINGENCIES
Common stock subject to redemption	—	97,301,671	112,993,432

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred stock	—	—	—
Common stock	2,875	4,737	3,168
Additional paid in capital	554,347	20,449,027	4,762,168
Subscription receivable	(182,500)	—	—
Retained earnings	(113,016)	77,375	234,665
Total stockholders’ (deficit) equity	261,706	20,531,139	5,000,001

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$302,362	$117,909,571	$118,196,601

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PROFICIENT ALPHA ACQUISITION CORP.
Statements of Operations

	Year ended	Three months ended
	September 30	December 31
	2019	2018	2019
		(Unaudited)	(Unaudited)
Expenses
Audit fee	$38,545	$8,000	$10,000
Officers compensation	266,185	71,667	64,333
Legal fees	95,000	25,000	126,302
General and administrative	316,278	433	107,814
Total expenses	716,008	105,100	308,449

Other income
Interest income	98	—	2,619
Unrealized gain from the trust account	925,644	—	503,276
Total other income	925,742	—	505,895

Income (loss) before income taxes	209,734	(105,100)	197,446
Income tax expense	19,343	—	40,156

Net income (loss)	$190,391	$(105,100)	$157,290

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PROFICIENT ALPHA ACQUISITION CORP.
Statements of Cash Flows

	Year ended	Three months ended
	September 30	December 31
	2019	2018	2019
		(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$190,391	$157,290	$(105,100)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Common stock issued for service	13,333	3,333	3,334
Changes in operating assets and liabilities:
Prepaid expenses	(105,000)	28,170	—
Other receivable	(219)	—	—
Accrued expenses	19,011	63,064	(11,000)
Accrued expenses - related parties	(2,249)	23,187	(15,668)
Tax payalbe	19,343	40,156	—
Net cash provided by (used in) operating activities	134,610	315,200	(128,434)

Cash flows from investing activities:
Escrow deposit	(800,000)	800,000	—
Investment of government securities held in Trust Account	(115,925,644)	(503,276)	—
Net cash (used in) investing activities	(116,725,644)	296,724	—

Cash flows from financing activities:
Proceeds from sale of private warrants	5,375,000	—	—
Proceeds from sale of Units, net of offering expenses	111,809,880	—	—
Collection of subscription receivable	182,500	—	166,250
Net cash provided by financing activities	117,367,380	—	166,250

Net increase/(decrease) in cash and cash equivalents	776,346	611,924	37,816

Cash and cash equivalents at the beginning of the period	302,362	1,078,708	302,362

Cash and cash equivalents at the end of the period	$1,078,708	$1,690,632	$340,178

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Lion

The following table sets forth selected historical financial information derived from Lion’s unaudited consolidated financial statements as of September 30, 2019 and for the nine months ended September 30, 2018 and 2019, and Lion’s audited consolidated financial statements as of December 31, 2017 and 2018 and for the years ended December 31, 2017 and 2018, each of which is included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Lion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Lion’s financial statements and the related notes contained elsewhere in this proxy statement/prospectus.

Consolidated Statements of Profit and Loss

	Year ended December 31,		Nine months ended September 30,
	2017	2018	2018	2019
			(Unaudited)
Revenues
CFD trading services	$—	$—	$—	$8,289,300
Insurance brokerage services	9,623,359	5,378,679	4,301,440	2,278,724
Futures brokerage and securities brokerage services	268,252	2,066,354	1,287,233	1,837,845
Others	—	(876,770)	(448,473)	285,986
Total revenues	9,891,611	6,568,263	5,140,200	12,691,855
Expenses
Commission expenses	8,221,372	5,471,602	4,188,104	2,800,588
Compensation expenses	1,211,785	1,639,288	1,225,027	1,694,524
Professional fees	59,038	227,998	145,163	475,138
Occupancy expenses	502,120	548,331	403,685	453,676
Other operating expenses	529,015	1,425,918	1,109,478	1,914,331
Total expenses	10,523,330	9,313,137	7,071,457	7,338,257
Income (loss) before income taxes	(631,719)	(2,744,874)	(1,931,257)	5,353,598
Income tax expense	(102,936)	(26,334)	(14,920)	(44,123)
Net income (loss)	(734,655)	(2,771,208)	(1,946,177)	5,309,475
Other comprehensive income (loss)
Foreign currency translation adjustment	(95,125)	(24,749)	(25,211)	(12,302)
Comprehensive income (loss)	$(829,780)	$(2,795,957)	$(1,971,388)	$5,297,173

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Consolidated Statements of Financial Positions

	As of December 31,		As of September 30,
	2017	2018	2019
			(Unaudited)
Assets
Cash and cash equivalents	$2,337,161	$3,116,209	$4,496,801
Restricted cash	619,970	3,991,949	1,603,890
Securities owned, at fair value	—	1,107,233	357,510
Derivative, at fair value	—	—	137,568
Receivables from broker-dealers and clearing organizations	25,588	842,045	28,405
Receivables from broker-dealers and clearing organizations - client accounts	907,568	5,566,745	2,483,576
Commissions receivables	344,230	157,004	910,545
Short-term loans receivable	—	—	19,108,159
Other receivables	645,048	—	137,441
Prepaids and deposits	268,987	470,707	375,627
Fixed assets, net	76,121	105,964	79,621
Intangible asset	63,980	63,847	63,779
Other asset	131,122	251,058	218,539
Total assets	$5,419,775	$15,672,761	$30,001,461

Liabilities
Payables to broker-dealer and clearing organizations	$8,625	$—	$—
Payables to clients	1,518,026	9,551,219	4,083,979
Commissions payable	468,668	125,668	22,270
Other payables	196,609	205,519	441,470
Short-term borrowings	—	—	20,919,480
Derivative, at fair value	—	20,287	—
Tax payable	76,276	—	—
Deferred taxes	1,778	1,150	1,148
Total liabilities	$2,269,982	$9,903,843	$25,468,347

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Consolidated Statements of Cash Flows

	Year ended December 31,		Nine months ended September 30,
	2017	2018	2018	2019
			(Unaudited)
Net cash provided by (used in) operating activities	$448,961	$(1,176,853)	$(1,281,441)	$3,927,941
Net cash used in investing activities	(203,361)	(62,586)	(5,330)	(19,118,301)
Net cash provided by financing activities	839,843	5,415,082	3,677,146	14,195,127
Effect of exchange rate changes on cash	(95,125)	(24,616)	(25,107)	(12,234)
Net increase (decrease) in cash	990,318	4,151,027	2,365,268	(1,007,467)
Cash and restricted cash at beginning of year/period	1,966,813	2,957,131	2,957,131	7,018,158
Cash and restricted cash at end of the year/period	$2,957,131	$7,108,158	$5,322,399	$6,010,691

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SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Proficient is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following selected unaudited pro forma condensed combined statement of financial positions combines the unaudited historical balance sheet of Proficient as of December 31, 2019, and the unaudited condensed historical balance sheet of Lion as of September 30, 2019, giving effect to the transactions as if they had been consummated as of December 31, 2019.

The following selected unaudited pro forma condensed combined statement of profit or loss for the three months ended December 31, 2019 combines the unaudited statement of comprehensive income of Lion for the three months ended December 31, 2019, and the unaudited statement of operations of Proficient for the three months ended December 31, 2019, giving effect to the transactions as if they had occurred as of the earliest period presented.

The following selected unaudited pro forma condensed combined statement of profit or loss for the twelve months ended September 30, 2019 combines the unaudited statement of comprehensive income of Lion for the twelve months ended September 30, 2019 with the audited statement of operations of Proficient for the twelve months ended September 30, 2019, giving effect to the transactions as if they had occurred as of the earliest period presented.

The unaudited pro forma combined financial information has been prepared based upon the following four scenarios.

•        Scenario 1 – Assuming no redemptions for cash: This presentation assumes that no Proficient stockholders exercise redemption rights with respect to their common stock upon consummation of the Transactions; and

•        Scenario 2 – Assuming redemptions of 10,457,789 shares of Proficient common stock for cash: This presentation assumes that Proficient stockholders exercise their redemption rights with respect to a maximum of 10,457,789 shares of common stock upon consummation of the Transactions at a redemption price of approximately $10.177 per share. The maximum redemption amount is derived from a minimum of $5,000,001 in net tangible assets and $5,000,000 of cash required to pay Proficient’s transaction expenses, after giving effect to the payments to redeeming stockholders.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions.

The historical financial information of Proficient was derived from the historical audited financial statements of Proficient for the fiscal year ended September 30, 2019 and the historical unaudited financial statements of Proficient for the three months ended December 31, 2019, which are included elsewhere in this proxy statement/prospectus.

The historical financial information of Lion was derived from the historical unaudited interim condensed financial statements of Lion for the nine months ended September 30, 2019, included elsewhere in this proxy statement/prospectus.

Lion’s unaudited interim Statement of Comprehensive Income for twelve months ended December 31, 2019 is derived from Lion’s unaudited interim statement of comprehensive income for nine months ended September 30, 2019, included elsewhere in this proxy statement/prospectus, combined with Lion’s unaudited interim statement of comprehensive income for three months ended December 31, 2018 (not included elsewhere in this proxy statement/prospectus).

This information should be read together with Proficient’s and Lion’s financial statements and related notes, “Other Information Related to Proficient — Proficient’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

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PROFICIENT ALPHA ACQUISITION CORP.
Unaudited Pro Forma Condensed Combined Balance Sheet
(Stated in US Dollars)

			Pro Forma Combined	Pro Forma Combined
			Scenario 1	Scenario 2
			Assuming no	Assuming maximum
	Lion (Consolidated)	Proficient	redemption of shares	redemption of shares

Balance Sheet Data - As of December 31, 2019

Total current assets	30,001,461	1,767,681	142,198,062	35,769,142
Total assets	30,001,461	118,196,601	142,198,062	35,769,142
Total current liabilities	25,468,347	203,168	25,619,108	25,619,108
Total current liabilities	25,468,347	203,168	25,619,108	25,619,108
Total stockholders’ equity	4,533,114	5,000,001	116,578,954	10,150,034

Statement of Operations Data - Three Months Ended December 31, 2019

Revenue	5,827,788	—	5,827,788	5,827,788
Net income	3,070,019	157,290	2,849,869	2,849,869
net income per share - basic	—	(0.06)	0.10	0.16
net income per share - diluted	—	(0.06)	0.06	0.08

Statement of Operations Data - Twelve Months Ended September 30, 2019

Revenue	14,119,918	—	14,119,918	14,119,918
Net income	4,484,444	190,391	3,749,093	3,749,093
net income per share - basic	—	(0.17)	0.13	0.21
net income per share - diluted	—	(0.17)	0.08	0.10

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The following table sets forth the calculation for Lion’s unaudited interim Statement of Comprehensive Income for twelve months ended December 31, 2019 used in the Pro Forma calculation. Lion’s unaudited interim Statement of Comprehensive Income for twelve months ended December 31, 2019 is derived from Lion’s unaudited interim statement of comprehensive income for nine months ended September 30, 2019, included elsewhere in this proxy statement/prospectus, combined with Lion’s unaudited interim statement of comprehensive income for three months ended December 31, 2018 (not included elsewhere in this proxy statement/prospectus).

Lion Twelve Months Ended September 30, 2019 Statement of Comprehensive Income
(Unaudited)

	3 months ended	9 months ended	12 months ended
	December 31, 2018	September 30, 2019	September 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, net	$1,428,063	$12,691,855	$14,119,918

Expenses
Commission	1,283,498	2,800,588	4,084,086
Compensation and benefits	414,261	1,694,524	2,108,785
Communication and technology	148,529	572,792	721,321
Professional fees	82,835	475,138	557,973
General, administrative and other operating expenses	312,557	1,795,215	2,107,772

Total expenses	2,241,680	7,338,257	9,579,937

(Loss) income before income taxes	(813,617)	5,353,598	4,539,981

Income tax expense	11,414	44,123	55,537

Net (loss) income	$(825,031)	$5,309,475	$4,484,444

Other comprehensive income (loss)

Foreign currency translation adjustment	462	(12,302)	(11,840)

Comprehensive income (loss)	$(824,569)	$5,297,173	$4,472,604

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RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Relating to the Business Combination

The fact that Lion is a private company and substantially all of its operations is conducted outside of the United States limits Proficient’s access to all information that may be relevant to the Business Combination. This may result in a business combination that is not as profitable as Proficient expects.

By definition, limited public information exists about private companies and companies that operate outside of the United States, and Proficient has been required to make decisions on whether to pursue the Business Combination on the basis of information that may be more limited than a similar company operating within the United States, which may result in a business combination with a company that is not as profitable as Proficient expected, if at all.

Proficient has a limited ability to assess the management of Lion’s business and, as a result, cannot assure you that Lion’s management has all the skills, experience, qualifications or abilities to manage a public company.

Proficient’s ability to assess Lion’s business and management may be limited due to a lack of time, resources or information. Proficient’s assessment of the capabilities of Lion’s management with respect to a public company, therefore, may prove to be incomplete or incorrect and Lion management may lack the skills, qualifications or abilities that Proficient believed Lion’s management had, and the operations and profitability of Pubco or Lion post-Business Combination could be negatively impacted. Accordingly, any stockholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by Proficient’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement materials relating to the Business Combination contained an actionable material misstatement or material omission.

Lion operates in an industry sector which is outside of Proficient’s management’s area of expertise.

Although Proficient’s management has endeavored to evaluate the risks inherent in the Business Combination, there is no assurance that Proficient has adequately ascertained or assessed all of the significant risks of Lion’s business or industry. There is no assurance that an investment in securities in Proficient will not ultimately prove to be less favorable to investors than a direct investment, if an opportunity were available, in Lion. Proficient management’s expertise may not be directly applicable to the evaluation or operation of Lion’s business, and the information contained in this proxy statement/prospectus regarding the areas of Proficient management’s expertise would not be relevant to an understanding of Lion.

Proficient’s Sponsor, officers, directors and Initial Stockholders have agreed to vote their shares in favor of the Business Combination, regardless of how Proficient’s Public Stockholders vote.

In connection with the Business Combination, Proficient’s Sponsor, officers, directors and Initial Stockholders have agreed to vote their Founder Shares and all shares common stock acquired by the Sponsor, officers, directors and the Initial Stockholders during or after its Initial Public Offering in favor of the Business Combination. Currently, Proficient’s Sponsor, officers, directors and the Initial Stockholders collectively own approximately 19.9% of the outstanding share of common stock of Proficient. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if Proficient’s Sponsor, officers, directors and the Initial Stockholders agreed to vote their shares in accordance with the majority of the votes cast by Proficient’s Public Stockholders.

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Proficient may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case Proficient would cease all operations except for the purpose of winding up and Proficient would redeem Proficient’s Public Shares and liquidate.

Proficient must complete an initial business combination by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus). Proficient may not be able to consummate the Business Combination or any other business combination by such date. If Proficient has not completed any initial business combination by such date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding Public Shares, which Redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of Proficient remaining stockholders and board of directors, dissolve and liquidate, subject in each case to Proficient’s obligations under Nevada law to provide for claims of creditors and the requirements of other applicable law.

Subsequent to Proficient’s completion of the Business Combination, Proficient may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

Even though Proficient has conducted due diligence on Lion, it cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Proficient’s, Pubco’s or Lion’s control will not later arise. As a result of these factors, Proficient may be forced to later write-down or write-off assets, restructure Proficient’s operations, or incur impairment or other charges that could result in reporting losses. Even if Proficient’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Proficient’s preliminary risk analysis. The fact that Proficient report charges of this nature could contribute to negative market perceptions about its securities post-Business Combination. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by Proficient officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

The grant and future exercise of registration rights may adversely affect the market price of Proficient common stock and capital shares of Pubco upon consummation of the Business Combination.

Pursuant to the existing registration rights agreement with Proficient’s Initial Stockholder, as well as the holders of the Private Placement Warrants and any Warrants the Sponsor, Initial Stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to Proficient (and all underlying securities) (collectively, the “Initial Registration Rights Holders”), and the registration rights agreement to be entered into in connection with the Business Combination and which are described elsewhere in this proxy statement/prospectus, the Initial Registration Rights Holders and the Sellers can demand that Pubco register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Following the consummation of the Business Combination, Pubco intends to file and maintain an effective registration statement under the Securities Act covering such securities.

The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco’s Class A Ordinary Shares post-Business Combination.

Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of our Class A Ordinary Shares.

2,875,000 Founder Shares and 5,375,000 warrants that Proficient’s Initial Stockholders currently hold will be exchangeable for Class A Ordinary Shares and warrants of Pubco and continue to be held by Proficient’s Initial Stockholders following the Business Combination. Such Pubco securities will be subject to a six-month lock up restriction following the Closing, subject to the possible early release of 50% of such shares in the event the closing price of the Class A Ordinary Shares exceeds $12.50 for 20 trading days during any 30 trading day period. Assuming the Initial Stockholders own the same number of shares at closing as they do on the date hereof, 2,875,000 Founder Shares will be placed in escrow and subject to forfeiture on certain terms and conditions. After the lock-up period expires, these Class A Ordinary Shares will become eligible for future sale in the public market. In addition, Kin Sze, Proficient’s current Chief Executive Officer and certain directors of Proficient will be issued an aggregate of 300,000 Class A Ordinary Shares within 10 days following the Closing. Sales of a significant number of these Class A Ordinary Shares in the public market, or the perception that such sales could occur, could reduce the market price of Class A Ordinary Shares.

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If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Proficient’s board of directors will not have the ability to adjourn the Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Proficient’s board of directors is seeking approval to adjourn the Meeting to a later date or dates if, at the Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination. If the Adjournment Proposal is not approved, Proficient’s board will not have the ability to adjourn the Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such event, the Business Combination would not be completed.

The IRS may not agree with the position that Pubco should be treated as a foreign corporation for U.S. federal income tax purposes following the Business Combination.

Although Pubco will be incorporated under the laws of the Cayman Islands, the IRS may assert that Pubco should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a tax resident in the jurisdiction of its organization or incorporation. Because Pubco will be incorporated under the laws of the Cayman Islands, Pubco would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) for U.S. federal income tax purposes. Section 7874 provides an exception pursuant to which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to their application. If it were determined that Pubco should be taxed as a U.S. corporation for U.S. federal income tax purposes under section 7874, Pubco would be liable for U.S. federal income tax on its income like any other U.S. corporation and certain distributions made by Pubco to non-U.S. holders of Pubco securities would be subject to U.S. withholding tax. Taxation as a U.S. corporation could have a material adverse effect on Pubco’s financial position and results from operations.

As more fully described under “Material U.S. Federal Income Tax Considerations—Tax Treatment of Pubco—Tax Residence of Pubco for U.S. Federal Income Tax Purposes,” section 7874 is currently expected to apply in a manner such that Pubco should not be treated as a U.S. corporation for U.S. federal income tax purposes. However, holders are cautioned that the application of section 7874 to Pubco is extremely complex and the applicable Treasury regulations are subject to significant uncertainty and there is limited guidance regarding their application. Moreover, the application of section 7874 to the facts and circumstances of the proposed transaction are uncertain. In addition, there could be a future change in law under section 7874 of the Code, the Treasury Regulations promulgated thereunder or otherwise that could have an effect on the application of section 7874 to Pubco. No IRS ruling has been requested or will be obtained regarding the U.S. federal income tax consequences of the Business Combination or any other matter described in this prospectus/proxy statement. There can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described above or that, if challenged, such treatment will be sustained by a court.

The Business Combination may be a taxable event for Proficient stockholders.

While it is expected that the Business Combination qualifies as a transaction described in section 351 of the Code (and, possibly, as a “reorganization” under section 368 of the Code), if, as discussed above, Pubco is respected as a non-U.S. corporation, under special rules contained in section 367(a) of the Code and the Treasury Regulations promulgated thereunder, it is expected that U.S. holders of shares of Proficient common stock will be required to recognize gain (but not loss) on their exchange of shares of Proficient common stock for Class A Ordinary Shares in the Merger in an amount equal to the excess, if any, of the fair market value of Class A Ordinary Shares received in the Merger over the U.S. holder's adjusted tax basis in the shares of Proficient common stock exchanged therefor. In addition, although the matter is not free from doubt, a U.S. holder may recognize gain with respect to its Proficient Rights or Proficient Warrants as a result of the Business Combination. For more information, see the section entitled “Material U.S. Federal Income Tax Considerations” of this document.

Pubco and/or its non-U.S. subsidiaries could be CFCs, which could result in adverse U.S. federal income tax consequences.

If Pubco or any of its subsidiaries is a CFC for any taxable year, then any U.S. person who is a 10% U.S. Shareholder as to such CFC may be subject to adverse U.S. tax consequences. A U.S. person is a “10% U.S. Shareholder” with respect to a foreign corporation if such person owns directly, indirectly or constructively at least 10% of the voting power or value of stock of such corporation. If 10% U.S. Shareholders, in the aggregate, own more than 50% of the voting power or value of the stock of such corporation, the foreign corporation will be classified as a CFC. Additionally, as a result of changes introduced by the Tax Cuts and Jobs Act, even absent 10% U.S. Shareholders with downward direct or indirect interests in a foreign corporation, a U.S. subsidiary of Pubco alone may cause certain related foreign corporations to be treated as CFCs by reason of “downward attribution.” Given that Pubco will be publicly held, the constructive ownership rules under section 318 of the Code may make it difficult to determine whether any U.S. person is a 10% U.S. Shareholder as to Pubco and its non-U.S. subsidiaries and whether Pubco or any of its non-U.S. subsidiaries is a CFC.

Please see the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—Controlled Foreign Corporation Rules” for a more detailed discussion with respect to these CFC issues. U.S. holders are urged to consult their tax advisors regarding the possible application of the CFC rules to holders of the Pubco Shares and Pubco Public Warrants.

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Pubco may be a Passive Foreign Investment Company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

If Pubco or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of the shares of Pubco Ordinary Shares or Pubco warrants who or that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons has authority to control all substantial decisions of the trust or (2) the trust has a valid election in place to be treated as a U.S. person (a “U.S. holder”), such U.S. holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Whether Pubco or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Accordingly, we are unable to determine whether Pubco or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that Pubco or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, Pubco does not expect to provide a PFIC annual information statement for 2020 or going forward. Please see the section entitled “Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules” for a more detailed discussion with respect to Pubco’s PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the Pubco Ordinary Shares and Pubco warrants.

Lion may not be able to obtain or maintain all necessary licenses, permits and approvals relating to the Business Combination.

Some of the jurisdictions in which Lion’s subsidiaries hold material licenses, including the Cayman Islands and Hong Kong, require approval from local regulators before making certain changes to the shareholding structure and/or the underlying beneficial ownership of the entities that hold those licenses. This would require approval from CIMA prior to the completion of the proposed business combination and from the HKSFC prior to or shortly after the completion of this business combination. Receipt of all consents required by both CIMA and the HKSFC is a condition to closing the Business Combination. If Lion fails to complete the notification and application process and obtain the requisite approval from the relevant regulator in a timely fashion, Proficient may elect to waive these requirements in order to close the Business Combination. However, these regulators could impose sanctions against the license-holding subsidiaries, including but not limited to, fines and revocation of its licenses in those jurisdictions and/or potential criminal penalties against Lion’s officers, directors and principal shareholders. Lion is in the process of completing the required filings and applying for the requisite approvals in order to comply with these regulations, but it cannot be certain that the regulators will complete their review and issue approvals prior to the completion of this proposed business combination.

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Risks Relating to Redemptions and Certain Outstanding Securities of Proficient

The ability of Proficient’s Public Stockholders to redeem their shares for cash may make Proficient’s financial condition unattractive to Lion, which may affect Lion’s ability to close the Business Combination.

Pursuant to the Business Combination Agreement, Proficient would need to have net tangible assets of at least $5,000,001 in the Trust Account after giving effect to the Redemption and any private placement investment as a closing condition to the Business Combination. Therefore, Proficient will need to reserve a portion of the cash in the Trust Account to meet such requirements, or, if such amounts are not available after taking into account all Redemptions, arrange for third party debt or equity financing. Raising additional third party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. If too many Public Stockholders exercise their Redemption rights, Proficient would not be able to meet such closing condition and, as a result, would not be able to proceed with the Business Combination. In no event will Proficient redeem its Public Shares in an amount that would cause Proficient’s net tangible assets to be less than $5,000,001 upon consummation of the Business Combination, or any greater net tangible asset or cash requirement which may be contained in the agreement. Consequently, if accepting all properly submitted Redemption requests would cause Proficient’s net tangible assets to be less than $5,000,001, Proficient would not proceed with the Business Combination and may instead search for an alternate business combination.

The ability of Proficient’s Public Stockholders to exercise Redemption rights with respect to a large number of Proficient’s shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your stock.

The Business Combination Agreement requires Proficient to have net tangible assets of at least $5,000,001 upon the Closing after taking into account any Redemptions and private placement investments, if any. Therefore the probability that the Business Combination will be unsuccessful is increased by the amount of stockholder Redemptions. If the Business Combination is unsuccessful and Proficient is not able to consummate another business combination before June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), Proficient’s Public Stockholders will not receive their pro rata portion of the Trust Account until Proficient liquidates the Trust Account. If Proficient Public Stockholders are in need of immediate liquidity, they could attempt to sell their stock in the open market; however, at such time Proficient’s stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, Proficient Public Stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with Proficient’s Redemption until Proficient liquidates or they are able to sell their stock in the open market.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

Proficient’s Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) Proficient’s completion of the Business Combination, and then only in connection with those shares of Proficient common stock that such stockholder properly elected to redeem, subject to the limitations described herein, and (ii) the Redemption of Proficient’s Public Shares if Proficient is unable to complete its business combination by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), subject to applicable law and as further described herein. In addition, if Proficient plans to redeem its Public Shares if Proficient is unable to complete a business combination by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), for any reason, compliance with NRS may require that Proficient submits a plan of dissolution to Proficient’s then-existing stockholders for approval prior to the distribution of the proceeds held in Proficient’s Trust Account. In that case, Public Stockholders may be forced to wait beyond June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), before they receive funds from the Trust Account. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

If Proficient stockholders fail to properly demand Redemption rights, they will not be entitled to convert their shares of common stock of Proficient into a pro rata portion of the Trust Account.

Proficient stockholders holding Public Shares may demand that Proficient convert their shares into a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. Proficient stockholders who seek to exercise this Redemption right must deliver their shares (either physically or electronically) to Proficient’s transfer agent prior to the vote at the Meeting. Any Proficient stockholder who fails to properly demand Redemption rights will not be entitled to convert his or her shares into a pro rata portion of the Trust Account for Redemption of his shares. See the section entitled “Special Meeting of Proficient Stockholders — Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

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Nasdaq may not list Pubco’s securities on its exchange, which could limit investors’ ability to make transactions in Pubco’s securities and subject Pubco to additional trading restrictions.

Pubco intends to apply to have its securities listed on Nasdaq upon consummation of the Business Combination. Pubco will be required to meet the initial listing requirements to be listed. Pubco may not be able to meet those initial listing requirements. Even if Pubco’s securities are so listed, Pubco may be unable to maintain the listing of its securities in the future.

If Pubco fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, or if Pubco is unable to maintain the listing of its securities on Nasdaq, Pubco could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	a less liquid market for its securities;

•	a limited amount of news and analyst coverage for the company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Proficient’s current directors, executive officers and initial stockholders beneficially own shares of common stock of Proficient, Warrants and Rights that will be worthless, and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with Lion.

Proficient’s officers, directors and initial stockholders and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and Private Placement Warrants that they purchased prior to, or simultaneously with, the Initial Public Offering. Proficient’s initial stockholders, executive officers and directors and their affiliates have no Redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with Lion or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $29.03 million based upon the closing prices of the shares and Warrants on Nasdaq on March 18, 2020. Furthermore, Proficient’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Proficient’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with Lion. However, if Proficient fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, Proficient may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “The Business Combination Proposal — Interests of Proficient’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of Proficient’s directors to approve the Business Combination with Lion and to continue to pursue such Business Combination. In considering the recommendations of Proficient’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests.

Proficient’s Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced their decision to approve the Business Combination with Lion.

If the Business Combination with Lion or another business combination is not consummated by Proficient within the required time period, Proficient’s Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Proficient for services rendered or contracted for or products sold to Proficient, but only if such a vendor or target business has not executed a waiver agreement. If Proficient consummates a Business Combination, on the other hand, Proficient will be liable for all such claims. Neither Proficient nor the Sponsor have any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Proficient. See the section entitled “Other Information Related to Proficient — Proficient’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information.

These personal obligations of the executive officers may have influenced Proficient’s board of director’s decision to approve the Business Combination with Lion and to continue to pursue such Business Combination. In considering the recommendations of Proficient’s board of directors to vote for the Business Combination Proposal and other proposals, Proficient’s stockholders should consider these interests.

The exercise of Proficient’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Proficient’s stockholders’ best interest.

In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Proficient to agree to amend the Business Combination Agreement, to consent to certain actions taken by Lion or to waive rights that Proficient is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Lion’s business, a request by Lion to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Lion’s business and would entitle Proficient to terminate the Business Combination Agreement. In any of such circumstances, it would be at Proficient’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Proficient and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Proficient does not believe there will be any changes or waivers that Proficient’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Proficient will circulate a new or amended proxy statement/prospectus and resolicit Proficient’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

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If Proficient is unable to complete the Business Combination with Lion or another business combination by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), Proficient will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Proficient and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of Proficient’s amended and restated articles of incorporation, Proficient must complete the Business Combination with Lion or another business combination by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), or Proficient must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Proficient. Although Proficient has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Proficient’s Public Stockholders. If Proficient is unable to complete a business combination within the required time period, the Sponsor has agreed they will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Proficient for services rendered or contracted for or products sold to Proficient, but only if such a vendor or prospective target business does not execute such a waiver. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if Proficient is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Proficient otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Proficient may not be able to return to its Public Stockholders at least $10.00 per share.

Proficient’s stockholders may be held liable for claims by third parties against Proficient to the extent of distributions received by them.

If Proficient is unable to complete the Business Combination with Lion or another business combination within the required time period, Proficient will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, which Redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under NRS to provide for claims of creditors and the requirements of other applicable law. Proficient cannot assure you that it will properly assess all claims that may be potentially brought against Proficient. As such, Proficient’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Proficient cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Proficient.

If Proficient is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Proficient’s stockholders. Furthermore, because Proficient intends to distribute the proceeds held in the Trust Account to its Public Stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Proficient’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Proficient cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Proficient stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the shares of Proficient common stock.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Proficient or its securities, Proficient’s Initial Stockholders, officers, directors, Lion or Lion’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Proficient common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on the shares of Proficient common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Meeting.

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Risks Relating to Pubco’s Business and Operations Following the Business Combination with Lion

The value of your investment in Pubco following consummation of the Business Combination will be subject to the significant risks affecting Pubco and Lion and inherent in the industry in which Lion operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-Business Combination business and financial results could be adversely affected in a material way. This could cause the trading price of Pubco’s Class A Ordinary Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of Lion and affiliates and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on its Class A Ordinary Shares or satisfy other financial obligations.

Following the consummation of the Business Combination, Pubco will be a holding company and will not directly own any operating assets other than its ownership of interests in Lion. Pubco will depend on Lion for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends. The earnings from, or other available assets of, Lion may not be sufficient to make distributions or pay dividends, pay expenses or satisfy Pubco’s other financial obligations.

Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving Lion’s customers and negative media coverage, may result in significant decreases in the price of Pubco securities post-Business Combination.

The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of Pubco securities post-Business Combination and, as a result, there may be significant volatility in the market price of Pubco securities post-Business Combination. If Lion is unable to operate profitably as investors expect, the market price of Pubco securities post-Business Combination will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and seasonal factors outside of Pubco’s or Lion’s control could have an adverse effect on the price of Pubco securities post-Business Combination and increase fluctuations in its quarterly earnings. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts post-Business Combination, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, the possible effects of war, terrorist and other hostilities, adverse weather conditions, changes in general conditions in the economy or the financial markets or other developments affecting the financial services industry.

Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including director and officer liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on Pubco’s board of directors, board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Class A Ordinary Shares and/or warrants, fines, sanctions and other regulatory action and potentially civil litigation.

The escrow provisions of the Business Combination Agreement and the Escrow Agreement may affect management decisions and incentives.

Under the Business Combination Agreement and the Escrow Agreement, 30% of the Exchange Shares that will be placed in escrow at Closing will be released to the Sellers in the event that Pubco meets certain net income targets for the calendar years 2021 and 2022 (the “Earnout Period”). As a result, Pubco management may focus on increasing the net income of Pubco and its subsidiaries, including Lion, for quarters within the Earnout Period. See “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

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Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors of Pubco and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and Lion’s respective results of operations, financial condition, cash requirements, contractual restrictions, Pubco’s and Lion’s future projects and plans and other factors that the board of directors may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from Lion and there can be no assurance that Lion will pay dividends. As a result, capital appreciation, if any, of Pubco’s Ordinary Shares will be a shareholder’s sole source of gain for the foreseeable future.

A market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

The price of Pubco’s securities may vary significantly due to general market or economic conditions. Furthermore, an active trading market for the post-Business Combination Pubco securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

The price of Class A Ordinary Shares may be volatile.

The price of Class A Ordinary Shares may fluctuate due to a variety of factors, including but not limited to:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in the industry;

•	mergers and strategic alliances in the financial services industry;

•	market prices and conditions in the financial services market;

•	changes in government regulation;

•	potential or actual military conflicts or acts of terrorism;

•	the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

•	announcements concerning us or Lion’s competitors; and

•	the general state of the securities markets.

These market and industry factors may materially reduce the market price of Class A Ordinary Shares, regardless of Pubco’s operating performance. Volatility in the price of Class A Ordinary Shares may increase volatility in the price of Pubco warrants.

Reports published by analysts, including projections in those reports that differ from Pubco’s actual results, could adversely affect the price and trading volume of Class A Ordinary Shares.

It is currently expected that securities research analysts will establish and publish their own periodic projections for Pubco’s business. These projections may vary widely and may not accurately predict the results Pubco actually achieve. Share price may decline if Pubco’s actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Pubco downgrades Pubco’s stock or publishes inaccurate or unfavorable research about Pubco’s business, Pubco’s share price could decline. If one or more of these analysts ceases coverage of Pubco or fails to publish reports on Pubco regularly, Pubco’s share price or trading volume could decline. While it is expected that research analyst coverage, if no analysts commence coverage of Pubco, the trading price and volume for Class A Ordinary Shares could be adversely affected.

Pubco may issue additional Class A Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Pubco’s Class A Ordinary Shares.

Pubco may issue additional Class A Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Pubco’s issuance of additional Class A Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•	Pubco’s existing shareholders’ proportionate ownership interest in Pubco will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Ordinary share may be diminished; and

•	the market price of Pubco’s Class A Ordinary Shares may decline.

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The exercise price of Pubco warrants can fluctuate under certain circumstances which, if triggered, can result in potentially material dilution of Pubco’s then existing stockholders.

Immediately following the Business Combination, there will be outstanding a total of 17,795,000 warrants to purchase one Class A Ordinary Share at an exercise price of $11.50. The price at which such Class A Ordinary Shares may be purchased upon exercise of the warrants may be adjusted in certain circumstances, including, but not limited to, when (i) Pubco undertakes certain share capitalizations, share splits, rights offerings or other similar events, or (ii) Pubco pays certain dividends or makes certain distributions in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares. These adjustments are intended to provide the investors in Pubco’s warrants with partial protection from the effects of actions that dilute their interests in Pubco on a fully-exercised basis. These provisions could result in substantial dilution to investors in Pubco’s Class A Ordinary Shares.

Pubco is a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is different under Cayman Islands law than under U.S. law, you could have less protection of your shareholder rights than you would under U.S. law.

Pubco’s corporate affairs will be governed by its Amended and Restated Memorandum and Articles of Association, the Companies Law, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by non-controlling shareholders and the fiduciary responsibilities of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. Your rights as a shareholders and the fiduciary responsibilities of Pubco’s directors under Cayman Islands law are different from under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws from the United States and may provide significantly less protection to investors. In addition, some U.S. states, such as Delaware and Nevada, have different bodies of corporate law than the Cayman Islands.

Pubco has been advised by its Cayman Islands legal counsel, Ogier, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pubco judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. Subject to the foregoing, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (The courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

You will have limited ability to bring an action against Pubco or against its directors and officers, or to enforce a judgment against Pubco or them, because Pubco is incorporated in the Cayman Islands, because Pubco conducts all of its operations in Hong Kong and the Cayman Islands and because most of Pubco’s directors and officers will reside outside the United States.

Pubco is incorporated in the Cayman Islands and following the Business Combination, would initially conduct all of its operations through its subsidiary, Lion, in Hong Kong and the Cayman Islands. All of Pubco’s assets are located outside the United States. Most of Pubco’s officers and directors are expected to reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against Pubco or against these individuals in the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the Hong Kong could render you unable to enforce a judgment against Pubco’s assets or the assets of Pubco’s directors and officers.

Shareholders of Cayman Islands exempted companies such as Pubco have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Pubco’s directors have discretion under Cayman Islands law to determine whether or not, and under what conditions, Pubco’s corporate records could be inspected by Pubco’s shareholders, but are not obliged to make them available to Pubco’s shareholders. This could make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, Pubco shareholders might have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

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Provisions in Pubco’s Amended and Restated Memorandum and Articles of Association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

Pubco’s Amended and Restated Memorandum and Articles of Association will contain provisions that may discourage unsolicited takeover proposals that shareholders of Pubco may consider to be in their best interests. Among other provisions, the ability of Pubco’s board of directors to issue preferred shares with preferences and voting rights determined by the board without shareholder approval may make it more difficult for Pubco’s shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities.

Moreover, Pubco’s Amended and Restated Memorandum and Articles of Association provides that Pubco’s board of directors will be divided into two classes, namely Class I and Class II. Class I shall consist of three directors, and Class II shall consist of four directors. Directors assigned to Class I shall initially serve until the first annual general meeting of shareholders following the effectiveness of our articles upon completion of this offering, or the Articles Effectiveness Date. Directors assigned to Class II shall initially serve until the second annual general meeting of shareholders following the Articles Effectiveness Date.

Furthermore, Pubco is expected to have a dual-class share structure that Pubco’s ordinary shares will consist of Class A Ordinary Shares and Class B Ordinary Shares. In respect of matters requiring the votes of shareholders, holders of Class A Ordinary Shares will be entitled to one vote per share, while holders of Class B Ordinary Shares will be entitled to 10 votes per share. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any sale of Class B Ordinary Shares by a holder thereof to any person other than an affiliate of such holder, such Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares. Due to the disparate voting powers associated with Pubco’s dual-class share structure, the Class B Ordinary Shares will constitute approximately 44% of Pubco’s total issued and outstanding share capital, and approximately 86% of the aggregate voting power of Pubco’s total issued and outstanding share capital, immediately after the Closing of the Business Combination assuming no redemption of any outstanding Proficient common stock. If 10,457,789 shares of Proficient common stock (the maximum number of shares of Proficient common stock that can be redeemed while still maintaining the $5,000,001 needed to consummate the Business Combination after payment of approximately $5 million of expenses in connection with the Business Combination) are redeemed, the Class B Ordinary Shares will constitute approximately 70% of Pubco’s total issued and outstanding share capital, and approximately 96% of the aggregate voting power of Pubco’s total issued and outstanding share capital, immediately after the Closing of the Business Combination assuming no redemption of any outstanding Proficient common stock

Other anti-takeover provisions in Pubco’s Amended and Restated Memorandum and Articles of Association include the indemnification of Pubco’s officers and directors, the requirement that directors may only be removed from Pubco’s board of directors for cause and the requirement for a special resolution to amend provisions therein that affect shareholder rights. These provisions could also make it difficult for Pubco shareholders to take certain actions and limit the price investors might be willing to pay for Pubco’s securities.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. Accordingly, after the Business Combination, if you continue to hold Pubco’s securities, you may receive less or different information about Pubco than you currently receive about Proficient and Lion.

In addition, as a “foreign private issuer” whose Class A Ordinary Shares will be listed on the Nasdaq, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot make any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required to, under the corporate governance practice and requirements in the Cayman Islands, have a compensation committee or a nomination or corporate governance committee consisting entirely of independent directors, or have regularly executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Pubco’s Class A Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices”.

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

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Pubco is an “emerging growth company,” and any decision on Pubco’s part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make its Class A Ordinary Shares less attractive to investors.

Pubco is an “emerging growth company,” as defined in the JOBS Act and, for as long as it continues to be an emerging growth company, it may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies including, but not limited to: not being required to have its internal control over financial reporting audited by its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act for a specified time period; reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements; and exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and to obtain stockholder approval of any golden parachute payments not previously approved. It may take advantage of these provisions for up to five years or such earlier time that it is no longer an “emerging growth company.” Pubco will remain an “emerging growth company” for up to five years, although, it would cease to be an “emerging growth company” upon the earliest of: the first fiscal year following the fifth anniversary of the consummation of this offering; the first fiscal year after its annual gross revenue is $1.07 billion or more; the date on which it has, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or the date on which it is deemed to be a “large accelerated filer” as defined in the Exchange Act. To the extent Pubco takes advantage of any of these reduced reporting burdens in this proxy statement/prospectus or in future filings, the information that it provides to its security holders may be different than you might get from other public companies in which you hold equity interests. Pubco cannot predict if investors will find its Class A Ordinary Shares less attractive because it may rely on these exemptions. If some investors find Pubco’s Class A Ordinary Shares less attractive as a result, there may be a less active trading market for its Class A Ordinary Shares and its stock price may be more volatile.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Pubco is choosing to delay adoption of new or revised accounting standards accordingly.

Pubco’s controlling shareholder will have substantial influence over Pubco and its interests may not be aligned with the interests of Pubco’s other shareholders.

Upon Closing, Class B Sellers will hold a significant percentage of Pubco’s voting equity. Assuming no redemption of any outstanding Proficient common stock, Class B Sellers will own approximately 44% of the economic value of the issued and outstanding shares of Pubco and hold 86% of the voting power of Pubco following the Closing. If 10,457,789 shares of Proficient common stock (the maximum number of shares of Proficient common stock that can be redeemed while still maintaining the $5,000,001 needed to consummate the Business Combination after payment of approximately $5 million of expenses in connection with the Business Combination) are redeemed, Class B Sellers will own approximately 70% of the economic value of the issued and outstanding shares of Pubco and hold 96% of the voting power of Pubco following the closing. Class B Sellers will have substantial influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors, declaration of dividends and other significant corporate actions. As the controlling shareholders, Class B Sellers may take actions that are not in the best interests of Pubco’s other shareholders. These actions may be taken in many cases even if they are opposed by Pubco’s other shareholders. In addition, this concentration of ownership may discourage, delay or prevent a change in control which could deprive you of an opportunity to receive a premium for your Class A Ordinary Shares as part of a sale of Pubco.

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Risks Related to Lion’s Business and Industry

Lion operates in a heavily regulated industry, and are subject to extensive and evolving regulatory requirements in the jurisdictions in which it operates.

Lion operates in a highly-regulated industry and must comply with the applicable regulatory requirements in the jurisdictions it operates. Its major regulators include, Cayman Islands Monetary Authority (CIMA), Securities and Futures Commission of Hong Kong (HKSFC), the Hong Kong Insurance Authority (HKIA), and Hong Kong Customs and Excise Department (HKCED). These regulators and self-regulatory organizations govern Lion’s business operations in a variety of ways and conduct regular examinations of its business to monitor its compliance with applicable regulations. Among other things, Lion is subject to regulations with regard to (i) its sales practices, including its interaction with and solicitation of clients and its marketing activities; (ii) the custody, control and safeguarding of its clients’ assets; (iii) maintaining specified minimum amounts of capital and limiting withdrawals of funds from its regulated operating subsidiaries; (iv) submitting regular financial and other reports to regulators; (v) licensing for its operating subsidiaries and its employees; and (vi) the conduct of its directors, officers, employees and affiliates. In addition, as the online brokerage service industry in Hong Kong is at a relatively early stage of development, interpretation and enforcement of the applicable regulatory regime are subject to significant uncertainties, which may result in difficulties in determining whether Lion’s existing practices violates any applicable laws and regulations.

Compliance with these regulations is complicated, time consuming and expensive. Lion’s ability to comply with all applicable laws and regulations is largely dependent on its internal compliance system, as well as its ability to attract and retain qualified compliance personnel. While Lion maintains systems and procedures designed to ensure that it complies with applicable laws and regulations, Lion cannot assure you that it is able to prevent all possible violations. Non-compliance with applicable laws or regulations could result in sanctions being levied against Lion, including the imposition of fines or penalties, censures, restrictions on certain business activities, suspension or expulsion from a jurisdiction or market or the revocation or limitation of licenses, which could adversely affect its reputation, prospects, revenues and earnings. Furthermore, any future change in the regulatory, legal and industry environment for the futures brokerage services, securities brokerage services, CFD trading services, insurance brokerage services, or asset management services may have a significant impact on Lion’s business.

In addition, Lion is subject to regular investigations, inquiries and inspections from the relevant regulatory bodies. For example, from time to time, Lion’s HKSFC-licensed subsidiaries may be subject to or required to assist in inquiries or investigations by regulatory authorities in Hong Kong, principally the HKSFC. The HKSFC conducts on-site reviews and off-site monitoring to ascertain and supervise Lion’s business conduct and compliance with relevant regulatory requirements and to assess and monitor, among other things, its financial soundness. Similarly, Lion’s Cayman subsidiary may be subject to CIMA’s on-site inspections and inquiries from time to time. If any misconduct is identified as a result of inquiries, reviews, investigation or inspections, the relevant regulatory authorities may take disciplinary actions against Lion. There also remains a risk that Lion may not be able to rectify its practices to be in compliance with the relevant rules and regulations following the identification of any such misconduct or material non-compliance, which may result in regulators taking additional actions against it. Lion was inspected by both the HKSFC and CIMA during 2019, and both regulators identified certain areas in which its operations can improve. Lion is in the process of implementing these improvements and expects that it will be able to adopt a sufficient number of these changes in time to satisfy both regulators. However, if Lion is unable to make these changes it may be subject to fines or other disciplinary actions. If any such outcome occurs, there may be a material and adverse effect on its business, results of operations, financial conditions and prospects.

Lion had incurred net losses in the past, and Lion may incur losses again in the future.

Lion had net losses of US$0.7 million and US$2.8 million in the years ended December 31, 2017 and 2018, respectively. Although Lion had net income of US$5.3 million for the nine months ended September 30, 2019, Lion cannot assure you that it will be able to continue to generate net income in the future. Lion anticipates that its operating cost and expenses will increase in the foreseeable future as Lion continues to grow its business, attract new clients, enhance its risk management capabilities and increase its brand recognition. These efforts may prove more costly than Lion currently anticipates, and Lion may not succeed in increasing its revenue sufficiently to offset these higher expenses. There are other external and internal factors that could negatively affect Lion’s financial condition. For example, the trading volume achieved on Lion’s platform may be lower than expected, which may lead to lower than expected revenues. Furthermore, Lion may adopt a new share incentive plans in the future, which will result in significant share-based compensation expenses to it. Lion generates 108.0% and 85.0% of its total revenues from commissions charged to its clients who trade on its platform for the nine months ended September 30, 2018 and 2019, respectively. Any material decrease in its commissions would have a substantial impact on its financial conditions. As a result of the foregoing and other factors, Lion may continue to incur net losses in the future.

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Lion may not be able to obtain or maintain all necessary licenses, permits and approvals and to make all necessary registrations and filings for its business activities in multiple jurisdictions and related to residents therein, especially in the PRC or otherwise relating to PRC residents.

Lion operates in a heavily-regulated industry which requires various licenses, permits and approvals in different jurisdictions to conduct its businesses. Its clients include people who live in jurisdictions where it does not have licenses issued by the local regulatory bodies. It is possible that authorities in those jurisdictions may take the position that Lion is required to obtain licenses or otherwise comply with local laws and regulations in order to conduct its business with residents living in those jurisdictions. In any jurisdictions, if Lion fails to comply with the regulatory requirements, it may risk being disqualified for its existing businesses or being rejected for renewal of its qualifications and/or licenses upon expiry by the regulatory authorities as well as other penalties, fines or sanctions. In addition, in respect of any new business that Lion may contemplate, it may not be able to obtain the relevant approvals for developing such new business if it fails to comply with the relevant regulations and regulatory requirements. As a result, Lion may fail to develop new business as planned, or it may fall behind its competitors in such businesses.

Some of the jurisdictions in which Lion’s subsidiaries hold material licenses, including the Cayman Islands and Hong Kong, require approval from local regulators before making certain changes to the shareholding structure and/or the underlying beneficial ownership of the entities that hold those licenses. This would require approval from CIMA prior to the completion of the proposed business combination and from the HKSFC prior to or shortly after the completion of this business combination. If Lion fails to complete the notification and application process and obtain the requisite approval from the relevant regulator in a timely fashion, these regulators could impose sanctions against it, including but not limited to, fines and revocation of its licenses in those jurisdictions and/or potential criminal penalties against Lion’s officers, directors and principal shareholders. Lion is in the process of completing the required filings and applying for the requisite approvals in order to comply with these regulations, but it cannot be certain that the regulators will complete their review and issue approvals prior to the completion of this proposed business combination. If it appears that Lion will not be able obtain the required approvals prior to completion, Lion may choose to engage in internal restructurings in order to avoid violating these requirements, and Lion would undo such restructurings as soon as approval is obtained. However, in addition to the other risks and costs associated with restructuring, the regulators might deem such restructuring to be insufficient in complying with their requirements, in which case Lion may remain subject to the penalties discussed above.

Lion does not hold any licenses or permits from any PRC regulatory bodies for its securities brokerage business. Currently, a large number of Lion’s clients are PRC residents and certain of the executive directors and other independent contractors of Lion are providing supporting services remotely from the PRC. The transactions on Lion’s trading platform are all conducted outside PRC and Lion’s current activities in China do not require a securities brokerage license, a making license or permit under existing PRC securities laws and regulations. However, there remains uncertainties as to how the current and any future PRC laws and regulations will be interpreted or implemented in the context of operating securities-related business in China. Lion cannot assure you that its current operating model will not be deemed as operating securities brokerage business in China, subjecting it to further inquiries or rectifications. If certain of its activities in China were deemed by PRC regulators to be providing securities brokerage services, investment consulting services or stock options brokerage business in China, Lion would be required to obtain the required licenses or permits from the relevant regulatory bodies, including the China Securities Regulatory Commission (CSRC). The failure to obtain such licenses or permits may subject it to regulatory actions and penalties, including fines, suspension of parts or all of its operations in the PRC, and temporary suspension or removal of its websites and mobile application in China. In such cases, its business, financial condition, results of operations and prospects may be materially and adversely affected.

PRC governmental control of currency conversion, cross-border remittance and offshore investment could have a direct impact on the trading volume on Lion’s platform, and the PRC government could further tighten restrictions on converting Renminbi to foreign currencies and/or deems Lion’s practices to be in violation of PRC laws and regulations.

A majority of Lion’s clients are PRC residents and are therefore subject to the restrictions under the rules and regulations promulgated by the State Administration of Foreign Exchange (SAFE), regarding the conversion of Renminbi into foreign currencies and the remittance and the use of such funds outside China. Under current PRC foreign exchange regulations, each PRC citizen is permitted to convert up to an aggregate of US$50,000 equivalent Renminbi each year for appropriate personal use. Such appropriate use does not include direct investment into secondary stock markets, futures, insurances, asset management products or other CFD trading. PRC residents who intend to convert U.S. dollars exceeding such quota are required to go through additional application and review procedures with commercial banks designated by the SAFE. In addition, approval from or registration with appropriate government authorities is required when Renminbi is to be converted into foreign currency for the purpose of offshore investment. Although Lion requires its clients to comply with the relevant rules and regulations in the agreements it enters into with them, Lion cannot assure you that its clients will follow the rules and regulations or the provisions in its agreements with Lion at all times. Lion does not handle the Renminbi cross-border currency conversion for its Chinese clients through any of its accounts or entities, and it does not require its clients to submit evidence of approval or registration with respect to the foreign currency used for offshore investments. Lion cannot assure you that its current operating model, which includes redirecting its clients to open accounts with third party service provider, will be not deemed as assisting with the currency conversion by SAFE. In such cases, Lion may face regulatory warnings, correction orders, condemnation and fines, and may not be able to conduct its current business in the future. In addition, any misbehavior or violation by its clients of applicable laws and regulations could lead to regulatory inquiries, investigations or penalties that involve Lion.

Since the PRC authorities and the commercial banks designated by the SAFE to conduct foreign exchange services have significant discretion in interpreting, implementing and enforcing the foreign exchange rules and regulations, and due to many other factors that are beyond its control and ability to anticipate, Lion may face more severe consequences, including being asked to take additional and burdensome measures to monitor the source and use of the foreign currency funds in the accounts of its clients, remove its account opening functions, or suspend its operations pending an investigation or indefinitely. In such cases, Lion may face regulatory warnings, correction orders, condemnation, fines and confiscation of income, and may not be able to conduct its current business in the future. Lion may also be subject to regular inspections from relevant authorities from time to time. If such situations occur, its business, financial condition, results of operations and prospects would be materially and adversely affected.

In addition, if the PRC government further tightens the amount of currency exchange allowed for PRC residents, increases control over the remittance of currency out of the PRC, restricts the assistance or participation of any non-resident entities in the currency conversion, or specifically prohibits any exchanges for securities-related investment purposes, the trading activities of Chinese residents on Lion’s platform could be restricted, which would significantly reduce the trading volume on its platform. As Lion’s revenues from brokerage commission and market making income depends heavily on the total trading volume facilitated on its platform, the occurrence of any of the above regulatory changes would have a material and adverse impact on its business, operating and financial results.

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Lion may be unable to retain existing clients or attract new clients, or it may fail to offer services to address the needs of its clients as they evolve.

Lion derives a significant portion of its revenues from its commissions based upon the trading volume or the number of relevant transaction contracts executed by its clients. The rapidly growing trading volume on Lion’s platform is primarily driven by the increasing number of its active clients. Its total revenue-generating clients grew 134.7% from 1,722 as of December 31, 2017 to 4,047 as of December 31, 2019. To further grow its business and expand its operation, Lion relies on continuous efforts in retaining existing clients and attracting new ones.

Lion’s ability to retain existing clients is dependent upon multiple factors, some of which are beyond its control. Its clients may not continue to place trading orders or increase the level of their trading activities on its platform if Lion cannot match the prices offered by other market players or if Lion fails to deliver satisfactory services. Failure to deliver services in a timely manner at competitive prices and provide a satisfactory experience will cause its clients to lose confidence in Lion and use its platform less frequently or even stop using its platform altogether. Even if Lion is able to provide high-quality and satisfactory services on its platform in a timely manner and at favorable pricing terms, Lion cannot assure you that it will be able to retain existing clients, encourage repeat and increase trading transactions, in part due to reasons beyond its control, such as the personal financial situation of its clients or the deterioration of capital markets generally. Lion has taken efforts in attracting new clients and expanding its brand influence, and it plans to continue doing so to. However, these efforts may not be cost-effective and Lion cannot assure you that it will be able to grow its client base as it expects, which may in turn materially and adversely affect its business operations and prospects.

Lion’s level of commission and fee rates may decline in the future. Any material reduction in its commission or fee rates could reduce its profitability.

Lion derives a significant portion of its revenues from commissions. Lion charges its clients commission for its insurance brokerage services, securities and future brokerage services and CFD trading services. Revenues generated from commission amounted to US$5.6 million and US$10.8 million, for the nine months ended September 30, 2018 and 2019, respectively. Especially starting from May 2019, Lion began its CFD trading services, commission of which became the largest contributor of its total revenues for the nine months ended September 30, 2019. Lion may experience pressure on its commission or fee rates as a result of competition in the financial service industry and online brokerage industry. Some of Lion’s competitors offer a broader range of services to a larger client base and enjoy higher trading volumes than Lion does. Consequently, Lion’s competitors may be able to offer trading services at lower commissions or fee rates than Lion currently offers or may be able to offer. For example, some banks in Hong Kong and the United States have started offering zero commission fees or similar promotions to attract clients. As a result of this pricing competition, Lion could lose both market share and revenues. Lion believes that any downward pressure on commission or fee rates would likely continue and intensify as it continues to develop its business and gain recognition in its markets. A decline in its commission or fee rates could lower its revenues, which would adversely affect its profitability. In addition, Lion’s competitors may offer other financial incentives Lion may not be able offer, such as rebates or discounts in order to induce trading in their systems, which may in turn materially and adversely affect Lion’s operating and financial results.

Lion cannot guarantee the profitability of its clients’ investments or ensure that its clients will make rational investment judgements.

Lion cannot guarantee the profitability of the investment made by clients on its trading platform. The profitability of its clients’ investments is directly affected by elements beyond Lion’s control, such as economic and political conditions, broad trends in business and finance, changes in volume of securities and futures transactions, changes in the markets in which such transactions occur and changes in how such transactions are processed.

Moreover, many of Lion’s clients are retail investors, who are less sophisticated compared with institutional investors. In addition, CFD products and futures are complex investment products that require a higher level of knowledge and experience that some retail investors may not have. Although Lion includes prominent risk warnings and disclaimers on its apps throughout the transaction process and, in accordance with relevant regulations, has designed an appropriateness test to assess the level of experience and risk level of the client to assess whether certain services or products are appropriate for such client, there is no guarantee that the appropriateness tests for any product is adequate.

Clients who have suffered from unfavorable trading results, financial losses, or even liquidity issues in connection with the financial losses may attribute their losses to Lion and/or may discontinue trading with Lion, which may have a material and adverse effect on Lion’s business and results of operation. Some clients who have suffered substantial losses on Lion’s platform may seek to recover their damages from Lion or bring lawsuits against Lion. These allegations against Lion, regardless of their veracity, may negatively affect Lion’s reputation and clients’ confidence with it. If Lion was to become the subject of any unfavorable allegations or lawsuits, whether such allegations are proven to be true or untrue and regardless of the outcome of the lawsuits, Lion may have to expend a significant amount of resources to investigate and/or defend itself, which could divert Lion’s management’s attention from the day-to-day operations. In addition, if any litigation or other legal proceeding to which Lion is a party is resolved adversely, Lion may be ordered to pay substantial amount of damages or compensation to the other party, which could adversely affect Lion’s business, financial condition and results of operations.

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Lion may incur material trading losses from its market making activities.

A portion of Lion’s revenue is derived from its market making activities. As a market maker, Lion attempts to derive a profit from the difference between the prices at which it buys and sells CFD products, primarily currency pairs. Since these activities involve the purchase or sale of CFD products for its own account, Lion may incur trading losses for a variety of reasons, including price changes in CFD products and lack of liquidity in CFD products in which Lion has positions. Lion may also incur losses due to inaccuracies in its proprietary pricing mechanism, or rate engine, which evaluates, monitors and assimilates market data and reevaluates its outstanding CFD product quotes, and is designed to publish prices reflective of prevailing market conditions throughout the trading days. Risks of incurring trading losses may affect the prices at which Lion is able to sell or buy CFD products, or may limit or restrict its ability to either resell CFD products that it has purchased or repurchase CFD products that it has sold.

Lion is dependent on wholesale forex trading partners to continually provide it with forex market liquidity. In the event that Lion no longer has access to the prices and levels of liquidity that it currently has, Lion may be unable to provide competitive forex trading services, which will materially adversely affect its CFD trading business, financial conditions and results of operations.

Among the various CFD products, currency pair are the predominant category of products traded on Lion’s platform by trading volume. Given the level of Lion’s clients trading volume, in order to continually provide its market making services and to limit its own capital exposer, Lion maintains cooperative relationships with established market makers and leading international wholesale forex trading partners, which gives it access to a pool of potential liquidity. Through these relationships, Lion is able to execute its clients’ desired trades at competitive rates while hedging its net positions and limiting its exposure. The trading partners, although under contract with Lion, have to obligation to provide Lion with liquidity and may terminate Lion’s arrangements at any time. In the event that Lion no longer has access to the competitive wholesale forex pricing spreads and/or levels of liquidity that Lion currently has, Lion may be unable to provide competitive forex trading services, which will materially affect its business, financial conditions and results of operations.

Failure to comply with regulatory capital requirements set by local regulatory authorities could materially and negatively affect Lion’s business operation and overall performance.

Lion’s regulated operating subsidiaries are subject to various regulatory capital requirements, including minimum capital requirements, capital ratios and buffers established by competent authorities in their respective jurisdiction. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Lion’s business and financial position. For example, Lion’s Cayman Islands’ operating subsidiary, Lion Brokers Limited, licensed under the Securities Investment Business Law of the Cayman Islands (2020 Revision) (as amended, "SIBL"), is subject to the regulation of CIMA to maintain minimum regulatory capital. Similarly, Lion’s HKSFC-licensed operating subsidiaries, Lion International Securities Group Limited, Lion Futures Limited and Lion Capital Management Limited, are required under the Securities and Future Ordinance (Cap.571) (“SFO”) to maintain certain level of liquid capital. See “Lion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Regulatory Capital Requirements.”

As of September 30, 2019, all of Lion’s operating subsidiaries were in compliance with their respective regulatory capital requirements. However, if any of Lion’s operating subsidiaries fail to remain well-capitalized for regulatory purposes, CIMA and HKSFC may take actions against them and their business operation, and Lion may face penalties, including limitations and prohibitions on its business activities or suspension or revocation of its licenses and trading rights. This could affect client confidence, Lion’s ability to grow, its costs of funds and professional insurance costs, its ability to pay dividends on ordinary shares, its ability to make acquisitions, and in turn, its business, results of operations and financial condition.

Lion’s total return swap (TRS) trading services may not be successful, and Lion may not find adequate funding at reasonable costs to successfully operate its TRS trading business.

Lion began offering its TRS trading services in early 2020, which may not develop as expected if clients fail to perform their contractual obligations or the value of collateral held to secure the obligations is inadequate. The total rate of return of a portfolio of the underlying assets on which a swap is based may exhibit substantial volatility and may be positive or negative in any given period. In the event that the total rate of return is negative and Lion is receiving the total rate of return of that portfolio of underlying assets in its part of a swap agreement, it would be required to make a payment to the counterparty in addition to that required on the other, generally floating rate, part of the swap agreement. Also, unusual market conditions affecting the portfolio on which the swap is based may prevent the total rate of return from being calculated, in which case other provisions in the swap agreement may be invoked which could cause Lion to lose some of the anticipated benefit from the swap or otherwise reduce its return.

Moreover, the growth and success of Lion’s TRS trading business depends on the availability of adequate funding to meet clients’ demand for loans on its platform. Lion derives the funding for its TRS trading business from a variety of sources, including commercial banks, other licensed financial institutions and other parties as well as financing generated from its business operations. To the extent there is insufficient funding from institutional funding partners who are willing to accept the credit risk related to the collateral from its clients, the funds available might be limited and its ability to provide TRS trading services to its clients to address their demand would be adversely impacted. In addition, as Lion strives to offer its clients services with competitive prices, it may attempt to further reduce its interest expenses from its funding partners. If Lion cannot continue to maintain its relationship with these funding partners and obtain adequate funding at reasonable costs, it may not be able to continue to offer or grow its TRS trading business.

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Lion faces risks related to insurance brokerage business.

Lion operates its insurance brokerage business through its HKIA-licensed subsidiary, BC Wealth Management Limited. Lion’s revenues from insurance brokerage business amounted to US$5.4 million and US$2.3 million for the nine months ended September 30, 2018 and 2019, respectively, representing 81.8% and 18.0% of its total revenues during the same periods. There are various risks related to its insurance brokerage business. For instance, Lion may fail to introduce diversified insurance products and services to effectively address its clients’ needs. In addition, because the commission revenue Lion earns on the sale of insurance products is based on premium and commission rates set by insurance companies, any decrease in these premiums or commission rates, or increases in the referral fees it pays to its external referral sources, may have an adverse effect on its results of operation. Furthermore, Lion relies on various business partners to operate its insurance brokerage business. If Lion fails to maintain stable relationships with insurance companies and referral service providers, its business, results of operations, financial condition and business prospects could be materially and adversely affected. In addition, Lion’s insurance brokerage business is vulnerable to risks that are beyond its control. For example, Lion experienced significant decrease in revenues generated from insurance brokerage business in the nine months ended September 30, 2019 compared to the same period in 2018, primarily due to the unrest in Hong Kong following the forfeited extradition bill in 2019, which negatively affected Lion’s clients’ confidence and interest in Hong Kong market. See “— Lion’s business is sensitive to general economic and political conditions and other factors beyond its control, and its results of operation are prone to significant and unpredictable fluctuations.”

Lion’s risk management policies and procedures may not be adequate and effective, which may expose it to unidentified or unexpected risks.

Lion’s business activities expose it to various risks, including regulatory environment risk, market condition risk, credit risk, liquidity risk, capital adequacy risk and operational risk. Lion has put in place procedures and controls to identify, measure and manage each of these risks. See “Business of Lion — Risk Management.” Lion is dependent on its risk management policies and procedures and adherence to such policies and procedures by its staff to manage the risks inherent in its business. Nonetheless, its policies and procedures to identify, monitor and manage risks may not be fully effective in mitigating its risk exposure in all market environments or against all types of risks. Some of its methods for managing risks are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. Many of its risk management policies are based upon observed historical market behavior or statistics based on historical models. During periods of market volatility or due to unforeseen events, the historically derived correlations upon which these methods are based may not be valid. As a result, these methods may not predict future exposures accurately, which could be significantly greater than what its models indicate. This could cause Lion to incur losses or cause its risk management strategies to be ineffective.

In addition, Lion may fail to update its risk management system as needed or as fast as the industry evolves, which may weaken its ability to identify, monitor and control new risks. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that are publicly available or otherwise accessible to it, which may not always be accurate, complete, up-to-date or properly evaluated. These may adversely affect Lion’s results of operations and financial conditions.

Fluctuations in exchange rates could have a material adverse effect on Lion’s results of operations.

The functional currency for Lion Brokers Limited, Lion’s Cayman Islands subsidiary, is U.S. dollars, whereas the functional currencies for Lion’s other operating subsidiaries are Hong Kong dollars. However, the financial statements Lion provides to you and files with the SEC are presented in U.S. dollars. Lion’s assets and liabilities denominated in foreign currencies are translated at year-end rates of exchange, whereas the income statement accounts are translated at average rates of exchange for the year. Any such translation may result in gains or losses, which are recorded under other comprehensive income (loss) in the financial statements. Changes in the exchange rates between the Hong Kong dollars or other currencies to the U.S. dollars could have a material effect on Lion’s results of operations. The value of Hong Kong dollars against U.S. dollars and other currencies is affected by a variety of factors which are beyond Lion’s control, including, among other things, changes in Hong Kong’s or China’s political and economic conditions.

Lion’s reputation, or the reputation of its industry as a whole, may be harmed.

The reputation of Lion’s brand is critical to its business and competitiveness. If Lion fails, or is perceived to have failed, to deal with issues that may give rise to reputational risk, its business and prospects may be harmed. Such issues may include mishandling client complaints, potential conflicts of interest, privacy breaches, client data leak, improper sales practices, as well as failures to identify legal, credit, liquidity, and market risks inherent in its business. Failure to appropriately address these issues could reduce clients’ confidence in Lion or increase client attrition rate, which may adversely affect Lion’s reputation and business. In addition, any malicious or negative allegation made by the media or other parties about the foregoing or other aspects of Lion, including its management, business, compliance with law, financial condition or prospects, whether with merit or not, could severely compromise its reputation and harm its business and operating results.

Negative publicity about the CFD trading industry, the online brokerage industry, the insurance brokerage industry or asset management in general may also have a negative impact on Lion’s reputation, regardless of whether it has engaged in any inappropriate activities. Moreover, negative publicity about Lion’s partners, service providers or other counterparties, such as negative publicity about their client complaints and any failure by them to adequately protect the information of Lion’s investors and borrowers, to comply with applicable laws and regulations or to otherwise meet required quality and service standards could harm Lion’s reputation. If any of the foregoing takes place, Lion’s business and results of operations could be materially and adversely affected.

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Lion depends on the services of prime brokers and clearing agents to assist in providing it with access to liquidity in CFD trading. The loss of one or more of its prime brokerage relationships could lead to increased transaction costs and capital posting requirements, as well as having a negative impact on its ability to verify its open positions, collateral balances and trade confirmations.

Lion depends on the services of prime brokers to assist in providing it with access to liquidity through its CFD trading partners. Lion currently has established two prime brokerage relationships with major financial institutions, which act as central hubs through which Lion is able to deal with its existing CFD trading partners. In return for paying a transaction-based prime brokerage fee, Lion is able to aggregate its clients and its trading positions, thereby reducing its transaction costs and increasing the efficiency of the capital Lion is required to post as collateral in order to conduct its market making trading activities. Since Lion trades with its CFD trading partners through its prime brokers, they also serve as a third party check on Lion’s open positions, collateral balances and trade confirmations. If Lion was to lose one or more of its prime brokerage relationships, Lion could lose this source of third party verification of its trading activity, which could lead to an increased number of documentation errors. Although Lion has relationships with CFD trading partners who could provide clearing services as a back-up for its prime brokerage services, if Lion was to experience a disruption in prime brokerage services due to a financial, technical or other development adversely affecting any of its current prime brokers, Lion’s business could be materially adversely affected to the extent that it is unable to transfer positions and margin balances to another financial institution in a timely fashion. In the event of the insolvency of a prime broker, Lion might not be able to fully recover the assets it has deposited (and have deposited on behalf of its clients) with the prime broker or its unrealized profits since Lion will be among the prime broker’s unsecured creditors.

Lion relies on a number of external service providers for technology, processing and supporting functions, and if they fail to provide these services it could adversely affect Lion’s business and harm its reputation.

Lion collaborates with a number of external service providers in providing services to its clients for technology, processing and supporting functions, including, other market makers to which Lion passes on certain orders, referring brokers Lion collaborates with for client acquisition, custody banks, securities exchanges, clearing agents and online payment service providers. Furthermore, external content providers provide Lion with financial information, market news, charts, option and stock quotes and other fundamental data that Lion offers to its clients.

These service providers face technical, operational and security risks of their own. Any significant failures by them, including improper use or disclosure of its confidential client, employee or company information, deterioration in their performance, interruption in these third party services or software, or other improper operation could interfere with Lion’s trading activities, cause losses due to erroneous or delayed responses, harm Lion’s reputation or otherwise be disruptive to its business. For instance, when there is a sudden surge in trading volume caused by a large amount of concurrent orders, usually subsequent to a major social event, Lion may not be able to retrieve the real-time quote due to delays or interruptions of third party systems, which may cause a delay in the exercise of automatic settlements initiated by its risk management system. Such delays may result in negative balance in its clients’ account and a potential loss to it. Also, Lion has contracted with external payment service providers to facilitate its clients’ payment procedures for trading and transactions through its platform. Any failure by these service providers to continue with good business operations, comply with applicable laws and regulations or any negative publicity on these parties could damage Lion’s reputation, expose Lion to significant penalties and decrease Lion’s total revenues and profitability.

Furthermore, if Lion’s arrangements with any of these external service providers are terminated, Lion may not be able to find an alternative source to support it on a timely basis or on commercially reasonable terms. This could also have a material adverse effect on its business, financial condition and results of operations.

A failure in Lion’s information technology, or IT, systems could cause interruptions in its services, undermine the responsiveness of its services, disrupt its business, damage its reputation and cause losses.

Lion’s IT systems support all phases of its operations. If its systems fail to perform, Lion could experience disruptions in operations, slower response time or decreased client satisfaction. Lion must process, record and monitor a large number of transactions and its operations are highly dependent on the integrity of its technology systems and its ability to make timely enhancements and additions to its systems. System interruptions, errors or downtime can result from a variety of causes, including unexpected interruptions to the internet infrastructure, technological failures, changes to its systems, changes in client usage patterns, linkages with third-party systems and power failures. Lion’s systems are also vulnerable to disruptions from human error, execution errors, errors in models such as those used for risk management and compliance, employee misconduct, unauthorized trading, external fraud, computer viruses, distributed denial of service attacks, computer viruses or cyber-attacks, terrorist attacks, natural disaster, power outage, capacity constraints, software flaws, events impacting its key business partners and vendors, and other similar events.

It could take an extended period of time to restore full functionality to Lion’s IT systems or other operating systems in the event of an unforeseen occurrence, which could affect its ability to process and settle client transactions. Moreover, instances of fraud or other misconduct might also negatively impact its reputation and client confidence in Lion, in addition to any direct losses that might result from such instances. Despite Lion’s efforts to identify areas of risk, oversee operational areas involving risks, and implement policies and procedures designed to manage these risks, there can be no assurance that Lion will not suffer unexpected losses, reputational damage or regulatory actions due to technology or other operational failures or errors, including those of its vendors or other third parties.

While Lion devotes substantial attention and resources to the reliability, capacity and scalability of its systems, extraordinary trading volume could cause its computer systems to operate at unacceptably slow speeds or even fail, affecting its ability to process client transactions and potentially resulting in some clients’ orders being executed at prices they did not anticipate. Disruptions in service and slower system response time could result in substantial losses and decreased client satisfaction. Lion is also dependent on the integrity and performance of securities exchanges, clearinghouses and other intermediaries to which client orders are routed for execution and clearing. System failures and constraints and transaction errors at such intermediaries could result in delays and erroneous or unanticipated execution prices, cause substantial losses for Lion’s clients and for Lion itself, and subject it to claims from its clients for damages.

Lion currently maintains a disaster recovery and business continuity plan, which are intended to minimize service interruptions and secure data integrity, however, its plan may not work effectively during an emergency. IT system failures may lead to interruption of Lion’s operations, which in turn will prevent its clients from trading and hence significantly reduce client satisfaction and confidence in it, cause loss or reduce potential gain for its clients, or cause regulatory authorities’ investigation and penalization. Any such system failure could impair Lion’s reputation, damage its brand, subject it to claims and materially and adversely affect its business, financial condition, operating results or prospects.

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Failure of third-party systems upon which Lion relies could adversely affect its business operation.

Due to the rapid pace of technological changes in online brokerage and CFD trading industry, parts of Lion’s business rely on technologies developed or licensed by third parties, for example, Lion conducts its CFD trading business through a trading platform licensed from third parties. Any interruption in the third parties’ services, or deterioration in the third parties’ performance or quality could adversely affect Lion’s business operation. Moreover, Lion may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all, which could materially impact its business and results of operations.

Lion may be subject to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions on it or its external service providers.

Lion’s platform collects, stores and processes certain personal and other sensitive data from its users. The massive data that Lion has processed and stored makes it or external service providers who host its servers a target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. While Lion has taken steps to protect the confidential information that Lion has access to, its security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, Lion may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to its platform could cause confidential information to be stolen and used for criminal purposes. As personally identifiable and other confidential information is increasingly subject to legislation and regulation in numerous jurisdictions, any inability to protect confidential information of its clients could result in additional cost and liability for it, damage its reputation, inhibit the use of its platform and harm its business.

Lion also faces indirect technology, cybersecurity and operational risks relating to the third parties whom Lion work with to facilitate or enable its business activities. As a result of increasing consolidation and interdependence of technology systems, a technology failure, cyber-attack or other information or security breach that significantly compromises the systems of one entity could have a material impact on its counterparties. Any cyber-attack, computer virus, physical or electronic break-ins or similar disruptions of such third-party service providers could, among other things, adversely affect its ability to serve its users, and could even result in the misappropriation of funds of its investors and borrowers. If that were to occur, both Lion and third-party service providers could be held liable to clients who suffer losses from the misappropriation.

Security breaches or unauthorized access to confidential information could also expose Lion to risk relating to misappropriation of funds of its clients, which may subject it to liabilities, reduce the attractiveness of its marketplace and cause reputational harm and adversely impact its results of operations and financial condition.

Lion may encounter potential conflicts of interest from time to time, and the failure to identify and address such conflicts of interest could adversely affect its business.

Lion faces the possibility of actual, potential, or perceived conflicts of interest in the ordinary course of its business operations. Conflicts of interest may exist between (i) Lion’s different businesses; (ii) Lion and Lion’s clients; (iii) Lion’s clients; (iv) Lion and Lion’s employees; and (v) Lion’s clients and Lion’s employees. As Lion expands the scope of its business and its client base, it is critical for Lion to be able to timely address potential conflicts of interest, including situations where two or more interests within its businesses naturally exist but are in competition or conflict. Lion has put in place internal control and risk management procedures that are designed to identify and address conflicts of interest. However, appropriately identifying and managing actual, potential, or perceived conflicts of interest is complex and difficult, and Lion’s reputation and Lion’s clients’ confidence in it could be damaged if Lion fails, or appears to fail, to deals appropriately with one or more actual, potential, or perceived conflicts of interest. It is possible that actual, potential, or perceived conflicts of interest could also give rise to client dissatisfaction, litigation, or regulatory enforcement actions. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on Lion’s reputation, which could materially and adversely affect its business in a number of ways, including a reluctance of some potential clients and counterparties to do business with it. Any of the foregoing could materially and adversely affect Lion’s reputation, business, financial condition, and results of operations.

Lion derives a substantial portion of revenue from a small number of key clients.

In 2018 and nine months ended September 30, 2019, Lion derived a substantial portion of its revenue from a small number of key clients. There are inherent risks whenever a large percentage of revenues are concentrated with a limited number of clients. It is not possible for Lion to predict the future level of demand for its services that will be generated by these key clients. In addition, revenues from Lion’s larger clients have historically fluctuated and may continue to fluctuate based on their trading volume. If these key clients trade less frequently on Lion’s platform or suspend or terminate their relationship with Lion, its business and results of operation will be adversely affected. However, as the trading platform expands and as a result of the Business Combination, Lion anticipates, but without assurance, that this concentration may possibly be decreasing in the future.

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Lion faces intense competition, and if Lion does not compete effectively, its results of operations and business prospects may be adversely affected.

Lion primarily competes in CFD trading market and online brokerage market, and both are highly competitive. Lion competes primarily on the basis of its proprietary trading platform, comprehensive client services, full brokerage licenses, innovative products and services, robust infrastructure and advanced technology, as well as brand equity. Lion faces fierce competition from other online brokerage platforms, other investment and trading platforms as well as traditional brokerage and financial institutions. Lion’s competitors may compete with it in a variety of ways, including (i) providing services that are similar to, or more attractive to clients than ours; (ii) providing products and services Lion does not offer; (iii) offering more aggressive rebates to gain market share and to promote other businesses; (iv) adapting at a faster rate to market conditions, new technologies and clients’ demands; (v) offering better, faster and more reliable technology; (vi) broadening their client base more cost effectively or faster and (vii) marketing, promoting and providing their services more effectively. Additionally, a current or potential competitor may acquire one or more of Lion’s existing competitors or form a strategic alliance with one or more of its competitors. When new competitors seek to enter Lion’s target market, or when existing market participants seek to increase their market share, they sometimes undercut the pricing or other terms prevalent in that market, which could adversely affect Lion’s market share or ability to exploit new market opportunities.

Furthermore, since the CFD trading services are relatively new and evolving for PRC residents, Lion’s potential clients may not fully understand how Lion’s platform works and may not be able to fully appreciate the additional client protections and features that Lion has invested in and adopted on its platform as compared to others. Lion’s pricing and terms could deteriorate if Lion fails to act to meet these competitive challenges. Furthermore, to the extent that Lion’s competitors are able to offer more attractive terms to its business partners, such business partners may choose to terminate their relationships with Lion. If Lion is unable to compete with such companies and meet the need for innovation in its industry, the demand for its marketplace could stagnate or substantially decline, Lion could experience reduced revenues and its marketplace could fail to achieve or maintain more widespread market acceptance, any of which could harm its business and results of operations.

Lion may fail to implement new business lines, or introduce new products and services to its clients, or Lion may fail to successfully expand its business.

Lion’s future success is dependent upon on its ability to implement new business lines and offer new products and services, to better respond to market changes and clients’ evolving needs. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. Lion may invest significant time and resources in developing and marketing new lines of business and/or new products and services. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. In addition, new service offerings may not be accepted by the market or be as profitable as Lion expects. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of Lion’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on its business, results of operations and financial condition.

In addition, Lion’s strategy to expand business operation and enter into new markets may subject it to additional risks. As Lion enters into markets that are new to it, Lion must tailor its services and business model to the unique circumstances of such countries and markets, which can be complex, difficult, costly and divert management and personnel resources. In addition, Lion may face competition in other countries from companies that may have more experience with operations in such countries or with global operations in general. To continue to expand its services internationally, Lion may have to comply with the regulatory controls of each country in which Lion conducts or intends to conduct business, the requirements of which may not be clearly defined. Even if Lion expands its businesses into new jurisdictions or areas, the expansion may not yield intended profitable results.

Fraud, misconduct or errors by Lion’s directors, officers, employees, agents and other third-party service providers could harm its business and reputation.

It is not always possible to identify and deter fraud, misconduct or errors by directors, employees, agents or external service providers, and the precautions Lion takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. Fraud or misconduct by any of these persons or entities may cause Lion to suffer significant reputational harm and financial loss or result in regulatory disciplinary actions. The potential harm to its reputation and to its business caused by such fraud or misconduct is impossible to quantify.

Lion is subject to a number of obligations and standards arising from its business. The violation of these obligations and standards by any of its directors, officers, employees, agents, clients, or other third parties could materially and adversely affect it and its investors. For example, Lion is required to properly handle confidential information. If its directors, officers, employees, agents, clients, or other third parties were to improperly use or disclose confidential information, Lion could suffer serious harm to its reputation, financial position, and existing and future business relationships. Although Lion has not identified any material fraud or misconduct by its directors, officers, employees, agents, clients, or other third parties since Lion commenced its current businesses in 2016, if any of these persons or entities were to engage in fraud or misconduct or were to be accused of such fraud or misconduct, Lion’s business and reputation could be materially and adversely affected.

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A significant decrease in Lion’s liquidity could negatively affect its business and financial management as well as reduce client confidence in it.

Maintaining adequate liquidity is crucial to its business operations. Lion is subject to liquidity and capital adequacy requirements in Hong Kong and Cayman Islands. Lion meets its liquidity needs primarily through cash generated by operating activities and capital contribution, as well as cash provided by external financing. Fluctuations in client cash or deposit balances, as well as changes in regulatory treatment of client deposits or market conditions, may affect Lion’s ability to meet its liquidity needs. A reduction in Lion’s liquidity position could reduce its clients’ confidence, which could result in the loss of client trading accounts, or could cause it to fail to satisfy liquidity requirements of regulatory authorities. In addition, failure to meet regulatory capital guidelines can result in investigations and regulatory actions, which may lead to penalties, including reprimands, fines, limitations or prohibitions on Lion’s future business activities or suspension or revocation of our licenses or trading rights.

In addition, Lion’s ability to satisfy its liquidity and capital needs may be affected by a variety of factors, some of which are beyond its control, including, macroeconomic and socio-political conditions, fluctuations in cash or deposit balances, increased capital requirements, changes in regulatory guidance or interpretations, or other regulatory changes. If cash generated by client trading activities and operating earnings is not sufficient for Lion’s liquidity needs, it may be forced to seek external financing. During periods of disruptions in the credit and capital markets, potential sources of external financing could be reduced, and borrowing costs could increase. Financing may not be available on acceptable terms, or at all, due to market conditions or disruptions in the credit markets. If Lion experiences any significant decrease in its liquidity, its business, financial condition and results of operations could be adversely impacted.

Lion may not succeed in promoting and sustaining its brand.

Lion believes that developing and maintaining awareness of its brand effectively is critical to attracting new and retaining existing clients to its platform. This depends largely on the effectiveness of its marketing efforts and the success of the channels Lion uses to promote its marketplace. If any of its current marketing channels become less effective, if Lion is unable to continue to use any of these channels, if the cost of using these channels were to significantly increase or if Lion is not successful in generating new channels, Lion may not be able to attract new investors and borrowers in a cost-effective manner or convert potential investors and borrowers into active investors and borrowers on its marketplace.

Lion’s efforts to build its brand may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If Lion fails to successfully promote and maintain its brand while incurring substantial expenses, its results of operations and financial condition would be adversely affected, which may impair its ability to grow its business.

Lion faces risks related to its know-your-customer, or KYC procedures when its clients provide outdated, inaccurate, false or misleading information.

Lion collects client information during the account opening and registration process and screens accounts against public databases or collaborates with external service providers for purpose of verifying client identity and detecting risks. Although Lion requires its clients to submit documents for proof of their identity and address for completing the account registration and to update such information from time to time, Lion faces risks as the information provided by its clients may be outdated, inaccurate, false or misleading. Lion cannot fully confirm the accuracy, currency and completeness of such information beyond reasonable effort. For example, to reduce the risk of being subject to complex U.S. laws and regulations, Lion does not allow U.S. citizens or residents to open an account with it and requires its potential clients to provide their passports or identity cards before account opening. However, if a potential client only provides his PRC identity card, which is usually valid for 10 years or more, and misinforms Lion that he does not also possess a U.S. passport or permanent resident card, Lion might not be able to detect such misinformation. In addition, as a client who is not a U.S. citizen or resident at the time of account registration may later obtain U.S. citizenship or residential status and fail to update Lion in a timely manner, Lion’s customer database might not be entirely accurate at all time. Despite Lion’s efforts to exclude persons who reside in jurisdictions where Lion has no license or permit such as the United States, its provision of products and services to such clients could be in violation of the applicable laws and regulations in those jurisdictions, of which Lion may have no awareness until Lion is warned by the relevant supervising authorities. Despite its safeguards, Lion could still be subject to certain legal or regulatory sanctions, fines or penalties, financial loss, or damage to reputation resulting from such violations.

In addition, although Lion has strict internal policies for continuing KYC procedures after the activation of accounts and for issues such as anti-corruption, economic sanctions, anti-money laundering, export controls and securities fraud, Lion mainly relies on its continuing KYC procedures to ensure its compliance with relevant laws and regulations related to anti-corruption, economic sanctions, anti-money laundering, export controls and securities fraud. Although Lion has trainings for its employees in all of its departments, its KYC system and procedures cannot be foolproof. Any potential flaw in its KYC system or any misconduct in the KYC procedures by any of its employees may lead to its failure of compliance with such relevant laws and regulations, which will further subject Lion to certain legal or regulatory sanctions, fines or penalties, financial loss, or damage to reputation.

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Lion’s clients may engage in fraudulent or illegal activities on its platform.

Lion has implemented stringent internal control policies, insider trading, anti-money laundering and other anti-fraud rules and mechanisms on its platform, for example, Lion cooperated with third party search system service provider to check if its clients are politically exposed persons or on certain sanction lists (including but not limited to the lists of money laundering, terrorist financing or other crimes). Nevertheless, Lion remains subject to the risk of fraudulent or illegal activities both on its platform and associated with its clients, funding and other business partners, and third parties handling client information. Lion’s resources, technologies and fraud detection tools may be insufficient to accurately detect and prevent fraudulent or illegal activities.

Any misbehavior of or violation by Lion’s clients of applicable laws and regulations could lead to regulatory inquiries and investigations that involve it, which may affect its business operation and prospects. Lion might also incur higher costs than expected in order to take additional steps to reduce risks related to fraudulent and illegal activities. High-profile fraudulent or illegal activities, for example, money laundering, insider trading and securities fraud, could also lead to regulatory intervention, and may divert its management’s attention and cause it to incur additional regulatory and litigation expenses and costs. Although Lion’s client agreements require clients to acknowledge that they will observe all insider trading, money laundering and securities fraud laws and regulations in applicable jurisdictions and to assume liabilities for all restrictions, penalties and other responsibilities arising from conducts suspected to constitute insider trading, money laundering and/or, securities fraud, Lion cannot verify whether every transaction conducted by its clients is in compliance with such laws and regulations because its clients may circumvent its due diligence measures to commit insider trading and/or money laundering. Significant increases in fraudulent or illegal activities could negatively impact its brand and reputation, reduce the trading volume on its platform and therefore harm its operating and financial results.

In addition, Lion could also suffer serious harm to its reputation, financial condition, client relationships and even be subject to regulatory sanctions and significant legal liability, if any of its employees engage in illegal or suspicious activities or other misconduct. See “ — Fraud, misconduct or errors by Lion’s directors, officers, employees, agents and other third-party service providers could harm its business and reputation.” Although Lion has not experienced any material business or reputational harm as a result of fraudulent or illegal activities in the past, Lion cannot rule out the possibility that any of the foregoing may occur, causing harm to its business or reputation in the future. If any of the foregoing were to occur, its results of operations and financial conditions could be materially and adversely affected.

Lion’s business depends on the continued efforts of its senior management, particularly its founder and controlling shareholder, Mr. Jian Wang. If one or more of its key executives were unable or unwilling to continue in their present positions, its business may be severely disrupted.

Lion’s business operations depend on the continued services of its senior management. While Lion provides a variety of attractive incentives to its management, Lion cannot assure you that Lion can continue to retain their services. Although there has been no departures of its senior management members in the past, Lion cannot assure you that its existing senior management members will not terminate their employment with it in the future. In addition, Lion does not have any key man insurance for its executive officers or key employees. If one or more of its key executives were unable or unwilling to continue in their present positions, Lion may not be able to replace them easily or at all, its future growth may be constrained, its business may be severely disrupted and its financial condition and results of operations may be materially and adversely affected, and Lion may incur additional expenses to recruit, train and retain qualified personnel. In addition, there is no assurance that any member of Lion’s management team will not join one of Lion’s competitors or form a competing business. If any dispute arises between it and its current or former officers, Lion may have to incur substantial costs and expenses in order to enforce such agreements in China or Lion may be unable to enforce them at all.

User growth and activity on mobile devices depend upon effective use of mobile operating system, networks and standards, over which Lion does not have control.

As of the date of this proxy statement/prospectus, majority of Lion’s clients access its services through PC, however, Lion expects to see a growing number of its clients access its services through its mobile apps in the future. As new mobile devices and platforms are released, it is difficult to predict the problems Lion may encounter in developing applications for these new devices and platforms, and Lion may need to devote significant resources to the development, support and maintenance of such applications. In January 2020, Lion began performing test runs on its newly developed all-in-one Lion Brokers app, which is expected to be officially launched in the second quarter of 2020. There are substantial uncertainties associated with the newly launched app, including compatibility with mobile operating systems, and Lion cannot assure you it could operate successfully or as Lion expected.

In addition, Lion’s future growth and its results of operations could suffer if Lion experiences difficulties in the future in integrating its services into mobile devices or if problems arise with its relationships with providers of mobile operating systems or mobile app stores, or if Lion faces increased costs to distribute or have users utilize its services on mobile devices. Lion is further dependent on the interoperability of providing its services on popular mobile operating systems that Lion does not control, such as iOS and Android, and any changes in such systems that degrade the accessibility of its services or give preferential treatment to competing products could adversely affect the usability of its services on mobile devices. In the event that it is more difficult for its users to access and utilize its services on their mobile devices, or if its users choose not to access or utilize its services on their mobile devices or to use mobile operating systems that do not offer access to its services, its user growth could be harmed and its business, financial condition and operating results may be adversely affected.

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Lion may not be able to prevent others from unauthorized use of its intellectual property, which could harm its business and competitive position.

Lion regards its trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to its success, and Lion relies on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete agreements with its employees and others to protect its proprietary rights. See also “Business of Lion— Intellectual Property.” Despite these measures, any of Lion’s intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide Lion with competitive advantages.

It is often difficult to maintain and enforce intellectual property rights. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to Lion for any such breach. Accordingly, Lion may not be able to effectively protect its intellectual property rights or to enforce its contractual rights. Preventing any unauthorized use of its intellectual property is difficult and costly and the steps Lion takes may be inadequate to prevent the misappropriation of its intellectual property. In the event that Lion resorts to litigation to enforce its intellectual property rights, such litigation could result in substantial costs and a diversion of its managerial and financial resources. Lion can provide no assurance that it will prevail in such litigation. In addition, its trade secrets may be leaked or otherwise become available to, or be independently discovered by, its competitors. To the extent that its employees or consultants use intellectual property owned by others in their work for Lion, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing its intellectual property rights could have a material adverse effect on its business, financial condition and results of operations.

Lion may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt its business and operations.

Lion cannot be certain that its operations or any aspects of its business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. Lion may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by its products, services or other aspects of its business without its awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against Lion in Hong Kong, PRC, Singapore, Cayman Islands, the United States or other jurisdictions. If any third-party infringement claims are brought against it, Lion may be forced to divert management’s time and other resources from its business and operations to defend against these claims, regardless of their merits. If Lion were found to have violated the intellectual property rights of others, Lion may be subject to liability for its infringement activities or may be prohibited from using such intellectual property, and Lion may incur licensing fees or be forced to develop alternatives of its own. As a result, its business and results of operations may be materially and adversely affected. As the date of this proxy statement/prospectus, the application for one of its trademarks is still pending. If Lion is unable to complete these registrations, Lion may not be able to prohibit unauthorized use or prevent other infringements of these trademarks.

Lion and its directors and officers may from time to time be subject to claims, controversies, lawsuits and legal proceedings.

Lion and its directors and officers may from time to time become subject to or involved in various claims, controversies, lawsuits, and legal proceedings. Claims, lawsuits, and litigations are subject to inherent uncertainties, and Lion is uncertain whether the foregoing claim would develop into a lawsuit. Lawsuits and litigations may cause it to incur defense costs, utilize a significant portion of its resources and divert management’s attention from its day-to-day operations, any of which could harm its business. Any settlements or judgments against it could have a material adverse impact on its financial condition, results of operations and cash flows. In addition, negative publicity regarding claims or judgments made against Lion may damage its reputation and may result in a material adverse impact on it.

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If Lion fails to implement and maintain an effective system of internal controls over financial reporting, it may be unable to accurately report its results of operations, meet reporting obligations or prevent fraud. As a result, Pubco’s security holders could lose confidence in its financial and other public reporting, which would harm its business and trading price of Pubco securities.

Prior to the Business Combination, Lion is a private company with limited accounting personnel and other resources with which to address its internal controls and procedures. Lion’s independent registered public accounting firm has not conducted an audit of its internal control over financial reporting. In the course of auditing consolidated financial statements, Lion’s independent registered public accounting firm and Lion had identified two material weaknesses in its internal controls. A material weakness is a deficiency, or combination of deficiencies, in internal controls, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The two material weaknesses that have been identified relate to (i) lack of sufficient internal capabilities and resources with relevant experience, skills and knowledge in accounting and financial reporting under the requirements of U.S. GAAP and rules set forth by the SEC to prepare financial statements and related footnote disclosures in accordance with U.S. GAAP, and (ii) lack of proper and adequate closing procedures to record all the transactions Lion entered into and ensure the proper cut-off at period end. For details, see “Lion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” Although Lion has begun to implement measures to address the material weaknesses, the implementation of these measures may not fully address the material weaknesses and deficiencies in its internal control over financial reporting, and it cannot conclude that it has been fully remedied. In the future Lion may determine that it has additional material weaknesses, or its independent registered public accounting firm may disagree with its management assessment of the effectiveness of its internal controls. Lion’s failure to correct the material weaknesses or failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in its financial statements and could also impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis, which could cause investors to lose confidence in its reported financial information, which may result in volatility in and a decline in the market price of Pubco securities.

Furthermore, it is possible that, had Lion’s independent registered public accounting firm conducted an audit of its internal control over financial reporting, such accountant might have identified additional material weaknesses and deficiencies. Upon completion of this Business Combination, Lion will become a wholly owned subsidiary of Pubco. Pubco will be subject to the Sarbanes-Oxley Act of 2002, and the Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that the Pubco include a report from management on the effectiveness of its internal control over financial reporting in its annual report on Form 20-F beginning with annual report for the fiscal year ending December 31, 2020. In addition, once Lion ceases to be an “emerging growth company” as such term is defined in the JOBS Act, its independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting. Lion’s management may conclude that its internal control over financial reporting is not effective. Moreover, even if Lion’s management concludes that its internal control over financial reporting is effective, Lion’s independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with Lion’s internal controls or the level at which Lion’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from Lion. In addition, the reporting obligations may place a significant strain on Lion’s management, operational and financial resources and systems for the foreseeable future. Lion may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing Lion’s internal control procedures, in order to satisfy the requirements of Section 404, Lion may identify other weaknesses and deficiencies in its internal control over financial reporting. In addition, if Lion fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, it may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. If Lion fails to achieve and maintain an effective internal control environment, it could suffer material misstatements in its financial statements and fail to meet its reporting obligations, which would likely cause you to lose confidence in its reported financial information. This could in turn limit its access to capital markets and harm its results of operations. Additionally, ineffective internal control over financial reporting could expose it to increased risk of fraud or misuse of corporate assets and subject it to potential delisting from the stock exchange on which it lists, regulatory investigations and civil or criminal sanctions. Lion may also be required to restate its financial statements from prior periods.

Lion may not be able to obtain additional capital on favorable terms or at all.

Lion anticipates that its current cash, cash provided by operating activities and funds available through its current and anticipated bank loans and credit facilities will be sufficient to meet its current and anticipated needs for general corporate purposes. However, Lion needs to make continued investments in products development, hardware, software, IT systems, business expansion and to retain talents to remain competitive. Lion may need to raise funds through public or private financings, strategic relationships or other arrangements. There can be no assurance that such funding, will be available on terms acceptable to Lion, or at all. Furthermore, any equity financing will be dilutive to existing shareholders, and debt financing, if available, may involve restrictive covenants that may limit its operating flexibility with respect to certain business matters. If adequate capital is not available to Lion as required, its ability to fund its operations, take advantage of unanticipated opportunities, develop or enhance its infrastructure or respond to competitive pressures could be significantly limited, which would adversely affect its business, financial condition and results of operations.

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Lion may be subject to litigation, arbitration or other legal proceeding risk.

Lion may be subject to arbitration claims and lawsuits in the ordinary course of its business. As of the date of this proxy statement/prospectus, Lion is not a party to, and Lion is not aware of any threat of, any legal proceeding that, in the opinion of its management, is likely to have a material adverse effect on its business, financial condition or operations. Actions brought against Lion may result in settlements, awards, injunctions, fines, penalties and other results adverse to it. Predicting the outcome of such matters is inherently difficult, particularly where claims are brought on behalf of various classes of claimants or by a large number of claimants, when claimants seek substantial or unspecified damages or when investigations or legal proceedings are at an early stage. A substantial judgment, settlement, fine or penalty could be material to Lion’s operating results or cash flows for a particular period, depending on Lion’s results for that period, or could cause it significant reputational harm, which could harm its business prospects. In market downturns, the volume of legal claims and amount of damages sought in litigation and regulatory proceedings against securities brokerage companies have historically increased. The amounts involved in the trades Lion executes, together with rapid price movements in its currency pairs, can result in potentially large damage claims in any litigation resulting from such trades. Dissatisfied clients may make claims against Lion regarding the quality of trade execution, improperly settled trades, mismanagement or even fraud, and these claims may increase as Lion’s business expands.

In addition, even if Lion prevails in any litigation or enforcement proceedings against it, Lion could incur significant legal expenses defending against the claims, even those without merit. Moreover, because even claims without merit can damage its reputation or raise concerns among its clients, Lion may feel compelled to settle claims at significant cost. The initiation of any claim, proceeding or investigation against it, or an adverse resolution of any such matter could have a material adverse effect on its reputation, business, financial condition and results of operations and cash flows.

Lion may pursue acquisitions or joint ventures that could present unforeseen integration obstacles, incur unpredicted costs or may not enhance its business as Lion expected.

Lion may in the future pursue acquisitions and joint ventures as part of its growth strategy. Any future acquisition or joint venture may result in exposure to potential liabilities of the acquired companies, significant transaction costs and present new risks associated with entering additional markets or offering new products and integrating the acquired companies or newly established joint ventures. Potential liabilities may arise from deficiencies in due diligence findings and deficient past track record results.

Moreover, Lion may not have sufficient management, financial and other resources to integrate companies it acquires or to successfully operate joint ventures and Lion may be unable to profitably operate its expanded company structure. Additionally, any new business that Lion may acquire or joint ventures Lion may form, once integrated with its existing operations, may not produce expected or intended results.

Lion faces risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt its operations.

Lion is vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect its ability to provide products and services on its marketplace.

Lion’s business could also be adversely affected by the novel coronavirus (COVID-19), Ebola virus disease, Zika virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemics. For example, the recent outbreak of COVID-19 spread rapidly throughout China and to over 100 countries throughout the world, such as Italy, Iran and South Korea in particular. On January 30, 2020, the International Health Regulations Emergency Committee of the World Health Organization declared the outbreak a “Public Health Emergency of International Concern (PHEIC)”, and later on March 11, 2020 a global pandemic. If any of Lion’s employees has contracted or is suspected of having contracted COVID-19, these employees will be required to be quarantined and they could pass it to other of our employees potentially resulting in severe disruption to our business. In addition, if the outbreak persists or escalates worldwide, the global economy may be severely harmed and disrupted, which could adversely affect Lion’s results of operations.

Lion’s headquarters are located in Hong Kong, where most of its directors and management and a majority of its employees currently reside. In addition, some of its system hardware and back-up systems are hosted in leased facilities located in Hong Kong. Consequently, Lion is highly susceptible to factors adversely affecting Hong Kong. If any of the abovementioned natural disasters, health epidemics or other outbreaks were to occur in Hong Kong, its operation may experience material disruptions, such as temporary closure of its offices and suspension of services, which may materially and adversely affect its business, financial condition and results of operations.

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Lion’s business is sensitive to general economic and political conditions and other factors beyond its control, and its results of operation are prone to significant and unpredictable fluctuations.

Lion’s revenues depend substantially on its clients’ trading volume, which are influenced by the general trading activities in the market. Trading activities are directly influenced by a variety of factors beyond Lion’s control, including economic and political conditions, macro trends in business and finance, investors’ interest level in trading and legislative and regulatory changes in the jurisdictions where Lion operates. Any of these or other factors may cause trading activity levels in its industry to fluctuate and adversely affect its business and results of operations.

For example, since June 2019, there has been large and frequent riots in Hong Kong following the forfeited extradition bill, many of which have been violent. The sustained riot have already caused a material adverse effect on Hong Kong’s economy and social order, which in turn negatively impacted on Lion’s insurance agency business as fewer Chinese clients had come to Hong Kong for insurance purchase. There can be no assurance when these tensions will end or that situation will not escalate in the future. Any future increase in tension or failure to restore public and social order by the Hong Kong government could adversely impact the security and stability of Hong Kong, in particular, Hong Kong’s financial market.

Moreover, following the outbreak and spread of COVID-19 as well as the OPEC-Russia oil price war, on March 9, 2020, all three major U.S. trading indexes, Dow Jones Industrial Average, S&P 500 Index and the NASDAQ-100 dropped significantly, leading to a 15-minute circuit breaker that halted the trading. The circuit breaker was triggered several additional times during the days that followed, which led to multiple large declines in the trading indexes. Other stock markets in the rest of the world have also experienced similar falls in stock prices. The volatility of global stock market may adversely affect Lion clients’ confidence and willingness in trading and/or investing in the financial market. As a result, Lion’s operating results may be subject to significant and unpredictable fluctuations.

The current trade war between the U.S. and China may dampen growth in China and other markets where the majority of its clients reside.

The U.S. government has imposed, and has proposed to impose additional, new or higher tariffs on specified products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new or higher tariffs on specified products imported from the U.S. Certain tariffs have already been adopted by both sides, and the two countries often meet to negotiate arrangements that would include the decreasing or removal of tariffs, but Lion cannot assure you that the negotiations will be successful in reducing tariffs or that other tariffs will not be imposed, even if an agreement will be reached. On October 11, 2019, the U.S. government announced that the two countries had reached a “Phase 1” agreement, which was signed on January 16, 2020. Nevertheless, it remains unclear how much economic relief from the trade war it will offer.

Although Lion is not subject to any of those tariff measures, the proposed tariffs may adversely affect the economic growth in China, Hong Kong and other markets in which Lion operates, as well as the financial condition of its clients. With the potential decrease in the spending and investment power of its target clients, Lion cannot guarantee that there will be no negative impact on its operations. In addition, the current and future actions or escalations by either the U.S. or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on its business, financial condition and results of operations, and Lion cannot provide any assurance as to whether such actions will occur or the form that they may take.

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Risks Related to Doing Business in Jurisdictions in Which Lion Operates

A downturn in the Hong Kong, China or global economy, and economic and political policies of China could materially and adversely affect Lion’s business and financial condition.

A substantial part of Lion’s operations are located in Hong Kong. Accordingly, its business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Hong Kong and China generally and by continued economic growth in Hong Kong and China as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on Lion.

Economic conditions in Hong Kong and China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential clients’ confidence in financial market as a whole and have a negative impact on Lion’s business, results of operations and financial condition. Additionally, continued turbulence in the international markets may adversely affect Lion’s ability to access the capital markets to meet liquidity needs.

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to Lion.

Hong Kong is a Special Administrative Region of the PRC. Following British colonial rule from 1842 to 1997, China assumed sovereignty under the “one country, two systems” principle. The Hong Kong Special Administrative Region's constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function in a high degree of autonomy for its affairs, including currencies, immigration and custom, independent judiciary system and parliamentary system. If the autonomy currently enjoyed were to be compromised, it could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of Lion’s contractual rights. This could, in turn, materially and adversely affect Lion’s business and operation. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, Lion cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to Lion, including its ability to enforce its agreements with its clients.

Hong Kong regulatory requirement of prior approval for transfer of shares in excess of certain threshold may restrict future takeovers and other transactions.

Section 132 of Securities and Futures Ordinance (Cap. 157 of the laws of Hong Kong) (the “SFO”) requires prior approval from the HKSFC for any company or individual to become a substantial shareholder of a HKSFC-licensed company in Hong Kong. Under the SFO, a person will be a “substantial shareholder” of a licensed company if he, either alone or with associates, has an interest in or is entitled to control the exercise of the voting power of more than 10% of the total number of issued shares of the licensed company, or exercises control of 35% or more of the voting power of a company that controls more than 10% of the voting power of the licensed company. Further, all potential parties who will be new substantial shareholder(s) of the Lion’s HKSFC-licensed subsidiaries, which are Lion International Securities Group Limited, Lion Futures Limited and Lion Asset Management Limited, are required to seek prior approval from the HKSFC.

This regulatory requirement may discourage, delay or prevent a change in control of Lion, which could deprive Lion’s shareholders the opportunity to receive a premium for their shares as part of a future sale and may reduce the price of Lion’s shares upon the consummation of a future proposed business combination.

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FORWARD-LOOKING STATEMENTS

Proficient believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

Proficient believes it is important to communicate its expectations to its security holders. However, there may be events in the future that Proficient is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Proficient or Lion in such forward-looking statements, including among other things:

•	the number and percentage of its Public Stockholders voting against the Business Combination Proposal and/or seeking Redemption;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	Pubco’s ability to maintain the listing of its securities on Nasdaq following the Business Combination;

•	changes adversely affecting the business in which Lion is engaged;

•	management of growth;

•	general economic conditions;

•	Lion’s business strategy and plans; and

•	the result of future financing efforts.

Pubco and Lion believe that some of the information in this proxy statement/prospectus contains “forward-looking statements”. Forward-looking statements can be identified by words such as: “forecast,” “anticipate,” “intend,” “plan,” “target,” “seek,” “believe,” “project,” “estimate,” “expect,” “future,” “likely,” “outlook,” “will” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include projected financial information. Examples of forward-looking statements include, among others, statements we make regarding:

•	Lion’s mission, goals and strategies;

•	Lion’s future business development, financial conditions and results of operations;

•	the trends in, expected growth and the market size of the online trading and other financial services industry, both in Hong Kong and globally;

•	expected changes in Lion’s revenues, costs or expenditures;

•	Lion’s expectations regarding demand for and market acceptance of its products and services;

•	Lion’s expectations regarding its relationships with clients and third-party business partners;

•	competition in Lion’s industry;

•	relevant regulations in jurisdictions which Lion operates;

•	general economic and business conditions in the markets Lion has businesses;

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Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Lion and Pubco after completion of the proposed Business Combination are neither historical facts nor assurances of future performance. Instead, they are based only on Lion’s and/or Pubco’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions that are subject to risks and uncertainties. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Proficient, Lion, or Pubco in such forward-looking statements, including among other things:

•	Lion operates in a heavily regulated industry, and are subject to extensive and evolving regulatory requirements in the jurisdictions in which it operates.

•	Lion had incurred net losses in the past, and Lion may incur losses again in the future.

•	Lion may not be able to obtain or maintain all necessary licenses, permits and approvals and to make all necessary registrations and filings for its business activities in multiple jurisdictions and related to residents therein, especially in the PRC or otherwise relating to PRC residents.

•	PRC governmental control of currency conversion, cross-border remittance and offshore investment could have a direct impact on the trading volume on Lion’s platform, and the PRC government could further tighten restrictions on converting Renminbi to foreign currencies and/or deems Lion’s practices to be in violation of PRC laws and regulations.

•	Lion may be unable to retain existing clients or attract new clients, or it may fail to offer services to address the needs of its clients as they evolve.

•	Lion’s level of commission and fee rates may decline in the future. Any material reduction in its commission or fee rates could reduce its profitability.

•	Lion is dependent on wholesale forex trading partners to continually provide it with forex market liquidity. In the event that Lion no longer has access to the prices and levels of liquidity that it currently has, Lion may be unable to provide competitive forex trading services, which will materially adversely affect its CFD trading business, financial conditions and results of operations.

•	Lion cannot guarantee the profitability of its clients’ investments or ensure that its clients will make rational investment judgements.

Before a stockholder grants its proxy or instructs how its vote should be cast on the Business Combination Proposal, the Share Issuance Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Proficient, Pubco and/or Lion.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Proficient, Lion, Pubco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Proficient, Lion, and Pubco undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

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SPECIAL MEETING OF STOCKHOLDERS OF PROFICIENT

General

Proficient is furnishing this proxy statement/prospectus to Proficient’s stockholders as part of the solicitation of proxies by Proficient’s board of directors for use at the Meeting to be held on __________, 2020, and at any adjournment thereof. This proxy statement/prospectus provides Proficient’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on ___________, 2020 at 10:00 a.m., Eastern Time, at the offices of Ellenoff Grossman & Schole LLP, Proficient’s counsel, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

Purpose of the Special Meeting of Stockholders of Proficient

At the Meeting, Proficient is asking holders of shares of Proficient common stock to:

•	consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination contemplated by the Business Combination Agreement (The Business Combination Proposal);

•	consider and vote upon a proposal to approve issuances of 20% or more of Proficient’s common stock in connection with financing related to the proposed Business Combination (The Share Issuance Proposal); and

•	consider and vote upon a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Meeting, Proficient would not have been authorized to consummate the Business Combination (The Adjournment Proposal).

Recommendation of Proficient Board of Directors

Proficient’s board of directors has unanimously determined that the Business Combination Proposal is fair to and in the best interests of Proficient and its stockholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that stockholders vote “FOR” the Business Combination Proposal, “FOR” the Share Issuance Proposal and “FOR” an Adjournment Proposal if one is presented to the Meeting.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

Proficient has fixed the close of business on _________, 2020, as the “Record Date” for determining Proficient stockholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were 14,467,000 shares of Proficient common stock outstanding and entitled to vote. Each share of Proficient common stock is entitled to one vote per share at the Meeting.

Pursuant to agreements with Proficient, the 2,875,000 Founder Shares held by the Initial Stockholders and any shares of Proficient common stock acquired in the aftermarket by such stockholders, will be voted in favor of the Business Combination Proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of all the outstanding shares of Proficient common stock entitled to vote constitutes a quorum at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Proficient but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal. However, a broker may vote its shares on “routine” proposals such as the Share Issuance Proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

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Vote Required

The approval of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal (if presented) will require the affirmative vote by the holders of a majority of the shares of Proficient common stock present and entitled to vote at the Meeting.

Voting Your Shares

Each share of Proficient common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Proficient common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of Proficient common stock at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Proficient’s board “FOR” the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Attend the Meeting and Vote in Person.    You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Proficient can be sure that the broker, bank or nominee has not already voted your shares.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Proficient can be sure that the broker, bank or nominee has not already voted your shares.

Stock Ownership of and Voting by Proficient Directors, Officers and Initial Stockholders

Current directors, officers and Initial Stockholders of Proficient beneficially own an aggregate of 2,875,000 shares of Proficient common stock. Each current director and officer has agreed to vote their shares of Proficient common stock in favor of the Business Combination Proposal.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Proficient’s secretary, in writing before the Meeting that you have revoked your proxy; or

•	you may attend the Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Proficient common stock, you may call Kin Sze of Proficient at +1 917-289-0932 or [Proxy Solicitor], Proficient’s Proxy Solicitor, at [Phone Number].

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Redemption Rights

Holders of Public Shares may seek to convert their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on __________, 2020 (two (2) business days prior to the Meeting). Any stockholder holding Public Shares may demand that Proficient convert such shares into a full pro rata portion of the Trust Account (which was approximately $[ ] per share as of _______, 2020, the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, Proficient will convert these shares into a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Proficient’s Sponsor, officers and directors will not have Redemption rights with respect to any shares of Proficient common stock owned by them, directly or indirectly.

Proficient stockholders who seek to convert their Public Shares are required to (A) either (i) check the box on their proxy card, or (ii) submit their request in writing to American Stock Transfer & Trust Company, Proficient’s transfer agent and (B) deliver their stock, either physically or electronically using The Depository Trust Company’s DWAC System, to Proficient’s transfer agent no later than 5:00 p.m. Eastern Time on __________, 2020 (two (2) business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Proficient’s Public Stockholders who elected to exercise their Redemption rights will not be entitled to convert their shares into a pro rata portion of the cash in the Trust Account, as applicable. Proficient will thereafter promptly return any shares delivered by Public Stockholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of Proficient. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised Redemption rights in connection therewith due to potential claims of creditors. If Proficient would be left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding Redemption of their shares, Proficient will not be able to consummate the Business Combination.

The closing price of the shares of Proficient common stock on the Record Date was $[ ]. The cash held in the Trust Account on such date was approximately $[ ] million (approximately $[ ] per Public Share). Prior to exercising Redemption rights, stockholders should verify the market price of the shares of Proficient common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their Redemption rights if the market price per share is higher than the Redemption price. Proficient cannot assure its stockholders that they will be able to sell their shares of Proficient common stock in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its shares of Proficient common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your stock certificate (either physically or electronically) to Proficient’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

If a holder of Public Shares exercises its Redemption rights, it will not result in the loss of any Proficient Warrants and Rights that it may hold and, upon consummation of the Business Combination, each Warrant will become exercisable to purchase one Class A Ordinary Share in lieu of one share of Proficient common stock for a purchase price of $11.50 and each Right will automatically be converted into one-tenth of a Class A Ordinary Share.

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Appraisal Rights

Proficient stockholders (including the Initial Stockholder) and holders of other Proficient securities do not have appraisal rights in connection with the Business Combination under the NRS.

Proxy Solicitation Costs

Proficient is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Proficient and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Proficient will bear the cost of the solicitation.

Proficient has hired Proxy Solicitor to assist in the proxy solicitation process.

Proficient will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Proficient will reimburse them for their reasonable expenses.

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THE BUSINESS COMBINATION PROPOSAL

General

Holders of shares of Proficient common stock are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Proficient stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement and Related Agreements” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Proficient is holding a stockholder vote on the Business Combination, Proficient may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Proficient common stock as of the Record Date for the Meeting.

The Business Combination Agreement and Related Agreements

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Stockholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial advisor and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which could be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality that may be different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On March 10, 2020, Proficient entered into a Business Combination with Lion, Pubco, Merger Sub, Shih-Chung Chou, an individual, in the capacity as the Purchaser Representative thereunder, Jian Wang and Legend Success Ventures Limited, each, in the capacity as a Seller Representative thereunder, and each of the holders of Lion’s outstanding capital shares (the “Sellers”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (a) immediately following the consummation of the Share Exchange, Merger Sub will merge with and into Proficient, with Proficient continuing as the surviving entity, and with holders of Proficient securities receiving substantially identical securities of Pubco, and (b) immediately prior to the Merger, Pubco will acquire all of the issued and outstanding ordinary shares of Lion (the “Purchased Shares”) from the Sellers in exchange for Ordinary Shares, with Lion becoming a wholly-owned subsidiary of Pubco, (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

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Exchange Consideration

The total Exchange Consideration to be paid by Pubco to the Sellers for the Purchased Shares shall be an aggregate number of Exchange Shares with an aggregate value equal to, without duplication (i) $125,000,000, plus (or minus, if negative) (ii) Lion’s net working capital less a target net working capital of $815,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of Lion and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of Lion, with each Pubco ordinary share to be issued to the Sellers valued at a price per share equal to the price at which each share of Proficient common stock is redeemed (the “Redemption Price”) pursuant to the redemption by Proficient of its public stockholders in connection with Proficient’s initial business combination, as required by its amended and restated articles of incorporation (the “Redemption”). Jian Wang, the Chairman of Lion (the “Main Seller”), and Legacy Success Ventures Limited (collectively, the “Class B Sellers”), shall each receive solely Class B Ordinary Shares (the “Class B Exchange Shares”) and all of the other Sellers (the “Class A Sellers”) shall receive solely Class A Ordinary Shares (the “Class A Exchange Shares”). The Class A Ordinary Shares and the Class B Ordinary Shares will be identical in rights, except that the Class B Ordinary Shares will (i) entitle the holder to 10 votes per share and (ii) be convertible, at the election of the holder, into Class A Ordinary Shares on a one-to-one basis.

The Exchange Consideration is subject to adjustment after the Closing based on final confirmation of the net working capital, the outstanding indebtedness of Lion and its subsidiaries net of cash and cash equivalents, and any unpaid transaction expenses of Lion, as of the Closing Date. If the finally determined number of Exchange Shares is (i) greater than the estimated number of Exchange Shares, Pubco will issue an additional number of Class A Ordinary Shares and Class B Ordinary Shares equal to such difference to the Sellers, subject to a maximum amount equal to the amount of Indemnity Escrow Property (defined below) at such time or (ii) less than the estimated number of Exchange Shares, Pubco will cause the Escrow Agent (as defined below) to release from escrow a number of Indemnity Escrow Shares equal to such difference to Pubco, subject to a maximum amount equal to the Indemnity Escrow Property at such time.

Escrow Accounts

Indemnity Escrow

The parties agreed that at or prior to the Closing, Pubco, the Seller Representatives and American Stock Transfer & Trust Company, LLC, as escrow agent (the “Escrow Agent”) will enter into an escrow agreement, effective as of the Closing, in form and substance reasonably satisfactory to Proficient and Lion (the “Escrow Agreement”), pursuant to which Pubco will deliver to the Escrow Agent a number of Class B Exchange Shares (each valued at the Redemption Price) equal to 15% of the estimated Exchange Consideration otherwise issuable to the Sellers at the Closing (such Class B Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted the “Indemnity Escrow Shares”) to be held, along with any dividends, distributions or income thereon (together with the Indemnity Escrow Shares, the “Indemnity Escrow Property”) in a segregated account (the “Indemnity Escrow Account”) and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement. The indemnity Escrow Shares will be held in the Indemnity Escrow Account for a period of 24 months after the Closing and shall be the sole and exclusive source of payment for any post-Closing purchase price adjustment and for any post-closing indemnification claims (other than certain fraud claims and breaches of Lion and the Sellers’ fundamental representations, as discussed below); provided that half of the Indemnity Escrow Property will be released to the Class B Sellers on the 12-month anniversary of the Closing. Within three business days of the 24-month anniversary of the Closing, all remaining Indemnity Escrow Property will be released to the Class B Sellers in accordance with the Business Combination Agreement. However, an amount of Indemnity Escrow Property equal to the value of any pending and unresolved claims will remain in the Indemnity Escrow Account until finally resolved.

Earnout Escrow

Additionally, at the Closing, Pubco will deliver to the Escrow Agent a number of Class B Exchange Shares (each valued at the Redemption Price) equal to thirty percent (30%) of the estimated Exchange Consideration otherwise issuable to the Sellers at the Closing (such Class B Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted the “Earnout Escrow Shares” and together with the Indemnity Escrow Shares, the “Escrow Shares”) to be held, along with any dividends, distributions or income thereon (together with the Earnout Escrow Shares, the “Earnout Escrow Property”) in a segregated account (the “Earnout Escrow Account”) and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement.

In the event that the net income for the calendar year ended December 31, 2021 (the “2021 Net Income”), as set forth in Pubco’s audited financial statements, is equal to or greater than $19,000,000 (the “First Net Income Target”), then, the Class B Sellers’ rights to 50% of the Earnout Escrow Property (the “First Half Earnout Property”) shall vest and shall no longer be subject to forfeiture. If the 2021 Net Income is less than the First Net Income Target, but is equal to or greater than $9,500,000, then the Class B Sellers’ rights to 50% of the First Half Earnout Property shall vest and shall no longer be subject to forfeiture. In all other cases, the First Half Earnout Property will be forfeited.

In the event that the net income for the calendar year ended December 31, 2022 (the “2022 Net Income”), as set forth in Pubco’s audited financial statements, is equal to or greater than $21,850,000 (the “Second Net Income Target”), then the Class B Sellers’ rights to the remaining Earnout Escrow Property (after giving effect to any forfeitures for the 2021 calendar year, the “Second Half Earnout Property”) shall vest and shall no longer be subject to forfeiture. If the 2022 Net Income is less than the Second Net Income Target, but is equal to or greater than $10,925,000, then the Class B Sellers’ rights to 50% of the Second Half Earnout Property shall vest and shall no longer be subject to forfeiture. In all other cases, the Second Half Earnout Property will be forfeited.

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Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by Proficient, Lion and Pubco as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect, knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement, subject to certain customary exceptions.

In the Business Combination Agreement, Lion made certain customary representations and warranties to Proficient, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and tax returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) customers and suppliers; (24) business practices; (25) Investment Company Act of 1940 (“Investment Company Act”); (26) finders and brokers; (27) information supplied and (28) independent investigation. Additionally, Pubco made certain customary representations and warranties to Proficient with respect to Pubco and Merger Sub, including representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) title and ownership of the Pubco shares to be issued to the Sellers; (7) Pubco and Merger Sub activities; (8) finders and brokers; (9) Investment Company Act; (10) information supplied; and (11) independent investigation.

In the Business Combination Agreement, Proficient made certain customary representations and warranties to Lion and the Sellers, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings ,financial statements and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) litigation, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) finders and brokers; (17) business practices; (18) insurance; (19) trust account and (20) independent investigation.

In the Business Combination Agreement, each Seller made customary representations and warranties to Proficient, including among others, related to the following: (1) organization and good standing; (2) authority and binding effect relating to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) ownership of the Purchased Shares; (4) governmental approvals; (5) non-contravention; (6) litigation; (7) investment representations; (8) finders and brokers; (9) information supplied and (10) independent investigation.

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Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) Proficient’s public filing obligations and Lion’s obligation to deliver interim financial statements; (4) no solicitation of, or entering into, any alternative competing transactions; (5) no insider trading; (6) notifications of certain breaches, consent requirements or other matters; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) further assurance; (9) public announcements; (10) confidentiality; (11) indemnification of directors and officers after the Closing; (12) use of trust proceeds after the Closing; and (13) efforts to conduct a private placement, backstop or redemption waiver arrangements, if sought.

The parties also agreed to take all necessary actions to cause Pubco’s board of directors immediately after the Closing to consist of a classified board of seven directors, a majority of which will be independent. Two directors (at least one being independent director) will be designated by Proficient prior to the Closing and four directors (at least two being independent directors) will be designated by Lion prior to the Closing. A fourth independent director will be mutually agreed upon by Proficient and Lion prior to the closing. Pubco’s board will be classified into two classes of directors, each serving alternating two year terms (with Proficient’s designees initially serving until the second annual meeting of Pubco shareholders after the Closing).

Proficient and Pubco also agreed to jointly prepare, and Pubco shall file with the SEC, a registration statement on Form F-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance of securities of Pubco to the holders of the Proficient securities and containing a proxy statement/prospectus for the purpose of soliciting proxies from the stockholders of Proficient for the matters relating to the Transactions to be acted on at the special meeting of the stockholders of Proficient and providing such stockholders with an opportunity to participate in the Redemption.

Survival and Indemnification

All of representations and warranties of Lion and the Sellers shall survive the Closing for 24 months, other than representations and warranties regarding financial projections and the information supplied by Lion and Sellers for inclusion in a Form 8-K or any other report or filing with a governmental authority including the SEC, which do not survive the Closing. The representations and warranties of Proficient do not survive the Closing.

All covenants, obligations and agreements of Lion, any Seller or any Seller Representative contained in the Business Combination Agreement (x) that are required to be performed prior to or at the Closing, shall survive until the second anniversary of the date of the Closing, and (y) that are required to the performed after the Closing, shall survive the Closing and continue until fully performed in accordance with their terms.

The covenants and agreements of Proficient and the Purchaser Representative shall not survive the Closing, except those covenants and agreements to be performed after the Closing which covenants and agreement shall survive the Closing and continue until fully performed in accordance with their terms.

The Class B Sellers, severally and not jointly, will provide indemnification for any breach of any representations and warranties or covenants of Lion or the Sellers, with such indemnification being on a pro rata basis between the Class B Sellers based on their Lion shareholding as of the Closing, subject to certain limitations including the following.

Indemnification claims by Proficient are subject to a threshold equal to 0.5% of the Exchange Consideration in aggregate losses before any indemnification claim is paid, but after the threshold is reached, all indemnification claims shall be paid from the first dollar of losses. The maximum aggregate amount of indemnification payments which the Class B Sellers will be obligated to pay (other than with respect to certain fraud claims with respect to the transactions under the Business Combination Agreement or breaches of by Lion or the Sellers of certain fundamental representations) is capped at an amount equal to the 15% of the Exchange Consideration. Fraud claims with respect to the transactions under the Business Combination Agreement or breaches of by Lion or the Sellers of their fundamental representations are payable by the Main Seller up to a maximum aggregate amount equal to the Exchange Consideration received by the Main Seller.

Any indemnification claims against the Class B Sellers shall first be applied against the Indemnity Escrow Shares (pro rata among the Class B Exchange Shares) and then against any other Indemnity Escrow Property before the Main Seller shall be required to make any out-of-pocket payment for indemnification.

Stockholders of Proficient (or following the Closing, Pubco) are not third party beneficiaries of the Business Combination Agreement and are not entitled to bring any claim against any Seller pursuant to the Business Combination Agreement.

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Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the transactions contemplated thereby, the adoption of Pubco’s amended and restated the memorandum and articles of association (if such a vote is required by the federal securities laws), the adoption and approval of a new equity incentive plan for Pubco, the appointment of the members of the Pubco’s board of directors after the Closing and other related matters by the requisite vote of Proficient’s stockholders; (ii) receipt by Lion of all Required Consents; (iii) expiration of any waiting period under applicable, antitrust laws; (iv) no law or order preventing or prohibiting the Transactions; (v) no pending litigation to enjoin or restrict the consummation of the Closing; (vi) Proficient having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing; (vii) the effectiveness of the Registration Statement; (viii) amendment by the shareholder of Pubco of Pubco’s amended and restated memorandum and articles of association; (ix) receipt by Lion and Proficient of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer; and (x) the Exchange Shares (including the Escrow Shares) shall have been approved for listing on Nasdaq, subject only to the official notice of issuance.

In addition, unless waived by Lion, the obligations of Lion, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Proficient being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to materiality or Material Adverse Effect qualifications); (ii) Proficient having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Proficient since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by Sellers of the Seller Registration Rights Agreement, duly executed by Pubco, providing customary registration rights to the Sellers with respect to the portion of the Exchange Shares delivered to the Sellers at the Closing and any Escrow Shares that are released from escrow to the Sellers; (v) receipt by Lion and Pubco of the Founder Registration Rights Agreement Amendment, pursuant to which the Founder Registration Rights Agreement shall have been amended, to among other matters, include Pubco as a party and to make it apply to the Pubco securities to be received in connection with the Merger by Proficient’s stockholders who are parties to the Founder Registration Rights Agreement; and (vi) the election or appointment of members to Pubco’s post-closing board of directors of the independent director and the directors designated by Lion.

Unless waived by Proficient, the obligations of Proficient, to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Lion, Pubco and the Sellers being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to materiality or Material Adverse Effect qualifications); (ii) Lion, Pubco, Merger Sub and the Sellers having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Lion or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by Proficient of employment agreements, effective as of the Closing, between Jian Wang, Chunning Wang and Hua Luo, respectively, and Pubco duly executed by the parties thereto; (v) receipt by Proficient of the Founders Registration Rights Agreement Amendment, each executed by Pubco; (vi) receipt by Proficient of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; (vii) receipt by Proficient of the evidence of the termination of any outstanding options, warrants or other convertible securities of Lion (if any); and (viii) the election or appointment of members to Pubco’s post-closing board of directors of the independent director and the directors designated by Proficient.

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Termination

The Business Combination Agreement may be terminated at any time prior the Closing by either Proficient or Lion if the Closing has not occurred on or prior to June 3, 2020 (the “Outside Date”); provided that if Proficient, at its election, either makes a three month automatic extension (the “Automatic Extension”) or receives stockholder approval for a charter amendment to extend the term it has to consummate a business combination (“Charter Extension”), limited in either case to a maximum of two extensions in total, Proficient can extend the Outside Date by three months in the case of the Automatic Extension or in the case of a Charter Extension the shorter of three months and the period ending on the last day for Proficient to consummate a business combination pursuant to the Charter Extension. If Proficient has extended the Outside Date by an Automatic Extension or a Charter Extension and the parties are waiting solely to obtain the Required Consents and the Sellers and Lion have otherwise complied with their obligations under the Business Combination Agreement in all material respects, Lion can also extend the Outside Date for the shorter of one month and the period ending on the last day for Proficient to consummate a business combination pursuant to such extension. A party is not entitled to terminate the Business Combination Agreement, if the failure of the Closing to occur by such date was caused by or the result of a breach of the Business Combination Agreement by such party (or with respect to Lion, the Sellers, Pubco or Merger Sub).

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances prior the Closing, including, among other reasons: (i) by mutual written consent of Proficient and Lion; (ii) by either Proficient or Lion if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by Lion for Proficient’s uncured breach of the Business Combination Agreement if the breach would result in the failure of the related Closing condition; (iv) by Proficient for the uncured breach of the Business Combination Agreement by Lion, Pubco, Merger Sub or any Seller if the breach would result in the failure of the related Closing condition; (v) by Proficient if there has been a Material Adverse Effect with respect to Lion since the date of the Business Combination Agreement which is uncured and continuing; or (vi) by either Proficient or Lion if Proficient holds a special meeting of its stockholders to approve the Business Combination Agreement and the Transactions and such approval is not obtained.

If the Business Combination Agreement is terminated, all obligations of the parties under the Business Combination Agreement (except for certain obligations related to public announcements, confidentiality, fees and expenses, trust account waiver, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for certain fraud claims or for willful breach of the Business Combination Agreement prior to the termination.

In the event the Business Combination Agreement is terminated by Proficient as a result of a material breach by Lion, Pubco, Merger Sub or any Seller (other than as a result Lion and Sellers not using commercially reasonable efforts to obtain the Required Consents or failure to provide notification of certain material events, in which case, Proficient shall still be entitled to seek damages), Lion will pay Proficient a termination fee of $2.3 million plus expenses, as liquidated damages.

Trust Account Waiver, Non-Recourse and Releases

Lion, Pubco, Merger Sub and each of the Sellers have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in Proficient’s trust account held for its public stockholders, and have agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom directly or indirectly to Proficient’s stockholders).

The parties agreed that all claims or actions that may be based upon, arise out of or relate to the Business Combination Agreement or any of the ancillary documents may only be made against the parties to the Business Combination Agreement and not against any of their past present or future directors, officers, employees, members, managers, partners affiliates, agents, attorneys or representatives.

Each Seller, on behalf of itself and its affiliates that own shares of such Seller, provided a general release of Lion and its subsidiaries, effective as of the Closing, other than its rights under the Business Combination Agreement and ancillary documents and certain other customary exceptions.

Shih-Chung Chou, an affiliate of Proficient’s Sponsor, on behalf of itself and its affiliates, provided a general release of Proficient, effective as of the Closing, other than its rights under the Business Combination Agreement and ancillary documents and certain other customary exceptions.

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Governing Law

The Business Combination Agreement is governed by Delaware law, except that the Merger and the internal affairs of Proficient will be governed by the law of Nevada. The Court of Chancery of Delaware will have exclusive jurisdiction; provided that if it does not have subject matter jurisdiction for any reason then federal or state courts in Delaware will have jurisdiction.

Related Agreements

Lock-Up Agreements

Simultaneously with the execution of the Business Combination Agreement, each Class B Seller entered into a lock-up agreement (each a “Lock-Up Agreement”) with regard to the Exchange Shares to be received by such Class B Seller. In such Lock-Up Agreement, each Class B Seller agreed that such Seller will not, during the period commencing from the Closing and ending on the earlier of the six month anniversary of the Closing (or if earlier, the date on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property) ( the “Lock-Up Period”) (i) lend, offer, pledge (except as provided below), hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of such Class B Seller’s Exchange Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Class B Seller’s Exchange Shares, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each holder also agreed that the Escrow Shares will continue to be subject to such transfer restrictions until they are released from the Escrow Account. However, each Class B Seller is allowed to transfer any of its Exchange Shares (other than the Escrow Shares while they are held in the Escrow Account ) by gift, will or intestate succession or to any immediate family member (or related trust), trustor or trust beneficiary, as a distribution to equity holders upon liquidation or to an affiliate or pursuant to a court order or settlement agreement in divorce; provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the Lock-Up Agreement. The Class B Sellers are also permitted to pledge their shares during the Lock-Up period so long as the pledgee agrees not to exercise its remedies with respect to the Exchange Shares during the Lock-Up Period.

Non-Competition Agreements

Simultaneously with the execution of the Business Combination Agreement, each of Jian Wang and Chunning Wang (each a “Restricted Person”) entered into a non-competition and non-solicitation agreement in favor of Pubco, Proficient and Lion and their respective present and future affiliates, successors and direct and indirect subsidiaries (collectively, the “Covered Parties”). Under each Non-Competition Agreement, for a period of three (3) years after the Closing (such period, the “Restricted Period”), each Restricted Person has agreed that he will not and will not permit his affiliates to, without Pubco’s prior written consent, directly or indirectly engage in the business of providing contract-for-difference trading service, insurance brokerage service, futures brokerage service, securities brokerage service and asset management service based in the Cayman Islands and Hong Kong (the “Business”) (other than through a Covered Party) or own, manage, finance or control, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor or representative of, a business or entity (other than a Covered Party) that engages in the Business anywhere in the Cayman Islands, the British Virgin Islands, Hong Kong, Singapore, and People’s Republic of China or in any other markets in which the Covered Parties are engaged in the Business as of the date of the Closing or during the Restricted Period. However, such Restricted Person and his affiliates will be permitted under its Non-Competition Agreement to own passive investments of less than 3% of the total issued and outstanding equity interests of a competitor that is publicly traded, so long as such Restricted Person and his affiliates and immediate family members are not directly or indirectly involved in the management or control of such competitor. Under each Non-Competition Agreement, the Restricted Person party thereto and his affiliates will also be subject to certain non-solicitation and non-interference obligations during the Restricted Period with respect to the Covered Parties’ respective (i) employees, consultants and independent contractors, (ii) customers or clients, and (iii) vendors, suppliers, distributors, agents or other service providers. Each such Restricted Person will also be subject to non-disparagement provisions regarding the Covered Parties and confidentiality obligations with respect to the confidential information of the Covered Parties.

Seller Registration Rights Agreement

At the Closing, Pubco and the Sellers shall enter into the Seller Registration Rights Agreement. Under the Seller Registration Rights Agreement, the Sellers shall have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of their Class A Exchange Shares, the Class A Ordinary Shares issuable upon the excise of the Class B Exchange Shares (including, any shares held as Escrow Shares pursuant to the Escrow Agreement and any additional Exchange Shares (which with respect to the Class B Exchange Shares shall include only the underlying Class A Ordinary Shares) issued as a result of the post-Closing purchase price adjustment) (together with any warrants, capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “ Registrable Securities ”), except that Registrable Securities that are subject to transfer restrictions in the Lock-Up Agreements may not be requested to be registered or registered until the end of the Lock-Up Period and the Escrow Shares may not be requested to be registered or registered while they are held in the Escrow Account in accordance with the Escrow Agreement. Sellers holding a majority-in-interest of the Registrable Securities (based on the number of shares and not voting rights and excluding Escrow Shares held under the Escrow Agreement) will be entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of the their Registrable Securities, and other Sellers holding Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, Pubco proposes to file a registration statement under the Securities Act with respect to its securities, under the Seller Registration Rights Agreement, Pubco shall give notice to the Sellers holding Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, Sellers holding Registrable Securities will be entitled under the Seller Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Registrable Securities on Form S-3 or F-3 and any similar short-form registration that may be available at such time. Under the Seller Registration Rights Agreement, Pubco will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

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Founders Registration Rights Agreement Amendment

At the Closing, Proficient, Pubco, the Founders and the other parties thereto shall enter into the Founder Registration Rights Agreement Amendment. Under the Founder Registration Rights Agreement, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco ordinary shares and warrants pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Sellers Registration Rights Agreement, including making the registration rights of the Sellers and the Founders pari passu with respect to any underwriting cut-backs.

Amended Pubco Charter

Pubco will amend and restate its charter as of the Closing to provide for a more customary public company charter and set forth the rights of the Class B Ordinary Shares.

After the Business Combination, Pubco’s board of directors will consist of seven directors and they will be divided into two classes, namely Class I and Class II. Class I will consist initially of three directors, namely, Zhixiang Zhang, Shi-Chung Chou and Chi Fai Choi. Class II will consist initially of four directors, namely Jian Wang, Chunning Wang, Walter Cook and Chi-yang Chen. After the Merger, Zhixiang Zhang, Chi Fai Choi, Walter Cook and Chi-yang Chen will be considered independent directors under the rules of Nasdaq. See the section entitled “Management of Pubco Following the Business Combination.”

Upon completion of the Business Combination, the current officers of Lion will remain officers of Lion and will become officers of Pubco, holding the equivalent positions as those held with Lion. These officers are Chunning Wang, Hua Luo and Sze Hau Lee. Each of these persons is currently an executive officer of Lion. See the section entitled “Management of Pubco Following the Business Combination.”

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Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination

The following diagram illustrates the transaction structure of the Business Combination and organizational structures of the parties thereto.

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The following diagram illustrates Pubco’s organizational structure following the consummation of the Business Combination.

Post-Business Combination Structure

Holders of Pubco Public Warrants issued in replacement for Proficient Warrants
Sponsor and Other Insiders
Public Shareholders (including former holders of Proficient's rights)
Sellers
IPO Underwriter
LION GROUP HOLDING LTD.
(Cayman Islands exempted company)
("Pubco")
100%
100%
PROFICIENT ALPHA ACQUISITION CORP.
(Nevada Corporation)
("Proficient")
LION FINANCIAL GROUP LIMITED (1)
(British Virgin Islands company)
("Lion")

(1) For a list of subsidiaries of LION FINANCIAL GROUP LIMITED and its ownership of each of these entities, please see the organizational structure chart above

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Charter Documents of Pubco Following the Business Combination

Pursuant to the Business Combination Agreement, upon the Closing of the Business Combination, Pubco’s memorandum and articles of association will be amended and restated promptly to:

•	reflect necessary changes and to be consistent with the proposed amended charter (for a full description of the proposed amendments to the charter see “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association”); and

•	make certain other changes that Pubco’s board of directors deems appropriate for a public company.

Headquarters; Stock Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

•	the corporate headquarters and principal executive offices of Pubco will be located at Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong, which are Lion’s current corporate headquarters; and

•	if Pubco’s applications for listing are approved, Pubco’s Class A Ordinary Shares and warrants will be traded on Nasdaq under the symbols “LGHL” and “LGHLW”, respectively.

Background of the Business Combination

The following is a discussion of Proficient’s formation, the background of Proficient’s previous attempts at a business combination, its negotiations with and evaluation of Lion, the Business Combination Agreement and related matters.

On June 3, 2018, Proficient closed its Initial Public Offering of 11,500,000 Units, with each Unit consisting of one ordinary share, one Warrant to acquire one ordinary share at a price of $11.50 and one Right entitling the holder thereof to received one-tenth (1/10) of one ordinary share. Each unit was sold at an offering price of $10.00, generating total gross proceeds of $115,000,000. Simultaneously with the consummation of the Initial Public Offering and the exercise of the underwriters’ over-allotment option, Proficient consummated the private sale of an aggregate of 5,375,000 units to its Sponsor at $1.00 per unit for an aggregate purchase price of $5,375,000.

Promptly following its Initial Public Offering, Proficient commenced searching of potential target businesses with the objective of consummating a business combination. Proficient sought out potential target businesses based on internal research and through the networks of relationships of Proficient’s management, Board of Directors, founders and with professional service providers (lawyers, accountants, consultants, finders and investment bankers). Proficient educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. Proficient also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in a sale or financing process. On a regular basis, Proficient’s directors were updated with respect to the status of the Business Combination search. Input received from Proficient’s directors was material to its management’s evaluation of a potential business combination.

From the closing of Proficient’s initial public offering through the signing of the Business Combination Agreement with Lion in March 2020, representatives of Proficient contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions. In all, representatives of Proficient have evaluated over 100 potential transactions from a wide range of industry segments including, but not limited to, financial services, fintech, media, payment, medical, health care, e-commerce, agriculture, real estate, digital marketing, gaming, telecommunications, education, software, financial, engineering and technology.

The following is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by Proficient but sets forth the significant discussions and steps that Proficient took to reaching a Business Combination Agreement with Lion.

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On October 24, 2019, one of the business partners of Proficient’s representative met with a representative of Lion to commence initial discussions on opportunity of business combination with Proficient, at which time they agreed to have a follow-up meeting in November with Proficient management.

On November 12, 2019, initial discussion was held with team members from Lion for transaction proposal, potential capital raise in connection with the closing of the merger and an estimated timeline and responsibilities checklist.

On November 18, 2019, Proficient and Lion entered into a non-disclosure agreement.

On November 27, 2019, Proficient’s management met with members of senior management of Lion in Lion’s Hong Kong office. A presentation on Proficient was given, including an illustration of a potential merger transaction. Lion gave a presentation on Lion’s business and operations and answer related questions.

On November 28, 2019, Proficient and Lion management further discussed merger structures generally.

On December 4, 2019, Lion discussed with Proficient the preliminary valuation basis.

From December 5 to December 12, 2019, Lion and Proficient, together with Ellenoff Grossman & Schole LLP (“EGS”), Proficient’s counsel, continued to negotiate the terms of a non-binding letter of intent (“LOI”) and on December 17, 2019, Proficient and Lion executed the LOI.

On December 18, 2019, Proficient started searching for professional firms for legal due diligence and valuation services.

On January 6, 2020, Proficient and EGS had a kick off conference with Lion and Lion’s legal advisor, Kirkland & Ellis LLP (“K&E”).

On January 17, 2020, Proficient engaged Grant Thornton for valuation services, Hankun for Hong Kong companies legal due diligence service and Harneys for BVI and Caymans Island companies legal due diligence services. On January 20, 2020, the valuation and respective due diligent work commenced.

From January to March 2020, multiple telephone conferences between the parties and their respective counsels were conducted as negotiations for the terms of the definitive agreements continued and Lion’s financial statements, valuation report and due diligence reports were being prepared and finalized.

On January 30, 2020, Proficient had a call with I-Bankers to discuss the Lion business model in the context of the financial services industry sector, as well as U.S. investor interest in Lion.

On February 8, 2020, Lion met with I-Bankers in San Francisco. I-Bankers and Proficient had several discussions throughout February 2020 regarding the business combination with Lion.

On February 29 and March 2, 2020, Proficient circulated Lion’s company background information for the Proficient’s Board of Directors to review. On March 4, 2020, Proficient’s Board of Directors had a conference call with I-Bankers to discuss the merger opportunity.

On March 5, 2020, Grant Thornton completed the final draft of valuation report.

On March 9, 2020, the Business Combination Agreement was unanimously approved by Proficient’s Board of Directors at a meeting of the Board of Directors.

On March 10, 2020, the parties executed the Business Combination Agreement.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

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Proficient’s Board of Directors’ Reasons for Approval of the Business Combination

Proficient’ Board of Directors listened to and reviewed the materials provided by the Proficient management team. The members of Proficient’ Board of Directors had in-depth discussion by emails, conference calls and during meetings of the Board of Directors in order to determine that the consideration to be paid to Lion was reasonable and that the Business Combination was in the best interests of Proficient’ stockholders.

The materials provided to the Board was obtained from due diligence that the independent third parties and Proficient’ management team conducted of Lion that included:

•	Lion’s 2017/2018 audited and September 30, 2019 reviewed financial statements;
•	Lion’s material contracts;
•	Business review commissioned by Lion;
•	Rick factors review commissioned by Lion;
•	Due diligence reports prepared by Hankun and Harneys;
•	Valuation report prepared by Grant Thornton;
•	Business Combination Agreement (with a summary drafted by EGS);
•	Transaction structure; and
•	Lion’s company background, shareholder structure and organization chart.

The discussion carried out by Proficient Board included the following qualitative and quantitative evaluations made by the Proficient management team regarding Lion in order to enable its Board of Directors to ascertain the reasonableness of the consideration being paid:

Evaluation Criteria	Evaluation of Lion by Proficient Management
A high-quality senior management team	Lion’s management team has extensive industry experience, solid understanding of business operations, and in-depth knowledge of industry trends and customer needs.
Success of new business model and good growth potential	Lion’s is expected to be profitable in 2019 after launch of CFD business, high profit margins, and expansion plans in TRS business by signing ISDAs with CICC and GTJA that may significantly increase revenue and profit.
Competitive advantages	Lion’s headquarters are located in Hong Kong, one of the top financial center in the world. Lion’s subsidiaries have financial services licenses to operate in Hong Kong and Cayman.
Lion’s online and mobile registration and transaction platform provide comprehensive interface to the customers while reduce operational cost. Besides traditional financial products and services, Lion also provide OTC derivatives as hedging tools which have increasing demand in Asia.
An attractive valuation	Lion’s valuation expectations are at an attractive discount to the valuation done by Grant Thornton.
Use of proceeds	Lion has reasonable expectations relating to the use of the funds it will receive in the Business Combination, with a significant portion of the funds earmarked for its ongoing expansion plans in CFD and TRS business.

The tables below summarize the key financial data and quantitative analysis Proficient management presented to the Board in support of its evaluation that Lion’s valuation expectations are at an attractive discount to the fair value from the valuation report.

Lion Historical Financials & Projections

In connection with Proficient’ review of the Business Combination, Lion provided Proficient management with historical financials and certain projections regarding future financial performance. Such information is provided below. The projections were based on internal Lion estimates, which have not been examined by Lion’s auditors, and may not be consistent with actual performance. No assurance can be given that any of the projections set forth below will prove to be accurate, or that the growth described, or any growth, will be able to be achieved. The following information is provided solely for the convenience of the reader.

	Actuals	Projections
	2019(1)	2020E	2021E
(dollars in thousands)
Revenue	$18,542	$55,388	$73,958

Gross profit	$15,484	$33,513	$44,917
Gross profit Margin	84%	61%	61%

Net profit	$8,587	$23,763	$31,755
Net profit Margin	46%	43%	43%
____________

(1)      Unaudited

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Lion’s Due Diligence and Valuation

In addition to the valuation analysis done by Grant Thornton, Proficient’ management and its legal advisors conducted interviews of Lion’s management members. Proficient and its legal advisors also reviewed legal, accounting and other materials in the data room set up for the transaction and analyzed issues and risks discovered in this process.

Proficient’ management and the members of its Board of Directors have long and diverse experience in both operational management and investment and financial management and analysis and, in its opinion, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with Proficient’ search for a merger partner. A detailed description of the experience of Proficient’ Board of Directors is included in the section of this proxy statement/prospectus entitled “Other Information Related to Proficient — Directors and Executive Officers.”

The Proficient’s Board of Directors determined that the consideration being paid in the Business Combination, the amount of which was negotiated at arms-length, was fair to and in the best interests of Proficient and its stockholders and appropriately reflected Lion’s value. The Board of Directors based this conclusion on (i) a comparison of (i) the $253 million enterprise value of Lion from the valuation report done by Grant Thornton; (ii) a review of revenue projections provided by Lion by reviewing key business contract terms and key assumptions supporting the projection, and (iii) a range of qualitative and quantitative factors such as Lion’s market position, management experience, geographic foothold, and future growth opportunities. Such comparison supported the fairness of Proficient’ valuation of Lion.

Based on information provided by Proficient’s management and Grant Thornton as well as information collected in its own diligence of Lion, the Proficient’s Board of Directors concluded that the Business Combination Agreement with Lion was in the best interests of Proficient’s stockholders. The Proficient’s Board of Directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Proficient’s Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Proficient’s Board of Directors may have given different weight to different factors.

Lion’s Risk Factors Consideration

The Proficient’s Board of Directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Macroeconomic risks. Lion’s business is sensitive to general economic and political conditions and other factors beyond its control, and its results of operation are prone to significant and unpredictable fluctuations.

•	Heavily regulated industry. Lion may not be able to obtain or maintain all necessary licenses, permits and approvals and to make all necessary registrations and filings for its business activities in multiple jurisdictions. Local regulations may change from time to time.

•	Material trading losses from market making activities. As a market maker, Lion attempts to derive a profit from the difference between the prices at which it buys and sells CFD products, primarily currency pairs. Since these activities involve the purchase or sale of CFD products for its own account, Lion may incur trading losses.

•	Interest rate risk. Fluctuations in interest rates may negatively affect Lion’s interest income.

•	Liquidity risk. Lion depends on the services of prime brokers and clearing agents to assist in providing it with access to liquidity in CFD trading. The loss of one or more of its prime brokerage relationships could lead to increased transaction costs and capital posting requirements, as well as having a negative impact on its ability to verify its open positions, collateral balances and trade confirmations.

•	Operation risk. A failure in Lion’s information technology, or IT, systems could cause interruptions in its services, undermine the responsiveness of its services, disrupt its business, damage its reputation and cause losses. Lion may be subject to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions on it or its external service providers.

•	Sustainable profitable results. Lion had incurred net losses in the past. Although the new CFD business model showed initial success, it only has a short operation history and may not be sustainable. Lion may incur losses again in the future.

•	Revenue concentration. Lion derives a substantial portion of revenue from a small number of key clients.
•	Other Risks. Various other risks associated with the business of Lion, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Proficient’s Board of Directors concluded that the potential benefits that it and its stockholders expected to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Transactions. The Board of Directors also noted that the Proficient stockholders would have a substantial economic interest in the combined company (depending on the level of Redemption). Accordingly, the Board of Directors unanimously determined that the Business Combination Agreement and the Transactions contemplated therein, were advisable, fair to, and in the best interests of Proficient and its stockholders.

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Satisfaction of 80% Test

It is a requirement under Proficient’s amended and restated articles of incorporation that any business acquired by Proficient have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial Business Combination.

As of March 10, 2020, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $117 million and 80% thereof represents approximately $93.6 million. In reaching its conclusion on the 80% asset test, Proficient’s board of directors used as a fair market value for Lion of $253 million enterprise value provided in the valuation report for Lion by Grant Thornton (the “Valuation Report”), which is before giving any affect for the Merger and was implied based on the terms of the Business Combination agreed to by parties in negotiating the Business Combination Agreement. The Valuation Report considered factors such as revenue projections provided by Lion and a range of qualitative and quantitative factors such as Lion’s market position, management experience, geographic foothold, and future growth opportunities. Such Valuation Report supported the fairness of Proficient’ valuation of Lion.

The Proficient board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Lion met the 80% requirement. Based on the fact that the $253 million fair market value of Lion as described above, is in excess of the threshold of approximately $93.6 million, representing 80% of the balance of the funds in the Trust Account, the Proficient board determined that the fair market value of Lion was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.

Interests of Proficient’s Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of Proficient to vote in favor of approval of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal, stockholders should keep in mind that Proficient’s Initial Stockholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of Proficient stockholders generally. In particular:

•	If the Business Combination with Lion or another business combination is not consummated by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), Proficient will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by Proficient’s Initial Stockholders, including its directors and officers, which were acquired for an aggregate purchase price of $575,000 prior to Proficient’s Initial Public Offering, would be worthless because Proficient’s Initial Stockholders are not entitled to participate in any Redemption or distribution with respect to such shares. Such shares had an aggregate market value of $28.6 million based upon the closing price of $9.95 per share on Nasdaq on March 18, 2020.

•	Proficient’s Sponsor owns an aggregate of 5,375,000 Private Placement Warrants issued by Proficient for an aggregate price of $5,375,000 (or $1.00 per Warrant). This issuance took place on a private placement basis simultaneously with the consummation of the Initial Public Offering and over-allotment option. Such Warrants had an aggregate market value of $0.43 million based upon the closing price of $0.08 per Warrant on Nasdaq on March 18, 2020. The Sponsor waived the right to participate in any Redemption or liquidation distribution with respect to such Private Placement Warrants. Accordingly, the Proficient shares of common stock underlying the Private Placement Warrants will become worthless if Proficient does not consummate a business combination by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus) (as will the Proficient Warrants and Rights held by Public Stockholders).

•	Certain officers and directors of Proficient will be issued 300,000 Class A Ordinary Shares after the Closing of the Business Combination.

•	If Proficient is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Proficient for services rendered or contracted for or products sold to Proficient, but only if such a vendor or target business has not executed a waiver.

•	Proficient’s Initial Stockholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Proficient’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Proficient fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Proficient may not be able to reimburse these expenses if the Business Combination with Lion or another business combination is not completed by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus).

•	Shih-Chung Chou, an affiliate of the Sponsor and a director of Proficient, has committed to Proficient to loan up to $800,000 to Proficient in the event that Proficient’s cash held outside of its Trust Account is less than $150,000. As of the date of this proxy statement/prospectus, there is an aggregate of $[ ] principal amount of loans outstanding.

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Recommendation of Proficient’s Board of Directors

After careful consideration of the matters described above, particularly Lion’s historical performance, potential for growth, the experience of Lion’s management, Lion’s competitive positioning, its customer relationships, and technical skills, Proficient’s board determined unanimously that each of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal, if presented, Proficient’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Proficient board of directors is not meant to be exhaustive but includes the material information and factors considered by the Proficient board of directors.

Pubco’s Amended and Restated Memorandum and Articles of Association

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. Pubco’s Amended and Restated Memorandum and Articles of Association will reflect the following material differences from Proficient’s current amended and restated articles of incorporation:

•	the name of the new public entity will be “Lion Group Holding Ltd.” as opposed to “Proficient Alpha Acquisition Corp.”;

•	Pubco will have an authorized share capital of US$50,000 consisting of 500,000,000 shares with a nominal or par value of US$0.0001 each, comprising (a) 300,000,000 Class A Ordinary Shares; (b) 150,000,000 Class B Ordinary Shares; and (c) 50,000,000 preferred shares;

•	Pubco’s corporate existence is perpetual as opposed to Proficient’s corporate existence terminating if a Business Combination is not consummated by Proficient within a specified period of time; and

•	Pubco’s charter does not include the various provisions applicable only to special purpose acquisition corporations that Proficient’s amended and restated articles of incorporation contains.

As noted above, the provisions of Article Sixth of Proficient’s amended and restated articles of incorporation will not be included in Pubco’s Amended and Restated Memorandum and Articles of Association. The provisions of Article Sixth that are proposed to be deleted, by the terms of the preamble (which will also be deleted), apply only during the period that will terminate upon the consummation of the Business Combination:

•	Section A requires that Proficient submit such Business Combination to its stockholders for approval pursuant to the proxy rules promulgated under the Exchange Act.

•	Section B provides that Proficient may consummate a Business Combination that is submitted to its stockholders for approval only if a majority of the then issued and outstanding shares of common stock present and entitled to vote at the Meeting to approve such Business Combination are voted for the approval of such Business Combination.

•	Section C specifies the procedures for exercising Redemption rights with respect to Public Shares.

•	Section D relates to certain tender offer procedures in connection with a Business Combination.

•	Section E prohibits Proficient from consummating a Business Combination unless Proficient has net tangible assets of at least $5,000,001 upon consummation of such Business Combination.

•	Section F provides that, if a Business Combination is not consummated by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), Proficient will cease all operations except for the purposes of winding up, redeeming 100% of the Public Shares for cash and, subject to approval of Proficient’s then stockholders and Proficient’s board of directors, dissolving and liquidating.

•	Section G provides when holders of Public Shares are entitled to receive distributions from the Trust Account.

•	Section H prohibits a business combination prior to the initial Business Combination.

•	Section I prohibits Proficient from issuing any shares of common stock, any securities convertible into common stock, or any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the common stock on a Business Combination, prior to the consummation of a Business Combination.

•	Section J relates to the classification of directors.

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The preamble and Article Sixth (other than Section J providing for a classified board) relate to the operation of Proficient as a blank check company prior to the consummation of its initial business combination and would not be applicable to Pubco after consummation of the Merger. Accordingly, they would serve no further purpose.

Certain provisions in the Amended and Restated Memorandum and Articles of Association of Pubco, such as the super majority voting requirements for amendments thereto described above, may discourage unsolicited takeover proposals that Pubco’s shareholders may consider to be in their best interest and may make the removal of Pubco’s incumbent management more difficult.

Other anti-takeover provisions under the Amended and Restated Memorandum and Articles of Association of Pubco include:

•	Undesignated Preferred Shares. Pubco’s board of directors will have the ability to designate and issue preferred shares with voting or other rights or preferences that could deter hostile takeovers or delay changes in its control or management.

•	Directors Removed Only for Cause. Pubco’s Amended and Restated Memorandum and Articles of Association will provide that shareholders may remove directors only for cause.

For discussions on risks associated with the above anti-takeover provisions, please see “Risk Factors — Provisions in Pubco’s Amended and Restated Memorandum and Articles of Association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.”

Comparison of Corporate Governance and Shareholder Rights

Pubco is an exempted company incorporated under the Companies Law (Revised) of the Cayman Islands (the “Companies Law”). Cayman Islands law and Pubco’s Amended and Restated Memorandum and Articles of Association (the “Amended Articles”) will govern the rights of its shareholders. The Companies Law differs in some material respects from laws generally applicable to United States corporations and their shareholders. In addition, the amended and restated memorandum and articles of association will differ in certain material respects from the certificate of incorporation and bylaws of Proficient. As a result, when you become a shareholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of Proficient.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of Proficient and Pubco according to applicable law and/or the organizational documents of Proficient and Pubco. You also should review the amended and restated memorandum and articles of association of Pubco (as it will be amended and restated immediately prior to the Business Combination), as well as the Nevada corporate law and corporate laws of the Cayman Islands, including the Companies Law, to understand how these laws apply to Proficient and Pubco.

Provision	Proficient (A Nevada Corporation)	Pubco (An Exempted Company under Cayman Islands Law)
Applicable legislation	Nevada Revised Statutes (“NRS”)	The Companies Law
Capital Stock/Shares

Proficient is authorized to issue 151,000,000 shares, consisting of 150,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001 per share. The current amended and restated articles of incorporation provides that holders of shares of common stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote.

Pubco has 500,000,000 authorized shares with a par value of US$0.0001 each, comprising (a) 300,000,000 Class A Ordinary Shares; (b) 150,000,000 Class B Ordinary Shares; and (c) 50,000,000 preferred shares. In respect of matters requiring the votes of shareholders, holders of Class A Ordinary Shares will be entitled to one vote per share, while holders of Class B Ordinary Shares will be entitled to 10 votes per share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.
Special Vote Required for Combinations with Interested Stockholders/Shareholders

Except as set forth in the constitutional documents, a corporation may not engage in a business combination with an interested stockholder for a period of two years after the time of the transaction in which the person became an interested stockholder unless certain statutory requirements are satisfied.

No similar provisions
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Subject to certain statutory limitations, minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Special Stockholder/Shareholder Meetings	Stockholder approval of mergers and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.

Shareholder approval of mergers or consolidations and amendments of constitutional documents require the approval of not less than two-thirds of the shares present and voting at a meeting of shareholders is required.

Quorum

Except as provided otherwise in the constitutional documents, quorum is a majority of the voting power of all outstanding shares of capital stock of entitled to vote. If any specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum.

Except as otherwise provided by the Pubco’s Amended Articles, one or more shareholders holding at least a majority of the paid up voting share capital of Pubco present in person or by proxy and entitled to vote at the general meeting shall form a quorum.

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Provision	Proficient (A Nevada Corporation)	Pubco (An Exempted Company under Cayman Islands Law)
Stockholder/Shareholder Consent to Action Without Meeting

Stockholder action may be approved by written resolution in lieu of a meeting of outstanding stock entitled to vote on such matters having not less than the minimum number of votes that would be necessary to authorize such action at a meeting.

The Amended Articles allow shareholder to consent to action without a meeting.

A resolution in writing signed by all the Shareholders for the time being entitled to received notice of and to attend and vote at general meetings of Pubco shall be as valid and effective as if the same had been passed at a general meeting of Pubco duly convened and held.

Inspection of Books and Records

Any stockholder of no less than 6 month or anyone authorized by holders of at least 5% of the outstanding shares may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

The Amended Articles provide that the directors of Pubco may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of Pubco or any of them shall be open to the inspection of shareholders not being directors, and no shareholder (not being a director) shall have any right of inspecting any account or book or document of Pubco except as conferred by law or authorized by the directors or by ordinary resolution.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors

The NRS requires the vote of the holders of at least two-thirds of voting power of the issued and outstanding stock entitled to vote at an election of directors in order to remove a director or all of the directors, with or without cause.

The Amended Articles of Pubco provides that, subject to the articles therein, a director shall hold office until such time as he is removed from office by ordinary resolution.

The Amendment Articles also provide that subject to the articles therein. Pubco may by ordinary resolution appoint any person to be a director.

Fiduciary Duties of Directors	Under NRS, the directors own fiduciary duties to the corporation, which are to exercise their respective powers in good faith and with a view to the interests of the corporation.

A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

The NRS generally permits a corporation to indemnify any director or officer who acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a non-derivative action involving a criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful). Under the NRS, the person seeking indemnity may also be indemnified if he or she is not liable for his or her actions under Nevada law.

A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to dishonesty, wilful default or fraud.
Limited Liability of Directors

Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, unless it is proved that (a) the director failed to act in good faith, on an informed basis and with a view to the interests of the corporation, (b) the director’s act or failure to act constituted a breach of his fiduciary duties,; and (c) such breach involved intentional misconduct, fraud or a knowing violation of law.

Liability of directors may be limited, except with regard to their own fraud or willful default.

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Material U.S. Federal Income Tax Considerations

The following summary discusses the material U.S. federal income tax considerations for beneficial owners of shares of Proficient common stock, Proficient Rights and Proficient Warrants (collectively, the “Proficient securities”) of (i) electing to have their shares of Proficient common stock redeemed for cash if the Business Combination is completed, (ii) the Business Combination and (iii) the ownership and disposition of Class A Ordinary Shares and Pubco warrants (collectively, the “Pubco securities”) acquired pursuant to the Merger. This discussion applies only to Proficient securities and Pubco securities held as capital assets for U.S. federal income tax purposes, and does not describe all of the tax consequences that may be relevant to beneficial owners of Proficient securities and Pubco securities in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or beneficial owners who are subject to special rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•	government agencies or instrumentalities thereof;

•	regulated investment companies and real estate investment trusts;

•	expatriates or former residents of the United States;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the Proficient securities or Pubco securities;

•	persons holding the Proficient securities or Pubco securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders who are controlled foreign corporations or passive foreign investment companies;

•	U.S. holders actually or constructively owning 5% or more of the shares of Proficient common stock or the Class A Ordinary Shares; or

•	tax-exempt entities.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our securities through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of Proficient securities, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership. This discussion also does not address or consider the tax treatment of Proficient’s sponsor or its direct or indirect owners.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations all in effect as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Because Units (each Unit consisting of one share of Proficient common stock, one Proficient Right and one Proficient Warrant) can be separated into their component parts at the option of the holder, a beneficial owner of a Proficient Unit should be treated as the owner of the underlying component Proficient securities for U.S. federal income tax purposes, rather than as the owner of an integrated instrument consisting of the underlying component Proficient securities. However, this issue is not free from doubt and the IRS could assert, or a court could sustain a position, that a Unit should be treated as an integrated instrument. If the Units were treated as integrated instruments, each Unit would likely be treated as stock for U.S. federal income tax purposes, in which case the tax considerations described herein to a beneficial owner of a Unit who has not separated the Unit into its component parts would generally correspond to the tax considerations described below to a beneficial owner of shares of Proficient common stock and the portions of the discussion describing the tax consequences in respect of Proficient Rights and Proficient Warrants would not apply. The remainder of this discussion assumes that each share of Proficient common stock, each Proficient Right and each Proficient Warrant that compose a Unit is treated for U.S. federal income tax purposes as a separate instrument owned by their beneficial owner (as the deemed owner of the underlying component Proficient securities). References in this discussion to “ordinary shares” refer to shares of Proficient common stock or Pubco Ordinary Shares and references to “warrants” refer to Proficient Warrants or Pubco warrants, as the context may require.

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Tax Treatment of Pubco

Tax Residence of Pubco for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Pubco, which is a Cayman Islands-incorporated entity, would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 of the Code and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Pubco should be taxed as a U.S. corporation for U.S. federal income tax purposes under section 7874, Pubco would be liable for U.S. federal income tax on its income like any other U.S. corporation, and certain distributions made by Pubco to non-U.S. holders of Pubco securities would be subject to U.S. withholding tax. Taxation as a U.S. corporation could have a material adverse effect on Pubco’s financial position and results from operations. The section 7874 rules are complex and require analysis of all relevant facts and circumstances, and there is limited guidance and significant uncertainties as to their application.

Under section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s expanded affiliated group does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities (the “substantial business activities test”), and (3) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation, as determined under complex share ownership rules described below, which are uncertain in their application in many circumstances and are intended to increase the percentage ownership for these purposes (the “Ownership Test”). For this purpose, “expanded affiliated group” generally means the foreign acquiring corporation and all subsidiary corporations in which such foreign corporation owns, directly or indirectly, more than 50% of the stock (by vote and value) after the foreign acquiring corporation’s acquisition of the assets of the U.S. corporation.

In the Merger, Pubco will indirectly acquire all of Proficient’s assets through the acquisition of all of the outstanding Proficient common stock. As a result, the determination of whether Pubco will be treated as a U.S. corporation for U.S. federal income tax purposes will depend on the application of the substantial business activities test and the Ownership Test.

Pubco is not expected to satisfy the substantial business activities test based on its activities in the Cayman Islands after the completion of the Business Combination. Accordingly, Pubco must determine whether the Ownership Test has been met.

Based on the complex rules for determining share ownership under section 7874 and certain factual assumptions and determinations that are uncertain in application, former Proficient stockholders are expected to be treated as holding less than 80% (by both vote and value) of Pubco Ordinary Shares by reason of their former ownership of Proficient common stock for these purposes. Therefore, Pubco is not expected to satisfy the Ownership Test, and Pubco is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under section 7874. However, the application of the Ownership Test is extremely complex, and the applicable Treasury regulations relating to the Ownership Test are subject to significant uncertainty and there is limited guidance regarding their application. Moreover, the application of the Ownership Test to the facts and circumstances of the proposed transaction are uncertain. In addition, changes to the rules in section 7874 or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect Pubco’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

Limitation on the Use of Proficient’s U.S. Federal Income Tax Attributes

Following the acquisition of a U.S. corporation by a non-U.S. corporation, even if the 80% Ownership Test is not met, section 7874 may apply to limit the ability of the acquired U.S. corporation, i.e., Proficient, and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. Specifically, if (a) Pubco does not satisfy the “substantial business activities test” and (b) the former Proficient stockholders are treated as holding, as determined under the Ownership Test, at least 60% (but less than 80%), by either vote or value, of the shares of Pubco by reason of holding stock in Proficient (the “60% Ownership Test”), the taxable income of Proficient (and any person related to it) for any given year, within a ten-year period beginning on the date of the merger, will be no less than that person’s “inversion gain” for that taxable year. Proficient’s inversion gain includes gain from the transfer of stock or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the transactions, or, if after the transactions, is transferred or licensed to a non-U.S. related person. Further, the Tax Cuts and Jobs Act imposed additional requirements on a U.S. corporation that has failed the “substantial business activities test” and the 60% Ownership Test (an “expatriated entity”), including that the expatriated entity must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related foreign person within the meaning of section 59A of the Code.

Based on the rules under section 7874, it is expected that the former Proficient stockholders will be treated as receiving at least 60% of the vote or value of the Pubco Ordinary Shares by reason of holding shares of Proficient common stock. In such case, Proficient would be subject to the adverse rules described in the preceding paragraph, as the Pubco expanded affiliated group is not expected to meet the “substantial business activities” test in connection with the Business Combination (see discussion under “—Tax Residence of Pubco for U.S. Federal Income Tax Purposes”). Nevertheless, the application of these rules to Proficient is not expected to have a material impact on Pubco, as Proficient is a special purpose acquisition corporation with little to no tax attributes, although there can be no assurances in this regard.

The inversion rules in section 7874 are complex and there is limited guidance regarding their application. No opinion of counsel or IRS ruling has been sought regarding the application of these rules to the Business Combination. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. Holders of shares of Proficient common stock should consult with their independent tax advisors regarding the potential application of section 7874 to the Business Combination.

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U.S. Holders

This section applies to you if you are a U.S. holder. A “U.S. holder” is a beneficial owner of Proficient securities or Pubco securities who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

ALL HOLDERS OF PROFICIENT SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

The Merger

Subject to the discussions below of Proficient Rights, Proficient Warrants and section 367(a) of the Code, the exchange by a U.S. holder of shares of Proficient common stock for Pubco Ordinary Shares pursuant to the Merger, together with the Share Exchange, is expected to qualify as an exchange within the meaning of section 351(a) of the Code (and, possibly, as a “reorganization” under section 368 of the Code). Assuming such qualification, a U.S. holder that exchanges its shares of Proficient common stock in the Merger for Pubco Ordinary Shares generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the shares of Proficient common stock surrendered in the Merger in exchange therefor. The holding period of the Pubco Ordinary Shares should include the period during which the shares of Proficient common stock surrendered in the Merger in exchange therefor were held, although the running of the holding period for the shares of Proficient common stock may be suspended as a result of any redemption rights with respect thereto.

The appropriate U.S. federal income tax treatment of Proficient Rights in connection with the Merger is uncertain. It is possible that the Proficient Rights could be treated in a manner similar to options to acquire shares of Proficient or Pubco, in which case a U.S. holder generally should not recognize gain or loss upon the acquisition of Pubco Ordinary Shares on the conversion of the Proficient Rights pursuant to the Merger. In such case, such Pubco Ordinary Shares should have a tax basis equal to such U.S. holder’s tax basis in the Proficient Rights, and the holding period of such Pubco Ordinary Shares should begin on the day after such conversion. However, there is a risk that alternate characterizations of the Proficient Rights could result in U.S. federal income tax consequences to U.S. Holders of Proficient Rights that differ from those described herein. Due to the absence of authority on the U.S. federal income tax treatment of the Proficient Rights, there can be no assurance on the characterization of the Proficient Rights that would be adopted by the IRS or a court of law. Accordingly, U.S. holders of Proficient Rights are urged to consult with their tax advisors regarding the treatment of their Proficient Rights in connection with the Merger.

The appropriate U.S. federal income tax treatment of Proficient Warrants in connection with the Merger is also uncertain. The economic terms of the Proficient Warrants are not otherwise being changed pursuant to the Merger, and the terms of the warrants, when originally issued, contemplated the warrants becoming exercisable for shares of another corporation under circumstances similar to the Merger. Accordingly, it is possible that the Proficient Warrants, which will become exercisable on the later of 30 days following the Merger for one Pubco share or twelve months from the closing of the Initial Public Offering for one share of Proficient common stock, should not be treated for U.S. federal income tax purposes as having been exchanged for “new” warrants or otherwise transferred or exchanged pursuant to the Merger, in which case a U.S. holder of Proficient Warrants should not recognize gain or loss with respect to such warrants as a result of the Merger, and the aggregate adjusted tax basis of the Pubco warrants of a U.S. holder should be equal to the adjusted tax basis of such holder’s Proficient Warrants immediately prior to the Merger. In such case, the holding period of the Pubco warrants should include the period during which the Proficient Warrants surrendered in the Merger in exchange therefor were held. Alternatively, it is possible that a U.S. holder of Proficient Warrants could be treated as exchanging such Proficient Warrants for “new” warrants. If so treated, a U.S. holder could be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the Pubco warrants held by it immediately following the Merger and the adjusted tax basis of the Proficient Warrants held by it immediately prior to the Merger. As a third alternative, it is also possible that a U.S. holder of Proficient Warrants could be treated as transferring its Proficient Warrants and shares of Proficient common stock to Pubco in exchange for Pubco warrants and Pubco Ordinary Shares in an exchange governed only by section 351 of the Code (and not by section 368 of the Code). If so treated, a U.S. holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Pubco warrants treated as received by such holder and the Pubco Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the Proficient Warrants and shares of Proficient common stock treated as having been exchanged therefor) and (ii) the fair market value of the Pubco warrants treated as having been received by such holder in such exchange. If the deemed transfer of Proficient Warrants also qualifies as part of a “reorganization” within the meaning of section 368 of the Code, a U.S. holder of Proficient Warrants generally should not recognize any gain or loss on any such deemed transfer of Proficient Warrants, and such U.S. holder’s basis in the Pubco warrants deemed received should be equal to the U.S. holder’s basis in its Proficient Warrants deemed transferred. However, the requirements for qualification of the Merger as a “reorganization” under section 368 of the Code are more stringent in certain respects than the requirements for qualification as an exchange under section 351 of the Code, and there can be no assurance that the transaction will also qualify under section 368. Additionally, if the deemed transfer of Proficient Warrants is governed by either section 351 of the Code or section 368 of the Code, section 367(a) of the Code, discussed below, is expected to apply to treat a U.S. holder of Proficient Warrants as exchanging such Proficient Warrants for “new” warrants in the manner, and with the tax consequences, described above. U.S. holders of Proficient Warrants are urged to consult with their tax advisors regarding the treatment of their Proficient Warrants in connection with the Merger.

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Section 367(a). Assuming Pubco is not treated as a domestic corporation under section 7874 of the Code as described above, under special rules contained in section 367(a) of the Code and the Treasury Regulations promulgated thereunder, U.S. holders of shares of Proficient common stock are expected to recognize gain, if any, but not loss on such exchange of their shares of Proficient common stock for Pubco Ordinary Shares. An exception would apply if: (i) the U.S. holders of the U.S. corporation receive stock representing 50% or less (by vote and value) of the non-U.S. corporation in the transaction, (ii) 50% or less (by vote and value) of the non-U.S. corporation is held by officers, directors, or 5% U.S. shareholders of the U.S. corporation immediately after the transaction, (iii) in the case of a 5% U.S. shareholder, a “gain recognition agreement” is filed, and (iv) the non-U.S. corporation satisfies a 36-month active trade or business test outside the United States (which may be satisfied through the acquisition of a non-U.S. corporation) and has a fair market value equal to or greater than the U.S. corporation. It is not expected that the U.S. holders of shares of Proficient common stock will receive stock representing 50% or less (by vote and value) of Pubco in the Business Combination. Accordingly, it is expected that U.S. holders of shares of Proficient common stock will be required to recognize gain (but not loss) on their exchange of shares of Proficient common stock for Pubco Ordinary Shares in the Merger in an amount equal to the excess, if any, of the fair market value of Pubco Ordinary Shares received in the Merger over the U.S. holder's adjusted tax basis in the shares of Proficient common stock exchanged therefor. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for shares of Proficient common stock exceeds one year at the time of the Merger.

If, contrary to our expectations, the exchange of shares of Proficient common stock in exchange for Pubco Ordinary Shares in the Merger, together with the Share Exchange, does not qualify as an exchange described in section 351(a) of the Code for U.S. federal income tax purposes (and does not qualify as a “reorganization” under section 368 of the Code), the U.S. federal income tax consequences to a U.S. holder that exchanges shares of Proficient common stock for Pubco Ordinary Shares in the Merger should not differ from the consequences set forth above, except that such U.S. holder should, in such case, generally be able to recognize any loss that is realized on the exchange.

U.S. holders are urged to consult their tax advisors as to the particular consequences of section 367(a) of the Code on the exchange of shares of Proficient common stock for Pubco Ordinary Shares pursuant to the Merger.

Redemption of Shares of Proficient Common Stock

In the event that a U.S. holder’s shares of Proficient common stock are redeemed pursuant to the redemption provisions described in this registration statement under “Special Meeting of Stockholders of Proficient—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the shares of Proficient common stock under section 302 of the Code. If the redemption qualifies as a sale of the shares of Proficient common stock, the U.S. holder will be treated in the same manner as described under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Warrants” below. If the redemption does not qualify as a sale of shares of Proficient common stock, the U.S. holder will be treated as receiving a corporate distribution with similar tax consequences to those described below under “—U.S. Holders—Taxation of Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Proficient common stock treated as held by the U.S. holder (including any shares constructively owned by the U.S. holder, including as a result of owning Proficient Rights or Proficient Warrants) relative to all of the shares of Proficient common stock outstanding both before and after the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by Pubco in the Business Combination). The redemption of shares of Proficient common stock generally will be treated as a sale of the shares of Proficient common stock (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. holder’s interest in Proficient, (ii) is “substantially disproportionate” with respect to the U.S. holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder generally should take into account not only shares actually owned by the U.S. holder, but also shares of Proficient common stock (or Pubco Ordinary Shares) constructively owned by it. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include shares of Proficient common stock or Pubco Ordinary Shares which could be acquired pursuant to the exercise of Proficient Rights, Proficient Warrants or Pubco warrants. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of Proficient common stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of Proficient common stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. holder immediately prior to the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by Pubco in the Business Combination). The redemption of the shares of Proficient common stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Proficient (for this purpose, the shares outstanding after the redemption should take into account shares issued by Pubco in the Business Combination). Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Proficient will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “—U.S. Holders—Taxation of Distributions,” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed shares of Proficient common stock will be added to the U.S. holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. holder’s adjusted tax basis in its Proficient Rights or Proficient Warrants or possibly in other shares constructively owned by it.

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Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if Pubco, or any of its subsidiaries, is treated as a passive foreign investment company, or PFIC, for any taxable year during which the U.S. holder holds Pubco Ordinary Shares. A non-U.S. corporation, such as Pubco, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if Pubco owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, Pubco will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

Whether Pubco or any of its subsidiaries is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Among other factors, fluctuations in the market price of Pubco Ordinary Shares and how, and how quickly, Pubco uses liquid assets and cash obtained in the Business Combination may influence whether Pubco or any of its subsidiaries is treated as a PFIC. Accordingly, we are unable to determine whether Pubco or any of its subsidiaries will be treated as a PFIC for the taxable year of the Business Combination or for future taxable years, and there can be no assurance that Pubco or any of its subsidiaries will not be treated as a PFIC for any taxable year. Moreover, Pubco does not expect to provide a PFIC annual information statement for 2020 or going forward.

If Pubco or any of its subsidiaries were to be treated as a PFIC, U.S. holders holding Pubco Ordinary Shares could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such shares and certain distributions received on such shares. Certain elections (including a mark-to-market election) may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their investment in Pubco Ordinary Shares.

Controlled Foreign Corporation Rules

Special rules would apply if Pubco or any of its non-U.S. subsidiaries is classified as a “controlled foreign corporation,” or CFC, for U.S. federal income tax purposes. A foreign corporation will generally be classified as a CFC if more than 50% of its outstanding shares, measured by reference to voting power or value, are owned (directly, indirectly or constructively under section 318 of the Code) by “10% U.S. Shareholders.” For this purpose, a “10% U.S. Shareholder” is any U.S. person that owns directly, indirectly or by attribution, 10% or more of the voting power of the issued and outstanding stock of such foreign corporation. Additionally, as a result of changes introduced by the Tax Cuts and Jobs Act, even absent 10% U.S. Shareholders with direct or indirect interests in a foreign corporation, a U.S. subsidiary of Pubco alone may cause certain related foreign corporations to be treated as CFCs by reason of “downward attribution.” Given that Pubco will be publicly held, the constructive ownership rules under section 318 of the Code may make it difficult to determine whether any U.S. person is a 10% U.S. Shareholder as to Pubco and its non-U.S. subsidiaries and whether Pubco or any of its non-U.S. subsidiaries is a CFC. Because the Pubco group is expected to include one or more U.S. subsidiaries (e.g., Proficient), Pubco’s non-U.S. subsidiaries could be treated as CFCs (regardless of whether Pubco is treated as a CFC), depending on the structure of the Pubco group after the Business Combination.

If Pubco or any of its non-U.S. subsidiaries were to be classified as a CFC, a 10% U.S. Shareholder must report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property held by CFCs, regardless whether any distributions are made. In addition, gain on the sale of the CFC stock by a 10% U.S. Shareholder (during the period that the corporation is a CFC and thereafter for a five-year period) would be classified in whole or in part as a dividend, to the extent of certain of the CFC’s earnings and profits. An individual that is a 10% U.S. Shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a 10% U.S. Shareholder that is a U.S. corporation. Failure to comply with these reporting and tax paying obligations may subject a 10% U.S. Shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. Pubco cannot provide any assurances that it will assist investors in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any investor is treated as a 10% U.S. Shareholder with respect to any such CFC or furnish to any 10% U.S. Shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A United States investor should consult its tax advisors regarding the potential application of these rules to an investment in Pubco Ordinary Shares.

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Taxation of Distributions

A U.S. holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on the Pubco Ordinary Shares. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by Pubco will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. holder’s basis in its shares (but not below zero) and any excess, will be treated as gain from the sale or exchange of such shares as described below under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Warrants.”

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income.

The rules governing the foreign tax credit are complex and the outcome of their application depends in large part on the U.S. holder’s individual facts and circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

With respect to non-corporate U.S. holders, under tax laws currently in effect, dividends generally will be taxed as ordinary income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Warrants

Upon a sale or other taxable disposition of Pubco Ordinary Shares or Pubco warrants and subject to the PFIC rules discussed above, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Pubco Ordinary Shares or Pubco warrants.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Pubco Ordinary Shares or Pubco warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the shares of Proficient common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Pubco Ordinary Shares or Pubco warrants so disposed of. A U.S. holder’s adjusted tax basis in its Pubco Ordinary Shares or Pubco warrants generally will equal the U.S. holder’s acquisition cost of the shares of Proficient common stock or Proficient Warrants exchanged therefor (see “—U.S. Holders—The Merger” above) or, as discussed below, the U.S. holder’s initial basis for Pubco Ordinary Shares received upon exercise of Pubco warrants, less, in the case of a Pubco Ordinary Share, any prior distributions treated as a return of basis.

Exercise or Lapse of a Pubco Warrant

Except as discussed below with respect to the cashless exercise of a Pubco warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a Pubco Ordinary Share on the exercise of a Pubco warrant for cash. A U.S. holder’s tax basis in a Pubco Ordinary Share received upon exercise of the Pubco warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the Proficient Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Pubco Ordinary Share received upon exercise of the Pubco warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pubco warrant and will not include the period during which the U.S. holder held the Pubco warrant. If a Pubco warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Pubco warrant.

The tax consequences of a cashless exercise of a Pubco warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the Pubco Ordinary Shares received would equal the holder’s basis in the Pubco warrants exercised therefore. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Pubco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pubco warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Shares would include the holding period of the Pubco warrants exercised therefore.

It is also possible that a cashless exercise of a Pubco warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Pubco warrants treated as surrendered to pay the exercise price of the Pubco warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Pubco Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Pubco warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the Pubco Ordinary Shares received would equal the U.S. holder’s tax basis in the Pubco warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the Pubco Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Pubco warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Pubco warrants.

Possible Constructive Distributions

The terms of each Pubco warrant provide for an adjustment to the number of Pubco Ordinary Shares for which the Pubco warrant may be exercised or to the exercise price of the Pubco warrant in certain events, as discussed in the section of this registration statement captioned “Description of Pubco Securities—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Pubco warrant would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the holder’s proportionate interest in Pubco’s assets or earnings and profits (e.g., through an increase in the number of Pubco Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Pubco Ordinary Shares which is taxable to the U.S. holders of such shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from Pubco equal to the fair market value of such increased interest.

Tax Reporting

Individuals and certain domestic entities that are U.S. holders will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938, subject to certain exceptions. An interest in Pubco constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. holders are urged to consult with their tax advisors regarding the foreign financial asset reporting obligations and their application to Pubco securities.

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Non-U.S. Holders

This section applies to you if you are a Non-U.S. holder. A “Non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of Proficient securities or Pubco securities who or that is not a U.S. holder, including:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our securities.

Assuming that Pubco is not treated as a domestic corporation under the rules discussed above or otherwise, dividends (including constructive dividends) paid or deemed paid to a Non-U.S. holder in respect to Pubco’s shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Pubco Ordinary Shares or Pubco warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, special rules may apply to a non-U.S. holder that is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our securities.

Dividends and gains that are effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Pubco warrant, or the lapse of a Pubco warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “—U.S. Holders—Exercise or Lapse of a Pubco Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. holder’s gain on the sale or other disposition of the Pubco Ordinary Shares and Pubco warrants.

Reporting and Backup Withholding

Dividend payments with respect to the Pubco Ordinary Shares and proceeds from the sale, exchange or redemption of the Pubco Ordinary Shares or Pubco warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly-executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

88

Foreign Account Tax Compliance Act

In certain circumstances, legislation commonly known as the Foreign Account Tax Compliance Act, which is referred to herein as FATCA, imposes a withholding tax of 30% on U.S.-source interest and dividend income received by certain non-U.S. financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Similarly, U.S.-source interest and dividends received by a holder that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a tax rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor will generally be required to provide to the IRS. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from asset dispositions. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the shares of Pubco Ordinary Shares are held will affect the determination of whether such withholding is required. Holders should consult their tax advisors regarding the possible implications of the FATCA rules in their particular situations.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, Proficient will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Lion comprising the ongoing operations of the combined company, Lion senior management comprising the senior management of the combined company, and the former owners and management of Lion having control of the board of directors after the Merger by virtue of being able to appoint at least a majority of the directors of the combined company. In accordance with guidance applicable to these circumstances, the Merger will be treated as the equivalent of Lion issuing shares for the net assets of Proficient, accompanied by a recapitalization. The net assets of Proficient will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Lion.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with Registrar of Companies of the Cayman Islands and the Secretary of State of the State of Nevada necessary to effectuate the Merger.

Required Vote and Recommendation of the Board

The approval of the Business Combination Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding shares of Proficient common stock as of the Record Date for the Meeting. Abstentions and broker non-votes will not have an effect on the Business Combination Proposal.

Additionally, the Business Combination will not be consummated if, upon consummation of the Business Combination, Proficient has less than $5,000,001 of net tangible assets after taking into account the holders of Public Shares that properly demanded that Proficient convert their Public Shares into their pro rata share of the Trust Account.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

THE PROFICIENT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PROFICIENT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

89

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

Proficient is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Transactions.

The unaudited pro forma combined balance sheet as of December 31, 2019 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the three months ended December 31, 2019 and the twelve months ended September 30, 2019 gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented. This information should be read together with Lion’s and Proficient’s audited and unaudited financial statements and related notes, “Lion’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Proficient’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of December 31, 2019 has been prepared using the following:

•	Lion’s unaudited historical balance sheet as of September 30, 2019, as included elsewhere in this proxy statement/prospectus, and

•	Proficient’s unaudited historical condensed balance sheet as of December 31, 2019, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the three months ended December 31, 2019 has been prepared using the following:

•	Lion’s unaudited historical statement of operations for the three months ended December 31, 2019, and

•	Proficient’s unaudited historical condensed statement of operations for the three months ended December 31, 2019, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the twelve months ended September 30, 2019 has been prepared using the following:

•	Lion’s unaudited historical statement of operations for the twelve months ended September 30, 2019

•	Proficient’s audited historical condensed statement of operations for the twelve months ended September 30, 2019, as included elsewhere in this proxy statement/prospectus

90

Description of the Transactions

On March 10, 2020, Proficient entered into the Business Combination Agreement with Lion, Pubco, Merger Sub, and the other parties thereto (Proficient, collectively with Merger Sub, shall be referred to as “Proficient” in these unaudited pro forma combined financial statements).

The Business Combination Agreement provides for (i) the merger of Merger Sub with Proficient, with Proficient surviving the Merger and the security holders of Proficient becoming security holders of Pubco, (ii) immediately prior to the effectiveness of such Merger, the exchange of 100% of the outstanding ordinary shares of Lion by the Sellers for capital shares of Pubco and (iii) the adoption of Pubco’s amended and restated memorandum and articles of association.  The Class A ordinary shares and the Class B ordinary shares will be identical except that the Class B ordinary shares shall (i) entitle the holder to 10 votes per share and (ii) be convertible, at the election of the holder, into Class A ordinary shares on a one-to-one basis. As a result of and upon consummation of the Business Combination, each of Proficient and Lion will become a wholly-owned subsidiary of Pubco, as described in this proxy statement/prospectus and Pubco will become a new public company owned by the prior stockholders of Proficient and the prior shareholders of Lion.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination (i) each outstanding share of common stock of Proficient will be converted into one Class A Ordinary Share, (ii) each outstanding Warrants will be converted into one warrant of Pubco that entitles the holder thereof to purchase one Class A Ordinary Share in lieu of one share of common stock of Proficient and otherwise upon substantially the same terms and conditions, and (iii) each Right will be exchanged for one-tenth of one Class A Ordinary Share. Accordingly, this proxy statement/prospectus covers the issuance by Pubco of an aggregate of 13,042,000 Class A Ordinary Shares, 17,795,000 warrants and 17,795,000 Class A Ordinary Shares issuable upon exercise of warrants.

The Exchange Consideration will equal to without duplication (i) $125,000,000, plus (or minus, if negative) (ii) Lion’s net working capital less a target net working capital of $815,000, minus (ii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of Lion and its subsidiaries, and minus (iii) the amount of any unpaid transaction expenses of Lion, with each Pubco ordinary share to be issued to the Sellers valued at a price per share equal the price at which each share of Proficient common stock is redeemed pursuant to the redemption by Proficient of its public stockholders in connection with Proficient’s initial business combination, as required by its amended and restated articles of incorporation; except that 30% of the Exchange Shares otherwise issuable to the Sellers at the Closing will be set aside in escrow until released upon the satisfaction of certain financial milestones and 15% of the Exchange Shares otherwise issuable to the Sellers at the Closing will be set aside in escrow to satisfy post Closing purchase price adjustments and indemnification claims.

Additionally, at the Closing, Pubco will deliver to the Escrow Agent a number of Class B Exchange Shares (each valued at the Redemption Price) equal to thirty percent (30%) of the estimated Exchange Consideration otherwise issuable to the Sellers at the Closing to be held, along with any dividends, distributions or income thereon in the Earnout Escrow Account and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement.

•	In the event that the 2021 Net Income, as set forth in Pubco’s audited financial statements, is equal to or greater than First Net Income Target, then, the Class B Sellers’ rights to the First Half Earnout Property shall vest and shall no longer be subject to forfeiture. If the 2021 Net Income is less than the First Net Income Target, but is equal to or greater than $9,500,000, then the Class B Sellers’ rights to 50% of the First Half Earnout Property shall vest and shall no longer be subject to forfeiture. In all other cases, the First Half Earnout Property will be forfeited.

•	In the event that the 2022 Net Income, as set forth in Pubco’s audited financial statements, is equal to or greater than the Second Net Income Target, then the Class B Sellers’ rights to the Second Half Earnout Property shall vest and shall no longer be subject to forfeiture. If the 2022 Net Income is less than the Second Net Income Target, but is equal to or greater than $10,925,000, then the Class B Sellers’ rights to 50% of the Second Half Earnout Property shall vest and shall no longer be subject to forfeiture. In all other cases, the Second Half Earnout Property will be forfeited.

91

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Proficient will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Lion shareholders expecting to have a majority of the voting power of the combined company, Lion comprising the ongoing operations of the combined entity, Lion comprising a majority of the governing body of the combined company, and Lion’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Lion issuing stock for the net assets of Proficient, accompanied by a recapitalization. The net assets of Proficient will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Lion.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Lion and Proficient have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Pubco, Purchaser Merger Sub and Company Merger Sub, and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Proficient’s common stock:

•	Scenario 1 - Assuming no redemptions for cash: This presentation assumes that no Proficient stockholders exercise redemption rights with respect to their common stock upon consummation of the Transactions; and
•	Scenario 2 - Assuming redemptions of 10,457,789 shares of Proficient common stock for cash: This presentation assumes that Proficient stockholders exercise their redemption rights with respect to a maximum of 10,457,789 shares of common stock upon consummation of the Transactions at a redemption price of approximately $10.177 per share. The maximum redemption amount is derived from a minimum of $5,000,001 in net tangible assets and $5,000,000 of cash required to pay Proficient’s transaction expenses, after giving effect to the payments to redeeming stockholders.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 12,612,491 shares of common stock to be issued to Lion shareholders.

As a result of the Transactions, assuming no Proficient stockholders elect to redeem their shares for cash, Lion will own approximately 44.2% of Pubco Ordinary Shares to be outstanding immediately after the Transactions, or 86.1% of voting rights, and Proficient stockholders will own approximately 55.8% of Pubco Ordinary Shares, or 13.9% of voting rights, based on the number of Pubco Ordinary Shares outstanding as of December 31, 2019 (in each case, not giving effect to any shares issuable to them upon exercise of warrants or the unit purchase option). If 10,457,789 shares of common stock are redeemed for cash, which assumes the maximum redemption of Proficient’s shares and providing for a minimum of $5,000,001 in net tangible assets and $5,000,000 of cash expenses in connection with the Business Combination after giving effect to payments to redeeming stockholders, Lion will own approximately 69.8% and Proficient will own approximately 30.2% of Pubco Ordinary Shares to be outstanding immediately after the Merger, or 94.7% and 5.3% of voting rights, respectively (in each case, not giving effect to any shares issuable to them upon exercise of warrants or the unit purchase option). The above numbers (i) include the Escrow Shares and Earnout Escrow Shares, which in the case of the Earnout Escrow Shares shall be subject to vesting, and (ii) assume that there are no purchase price adjustments or indemnification payments.

92

PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

(UNAUDITED)

			Scenario 1			Scenario 2
			Assuming No			Assuming Maximum
			Redemptions into Cash			Redemptions into Cash
	(A)	(B)	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	Lion (Consolidated)	Proficient	adjustment		Balance Sheet	adjustment		Balance Sheet

ASSETS

Current assets:
Cash and cash equivalents	$4,496,801	$1,690,632	116,428,920	(1)	$116,616,353	(106,428,920)	(3)	$10,187,433
			(6,000,000)	(2)
Restricted cash - Bank balances held on behalf of customers	1,603,890				1,603,890			1,603,890
Short-term loans receivable	19,108,159				19,108,159			19,108,159
Other assets	4,792,611	77,049			4,869,660			4,869,660

Total current assets	30,001,461	1,767,681	110,428,920		142,198,062	(106,428,920)		35,769,142

Government securities held in Trust Account	—	116,428,920	(116,428,920)	(1)	—			—

TOTAL ASSETS	$30,001,461	$118,196,601	$(6,000,000)		$142,198,062	$(106,428,920)		$35,769,142

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Payables to customers	$4,083,979	$—			$4,083,979			$4,083,979
Other payables and accrued expenses	464,888	203,168	(52,407)	(5)	615,649			615,649
Short-term borrowings	20,919,480	—			20,919,480			20,919,480

Total current liabilities	25,468,347	203,168	(52,407)		25,619,108	—		25,619,108

COMMITMENTS AND CONTINGENCIES
Common stock subject to redemption	—	112,993,432	(112,993,432)	(3)	—			—

STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred stock	—	—			—			—
Common stock	12,503,755	3,168	1,110	(3)	2,833	(1,046)	(3)	1,787
			115	(4)
			30	(5)
			(12,503,755)	(6)				—
			1,261	(6)
			(2,851)	(7)
Stock subscriptions receivable	(9,555,583)		9,555,583	(6)
Additional paid in capital	—	4,762,168	112,992,322	(3)	120,991,179	(106,427,874)	(3)	14,563,305
			(115)	(4)
			59,970	(5)
			(7,593)	(5)
			3,181,576	(6)				—
			2,851	(7)
Accumulated other comprehensive income (losses)	(125,894)	—			(125,894)			(125,894)
Retained earnings	1,710,836	234,665	(6,000,000)	(2)	(4,289,164)			(4,289,164)
			(234,665)	(6)

Total stockholders’ (deficit) equity	4,533,114	5,000,001	107,045,839		116,578,954	(106,428,920)		10,150,034

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$30,001,461	$118,196,601	$(6,000,000)		$142,198,062	$(106,428,920)		$35,769,142

(A)	Derived from the unaudited condensed balance sheet of Lion as of September 30, 2019.

(B)	Derived from the unaudited balance sheet of Proficient as of December 31, 2019.

(1)	To reflect the release of cash from marketable securities held in the trust account.

(2)	To reflect the payment of estimated legal, financial advisory and other professional fees related to the Transaction.

(3)	In Scenario 1, which assumes no Proficient stockholders exercise their redemption rights, the common stock subject to redemption for cash amounting to $112,993,432 would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Items 1 to 2 above, but also assumes the maximum number of shares are redeemed for cash by the Proficient stockholders, $106,428,920 would be paid out in cash. The $106,428,920, or 10,457,789 shares of common stock, represents the maximum redemption amount providing for a minimum of $5,000,001 in net tangible assets and $5,000,000 of cash, after giving effect to payments to redeeming stockholders based on a consummation of the Transactions on December 31, 2019.

(4)	To reflect rights automatically converted into common share at merger closing

(5)	To reflect 300,000 shares of common stock issuable to Proficient’s officer and directors upon closing of the Business Combination

(6)	To reflect recapitalization of Lion through (a) the contribution of all the share capital in Lion to Proficient, and (b) the issuance of 12,612,491 Pubco Ordinary Shares and the elimination of the historical retained earnings of Proficient, the accounting acquiree.

(7)	To reflect the changes in par value from $.001 in Proficient common stock to $.0001 to Pubco Ordinary Shares

93

PRO FORMA COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 2019

(UNAUDITED)

PROFICIENT ALPHA ACQUISITION CORP.

			Scenario 1			Scenario 2
			Assuming No			Assuming Maximum
			Redemptions into Cash			Redemptions into Cash
	(A)	(B)	Pro Forma		Pro Forma	Pro Forma	Pro Forma
	Lion (Consolidated)	Proficient	adjustment		Income Statement	adjustment	Income Statement

Revenues, net	$5,827,788	$—			$5,827,788		$5,827,788

Expenses
Commision	554,617	—			554,617		554,617
Compensation and benefits	736,112	64,333	7,593	(3)	808,038		808,038
Interest	501,356	—			501,356		501,356
Professional fees	136,100	136,302			272,402		272,402
General, administrative and other operating expenses	829,584	107,814	(136,048)	(2)	801,350		801,350
Total expenses	2,757,769	308,449			2,937,763		2,937,763

Income from operaions	3,070,019	(308,449)			2,890,025		2,890,025

Other income
Interest income	—	2,619	(2,619)	(1)	—		-
Unrealized gain from the trust account	—	503,276	(503,276)	(1)	—		-
Total other income	—	505,895	(505,895)		—	—	-

(Loss) income before income taxes	3,070,019	197,446			2,890,025		2,890,025

Income tax expense	—	40,156			40,156		40,156

Net (loss) income	$3,070,019	$157,290			$2,849,869		$2,849,869

Other comprehensive income (loss)

Foreign currency translation adjustment	89,244	—			89,244		89,244

Comprehensive income (loss)	$3,159,263	$157,290			$2,939,113		$2,939,113

Weighted average shares outstanding, basic		4,736,833	23,792,658	(4)	28,529,491	(10,457,789) (4)	18,071,702
Weighted average shares outstanding, diluted		4,736,833	41,587,658	(4)	46,324,491	(10,457,789) (4)	35,866,702
Basic net loss per share		$(0.06)			$0.10		$ 0.16
Diluted net loss per share		$(0.06)			$0.06		$ 0.08

94

PRO FORMA COMBINED STATEMENT OF OPERATIONS

TWELVE MONTHS ENDED SEPTEMBER 30, 2019

(UNAUDITED)

PROFICIENT ALPHA ACQUISITION CORP.

			Scenario 1			Scenario 2
			Assuming No			Assuming Maximum
			Redemptions into Cash			Redemptions into Cash
	(C)	(D)	Pro Forma		Pro Forma	Pro Forma	Pro Forma
	Lion (Consolidated)	Proficient	adjustment		Income Statement	adjustment	Income Statement

Revenues, net	$14,119,918	$—			$14,119,918		$14,119,918

Expenses
Commision	4,084,086	—			4,084,086		4,084,086
Compensation and benefits	2,108,785	266,185			2,374,970		2,374,970
Communication and technology	721,321	—			721,321		721,321
Professional fees	557,973	133,545			691,518		691,518
General, administrative and other operating expenses	2,107,772	316,278			2,424,050		2,424,050

Total expenses	9,579,937	716,008			10,295,945		10,295,945

Income from operaions	4,539,981	(716,008)			3,823,973		3,823,973

Other income (expenses)
Interest income	—	98	(98)	(1)	—		-
Unrealized gain from the trust account	—	925,644	(925,644)	(1)	—		-
Total other income	—	925,742			—		-

(Loss) income before income taxes	4,539,981	209,734			3,823,973		3,823,973

Income tax expense	55,537	19,343			74,880		74,880

Net (loss) income	$4,484,444	$190,391			$3,749,093		$ 3,749,093

Other comprehensive income (loss)

Foreign currency translation adjustment	(11,840)	—			(11,840)		(11,840)

Comprehensive income (loss)	$4,472,604	$190,391			$3,737,253		$ 3,737,253

Weighted average shares outstanding, basic		3,483,676	25,045,815	(4)	28,529,491	(10,457,789) (4)	18,071,702
Weighted average shares outstanding, diluted		3,483,676	42,840,815	(4)	46,324,491	(10,457,789) (4)	35,866,702
Basic net loss per share		$(0.17)			$0.13		$ 0.21
Diluted net loss per share		$(0.17)			$0.08		$ 0.10

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)	Derived from the unaudited condensed statement of operations of Lion for the three months ended December 31, 2019.

(B)	Derived from the unaudited condensed statement of operations of Proficient for the three months ended December 31, 2019.

(C)	Derived from the unaudited condensed statement of operations of Lion for the twelve months ended September 30, 2019.

(D)	Derived from the audited statement of operations of Proficient for the twelve months ended September 30, 2019.

(1)	Represents an adjustment to eliminate interest income and unrealized gains on marketable securities held in the trust account as of the beginning of the period.

(2)	Eliminates direct costs related to the Transaction.

(3)	Represents unrecognized expenses in connection with the 300,000 shares of common stock issuable to Proficient’s officer and directors upon closing of the Business Combination.

(4)	The calculation of weighted average shares outstanding for basic and diluted net earnings per share assumes that Proficient’s initial public offering occurred as of the earliest period presented. In addition, as the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net earnings per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period.

95

Lion Twelve Months Ended September 30, 2019 Statement of Comprehensive Income

(Unaudited)

The following table sets forth the calculation for Lion’s unaudited interim Statement of Comprehensive Income for twelve months ended December 31, 2019 used in the Pro Forma calculation. Lion’s unaudited interim Statement of Comprehensive Income for twelve months ended December 31, 2019 is derived from Lion’s unaudited interim statement of comprehensive income for nine months ended September 30, 2019, included elsewhere in this proxy statement/prospectus, combined with Lion’s unaudited interim statement of comprehensive income for three months ended December 31, 2018 (not included elsewhere in this proxy statement/prospectus).

Lion Twelve Months Ended September 30, 2019 Statement of Comprehensive Income

	3 months ended	9 months ended	12 months ended
	December 31, 2018	September 30, 2019	September 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, net	$1,428,063	$12,691,855	$14,119,918

Expenses
Commission	1,283,498	2,800,588	4,084,086
Compensation and benefits	414,261	1,694,524	2,108,785
Communication and technology	148,529	572,792	721,321
Professional fees	82,835	475,138	557,973
General, administrative and other operating expenses	312,557	1,795,215	2,107,772

Total expenses	2,241,680	7,338,257	9,579,937

(Loss) income before income taxes	(813,617)	5,353,598	4,539,981

Income tax expense	11,414	44,123	55,537

Net (loss) income	$(825,031)	$5,309,475	$4,484,444

Other comprehensive income (loss)

Foreign currency translation adjustment	462	(12,302)	(11,840)

Comprehensive income (loss)	$(824,569)	$5,297,173	$4,472,604

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The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted income per share including the effect (1) 920,000 warrants to purchase 920,000 shares of common stock held by the underwriter; (2) 11,500,000 public warrants to purchase 11,500,000 shares of common stock; and (3) 5,375,000 private warrants to purchase 5,375,000 shares of common stock.

Basic weighted average common shares outstanding

	Scenario 1		Scenario 2
	Combined (Assuming		Combined (Assuming
	No Redemptions into Cash)		Maximum Redemptions into Cash)
	Three Months Ended	Twelve Months Ended	Three Months Ended	Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2019	September 30, 2019

Weighted average shares calculation, basic
Proficient public shares outstanding	11,500,000	11,500,000	1,042,211	1,042,211
Proficient public shares converted from rights	1,150,000	1,150,000	1,150,000	1,150,000
Proficient Sponsor shares, issued in initial public offering	2,875,000	2,875,000	2,875,000	2,875,000
Underwriter shares, issued in initial public offering	92,000	92,000	92,000	92,000
Proficient officer and directors' shares	300,000	300,000	300,000	300,000
Pubco ordinary shares issued in Mergers - Class A	3,072,403	3,072,403	3,072,403	3,072,403
Pubco ordinary shares issued in Mergers - Class B	9,540,088	9,540,088	9,540,088	9,540,088
Weighted average shares outstanding	28,529,491	28,529,491	18,071,702	18,071,702
Total voting rights	114,390,287	114,390,287	103,932,498	103,932,498
Percent of shares owned by Lion holders	44.2%	44.2%	69.8%	69.8%
Percent of shares owned by Proficient	55.8%	55.8%	30.2%	30.2%
Percent of voting rights owned by Lion holders	86.1%	86.1%	94.7%	94.7%
Percent of voting rights owned by Proficient	13.9%	13.9%	5.3%	5.3%

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Diluted weighted average common shares outstanding

	Combined (Assuming		Combined (Assuming
	No Redemptions into Cash)		Maximum Redemptions into Cash)
	Three Months Ended	Twelve Months Ended	Three Months Ended	Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2019	September 30, 2019

Weighted average shares calculation, diluted
Proficient public shares outstanding	11,500,000	11,500,000	1,042,211	1,042,211
Proficient public shares converted from rights	1,150,000	1,150,000	1,150,000	1,150,000
Proficient Sponsor shares, issued in initial public offering	2,875,000	2,875,000	2,875,000	2,875,000
Underwriter shares, issued in initial public offering	92,000	92,000	92,000	92,000
Proficient officer and directors' shares	300,000	300,000	300,000	300,000
Proficient public warrants, included in initial public offering	11,500,000	11,500,000	11,500,000	11,500,000
Proficient Sponsor warrants	5,375,000	5,375,000	5,375,000	5,375,000
Underwriter warrants, issued in initial public offering	920,000	920,000	920,000	920,000
Pubco ordinary shares issued in Mergers - Class A	3,072,403	3,072,403	3,072,403	3,072,403
Pubco ordinary shares issued in Mergers - Class B	9,540,088	9,540,088	9,540,088	9,540,088
Weighted average shares outstanding	46,324,491	46,324,491	35,866,702	35,866,702
Percent of shares owned by Lion holders	27.2%	27.2%	35.2%	35.2%
Percent of shares owned by Proficient	72.8%	72.8%	64.8%	64.8%

	Scenario 1		Scenario 2
	Combined (Assuming		Combined (Assuming
	No Redemptions into Cash)		Maximum Redemptions into Cash)
	Three Months Ended	Twelve Months Ended	Three Months Ended	Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2019	September 30, 2019

Weighted average shares calculation, basic
Lion holders - Class A	3,072,403	3,072,403	3,072,403	3,072,403
Lion holders - Class B	9,540,088	9,540,088	9,540,088	9,540,088
Proficient holders - Class A	15,917,000	15,917,000	5,459,211	5,459,211
Weighted average shares, basic	28,529,491	28,529,491	18,071,702	18,071,702
- Class A shares	18,989,403	18,989,403	8,531,614	8,531,614
- Class B shares	9,540,088	9,540,088	9,540,088	9,540,088

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Comparative Share Information

The following table sets forth the historical comparative share information for Lion and Proficient on a stand-alone basis and the unaudited pro forma combined share information for the three months ended December 31, 2019 and the twelve months ended September 30, 2019 after giving effect to the Transactions, (1) assuming no Proficient stockholders exercise redemption rights with respect to their common stock upon the consummation of the Transactions; and (2) assuming that Proficient stockholders exercise their redemption rights with respect to a maximum of 10,457,789 shares of common stock upon consummation of the Transactions.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Proficient and Lion and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Proficient and Lion would have been had the companies been combined during the periods presented.

			Pro Forma	Pro Forma
			Combined Assuming	Combined Assuming
	Lion (Consolidated)	Proficient	No Redemptions in Cash	Maximum Redemptions in Cash
Three Months Ended December 31, 2019

Net income	$3,070,019	$157,290	$2,849,869	$2,849,869
Stockholders' equity	4,533,114	5,000,001	116,578,954	10,150,034
Weighted average shares outstanding, basic		4,736,833	28,529,491	18,071,702
Weighted average shares outstanding, diluted		4,736,833	46,324,491	35,866,702
Basic net loss per share		$(0.06)	$0.10	$0.16
Diluted net loss per share		$(0.06)	$0.06	$0.08
Stockholders' equity per share - basic		$1.06	$4.09	$0.56
Stockholders' equity per share - Diluted		$1.06	$2.52	$0.28

Twelve Months Ended September 30, 2019

Net income	$4,484,444	$190,391	$3,737,253	$3,737,253
Weighted average shares outstanding, basic		3,483,676	28,529,491	18,071,702
Weighted average shares outstanding, diluted		3,483,676	46,324,491	35,866,702
Basic net loss per share		$(0.17)	$0.13	$0.21
Diluted net loss per share		$(0.17)	$0.08	$0.10

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THE SHARE ISSUANCE PROPOSAL

At the Meeting, Proficient may ask its stockholders to vote upon and approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of securities that exceed 20% of the issued and outstanding shares of Proficient common stock.

Nasdaq Listing Rule 5635(a) requires stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of Proficient common stock or the voting power outstanding before the transaction. Proficient currently has 14,467,000 shares of common stock issued and outstanding.

If the issuance of securities in potential financing transactions in connection with the Business Combination exceed 20% of the currently outstanding shares of Proficient common stock, Proficient will be required to obtain approval of its stockholders under Nasdaq Listing Rule 5635(a).

Required Vote and Recommendation of the Board

The approval of the Share Issuance Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding shares of Proficient common stock as of the Record Date for the Meeting. Abstentions and broker non-votes will not have an effect on the Share Issuance Proposal. The Share Issuance Proposal will not be submitted if the Business Combination Proposal is not approved and will also not be submitted unless required under Nasdaq rules.

THE PROFICIENT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PROFICIENT StockHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

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THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows Proficient’s board of directors to submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Business Combination. In no event will Proficient solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated articles of incorporation and Nevada law. The purpose of the Adjournment Proposal is to provide more time for the Proficient Initial Stockholders, Lion and the Sellers to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Proficient’s Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented to the Meeting and is not approved by the stockholders, Proficient’s board of directors may not be able to adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an affirmative vote of the holders of a majority of the issued and outstanding shares of Proficient common stock as of the Record Date for the Meeting. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE PROFICIENT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PROFICIENT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the Cayman Islands as an exempted company on February 11, 2020 solely for the purpose of effectuating the Business Combination. Pubco owns no material assets and does not operate any business.

On February 13, 2020, Pubco issued one Class A Ordinary Share to one shareholder for a total consideration of $1 (or $1 per share). This share represents all capital shares of Pubco that are currently issued and outstanding. For descriptions of Pubco securities, please see the section titled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is Jian Wang, and the sole shareholder of Pubco is Lion.

The mailing address of Pubco’s registered office is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. After the consummation of the Business Combination, its principal executive office will be that of Lion, located at Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong.

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OTHER INFORMATION RELATED TO PROFICIENT

References in this section to “Proficient”, “we”, “our” or “us” refer to Proficient Alpha Acquisition Corp., a Cayman Islands exempted company.

Introduction

Proficient Alpha Acquisition Corp. is a blank check company formed as a Nevada corporation for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Prior to executing the Business Combination Agreement with Lion, Proficient’s efforts were limited to organizational activities, completion of its Initial Public Offering and the evaluation of possible business combinations.

Initial Public Offering

On June 3, 2019, Proficient closed its Initial Public Offering of 10,000,000 Units, each Unit consisting of one share of common stock, one Warrant to acquire one share of common stock and one Right entitling the holder thereof to receive one-tenth of one share of common stock upon the consummation of an initial business combination, plus 1,500,000 additional Units pursuant to the full exercise of the over-allotment option by the underwriters, at a price of $10.00 per Unit, generating an aggregate amount of gross proceeds of $115,000,000. Simultaneously with the closing of its Initial Public Offering, Proficient consummated a sale of 5,375,000 Warrants in a private placement to the Shih-Chung Chou, the Sponsor’s affiliate and Proficient’s director, at a price of $1.00 per Warrant, generating gross proceeds of $5,375,000. I-Bankers acted as the representative of the underwriters for the Initial Public Offering. The common stock, Warrants and Rights comprising the Units commenced separate trading on June 20, 2019.

Offering Proceeds Held in Trust

Following the Initial Public Offering and the exercise of the over-allotment option in full, a total of $115,000,000 was placed in the Trust Account with American Stock Transfer & Trust Company acting as trustee.

Except as described in the prospectus for Proficient’s Initial Public Offering and in the section entitled “Other Information Related to Proficient — Proficient’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Proficient’s Redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Proficient acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination, although Proficient may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Proficient’s board of directors determined that this test was met in connection with the proposed Business Combination with Lion.

Stockholder Approval of Business Combination

Under Proficient’s amended and restated articles of incorporation, in connection with any proposed business combination, Proficient must seek stockholder approval of an initial business combination at a meeting called for such purpose at which Public Stockholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Proficient’s Initial Public Offering. Accordingly, in connection with the Business Combination with Lion, the Proficient Public Stockholders may seek to convert their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with the Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, all of Proficient’s Initial Stockholders, as well as all of its officers and directors, have agreed to vote the Founder Shares, shares included in the Private Placement Warrants as well as any common stock acquired in the aftermarket in favor of such proposed business combination.

No directors or officers of Proficient have purchased any securities of Proficient in any open market transactions. However, at any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Proficient or its securities, the Proficient Initial Stockholders, Lion or Lion’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Proficient common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the Business Combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by Proficient’s affiliates pursuant to such arrangements would be voted in favor of the proposed Business Combination. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

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Sponsor Loan

On July 24, 2019, Proficient issued an unsecured promissory note to Shih-Chung Chou, an affiliate of the Sponsor and a director of Proficient, for a principal amount of up to $800,000 with a drawdown request for no more than $150,000 each time for working capital purposes. Pursuant to the note, Mr. Chou agreed to loan to Proficient up to a total of $800,000 in the event its cash held outside of the Trust Account is less than $150,000. The note bears no interest and is repayable in full upon the earlier of the consummation of Proficient’s initial Business Combination and the date of its winding up.

Liquidation if No Business Combination

Under Proficient’s amended and restated articles of incorporation, if Proficient does not complete the Business Combination with Lion or another initial business combination by June 3, 2020 (or up until December 3, 2020 if Proficient extends the period of time to consummate a business combination by the full amount of time as further described in this proxy statement/prospectus), Proficient will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account (currently anticipated to be approximately $10.177 per share) and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of Proficient’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Proficient’s obligations under NRS to provide for claims of creditors and the requirements of other applicable law. At such time, the Rights and Warrants will expire. Holders of Rights and Warrants will receive nothing upon a liquidation with respect to such securities and they will be worthless.

Each of Proficient’s Initial Stockholders has agreed to waive its rights to participate in any distribution from Proficient’s Trust Account or other assets with respect to the Founder Shares and shares underlying the Private Placement Warrants. There will be no distribution from the Trust Account with respect to Proficient’s Warrants, which will expire worthless if Proficient is liquidated.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Proficient’s creditors which would be prior to the claims of the Proficient Public Stockholders. Although Proficient has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Proficient has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although Proficient will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. In order to protect the amounts held in the Trust Account, the Sponsor of Proficient, has contractually agreed, pursuant to a written agreement to Proficient, that if Proficient liquidates the Trust Account prior to the consummation of a business combination, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Proficient for services rendered or contracted for or products sold to Proficient. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third party claims. Proficient will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the independent auditors of Proficient), prospective target businesses or other entities with which Proficient does business, execute agreements with Proficient waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Accordingly, the actual per-share Redemption price could be less than $10.177, plus interest, due to claims of creditors. Additionally, if Proficient is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Proficient’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Proficient’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Proficient cannot assure you it will be able to return to the Proficient Public Stockholders at least $10.177 per share. Proficient’s Public Stockholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have Proficient convert their respective shares for cash upon a business combination which is actually completed by Proficient. In no other circumstances does a stockholder have any right or interest of any kind to or in the Trust Account. Proficient will pay the costs of any subsequent liquidation from its remaining assets outside of the Trust Account.

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Facilities

Proficient currently maintains its principal executive offices at 40 Wall St., 29th Floor, New York, New York 10005 for which Proficient pays a base fee of approximately $100 per month plus other expenses on an as needed basis for additional office use or administrative services. Proficient considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon consummation of the Business Combination, the principal executive offices of Pubco will be located at Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong, and its telephone number is +852 2796 2900, at which time nothing more will be paid to the Sponsor.

Employees

Proficient has two executive officers. These individuals are not obligated to devote any specific number of hours to Proficient’s matters and intend to devote only as much time as necessary to assist Proficient to identify, negotiate and complete a business combination and perform fiduciary duties to Proficient’s stockholders and other obligations of such officers pursuant to applicable legal requirements and Proficient’s articles of incorporation. Proficient does not intend to have any full time employees prior to the consummation of a business combination. Proficient will continue to exist as a wholly-owned subsidiary of Pubco for potential business purposes, including, but not limited to, potential expansions of Pubco’s operations into the United States as may be determined by Pubco’s board of directors. Pubco’s board of directors may, however, in its judgment, determine to dissolve Proficient at any time.

Directors and Executive Officers

Proficient’s directors and officers are as follows:

Name	Age	Position
Kin Sze	49	Chief Executive Officer, President, Secretary and Director (Class II)
Weixuan Luo	46	Chief Financial Officer
Jing Chen	39	Director (Class I)
Shih-Chung Chou	58	Director (Class II)
Man Hung Wong	64	Independent Director (Class I)
John Bode	45	Independent Director (Class I)
Walter Cook	65	Independent Director (Class II)
Di Chen	43	Independent Director (Class II)

Kin (Stephen) Sze, Proficient’s Chief Executive Officer, President, Secretary since March 2019 and has been serving as our Director since July 2019. Mr. Sze has been serving as a Managing Director at Zhuhai Zhonghe Sifang Asset Management Limited, a private equity asset management company, since March 2019. Prior to that he served as an Executive Director at Agricultural Bank of China International, Hong Kong, an investment banking business flagship of Agricultural Bank of China, one of the largest banks in the world by total assests, from December 2017 to December 2018. He played an instrumental role in managing the company’s direct investment portfolio. Prior to that, he was a Senior Manager at China Everbright, (Hong Kong), a China based finance conglomerate with business in banking, securities, insurance, asset management and direct investment, from April 2006 to November 2017. He was involved in a number of acquisitions in fintech, TMT, advanced manufacturing, real estate, etc. Mr. Sze received an MBA degree from the University of South Australia and a bachelor’s degree in Chemical Engineering from the University of Toronto. Mr. Sze is a Chartered Financial Analyst (“CFA”) Charterholder, Fellow of Institute of Public Accountants and Institute of Financial Accountants.

Weixuan (Tracy) Luo, Proficient’s Chief Financial Officer since its inception, is a founding partner of L&L CPAS, PA, a PCAOB registered public accounting firm since October 2013. She has also been serving as the President of American Aeolian Travel Inc., a travel agency, since May 2012. She has been a Senior Manager at Greentree Financial Group Inc. providing financial advisory services to public companies since May 2003. Ms. Luo has worked with publicly traded companies for over a decade in a broad array of services, including audits, tax preparation, risk assessment, financial analysis and financial statements preparation. Ms. Luo has also been engaged as an advisor on over 50 merger and acquisitions transactions for both private and public companies during her career. Ms. Luo is Certified Public Accountant in North Carolina and Florida and a member of American Institute of CPAs. Ms. Luo received her Master’s degree in Economics and Finance from the University of North Carolina.

Jing (Vicky) Chen, Proficient’s director since its inception, has been serving as a Managing Director and Partner at Guangzhou Boxun Investment Management Co., Ltd. since January 2010, primarily working on merger and acquisitions, asset management and financial advisory business in capital markets in Asia. She was involved in a number of sizable fund raising projects. She has also been serving as a director of Co-op Infinity Asset Management Co., Ltd., a PE fund management company, since December 2017 and a director of Broad-wise Healthy Industry Investment (Guangzhou) Co., Ltd. since February 2018. Ms. Chen started her career at Citibank in 2002. She received an MBA degree in finance from University of Illinois at Chicago and a Bachelor’s degree in economics from Guangdong University of Foreign Studies.

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Shih-Chung Chou, Proficient’s director since December 2019, has over 20 years of experience in establishing and leading successful business ventures in the finance and real-estate industries in Asia, especially China. He is the founder and shareholder of National Agricultural Holding Limited, a rural market-based company that integrates financial services, agricultural product trading, information, industry and science research. He has been serving as the Chief Executive Officer of Shanghai Kongsheng Industrial Co., Ltd., a real estate development, investment and management company, since February 1997. From June 2005 to November 2013, he served as the M&A Department Manager of Qianlong Technology International Holding Limited. From December 1993 to January 1997, he served as the General Manager of Shanghai Gaosheng Real Estate Development Co., Ltd., a consulting service provider in financial and real estate investment. Mr. Chou received his Bachelor's degree in Business from Tunghai University and an EMBA degree from Hong Kong University of Science and Technology.

Man Hung (Patrick) Wong, Proficient’s director since its inception, is an expert on foreign-exchange, commodity, stock, bond and global financial market. He has more than 30 years of investment experience and is one of the most popular financial market commentators in Hong Kong. Prof. Wong has taught MBA courses in mainland China, Hong Kong and Macau since 1997, and has written columns in Hong Kong newspapers for more than 20 years. Mr. Wong is a financial columnist at King Wealth Group Limited since August 2008. He served as Vice Chairman and Executive Director at Agritrade Resource Limited (HKSE: 1131), a company listed on the main board of the Hong Kong Stock Exchange, from September 2014 to May 2016. He served as the Chief Strategist of Crown One Asset Management Company Limited since April 2010 to December 2015. He also served as the Chairman of Code Agriculture Holdings Limited from April 2008 to August 2014. He is currently a member of the Chartered Management Institute, the Associate of Cost and Executive Accountants and the Association of Taxation and Management Accountants.

John Bode, Proficient’s director since its inception, has been serving as the Chief Operating Officer of Readerlink Distribution Services, LLC, since October 1, 2018. He has also been serving a director of Postmedia Network Canada Corp. since October 2018 and Fision Corporation since March 2018. Prior to joining us, Mr. Bode owned and operated Aeire Investments, LLC, a strategic consultancy practice focused on working with companies, ranging from legacy media enterprises to digital start-ups, undertaking major transformation initiatives and transactions from February 2015 to September 2018. From September 2013 to January 2015, he was the Chief Financial Officer of Tribune Publishing Company (Nasdaq: TPCO). He started his career as an accountant at BDO Seidman from 1996 to 2002. Mr. Bode received his Bachelor’s degree in accounting from University of Notre Dame.

Walter R. Cook, Proficient’s director since its inception, is a proven executive and expert in the banking and financial Sector with a strong leadership history of commercial banks and securities firms. He has extensive experience in turnarounds, acquisitions, and start-up financial institutions. Since August 2016, Mr. Cook has been a Managing Director at Tangent Capital Partners, LLC, an investment bank serving investment advisors and asset managers, and provided critical expertise in roll out of The Community Development Fund (CDCDX), a CRA-qualified mutual fund for commercial banks to Dr. Kenneth H. Thomas, CDCDX’s adviser. He was an independent consultant from January 2015 to July 2016, and an expert witness providing expert opinions and trial testimony on lending and banking practices in Florida State Court and Federal bankruptcy Court in Boston, Massachusetts from January 2014 to December 2015. Mr. Cook served as the CEO and the chairman of the board of the Republic Federal Bancorp, Inc. from 2003 to 2010. Mr. Cook received a Master’s degree in business administration specializing in finance and marketing from Harvard University in 1982, a Master’s degree in law and diplomacy from Tufts University in 1978 and a Bachelor’s degree in political science & psychology from Duke University.

Di (Andy) Chen, Proficient’s director since its inception, has over 20 years of extensive experience in the financial industry, 12 years of which has been with the senior management team. He joined Harvest Global Capital Investments Limited (“HGCI”) in May 2005 and took the current roles as Managing Director and CEO in May 2016. HGCI is an affiliate of Harvest Global Investments, one of the largest asset management firms in China with over $121 billion asset under management. Mr. Chen received both his Bachelor’s and Master’s degrees in finance from Jinan University and completed the Finance EMBA program at Tsinghua PBC School of Finance.

Number and Terms of Office of Officers and Directors

Proficient’s board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Proficient’s first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Jing Chen, Man Hung Wong and John Bode, will expire at Proficient’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Kin Sze, Walter R. Cook, Di Chen and Shih-Chung Chou, will expire at the second annual meeting of stockholders. Proficient does not currently intend to hold an annual meeting of stockholders until after it consummates its initial business combination.

Proficient’s officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Proficient’s board of directors is authorized to appoint persons to the offices set forth in Proficient’s bylaws as it deems appropriate. Proficient’s bylaws provide that Proficient’s officers may consist of one or more Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

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Committees of the Board of Directors

Audit Committee

Proficient has established an audit committee of the board of directors, which consists of Walter Cook (Chairman), Man Hung Wong and John Bode, each of whom is an independent director under Nasdaq’s listing standards. The audit committee’s duties, which are specified in Proficient’s Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in Proficient’s Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Proficient’s financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management Proficient’s compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by Proficient’s independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
•	establishing procedures for the receipt, retention and treatment of complaints received by Proficient regarding accounting, internal accounting controls or reports which raise material issues regarding Proficient’s financial statements or accounting policies; and
•	approving reimbursement of expenses incurred by Proficient’s management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee is at all times composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq’s listing standards. Nasdaq’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, Proficient’s audit committee must have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that John Bode qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

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Compensation Committee

Proficient has established a compensation committee of the board of directors, which consists of Walter Cook (Chairman) and Man Hung Wong, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in Proficient’s Compensation Committee Charter, include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to Proficient’s Chief Executive Officer’s compensation, evaluating Proficient’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Proficient’s Chief Executive Officer based on such evaluation;
•	reviewing and approving the compensation of all of Proficient’s other executive officers;
•	reviewing Proficient’s executive compensation policies and plans;
•	implementing and administering Proficient’s incentive compensation equity-based remuneration plans;
•	assisting management in complying with Proficient’s proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Proficient’s executive officers and employees;
•	if required, producing a report on executive compensation to be included in Proficient’s annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Proficient’s existing stockholders, including Proficient’s directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Nominating Committee

Proficient has established a nominating committee of the board of directors, which consists of Walter Cook (Chairman) and Di Chen, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Proficient’s board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;
•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Interlocks and Insider Participation

None of Proficient’s executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Proficient’s board of directors.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2019 there were no delinquent filers.

Code of Ethics

Proficient has adopted a code of ethics that applies to our executive officers, directors and employees. Proficient has filed copies of its code of ethics, its audit committee charter, its compensation committee charter and its nominating committee charter as exhibits to its registration statement in connection with its Initial Public Offering. You may review these documents by accessing Proficient’s public filings at the SEC’s web site at www.sec.gov. In addition, the code of ethics will be provided without charge upon request to Proficient.

Executive Compensation

Compensation Discussion and Analysis

Proficient paid Wei Fan, our former Chief Executive Officer monthly fees of $2,000 from February 1, 2019 until June 28, 2019. Proficient pays Kin Sze, its Chief Executive Officer, President, Secretary and Director, monthly fees of $2,000 for his service as Chief Executive Officer commencing on July 3, 2019 and Weixuan Luo, its Chief Financial Officer, monthly fees of $5,000 commencing on August 1, 2018. Proficient issued each of Kin Sze and Weixuan Luo 50,000 Founder Shares. In addition, Proficient pays each member of its board of directors $2,000 per month for his or her services commencing on August 1, 2018 and will issue an aggregate of 300,000 shares of common stock to Kin Sze, our Chief Executive Officer, President and Secretary, and certain members of its board of directors within 10 days following its initial business combination. They will receive repayment of any loans from the Sponsor or its affiliate, Initial Stockholders, officers and directors for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Proficient’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Proficient.

After Proficient’s initial business combination, members of its management team who remain with Pubco may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to Proficient’s stockholders. It is unlikely the amount of such compensation will be known at the time of the Meeting, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Proficient does not intend to take any action to ensure that members of its management team maintain their positions with Pubco after the consummation of the Business Combination, although it is possible that some or all of Proficient’s executive officers and directors may negotiate employment or consulting arrangements to remain with Pubco after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with Pubco may influence the management’s motivation in identifying or selecting a target business but Proficient does not believe that the ability of its management to remain with Pubco after the consummation of the Business Combination will be a determining factor in Proficient’s decision to proceed with the Business Combination. Proficient is not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Legal Proceedings

Neither Proficient nor any of its officers or directors is currently involved in any legal proceedings, except that in August 2017, Ms. Weixuan Luo was disciplined and fined by the PCAOB due to a violation of Auditing Standard #7 under PCAOB Release No. 105-2017-034, for not observing the two year cooling off period and serving as the engagement review partner before the period had run on two audit engagements. As a result, she agreed to implement several remedial measures. The disciplinary action did not require any amendment to the completed audits or question the quality of the audit work completed. She was fined by the North Carolina Board of Accountancy in connection with the PCAOB order. Also in connection with the PCAOB order, she was found in violation of section 5100(1) of the California Accountancy Act by the California Board of Accountancy (the “CBA”) and referred to the California Attorney General’s Office for review and the Florida Department of Business and Professional Regulation filed an administrative complaint against her before the Florida Board of Accountancy (the “FBA”). On August 2, 2019, Ms. Luo’s firm, L&L CPAs PA was censured and fined $5,000.00 by the CBA and ordered to pay the legal cost of $8,712.50 to the CBA. On December 13, 2019, the FBA accepted a settlement with Ms. Luo, pursuant to which Ms. Luo’s license was reprimanded, and Ms. Luo was fined $1,000.00 by the FBA and ordered to pay the legal cost of $70.48 to the FBA.

Periodic Reporting and Audited Financial Statements

Proficient has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Proficient’s annual reports contain financial statements audited and reported on by Proficient’s independent registered public accounting firm. Proficient has filed with the SEC its Annual Report on Form 10-K covering the year ended September 30, 2019 and its Quarterly Report on Form 10-Q covering the quarter ended December 31, 2019.

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Proficient’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

References to the “Company,” “our,” “us” or “we” refer to Proficient Alpha Acquisition Corp. References to our “management” or our “management team” refer to our officers and directors. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on July 27, 2018 as a Nevada corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses. Our initial combination and value creation strategy is to identify, acquire and, after our initial Business Combination target, assist in the growth of a business which provides financial services in Asia, primarily China. We intend to effectuate our initial Business Combination using cash from the proceeds of the IPO and the sale of the Placement Warrants that occurred simultaneously with the closing of the IPO, our capital stock, debt or a combination of cash, stock and debt. We have until June 3, 2020 (or December 3, 2020 if we extend the period to consummate a Business Combination by the full amount) to complete a Business Combination.

The issuance of additional shares of Common Stock or preferred stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of shares of Common Stock if we issue shares of preferred stock with rights senior to those afforded to our shares of Common Stock;

•	will likely cause a change in control if a substantial number of our shares of Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a Business Combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

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Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through December 31, 2019 were organizational activities and those necessary to prepare for our IPO, described below, and since the IPO, identifying a target for our Business Combination. We do not expect to generate any operating revenues until after the closing of our Business Combination. We expect to generate non-operating income in the form of interest income on cash and government securities. During the year ended September 30, 2019 and the three months ended December 31, 2019, we had unrealized gain of $925,644 and $503,276, respectively, due to the investment of net proceeds held in the Trust Account, which was invested in U.S. government treasury bills with a maturity of 180 days or less.

Operating Expenses

We had operating expenses of $308,449 and $105,100 for the three months ended December 31, 2019 and 2018, respectively, including audit fees of $10,000 and $8,000, respectively, legal fees of $126,302 and $25,000, respectively, general and administrative expenses of $107,814 and $433, respectively, and officers’ compensation of $64,333 and $71,667, respectively, of which $3,333 and $3,334, respectively, were in connection with stock issuances to our Chief Executive Officer and Chief Financial Officer. Pursuant to certain offer letters, the Company agreed to pay the Company’s Chief Executive Officer $2,000 in cash per month and 50,000 founder shares, and pay the Company’s Chief Financial Officer $5,000 in cash per month and 50,000 founder shares. The total 100,000 founder shares were issued in September of 2018. Accordingly, we recognized stock-based compensation of $3,333 and $3,334, respectively, during the three months ended December 31, 2019 and 2018 to the statement of operations. The unrecognized stock-based compensation was $1,111 as of December 31, 2019.

We will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination. However, our operating expenses are difficult to predict due to the uncertainty of the Business Combination, and it may be necessary to continuously raise additional capital to sustain operations.

For the three months ended December 31, 2019, we had net income of $157,290, which consists of $503,276 unrealized gain on government securities held in the Trust Account, offset by operating costs of $308,449 and income tax of $40,156.

We had operating expenses of $716,008 and $113,016 for the year ended September 30, 2019 and the period from July 27, 2018 (inception) through September 30, 2018, respectively. During the year ended September 30, 2019, operating expenses were primarily due to audit fees of $38,545, legal fees of $95,000, general and administrative expenses of $316,278, and officers’ compensation of $266,185, of which $13,333 were in connection with stock issuances to our Chief Executive Officer and Chief Financial Officer. During the period from July 27, 2018 (inception) through September 30, 2018, we had legal fees of $25,000, general and administrative expenses of $40,238, and officers’ compensation of $47,778, of which $2,222 were in connection with stock issuances to our Chief Executive Officer and Chief Financial Officer. Pursuant to the executed Offer Letters, the Company agreed to pay the Company’s Chief Executive Officer $2,000 in cash per month and 50,000 founder shares, and pay the Company’s Chief Financial Officer $5,000 in cash per month and 50,000 founder shares. The total 100,000 founder shares were issued in September of 2018. Accordingly, we recognized stock-based compensation of $13,333 during the year ended September 30, 2019, and recognized stock-based compensation of $2,222 during the period from July 27, 2018 (inception) through September 30, 2018, to the statement of operations. The unrecognized stock-based compensation was $4,444 as of September 30, 2019.

Our operating expenses increased significantly in 2019 due to fees associated with our initial public offering, including fees paid to Nasdaq, and professional and consulting fees and travel expenses associated with evaluating various initial business combination candidates. Our operating expenses are difficult to predict due to the uncertainty of the business combination, and it may be necessary to continuously raise additional capital to sustain operations. On July 24, 2019, we issued an unsecured promissory note to an affiliate of the Sponsor for a principal amount of up to $800,000 for working capital purposes. Pursuant to the note, the sponsor agreed to loan to us up to a total of $800,000 in the event our cash held outside of the trust account is less than $150,000.

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Liquidity and Capital Resources

For the three months ended December 31, 2019, cash provided by operating activities amounted to $315,200, mainly due to unrealized gain of $503,276 earned on government securities held in the Trust Account, plus non-cash expenses of $3,333 as the stock based compensation to our Chief Executive Officer and Chief Financial Officer, offset by operating loss of $308,449. Comparatively, cash of $128,434 used in operating activities during the three months ended December 31, 2018 was due to the net loss of $105,100, plus the decrease in accrued expenses and accrued expenses to related parties amounted to $11,000 and $15,668, respectively.

For the three months ended December 31, 2019, cash provided by investing activities amounted to $296,724, mainly due to the release of $800,000 escrow deposit from an escrow account setup for a non-binding letter of intent with a potential target company for an initial Business Combination between the Company and such potential target company. The proposed transaction contemplated by this non-binding letter of intent did not proceed. There was no cash flow from investing activities during the three months ended December 31, 2018.

There was no cash flow from financing activities during the three months ended December 31, 2019. Comparatively, for the three months ended December 31, 2018, cash provided by financing activities amounted to $166,250 due to the collection of subscription receivable from founder shares.

As of December 31, 2019, we had cash and government securities held in the Trust Account of $116,428,920 (including approximately unrealized gain of $1,428,920 generated since the inception), substantially all of which has been invested in U.S. treasury bills with a maturity of 180 days or less. Interest income earned on the balance in the Trust Account may be available to us to pay taxes. Since inception, we have not withdrawn any interest income from the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete our initial Business Combination. We may withdraw interest from the Trust Account to pay income taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2019, we had cash of $1,690,632 held outside the Trust Account. We intend to use the funds held outside the Trust Account to identify and evaluate target candidates, perform business and legal due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target business, and structure, negotiate and complete a Business Combination.

In order to finance transaction costs in connection with an intended initial Business Combination, our Sponsor, initial stockholders, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we consummate an initial Business Combination, we would repay such loaned amounts. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private warrants. On July 24, 2019, we issued an unsecured promissory note to an affiliate of the Sponsor for a principal amount of up to $800,000 for working capital purposes. Pursuant to the note, the affiliate of the Sponsor agreed to loan to us up to a total of $800,000 in the event our cash held outside of the Trust Account is less than $150,000.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if the actual costs to identify a target business, undertake in-depth due diligence and negotiate a Business Combination exceed our estimated amount, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing by issuance of additional securities or incurrence of debt to consummate our initial Business Combination or to fulfill our obligations to redeem a significant number of our public shares upon closing of our initial Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the closing of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such initial Business Combination. We cannot provide any assurance that financing will be available to us on commercially acceptable terms, if at all. If we are unable to complete our initial Business Combination due to insufficient funds, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

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Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of December 31, 2019. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than agreements to pay our directors and officers a monthly fee of total $17,000 for administrative support provided to the Company, which was discussed below in details.

We pay Kin Sze, our Chief Executive Officer, President, Secretary and Director, monthly fees of $2,000 for his service as Chief Executive Officer commencing on July 3, 2019 and Weixuan Luo, our Chief Financial Officer, monthly fees of $5,000 commencing on August 1, 2018. We issued each of Kin Sze and Weixuan Luo 50,000 founder shares. In addition, we pay each member of our board of directors $2,000 per month for his or her services commencing on August 1, 2018 and will issue an aggregate of 300,000 shares of common stock to Kin Sze, our Chief Executive Officer, President and Secretary, and certain members of our board of directors within 10 days following the business combination. They will receive repayment of any loans from our sponsor, initial stockholders, officers and directors or their respective affiliates for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following critical accounting policy:

Common Stock Subject to Possible Redemption

We account for our Common Stock subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common Stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Common Stock (including shares of Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of Common Stock are classified as stockholders’ equity. Our Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2019, the shares of Common Stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

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BUSINESS OF LION

In this section, references to “we,” “us” and “our” are intended to refer to Lion Group Holdings Ltd. and its subsidiaries, unless the context clearly indicates otherwise.

Overview

We are one of the few Chinese investor-focused trading platforms that offer a wide spectrum of products and services. Our business lines include our (i) CFD trading service, (ii) insurance brokerage service, (iii) futures brokerage service, (iv) securities brokerage service and (v) asset management service. We provide these services through a variety of apps available on iOS, Android, PC and Mac platforms. Some of these are being consolidated into our all-in-one Lion Brokers app, which is expected to be launched in the second quarter of 2020. Our clients are mostly well-educated and affluent Chinese investors residing both inside and outside the PRC, as well as institutional clients in Hong Kong that use our futures brokerage service.

Our trading platform allows users to trade approximately 100 futures products on major futures exchanges worldwide (excluding the PRC), including the Chicago Mercantile Exchange (CME), Singapore Exchange (SGX), the Hong Kong Futures Exchange (HKFE) and Eurex Exchange (Eurex), as well as stocks listed on the New York Stock Exchange (NYSE), Nasdaq and Hong Kong Stock Exchange (HKSE), and PRC stocks listed on the Shanghai Stock Exchange (SSE) and Shenzhen Stock Exchange (SZSE) that are eligible for the Shanghai-Hong Kong Stock Connect and Shenzhen-Hong Kong Stock Connect programs (together, “Stock Connect”). In addition, our customers may also use our platform to trade various derivative products, such as forex, commodities, futures, stock indices, exchange traded funds (ETFs), warrants and callable bull/bear contracts, on global exchanges or over-the-counter (OTC) markets.

Our financial performance increased significantly from the nine months ended September 30, 2018 to the same period in 2019, as our revenue increased from US$5.1 million to US$12.7 million, respectively. Instead of a loss before income taxes of US$1.9 million in the nine months ended September 30, 2018, we generated income before income taxes of US$5.3 million in the nine months ended September 30, 2019.

Corporate History and Structure

The following diagram illustrates our corporate structure as of December 31, 2019.

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In June 2015, we incorporated Lion Financial Group Limited (previously known as BC Financial Holdings Limited) under the laws of the British Virgin Islands, as a holding company of our businesses

In May 2016, we incorporated Lion International Securities Group Limited, Lion Futures Limited, Lion Capital Management Limited, BC Wealth Management Limited and Lion Foreign Exchange Limited in Hong Kong, respectively, to engage in securities and futures brokerage business, asset management business and forex trading business.

In October 2014, we incorporated BC Wealth Management Limited in Hong Kong, through which we started to carry out our insurance brokerage business.

In February 2017, we incorporated Lion Wealth Management Limited under the laws of British Virgin Islands as a holding company of BC Wealth Management Limited.

In March 2017, we incorporated Lion Brokers Limited under the laws of Cayman Islands as a wholly owned subsidiary of Lion Financial Group Limited.

In October 2018, we incorporated Lion Wealth Limited in Hong Kong as our Asia head office.

In June 2019, we incorporated Lion Investment Fund SPC under the laws of Cayman Islands as a wholly owned subsidiary of Lion Capital Management Limited. As of the date of this proxy statement/prospectus, we have not provided any financial services through this entity.

In July 2019, we incorporated Lion International Financial (Singapore) Pted. Ltd. in Singapore. As of the date of this proxy statement/prospectus, we have not provided financial services through this entity.

In December 2019, we changed the name of Lion Capital Management Limited to Lion Asset Management Limited.

Industry Overview

Overview of Chinese Individual Overseas Asset Allocation

China’s pool of investable financial assets is the second largest in the world and the largest in Asia. Between 2014 and 2018, individual investable financial assets held by PRC nationals increased from US$12.9 trillion to US$21.4 trillion, and is projected to grow steadily and reach US$35.3 trillion by 2023. The last five years show a tendency that the percentage of deposits among overall investable financial assets continued to decrease, while both bank financial products and trust products became increasingly popular. Other financial instruments, such as higher risk futures and derivatives, are more favored by individual investors and their share of the investable financial assets market is expected to further increase in the future.

The following drivers are expected to propel the increase in overseas investable assets of PRC nationals.

Expanding Overseas Sources of Wealth

Expanding overseas sources of wealth bolster offshore financial assets and lead to an increasing need for overseas asset allocation. In 2019, over 140 companies with principal place of business in mainland China were listed on Hong Kong and the U.S. stock exchanges, and many of them are “new economy” companies, which refer to businesses that realize rapid growth mainly through technology advancement, entrepreneurship, and Internet-based innovative business models. Many of these Chinese state-owned or private companies offer employee stock option programs and have employees placed overseas, increasing the demand for offshore asset management. These expanded sources of overseas income for PRC nationals, most of whom prefer not to repatriate a significant portion of their earnings back to China, have substantially increased the amount of overseas assets held by PRC nationals.

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Growing Awareness of Risk Diversification

With growing awareness of wealth preservation and risk diversification strategies, an increasing number of Chinese investors choose to allocate their assets globally. Overseas asset now accounts for 8.6% of total investable financial asset held by PRC Nationals, compared to only 4.8% in 2015. As Chinese investors become more sophisticated, they increasingly seek to build a diversified investment portfolio for wealth accumulation and appreciation through a variety of overseas assets and services.

Openness and Globalization of the Chinese Economy

The opening-up of China has contributed significantly to the overseas asset allocation of Chinese investors. The “Doing Business 2019 Report” released by the World Bank Group shows that China's business environment ranked 46th in the world in 2019, moving up 32 places from 2018. This was mainly driven by a series of structural reform policies implemented by the PRC government, such as the the establishment of free trade zones in certain provinces. In addition, the continued globalization of the Chinese economy, led by the “Belt and Road Initiative”, has further raised Chinese investors’ awareness of overseas assets and services.

Analysis of Major Financial Service Markets

Contract for Differences

Contracts for Differences, or CFD, is an agreement between a buyer and a seller to exchange the difference between the current price of an underlying asset (e.g. shares, currencies, commodities and indices) and its price when the contract is closed. CFD makes it possible for investors to trade in live movements of the market price of an instrument that they do not actually own.

CFDs have proliferated rapidly since they were first introduced to retail investors. Global CFD trading volume grew from US$4.7 trillion in 2015 to US$7.7 trillion in 2019, representing a compound annual growth rate (CAGR) of 13.4%, and is estimated to grow to between US$10.9 trillion and US$13.0 trillion by 2023, which would be a CAGR of between 9.1% and 14.0%, depending in part on enthusiasm in CFD trading and shifts in risk preferences.

Insurance Brokerage

Market size in premiums paid in Hong Kong by PRC residents increased from HK$24.4 billion in 2014 to HK$47.6 billion (US$6.1 billion) in 2018, representing a CAGR of 18.2%. Such premiums decreased from a high of HK$72.7 billion (US$9.4 billion) in 2016, mainly due to tightening foreign exchange control and RMB appreciation, which particularly affected the purchase of large universal life insurance policies.

Medical and protection insurance products purchased in Hong Kong by customers from Mainland China accounted for a large share of the new premiums. The share of medical and protection insurance products increased from 55% in 2016 to 74% in 2018, which was mainly driven by better pricing and coverage.

Exchange-traded Futures and Derivatives Brokerage

The annual trading activity in the global exchange-traded derivatives markets reached a record high in 2018. The following diagrams illustrate the global contract volumes of exchange traded futures and options from 2009 to 2018, as well as their breakdowns by regions and categories in 2018.

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Source: Futures Industry Association, iResearch

The Asia-Pacific region and the equity index category each accounted for the largest share in 2018. Exchanges in the Asia-Pacific and Latin American regions witnessed rapid growth of futures and options trading in 2018. The futures and options trading volumes on Asia-Pacific exchanges grew 27.1% to 11.2 billion contracts, while they grew 40.8% to 2.8 billion contracts on Latin American exchanges in 2018. Equity index futures and options trading were main drivers for the overall increase in trading in 2018. Global equity index volumes jumped 32.8% to 10.0 billion contracts in 2018, with exchanges in India, North America, Brazil and South Korea accounting for most of the increase. Currency futures and options grew 31.7% to a record amount of 3.9 billion contracts in 2018, mainly driven by higher levels of trading on exchanges in India, Brazil and Argentina.

HKFE, SGX, CME and Eurex are the major exchanges for global futures and derivatives trading and their products have become the most common product offerings among Hong Kong futures and derivatives brokerage firms. In 2018, total trading volume of these four exchanges accounted for approximately 25% among all 82 exchanges worldwide, according to data from the Futures Industry Association.

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Securities Brokerage

HKSE market value surged in 2017 and then declined in 2018 due to global market fluctuations. However, market value has rebounded by 27.6% in 2019, reaching HK$38.2 trillion (US$4.9 trillion). Through Stock Connect, a securities trading and clearing link scheme allowing mutual market access between Mainland China and Hong Kong run by HKSE, SSE, SZSE and China Securities Depository and Clearing Corporation Limited, an increasing number of investors to access offshore investment opportunities and boost awareness of global asset allocation.

Stock Connect has witnessed rapid growth in terms of trading turnover since its inception in November 2014. Southbound Stock Connect (PRC investing in Hong Kong) turnover has increased at a CAGR of 33.7% from 2015 to 2019, while Northbound Stock Connect (Hong Kong investing in the PRC) turnover has increased at a CAGR of 60.5% during the same period. With the expectation of China continuing the effort of opening-up, it is estimated that the trading turnover will reach RMB14-16 trillion (US$2-2.3 trillion) for Northbound Stock Connect, and HK$4-4.5 trillion (US$0.5-0.6 trillion) for Southbound Stock Connect by 2023.

Source: HKEX, iResearch

Note: It is assumed that the daily quota does not change from 2019 to 2023. The accuracy of estimation is subject to any social, economic, and political change that could result in otherwise.

Total Return Swaps (TRS)

A total return swap is an OTC derivative agreement in which one party (TRS receiver) makes payments based on a set rate, either fixed or variable, while the other party (TRS payer) makes payments based on the return of an underlying asset, which includes both the income it generates and any capital gains. An International Swaps and Derivatives Association (ISDA) master agreement and related supplementary agreements are usually entered by both parties in a TRS transaction.

For international investors seeking to invest in PRC stock market, A-share (shares that denominated in Renminbi and traded in the SSE and SZSE) and Hong Kong stock basket linked TRS provides investors with higher leverage compared with buying A-share stocks directly. Chinese domestic securities companies and emerging international financial institutions have been major providers of such TRS.

The outstanding notional amounts of equity-linked forwards and swaps for derivative counterparty in Asian countries except for Japan has been rising steadily despite some fluctuations from 2012 to 2019, and reached US$169 trillion in 2019H1.

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Note: Other Asian countries exclude Japan.

Source: BIS, iResearch

International capital has been building up positions in A-share through Stock Connect with a total net buy turnover of RMB351.7 billion (US$50.3 billion) in 2019. The increase of net buy turnover reflects rising confidence in a bullish China market for 2020. We expect that A-share and Hong Kong stock basket linked TRS trading will also be positively affected by following factors:

1.	Global trade conflict stabilizes as first phase of trade deal signed by China and the U.S. in January 2020
2.	Foreign banks and insurers are allowed broader access to China’s financial market in 2019
3.	MSCI increased A-share weighting in indexes in 2019 to represent a more compelling opportunity set for global investors

Since regulations have put limitations on Chinese-based financial institutions leveraging through OTC derivatives, China-based financial institutions have the motive to partner with qualified international financial institutions from less restricted jurisdictions, such as the Cayman Islands, in order to expand exposure to international investors with leveraged trading needs.

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

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We are well positioned in a fast-growing trillion-dollar segment with substantial growth potential.

We are one of the few Chinese investor-focused trading platforms that provide a wide spectrum of product and service offerings. We believe our fast-growing trillion-dollar segment has substantial growth potential in the near term. The total investable financial assets held by overseas Chinese citizens (including those residing in Hong Kong, Macau and Taiwan) were estimated to be US$8.3 trillion in 2019 and are expected to reach US$9.5 trillion in 2023, according to iResearch. The percentage of financial assets allocated to overseas investment by Chinese citizens was 8.6% of their total financial assets in 2019, which was significantly lower than the amount from citizens of other developed countries, such as the United States and the United Kingdom, and iResearch projects that overseas investment by Chinese citizens will increase to 10.5% of their total financial assets by 2023. With our existing leadership in this segment, we are well positioned to capture the opportunities arising from this growth.

We will be providing superior user experience to our clients through our industry-leading Internet platform.

We provide services through an industry-leading Internet platform accessible through a variety of apps available on iOS, Android, PC and Mac platforms. We are consolidating some of these apps into our all-in-one Lion Brokers app, which we expect to launch in the second quarter of 2020. Our Lion Brokers app will allow users to remotely open accounts with our Cayman Islands licensed subsidiary and conveniently trade in a wide variety of derivative products. Our Lion Brokers app is designed to be secure and easy to use and will provide a superior user experience through fast and reliable order execution.

We offer a diversified product portfolio for trading in global financial markets.

Our trading platform allows users to trade approximately 100 futures products on major futures exchanges worldwide (excluding the PRC), including the CME, SGX, HKFE and Eurex, as well as stocks listed on the NYSE, Nasdaq and the Hong Kong Stock Exchange, and PRC stocks listed on the SSE and SZSE that are eligible for Stock Connect. In addition, our customers may also use our platform to trade various derivative products, such as forex, commodities, futures, stock indices, ETFs, warrants and callable bull/bear contracts, on global exchanges or OTC markets.

We have an experienced management team supported by industry talents.

Our management team is led by our founder and CEO, Mr. Jian Wang, who has more than 15 years of experience in trading futures, securities and derivatives and dealing in interbank markets. Our core management team members have in aggregate more than 60 years of experience with conglomerates in the financial sector and fintech startups. Our management team is supported by a strong and talented team of experts in the financial and information technology industries. Our experienced management team and strong industry team enable us to drive innovation, improve our operational efficiency and expand our client base.

Our Strategies

We plan to implement the following strategies:

Strengthen our leading position in key markets and expand our demographic and geographic coverages in new markets.

We plan to strengthen our leading position in key markets, such as Greater China, by retaining active users, reactivating dormant accounts, obtaining new customers and enhancing service quality. We hope to increase our market share by penetrating into new geographic areas, such as Southeast Asia, and expand our user base from predominantly overseas Chinese to other ethnic groups through optimized digital marketing.

Enhance technological infrastructure and cybersecurity.

We expect to continue investing heavily in research and development to further improve our technology infrastructure and integrate different systems into our platform. Striving to provide our users with the most user-friendly interface and smooth transaction experience, we plan to optimize our trading system, increase system concurrent accesses, and enhance the system’s reliability and security. We also plan to expand the scope of cooperation with worldwide exchanges to provide our clients with more real-time, accurate and stable market quotation services. In addition, we plan to strengthen our cooperation with Microsoft Azure, making full use of the Microsoft Cloud infrastructure and security services and improve our system efficiency and cybersecurity.

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Drive product innovation and explore other complementary services.

We plan to offer A-share (shares that denominated in Renminbi and traded in the SSE and SZSE) and Hong Kong stock basket linked Total Return Swap (TRS) to our clients in early 2020. See “Our Business Lines - Securities Brokerage Services.” Based on our analysis of our clients’ trading behavior and feedback, we expect to develop new derivative products to meet their shifting demands. We may also explore other complementary services, including CRM equipment and data services, overseas investment consulting services, deep financial technology development, digital asset management, industry research services, and overseas mergers and acquisitions.

Attract and retain key talent.

We believe that our employees are essential to our continued development. We strive to attract and retain talented individuals with management, financial and technological experience to our company with competitive compensation packages.

Our Business Lines

Our business lines include our (i) CFD trading service, (ii) insurance brokerage service, (iii) futures brokerage service and (iv) securities brokerage service and (v) asset management service. We provide these services through a variety of apps available on iOS, Android, PC and Mac platforms. Some of these are being consolidated into our all-in-one Lion Brokers app, which is expected to be launched in the second quarter of 2020. See “― Our Technology.” Our relevant subsidiaries possess a full securities investment business license in Cayman Islands as relevant to acting as a broker dealer and market maker and various types of licenses to conduct our business in Hong Kong. See “― Licenses”.

CFD Trading Services

We began our CFD trading services in May 2019. Our trading platform allows users to trade various derivative products, such as forex, commodities, futures, stock indices, ETFs, warrants and callable bull/bear contracts, on global exchanges or OTC markets. Through our platform, users can buy and sell 33 currency pairs including EUR/USD, USD/JPY, GBP/USD and USD/CHF currency pairs, stock indices including the Dow Jones Industrial Average, Hang Seng Index, Nikkei 225 and Standard & Poor’s 500, as well as commodities, including gold, silver, copper, soy beans and crude oil (Brent and WTI).

Among the various CFD products, currency pairs are the predominant category of products traded on our platform by trading volume. In a forex trade in the spot market, a participant will simultaneously buy one currency and sell another, with the two currencies together referred to as a currency pair. The investor is speculating that one currency will appreciate in relation to the counter currency in the currency pair, and it will make a profit or suffer a loss depending on the difference between the exchange rates at which the investor opens and closes its position. In response to a request for a quotation, market makers will quote the bid and ask prices simultaneously and the client will decide whether to enter into a contract to buy (long) or sell (short) an asset at that price.

Our trading platform matches the client’s order request with the spot currency pairs offered by market makers. We do not normally intervene in the trade, other than to apply our mark-up, which is based on market conditions and risk exposure regardless of how a trade is executed or the client’s profitability. This same process is used when a client liquidates a position. Our platform processes the trade by applying a uniform spread to the mid-price calculated from the preferred data feed. Forex traders can also engage in customizable forward transactions or futures speculation prior to the expiration of currency futures contracts. In addition, traders can amplify their profits or losses by leveraging their trades, and we offer up to 100:1 leverage to certain of our clients.

The diagram below illustrates the order execution process for our forex and other CFD trading business:

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We facilitate a client’s CFD trading in three different ways.

1.	If the trade of a client can be used to naturally hedge against and offset the trades of another client, we will act as a market maker to offer liquidity and pricing for both clients.
2.	When an offsetting transaction from another client is not available, we may choose to act as a principal (i.e. market maker) to trade with the client.
3.	When an offsetting transaction from another client is not available, we may also act as a broker in arranging trades between the client and third-party market makers. We maintain cooperative relationships with established market makers, including international wholesale forex trading partners, which give us access to a pool of potential liquidity and ensure that we are able to execute our clients’ desired trades at competitive rates while hedging our net positions and limiting our exposure.

We generate revenue from (i) commissions, (ii) bid/offer spreads, (iii) trading profit and (iv) difference in interest rates.

i.	We charge commissions, which are based on the transaction amount, from all CFD transactions other than forex transactions.
ii.	We mark up the bid/offer spreads for CFD products on top of the prices offered by our clients, exchanges or third-party market makers, as the case may be. Our price mark-ups over the price offered by an exchange vary depending on the underlying product.
iii.	We act as a trading principal in certain derivative transactions by taking the position opposite to our clients. In such cases, we are exposed to changes in the value of the underlying product, and the clients’ losses are our gain.
iv.	We automatically roll-over currency positions each day and provide either a credit or debit for the interest rate difference between the two currencies in the pairs being held. The clients’ debits are our gains.

Our total CFD products trading volume in the year ended December 31, 2019 was 806,111 lots. As of December 31, 2019, we had 1,843 CFD trading clients, most of which were retail investors.

Insurance Brokerage Services

We also engage in insurance brokerage services mainly for high-net-worth Chinese individuals purchasing insurance policies in Hong Kong. We focus on critical illness insurance and life insurance products, while also offering various other insurance products such as health insurance, savings insurance, annuity and mandatory provident fund pension scheme. Our insurance company partners include renowned multinational insurance companies such as Prudential, AIA, Manulife, MassMutual, BOC Life and AXA. Our clients, who largely rely on offline channels, will be able to compare various insurance products through our all-in-one Lion Brokers app after its expected launch in second quarter of 2020 and sign the insurance policies during face-to-face meetings with our insurance agents located in Hong Kong.

We receive commissions from the insurance companies based on a percentage of the premium paid by insurance purchasers. We source some of our clients from referral agents located in major Chinese cities and we pay them referral fees that are usually a negotiated percentage of the insurance premium. Our total number of newly-executed insurance policies was 1,379, 806, 646 and 254 for the years ended December 31, 2017 and 2018 and the nine months ended September 30, 2018 and 2019, and our total number of renewed policies was 815, 1,908, 1,366 and 1,957, respectively. We generated commission income of US$9.6 million, US$5.4 million, US$4.3 million and US$2.3 million in the same periods, respectively. Our insurance commission income has decreased over the past few years largely due to more stringent foreign exchange controls in China and the unstable political environment in Hong Kong in 2019.

Futures Brokerage Services

We began our futures brokerage services in March 2017. Our trading platform allows users to trade approximately 100 futures products on major futures exchanges worldwide (excluding the PRC), including the CME, SGX, HKFE and Eurex. We cooperate with G. H. Financials (Hong Kong) Limited and INTL FCStone Limited, which are major service providers for global clearing solutions for exchange traded futures and options contracts, to execute and settle futures transactions. We charge commission fees to clients for trades made using our trading platform based on the number of contracts executed. Our commission rate is US$1.20 - 40.00 per contract depending on the types of futures products, subject to various discounts that we offer. Our total number of executed futures contracts was 92,230 lots, 777,303 lots, 467,790 lots and 756,596 lots for the years ended December 31, 2017 and 2018 and the nine months ended September 30, 2018 and 2019, respectively.

Our futures brokerage service is primarily used by Chinese clients in Greater China and Southeast Asia, although it is available for users all over the world. As of December 31, 2019, we had 110 futures trading accounts opened with our Hong Kong subsidiary Lion Futures Limited, most of which were retail investors.

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Securities Brokerage Services

We began our securities brokerage services in November 2017. Our trading platform allows users to trade stocks listed on the NYSE, Nasdaq and the HKSE, as well as PRC stocks listed on the SSE and SZSE that are eligible for Stock Connect. We charge commission fees to clients for trades made using our trading platform based on the transaction amount, subject to a minimum charge per transaction. To better serve the individual needs of our clients, we vary the commissions we charge based on the types of products or services, eligibility for discounts and other factors.

The table below summarizes the current pricing of our securities brokerage services for securities traded on different stock exchanges.

Stock Exchanges on Which Securities are Traded	Our Pricing Terms	Other Fees and Expenses
Nasdaq and NYSE-Traded Stocks	Commissions: 0.2% of the transaction amount, subject to a minimum charge of US$20 per transaction	Applicable regulatory fees charged by SEC and transaction fees charged by other third-parties
HKEX-Traded Stocks	Commissions: 0.25% of the transaction amount, subject to a minimum charge of HK$100 per transaction	Applicable transaction fees charged by HKEX, HKSFC, Computershare and stamp duty charged by the Hong Kong government
Shanghai-Hong Kong Stock Connect Stocks	Commissions: 0.01% of the transaction amount, subject to a minimum charge of RMB5 per transaction	Applicable transaction fees charged by SSE, CSRC, Hong Kong and PRC clearing agencies, and stamp tax charged by the PRC government
Shenzhen-Hong Kong Stock Connect Stocks	Commission: 0.01% of the transaction amount, subject to a minimum charge of RMB5 per transaction	Applicable transaction fees charged by SZSE, CRSC, Hong Kong and PRC clearing agencies, and stamp tax charged by the PRC government

Our securities brokerage service is primarily used by Chinese clients in Greater China and Southeast Asia, although it is available for users all over the world. As of December 31, 2019, there were 91 securities trading accounts opened on our platform, most of which were retail investors.

We also began offering total return swap (TRS) trading services to clients in early 2020 and expect it to a main growth driver this year. We have entered into ISDA master agreements and related supplementary agreements with two of the top five swap traders in China. The top five swap traders in aggregate account for 98% of China’s swap trading in terms of addition of notional principal in October 2019, according to iResearch. The top five swap traders are very selective in choosing business partners and have entered into ISDA master agreements with only a very limited number of companies. We borrow the funds that we lend to our TRS trading clients from our business partners and we earn the spread over the interest rate of our loans from such business partners. Our clients may obtain tailored cross-asset exposure and varied pay-off structure through TRS transactions. We will be offering A-share (shares that denominated in Renminbi and traded in the SSE and SZSE) and Hong Kong stock basket linked TRS in the first phase. TRS business will be the first step for us to explore the OTC structure trading business. We will develop more products including interest rate-related and FX rate-related products to satisfy our clients’ diversified trading and hedging needs.

Asset Management Services

We provide asset management and investment advisory services for our clients. Based on our clients’ different needs, we provide personalized investment strategies to optimize their asset allocations. Our clients can purchase a wide variety of investment portfolios, which include assets such as stocks, bonds, ETFs, investment funds and derivatives. We charge management fees based on their assets under management as well as commissions for certain transactions.

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Our Technology

We strive to provide our users with a user-friendly interface, a smooth transaction experience and reliable functionalities. Over the past few years, we outsourced our research and development to a dedicated information technology team in Hangzhou, China, which has made great efforts in building an integrated trading platform and enhancing user experience. We provide our services through this integrated Internet platform, which is accessible by mobile apps and desktop apps. The mobile apps are easy to use and preferred by most users, while the desktop apps are designed for professional investors who prefer working on a larger interface.

User Interface

Mobile Apps

We currently have four mobile apps, including “Lion Brokers”, “MetaTrader”, “Lion International Transactions App 狮子国际交易宝” and “易星 Estar”, that allow our users with different preferences to trade stocks, futures and CFDs in an efficient, secure, reliable and user-friendly manner. The table below sets forth our various apps and their respective products or service offerings and operating entities.

Mobile App/Tool	Products/Services	Operating Entity
“Lion Brokers”	CFD (Futures and Derivatives) and Securities	Lion Brokers Limited
“MetaTrade”	CFD (Foreign Exchange)
“Lion International Transactions App 狮子国际交易宝“	Securities	Lion International Securities Group Limited
“易星Estar”	Futures	Lion Futures Limited

We are in the process of consolidating “Lion Brokers” and “MetaTrader” into an all-in-one Lion Brokers app, which we expect to launch in the second quarter of 2020 and will allow users to remotely open accounts with our Cayman Islands licensed subsidiary and trade in all of the products that carried by our Hong Kong and Cayman licensed subsidiaries. The mobile apps “狮子国际交易宝” and “易星Estar” will remain available for users who wish to maintain their securities and futures brokerage trading accounts in Hong Kong.

The modern and integrated interface of our all-in-one Lion Brokers app will provide a straightforward and inviting user experience, that we believe will differentiate us from many other trading platforms whose interfaces are often cumbersome and disjointed. The user interface of our all-in-one Lion Brokers app contains five major tabs: home, quotes, watchlists, trading and me.

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Home. The home tab (which is demonstrated in the graphic above) contains quick access to different products such as securities, futures, derivatives, funds and insurance, as well as popular functions such as account opening, fund deposit and rewards shopping mall. This tab also contains aggregated investment-related news feeds and educational sources for the users that are from our media partners, contributing authors and in-house editors.

Quotes. The quotes tab streams the current market information for various investment products, such as real-time prices and trading volume for stocks and futures, contract terms and deposit requirements for futures, bid and ask prices for currency derivatives, and net value of funds.

Watchlists. The watchlists tab contains real-time prices, historical prices, company profiles, business news and third-party analysis for the particular investment products that the users select.

Trading. The trading tab enables our clients to place orders fast and conveniently. Our clients can place several types of orders, such as conditional order, limited price order, market order, and follow bid/ask order. We also allow our clients to trade NYSE and NASDAQ-listed securities during pre-market and post-market hours.

Me. The me tab allows users to review and revise their personal information, manage their funds, access the account statements and communicate with client representatives.

Desktop Apps

We currently offer corresponding Windows versions of “Lion Brokers”, “MetaTrader”, “Lion International Transaction App 狮子国际交易宝” and “易星Estar”, and are developing Mac-OS versions of these apps. These desktop apps allow professional users to view market information and trade stocks, futures and CFDs on larger screens. We are consolidating the desktop apps of “Lion Brokers” and “MetaTrader” into the new all-in-one Lion Brokers app, which will be available on both PC and Mac, while still keeping “Lion International Transaction App 狮子国际交易宝” and “易星Estar” in place.

Back End System

Our mobile apps and desktop apps all interact with our back end system, which is an integrated infrastructure supporting a wide variety of functions, including account opening and management, market updates, order routing, securities trading and risk management. Our back end system contains multiple servers designated for different usages, such as stock quotes, order placing and risk alerts. These servers are also connected with public and private cloud services such as Alibaba Cloud and Azure, as well as with external databases such as those of major stock exchanges. Our back-end system, which employs big data, high-speed instant cache and distributed ledger technologies, features the following advantages.

•

Extreme Speed Trading. We limit the system delay time of the trading process (from the receipt of order from the client to submission of the order) to within 10 milliseconds. Our system retrieves real-time data from external databases, including major stock exchanges, in a matter of milliseconds. This reduces end-to-end latency and provides our clients with a smooth and reliable transaction experience, and also gives our market making business a significant advantage over many of our competitors.

•

High Concurrency. We are able to support millions of simultaneous online users and can process more than 10,000 transactions per second. With a modular architecture, our platform can easily expand as data storage requirements and client visits increase.

•	Consistent Availability. We support 24-7 trading through our micro service infrastructure and distributed cluster deployment (virtually or geographically separated system).

•	High Sensitivity. We monitor risks on a real time basis and respond to issues with client accounts promptly. We can stop trading gains or losses within seconds.

•

High Security. We have designed our data security system in accordance with PRC National Information System Protection Standards. Our system can discover major security loopholes, resist sophisticated malicious attacks and protect against natural disasters, and it can also recover most functionalities after damage. We employ a distributed infrastructure as the foundation of our trading system, which includes a number of isolated servers with intensive security protocols. We maintain an advanced cyber security system to monitor and manage the traffic to our platform on a real-time basis. Our system is designed to automatically detect suspicious activities and automatically send an alert to our IT team. Our system also features strong encryption and two-factor authentication, in addition to disaster recovery and business continuity plans.

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Risk Management

Our business activities expose us to various risks, including regulatory environment risk, commercial risk, business model risk and operational risk. Risk management is critical to our business operations. We have put in place procedures and controls to identify, measure and manage each of these risks. We have established a risk management team, comprised of five members, which meets at least once every month to review our risk management status.

Regulatory Environment Risk

We operate in highly regulated industries across multiple jurisdictions. Regulatory environment risk is the risk that the regulatory environment in any of the jurisdictions in which we operate will change in a way that is materially detrimental to our business. We (in particular, Lion Brokers Limited) are regulated by the Cayman Islands Monetary Authorities (CIMA) in the Cayman Islands, the Hong Kong Securities and Futures Commission (HKSFC), the Hong Kong Insurance Authority and Hong Kong Customs and Excise Department in Hong Kong. See “— Compliance.”

Change of Regulations

The regulatory environment is constantly evolving, and different regulators may introduce new regulations or modify existing requirements. For instance, CIMA is contemplating to impose additional restrictions on market making activities and as a result, we may need to change our transactional procedures to comply with the new requirements. It is also possible that regulators will increase the capital and liquidity requirements or roll out other financial ratio requirements. The changing regulatory environment may subject us to heavier financial burden and cause adverse effects on our results of operations. We strive to maintain close relationships with regulators and actively seek conversation with them in an effort to keep abreast of impending regulatory developments.

Change of Tax Treatment

The evolving tax regimes in the various jurisdictions where we operate may change the basis on which we are taxed. We also face the risk of additional taxes, such as the financial transaction tax, which if imposed could severely impact the economics of trading. We may need to re-examine the various types of trades of our clients in order to cope with the tax-related risks.

Commercial Risk

We define commercial risk as the risk that our performance is affected by commercial factors, such as business strategies, market conditions, competition and supplier restrictions.

Business Strategy Risk

We face the risk of failure to formulate or implement an appropriate business strategy. Our board is responsible for formulating our global business strategies, while our senior management is responsible for implementing such strategies. Our board evaluates macro-economic conditions in key jurisdictions, such as the United States, the PRC, the Cayman Islands, Hong Kong and Singapore and formulates strategic plans accordingly. Our senior management initiates strategic movement and convenes regularly to discuss the ongoing implementation of such strategies. For instance, considering the recent turmoil in Hong Kong, we established a branch in Singapore in July 2019 as a back-up office. We carefully review the performance of each of our business lines and decide which segment or area we will continue to invest in. We also engage external consultants with proper expertise to assist with our strategic planning and market research.

Market Condition Risk

Our futures, securities and CFD products trading clients may be sensitive to adverse market conditions. Our ability to attract new clients and the willingness of our clients to trade partially depend on the level of trading opportunities that our clients perceive to be available to them in the markets. Our revenue stream could therefore be affected by market conditions.

We constantly monitor market conditions and our clients’ sensitivity towards the changing market conditions through a detailed review of daily revenue analysis reports, monthly financial information and other key performance indicators. When market conditions become adverse, our risk management team may call a meeting to discuss our strategies as necessary. We mitigate the market condition risk by regularly forecasting market developments and managing our financial performance.

Competition Risk

We mainly operate in the online futures and securities brokerage market and CFD trading market for global Chinese investors, which are both highly competitive and rapidly evolving. See “— Competition.” We may lose our clients if there are new or existing competitors offering more attractive products, services or pricing. We pay close attention to our competitors’ activities and performance, and ensure that our product offerings and pricing remain attractive to the clients.

Supplier Restriction Risk

Our business operations depend on a variety of services from third parties including banks, brokers, stock exchanges, information technology service providers and electronic payment service providers. For instance, in providing certain of our CFD trading services, we rely heavily on a small number of established third-party market makers. If any third party that we rely on ceases its cooperation with us, we may be unable to execute certain trades and our results of operations will be materially and adversely affected. We regularly interact with our suppliers and strive to maintain cooperative relationships with them. We also periodically review engagements with major suppliers to make sure the terms are satisfactory to both sides.

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Business Model Risk

We define business model risk as the risk arising from the nature of our business and the way we conduct business. Our business model risk includes market risk, credit risk, liquidity risk and capital adequacy risk.

Market Risk

When we facilitate instant execution of client trades, we may be subject to market risk if the trade of one client cannot be naturally offset by the trade of another client, in which case we may act as a principal in trading with the client and take a position. We constantly monitor our exposure to the market against our pre-determined market risk limit. When our exposure exceeds the limit, we hedge our position to bring our exposure back to the limit. The market risk limit represents the maximum (long or short) net exposure we will hold without any hedging. In accordance with the methodology in our risk management policy, we set our market risk limit based on our risk appetite with reference to the expected liquidity and volatility of the underlying financial products, aiming to achieve an optimal balance among facilitating client’s trades, controlling our cost of hedging and maximizing our daily revenue.

We may also be subject to residual market risk caused by market gaps, which may occur when a product price changes suddenly in a single large movement, often at the opening of a trading day, rather than in small incremental steps. In this situation, we may have difficulty adjusting our hedging in a timely manner and thereby incur a potential loss. We conduct regular scenario-based stress tests that analyze the impact of potential market gap events and take preventive actions to mitigate the impact caused by residual market risk.

Credit Risk

We have a credit risk management system in place to evaluate our credit risk. We regularly review our credit policies and set appropriate credit limits for our clients. In determining the credit limit of a particular client, we consider its investment pattern, the history of its daily closing positions, the types of products it has previously invested in and the security it has placed with us. We only allow a client to place purchase orders within its trading limit using cash deposited in its designated account with us. We require the client selling shares to provide necessary documents evidencing that the shares are deposited with a securities clearing and settlement system of a recognized securities exchange.

We set pre-trade quantity limits and price collars on individual orders. Our system will detect and reject orders that exceed the specified quantity limits or fall outside of the current acceptable price range. We also impose intra-day net long or short position limits on our clients to prevent their accumulated positions from exceeding the clearing company’s financially comfortable levels, as well as to halt potentially errant algorithms.

We also measure the pre-settlement credit exposure and the settlement risk of all our clients to manage our overall credit exposure. We take into account the number of clients with open positions, the products for which clients have open positions, the concentration of open positions on any given securities and other relevant factual circumstances. Whenever our overall pre-settlement credit exposure is unusually high on any given day, we investigate the causes and may reduce the limit on each client in order to control our overall credit exposure.

We have forced liquidation policies for our clients. For futures trading, we force clients to liquidate when their equity to occupied margin ratio falls below 80%; for CFD trading, we force clients to liquidate when their net worth to occupied margin ratio falls below 50%.

Liquidity Risk

We closely monitor our liquidity position. Our account department prepares a daily cash position summary and our directors and senior management review this summary to ensure that there are no cash flow mis-matches. We may arrange for credit facilities when necessary.

Capital Adequacy Risk

We operate in highly regulated industries across multiple jurisdictions including the Cayman Islands and Hong Kong. We are required to hold sufficient regulatory capital at both group and individual entity level to cover our risk exposures, among other financial obligations imposed by regulatory authorities. We are required to at all times hold sufficient capital to meet regulatory requirements in all relevant jurisdictions. We assess our capital requirements through financial projections and stress tests frequently. We also check internal warning indicators and timely escalate potential capital inadequacy to our senior management for prompt preventive or remedial action.

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Operational Risk

We define operational risk as the risk of loss resulted from operational matters, such as failure of technology systems, fraud, and human error. We regularly review our operations to ensure that our operational risk is properly managed.

Technology Risk

Our electronic trading system applies various pre-order checks, such as a “fat finger” check that examines the notional value, per order quantity and price validation. Our system also checks order frequency, max net position on each instrument and max number of open orders per instrument, and automatically rejects orders if our preset limits are exceeded.

We have set up and implemented contingency plans to ensure business continuity during interruptive events. In case our main trading system is down, the control can be switched to the backup system almost instantaneously to continue trading and position monitoring. All of our electronic databases are backed up and kept in a virus-free environment.

People Risk

People risk is the risk of loss caused by employees, whether intentionally or negligently, such as employee fraud, error or omission, or involving employees, such as labor disputes, health and safety issues, and human resource practices. We strive to create an employee-friendly working environment to retain talents, and impose procedural controls to prevent the violation of work ethics.

Our Clients and Users

Our clients are mostly well-educated and affluent Chinese investors living in or outside the PRC. These individuals are usually sophisticated investors with relatively high risk tolerance. We also had seven active institutional clients in Hong Kong that use our futures trading service as of December 31, 2019.

We have experienced significant growth in the number of clients in the past few years. Our total revenue-generating client accounts increased from 1,722 as of December 31, 2017 to 4,047 as of December 31, 2019. As of December 31, 2019, we had 4,047 active revenue-generating accounts in total, including 110 accounts for futures trading, 91 accounts for securities trading, 1,843 accounts for CFD trading, and 2,003 accounts for insurance products.

Marketing

To attract clients, we conduct marketing mainly through search engines, social media, app stores and third-party websites. These various online resources detect potential clients and display our logo, name, hyperlink to our website and QR code for our apps. For these services, we contract with advertisement placement agencies and pay them on a monthly or quarterly basis. We may also use traditional marketing channels, such as participating industry exhibits organized by industry associations or media in large Chinese population centers including Shanghai, Shenzhen and Taipei.

Client Services

Our client service team strives to respond to our clients’ inquiries promptly in accordance with our procedures. If any of our staff member receives a complaint, whether oral or in writing, from the client or other third parties, the staff member must immediately notify our compliance with details of the complaint. When possible, our compliance officer will respond to the complainant on the same day as the complaint is made, and then explore with staff members the validity of and reasons for the complaint. In each case, we will respond to the complaint with a clear explanation and take all appropriate steps to remedy the situation.

Intellectual Property

We rely on a combination of trademarks, software copyrights and trade secrets, as well as confidentiality procedures and contractual provisions with our employees and others, to protect our intellectual properties. As of December 31, 2019, we had obtained a trademark in Singapore and submitted one application for trademark in Hong Kong. Our intellectual properties are essential for us to establish our brand recognition, enhance our reputation and distinguish our services from the competitors in the market. As our brand name becomes increasingly recognized among the general public, we will further enhance the protection of our intellectual properties.

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Competition

We mainly operate in the online CFD trading market and the futures and securities brokerage market and for global Chinese investors, which are both highly competitive and rapidly evolving. Our primary competitors are CMC Markets, IG, Forex.com and Interactive Broker in the CFD trading market, and Tiger Securities and Futu Holdings Ltd in the online futures and securities brokerage market for global Chinese investors. Although some of our competitors may have greater financial resources or a larger client base than we do, we believe that our full service licenses, strong brand name, diverse service offerings, efficient trade execution, smooth capital flows and advanced technology infrastructure together make us one of the top performers in this market.

Employees

We had a total of 37 employees in Hong Kong as of December 31, 2019. We enter into individual employment contracts with selected employees to cover matters including non-competition and confidentiality arrangements. Our employees' remuneration packages generally include salary, bonus and social security benefits in accordance with all applicable laws and regulations.

Facilities

Our headquarters are located in Hong Kong, where we leased one principal executive office and one technology support office. We also have offices in Singapore and the Cayman Islands. All of our offices are leased from independent third parties. As of December 31, 2019, our leased office space was 11,896 square feet in aggregate, including 10,685 square feet in Hong Kong, 1,175 square feet in Singapore and 36 square feet in the Cayman Islands. We believe that we will be able to obtain adequate facilities, principally through leasing, to accommodate our future expansion plans.

Insurance

We maintain business interruption insurance for equipment and data processing devices, professional indemnity insurance and directors' and officers' liability insurance. We also maintain proper insurances required by the Securities Investment Business Law (SIBL) of the Cayman Islands and the regulations promulgated under the SIBL. Our directors consider that the insurance policies we carry are adequate for our business operations and in line with customary industry practice.

Licenses

We must obtain various licenses to conduct our business. The table below sets forth the licenses we possess in the Cayman Islands, Hong Kong and Singapore.

Jurisdiction	License Type	Entity Name
Cayman Islands	CIMA Full Securities Investment Business License [1] (as relevant to broker dealer and market maker)	Lion Brokers Limited
Hong Kong

HKSFC Type 1 License for Dealing in Securities

HKSFC Type 2 License for Dealing in Futures Contracts

HKSFC Type 4 License for Advising on Securities

HKSFC Type 5 License for Advising on Futures Contracts

HKSFC Type 9 License for Asset Management

Hong Kong Insurance Broker License by the Professional Insurance Brokers Association

Hong Kong Money Service Operator License

Lion International Securities Group Limited

Lion Futures Limited

Lion International Securities Group Limited and Lion Asset Management Limited

Lion Futures Limited

Lion Asset Management Limited

BC Wealth Management Limited

Lion Foreign Exchange Limited

(1) Only includes regulatory permissions to act as a “broker dealer” and “market maker”.

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Compliance

We operate in highly-regulated industries and must comply with all applicable regulatory requirements in the jurisdictions in which we operate. We (in particular Lion Brokers Limited) are regulated by the CIMA in the Cayman Islands, the HKSFC, the Hong Kong Insurance Authority and Hong Kong Customs and Excise Department in Hong Kong. We (in particular Lion Brokers Limited) must submit annual audit reports to the CIMA and HKSFC and are subject to their periodic inspections. There has been no material non-compliance issue identified in any of the regulatory inspections that has not been appropriately rectified. We have not been subject to any administrative penalty or fine that, individually or in the aggregate, would be reasonable expected to have a material adverse effect on our results of operations or financial condition.

While our directors are ultimately responsible for supervising our compliance, our compliance officer is responsible for continually monitoring our compliance status and implementing compliance policies. We maintain a compliance manual, which contains detailed procedures for corporate government, know-your-client (KYC), trade execution, records keeping, anti-money laundering (AML), and risk management, among others. We provide training to our employees and require them to strictly adhere to our compliance manual. We have also adopted specific compliance measures for KYC, asset protection, insurance, and back office and accounting.

KYC

We employ various measures to ascertain the identity and understand the background of each of our prospective clients before establishing business relationships with them. These measures include, among others, checking potential clients, passports or identity cards, maintaining a robust file management system in which client files are retained and corresponding reference numbers and relevant details are recorded to the extent practicable, interviewing prospective clients personally as appropriate and needed and verifying the identities of the directors or partners of our prospective institutional clients. To reduce the risk of being subject to complex U.S. laws and regulations, we do not allow U.S. citizens or residents to open an account with us, although our KYC procedures may not be able to effectively identify all U.S. citizens and residents at all time. See “Risk Factors - Risks Related to Lion’s Business and Industry - Lion faces risks related to its know-your-customer, or KYC procedures when its clients provide outdated, inaccurate, false or misleading information.” In addition, anonymous accounts are generally not allowed to be opened, heightened scrutiny measures are imposed on accounts opened on behalf of third parties and additional verification measures are conducted before we accept third party payments against the accounts of our clients.

We also use the GRADA Platform to facilitate our AML compliance process. The GRADA Platform was developed by Global Risk and Data Authority Ltd. and is a simple online solution for financial service providers to address complex issues relating to AML and other global compliance and regulatory initiatives. The GRADA platform integrates with third party confirmation service providers to crosscheck and ensure the authenticity of the documentation provided, and we ask our clients to upload their information and relevant materials onto the GRADA platform for verification and validation. The GRADA Platform will then assess the risk level of the prospective clients opening an account with us and sort them into high-risk, medium-risk or low-risk clients based on the information in their database. The applications from prospective clients in the low-risk or medium-risk categories will be approved automatically, while additional procedures, including human intervention, will be carried out before applications from prospective clients in the high-risk category can be approved.

Asset Protection

We have comprehensive procedures in place to properly safeguard our clients’ assets that are in our possession. For example, we arrange for a custodian to manage our clients’ assets in segregated accounts, and strict guidelines are required to be followed every time a client’s money flows into or out of the segregated accounts. Such transactions take place in a manner that is in accordance with the authority and the specific instructions our clients give us. We will not deploy a client’s money in any way that will be deemed unconscionable, and we are prohibited from paying any client’s money to any of our officers, employees or related parties.

Back Office and Accounting

We reconcile all account balances of our general ledger accounting system to those on the stockbroker management system, perform procedures to ensure the total amount from all pay-in slips match with the total amount deposited into the bank and clear any errors identified on a daily basis. Our senior staff members also conduct regular reconciliation of our internal records to those kept by other third parties, such as clearing houses and our counterparties, to identify and resolve any possible accounting issues.

Data Privacy

We collect certain personal data from our customers in connection with our business and operations and may be subject to data privacy laws in various jurisdictions such as the Cayman Islands, Hong Kong, Singapore and the PRC. The relevant data privacy laws may require the data owner to consent to the data collection and agree to its usage. When a customer registers an account on our online portal, they are required to confirm that they have read and agreed to the terms and conditions of the portal, including the terms set out in our data privacy statement. Our data privacy statement states that the personal data being collected can be used for purposes of data analysis and supporting us to develop and to improve our products. We believe that we are in compliance with all relevant laws and regulations in all material respects with respect to data privacy.

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Legal Proceedings

As the date of this prospectus, we are not a party to, and we are not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or operations.

Regulations

We are subject to laws and regulations in the jurisdictions where we conduct our business. The following is a summary of certain rules and regulations that significantly affect our business activities.

Cayman Islands

Securities Investment Business Law (2019) of the Cayman Islands (as amended from time to time, SIBL)

Lion Brokers Limited (LBL), an exempted company incorporated under the laws of the Cayman Islands, conducts market-making and broker dealer activities in relation to securities including contracts for differences. As such activities constitute "securities investment businesses" in particular, dealing in securities under SIBL, LBL is subject to the licensing requirements under SIBL and on 23 August 2018 LBL received from the CIMA a full license to conduct broker dealer and market maker businesses. LBL must submit an annual renewal fee for the licenses (US$9,756.10 for broker-dealer and US$9,756.10 for market maker) by 15 January of each year.

A licensed company is subject to various requirements in SIBL, the regulations promulgated under SIBL and any statement of guidance issued by CIMA (or such other Cayman Islands competent authority) as relevant to financial services business and any condition that may be placed on the SIBL license at the time the entity is licensed by CIMA.

Among other things, any issue or transfer of shares or any change to the underlying beneficial owners of a licensed company must receive CIMA's prior approval. However, CIMA may exempt from this requirement a licensed company whose shares are publicly traded on a recognized securities exchange, subject to certain conditions.

A licensee must have its accounts audited annually or at such other time as CIMA may require by an auditor approved by CIMA. Within 6 months of the end of a licensee's financial year, the licensee must submit its audited accounts for the financial year to CIMA along with a certificate of compliance with provisions of SIBL and any regulations made under SIBL and the Monetary Authority Law (2020 Revision) of the Cayman Islands, signed by the licensee or a director of the licensee (if it is a company). A person who signs such certificate knowing or believing that such certificate is false commits an offence and is liable on summary conviction to a fine of US$ 6,097.56 and such person (a) may have his/her license or the license held by the company of which he/she is a director revoked; and (b) may not be granted a further license, nor be permitted to be a director of a licensed company.

A licensed company cannot change its auditor without CIMA's prior written approval and the licensed company shall explain the circumstances giving rise to such change prior to such approval being given.

A licensed company must have at least 2 natural directors. No change of directors or senior officers can be made without CIMA's prior written approval. Any director or senior officer convicted in any country of an offence involving dishonesty must be removed upon conviction.

A licensed company cannot open a subsidiary, branch, agency or representative office outside the Cayman Islands or change its name without CIMA's prior written approval. A licensed company must notify CIMA immediately of any change of its business address.

A licensed company must separately account for the funds and property of each client and its own funds and property.

Under the Securities Investment Business (Conduct of Business) Regulations, 2003 promulgated under SIBL (the Conduct Regulations), a licensed company must, among other things, comply with the following requirements.

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General

Maintenance of insurance. A licensed company must at all times maintain insurance to cover professional indemnity, professional liability of senior officers and corporate secretaries and business interruption. Details of the insurance must be filed with CIMA before renewal of the license.

Disclosure of regulator. A licensed company must disclose the fact that it is regulated by CIMA in all correspondence, advertisements and other documents relating to its securities investment business.

Conduct of senior officers and employees. Each senior officer and employee of a licensed company must enter into a written undertaking to observe the relevant requirements in the Conduct Regulations relating to dealing with their own account.

Gifts. A licensed company must establish and maintain compliance procedures designed to ensure that no senior officer accepts any gift or inducement that is likely to conflict with his/her duties to any client.

Record keeping. A licensed company must maintain sufficient records in relation to advertisements, clients, senior officers and employees, the company itself and securities investment business transactions for at least 5 years from the relevant date.

Notification. A licensed company must notify CIMA immediately in writing of any matter material to CIMA’s supervision of the company including and not limited to a petition for winding up, investigation by other regulatory authorities and fraud involving a senior officer.

Advertising

The contents and format of the advertisement directed at private clients (i.e. persons who are not a licensed company's market counterparties or professional clients) must comply with certain specific requirements as stipulated in the Conduct Regulations. A "professional client" is defined under the Conduct Regulations to include (a) a public authority; (b) a securities investment business intermediary; (c) a person regulated by CIMA or a recognised regulatory authority of another jurisdiction; (d) a person (other than individuals) with total assets of not less than US$4,878,049; (e) an unregulated mutual fund; (f) a person whose securities are listed on recognised securities exchanges; or (g) a private client classified as a professional client under the Conduct Regulations (e.g. certain high net worth individuals or sophisticated persons whom a licensee may classify as professional clients if certain conditions are met including the client's informed consent to being so classified). A "market counterparty" means (a) a government; (b) a central bank or other national monetary authority; (c) a supranational; (d) a state investment or public debt management body; or (e) a professional client where classified as a market counterparty under the relevant provisions of the Conduct Regulations.

Standards for Dealing with Clients

Required standards. A licensed company must act in accordance with the standards stipulated in the Conduct Regulations, including high standards of market conduct, integrity and fair dealing, due skill, care and diligence in providing any service, timely and sufficient disclosure, the duty to treat clients fairly in conflict of interests and the duty to take reasonable steps to ensure that, in relation to a private client, any investment strategy recommended to or executed for the client is suitable (except for execution-only services).

Classification of clients. The classification of an individual as a professional client and the classification of a professional client as a market counterparty is subject to certain conditions as set out in the Conduct Regulations. Classifications relating to professional client and market counterparty must be reviewed at least annually to ensure that the classifications remain appropriate.

Lending to private clients. A licensed company should not knowingly lend money to private clients unless certain conditions are met (e.g. assessment of client's financial standing and client consent).

Client agreement. A licensed company must have a written agreement with each client, which shall include certain items stipulated in the Conduct Regulations (e.g. nature of services, fee calculation and handling of client money etc.). The agreement relating to a contingent liability investment for a private client and the agreement for discretionary portfolio management shall include additional items (e.g. minimum margin or extent of discretion, as applicable).

Contract note. After each transaction, a licensed company must send the client a contract note (unless the client has requested in writing that it should not be issued) with essential features of the transaction.

Complaints procedure. A licensed company must have an effective system to handle complaints, under which the relevant records (including a central register) are kept and all complaints are responded to within 14 days.

Access to records. During the statutory period during which a licensed company must keep records, a licensed company shall make available to any client within a reasonable period of time upon request the relevant records relating to that client which a licensed company has sent or is required to send to that client under the regulations and correspondence received from that client.

Periodic statements. If it manages a portfolio for a client, a licensed company shall provide the client with a written statement, (i) annually at the request of the client unless (iii) applies; (ii) quarterly unless (i) or (iii) applies; or (iii) monthly if the portfolio has an uncovered position in a contingent liability investment. The statement must contain adequate information on the value and composition of the portfolio as at the end of the period covered by the statement.

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Client Asset and Money

Records relating to collateral. If a licensed company has exercised the right to treat collateral assets as its own, it must maintain adequate records to enable it to meet any future obligations including the return of equivalent assets to the client.

Custody of assets. Where client assets are held by a custodian, a licensed company shall ensure that the custodian's records clearly show that the assets belong to the client. A licensed company must effect appropriate registration or recording of legal title to client assets and ensure that the arrangements for physical custody of documents of title are appropriate to the value and risk of loss of the assets.

Stock lending. A licensed company shall not engage in stock lending with or for a private client or professional client unless the activity is covered in the appropriate client agreement.

Reconciliation. A licensed company shall perform a reconciliation every 5 weeks or every 6 months with CIMA's permission of its records of client assets which are not in its physical custody, with statements from the custodians of such assets.

Further reconciliation. A licensed company shall, every 6 months, carry out a count of all client assets it physically holds and a reconciliation with its records of such holdings; and a reconciliation between its records of holdings of client assets and the records of the location of such holdings. The reconciliation shall be performed by the total count method or another method approved by CIMA.

Correction of discrepancies. A licensed company shall promptly correct any discrepancies revealed by reconciliations or provide unreconciled shortfall for which there are reasonable grounds for including that the licensed company is responsible.

Client statements. A licensed company shall as often as necessary or on at least one date during its financial year and not less than 6 months after the previous statement date, provide all active clients within 5 weeks of the date as at which the statement is made with a statement listing all clients assets for which a licensed company is responsible. Such statement shall identify separately assets registered in the client's name; identify separately client assets being used as collateral; show the market value of the collateral as at that date; and in respect of a private client, base the statement on either the trade date or the settlement date and notify the client which basis has been used. The statement should include client money unless a licensed company provides this information in a separate statement within 1 month.

Client bank accounts. A licensed company, upon receipt of client money, shall either pay it into a client bank account as soon as possible and in any event no later than the next business day or pay it out properly. A licensed company shall take reasonable steps to confirm that the banks used for client bank accounts remain appropriate no less than once a year.

Holding client money with group company. If a licensed company holds client money with a bank that is a group company, it shall disclose such fact and the name of the bank to the client. If the client does not want this arrangement, a licensed company must either deposit the client money with another bank or return the money to the client.

Transfer client money to a securities investment business intermediary. This is allowed for the purpose of a transaction through that intermediary or meeting a collateral obligation, provided that in the case of a private client a licensed company must notify the client.

Confirmation from banks. A licensed company shall ensure that the approved bank at which client money is held confirms in the custody agreement or otherwise in writing that such money is held by a licensed company as trustee and that the bank shall not combine any money in such account with any other account of the licensed company or exercise any lien or similar right against a client bank account in respect of any debt owed by the licensed company.

Reconciliation of client money balances. A licensed company shall at least once every 5 weeks perform reconciliation on (i) the balance on each client bank account recorded by the licensed company with the balance on that account recorded by the relevant bank; (ii) the balance, currency by currency, on each client transaction account with intermediaries recorded by the licensed company with the balance as recorded by the relevant intermediaries; and (iii) its records of collateral received from clients within 10 business days of the date to which the reconciliation relates. The licensed company shall correct any discrepancy and cover any shortfall.

Under the Securities Investment Business (Financial Requirements and Standards) Regulations, 2003 promulgated under SIBL (the Financial Regulations), a licensed company must, among other things, comply with the following requirements.

Adequate financial resources. A licensed company must maintain adequate financial resources to meet its securities investment business commitments and to withstand the risks to which its business is subject.

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Reporting currency. A licensed company's reporting currency shall be CI$ or US$ unless otherwise approved by CIMA.

Accounting records, internal systems and controls, risk management. A licensed company must maintain adequate and current accounting records and maintain internal systems and controls and risk management processes that are adequate for the size, nature and complexity of its activities. The company must also maintain accounting records which provide accounting information for any period during the 5 years immediately preceding the date on which it was first granted the licences.

Reconciliations. A licensed company shall perform reconciliations (i) every 5 weeks on all balances with banks or building societies; (ii) every 5 weeks on all balances and positions with intermediaries; and (iii) once every business day on its own margin accounts with intermediaries. The Company shall correct any differences.

Financial reporting. A licensed company must submit to CIMA an opinion from the auditor on its internal controls at the same time as audited accounts are submitted. The company must also submit (if a broker-dealer) a monthly report and (in all other cases) a quarterly report on a CIMA-mandated form within 15 business days of the end of the relevant month or quarter, as applicable. The company must also submit to CIMA an annual reconciliation between the balance sheet figures on the annual audited accounts and the monthly or quarterly reports prepared at the same date, and an explanation of any differences, when it submits the audited accounts.

Financial resources requirements. A licensed company shall at all times maintain financial resources in excess of its financial resources requirement (base requirements for broker-dealers and market makers being the greater of ¼ of relevant annual expenditure and US$121,951).

Transactions affecting financial resources. CIMA's written consent is required before a licensed company can reduce or change the nature of its issued capital, or the rights and obligations of shareholders, or enter into any agreement to sell or merge the whole or part of its business to or with a third party. The company must report to CIMA its acquisition of 10% or more of the voting shares of another company.

In addition, a licensee under SIBL is also subject to CIMA's rules, statement of guidance, regulatory policies and regulatory procedures governing the licensees' activities including the licensing, business conduct of the licensee, prudential standards and reporting (in particular, Anti-Money Laundering and Combating the Financing of Terrorism and Proliferation Financing).

CIMA is responsible for supervision and enforcement in relation to SIBL. If at any time it appears to CIMA that a licensee has failed to comply with any requirement under SIBL, any regulation made under SIBL, any guidance note or regulatory condition, CIMA may by written notice direct the licensee to ensure that the requirement is complied with within such period and on such terms and conditions as CIMA may specify and the licensee must comply with the notice.

If CIMA knows or has reasonable ground to believe that a licensee (a) is or appears likely to become unable to meet its obligations as they fall due; (b) is carrying on business fraudulently or otherwise in a manner detrimental to the public interest, to the interest of its clients or creditors; (c) has contravened any provision of SIBL or any regulations made under SIBL, or of the Anti-Money Laundering Regulations of the Cayman Islands (Revised) (the AML Regulations); (d) has failed to comply with a condition of its licence; (e) has not conducted the direction and management of its business in a fit and proper manner, or has senior officers, managers or persons who have acquired ownership or control who are not fit and proper persons; or (f) has failed to comply with any lawful direction from CIMA, CIMA may take a broad range of enforcement actions including and not limited to: (i) revoking the licence; (ii) imposing conditions or further conditions on the licence or amending or revoking such conditions; (iii) applying to the court for an order which is necessary to protect the interests of the clients or creditors of the licensee including an injunction or restitution or disgorgement order; (iv) publishing the breach by the licensee in official publications; (v) at the expense of the licensee, requiring that an auditor's report be submitted to CIMA on the licensee's AML systems and procedures for compliance with the AML Regulations; (vi) requiring the substitution of any director or officer of the licensee, or the divestment of ownership or control; (vii) at the expense of the licensee, appointing a person to advise the licensee on the proper conduct of its affairs and to report to CIMA thereon; (viii) at the expense of the licensee, appointing a person to assume control of the licensee's affairs who shall have all the powers necessary to administer the affairs of the licensee including the power to terminate the securities investment business of the licensee; (ix) in the case of a reasonable belief that the licensee has materially contravened the AML Regulations, reporting the same to the Director of Public Prosecutions; or (x) requiring such action to be taken by the licensee as CIMA reasonably believes necessary for dealing with the circumstances set out in (a) to (f) of this paragraph.

In addition, CIMA may cancel a licence if the licensee has ceased, or wishes to cease, to carry on securities investment business, or has not commenced business within one year of the date of the grant of the licence.

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Hong Kong

Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

The Securities and Futures Ordinance, or the SFO, including its subsidiary legislation, is the principal legislation to regulate the securities and futures industry in Hong Kong, including the regulation of securities, futures and leveraged foreign exchange markets, the offering of investments to the public in Hong Kong, and intermediaries and any regulated activities conducted by them in such capacity. Part V of the SFO particularly deals with licensing and registration matters.

Types of Regulated Activities

The SFO promulgates a single licensing regime where a person only needs one license or registration to carry on different types of regulated activities as defined in Schedule 5 to the SFO for which it is licensed. The regulated activities defined in the SFO are as follows:

License
Type 1:	dealing in securities
Type 2:	dealing in futures contracts
Type 3:	leveraged foreign exchange trading
Type 4:	advising on securities
Type 5:	advising on futures contracts
Type 6:	advising on corporate finance
Type 7:	providing automated trading services
Type 8:	securities margin financing
Type 9:	asset management
Type 10:	providing credit rating services

As the date of the prospectus, the following Hong Kong subsidiaries were licensed under the SFO to carry on the following regulated activities:

Company	Type of license
Lion International Securities Group Limited	Type 1, Type 4
Lion Futures Limited	Type 2, Type 5
Lion Asset Management Limited	Type 4, Type 9

Overview of Licensing Requirements under the SFO

Under the SFO, any person who (a) carries on a business in a regulated activity or (b) holds itself out as carrying on a business in a regulated activity, must be licensed under the relevant provisions of the SFO to carry on that regulated activity, unless one of the exemptions under the SFO applies. It is an offense for a person to conduct any regulated activity without the appropriate license issued by the HKSFC.

In order for a licensed corporation to carry on regulated activities, it must designate no less than two persons, one of which must be its executive director, to oversee the regulated activities. An “executive director” of a licensed corporation is defined as a director of the corporation who (a) actively participates in; or (b) is responsible for directly supervising, any business of the regulated activities for which the corporation is licensed. Each such executive director who is an individual must be approved by the HKSFC to serve as the responsible officer of such regulated activities of the corporation.

In addition to the licensing requirements on corporations that carry on regulated activities, any individual who (a) performs any regulated function for his principal which is a licensed corporation in relation to a regulated activity carried on as a business; or (b) holds himself out as performing such regulated function, must separately be licensed under the SFO as a licensed representative accredited to his principal. Persons applying for licenses under the SFO must satisfy and continue to satisfy after the grant of such licenses by the HKSFC that they are fit and proper persons to be so licensed.

Continuing Obligations of Licensed Corporations

Licensed corporations, licensed representatives and responsible persons must remain fit and proper at all times. They are required to comply with all applicable provisions of the SFO and its subsidiary rules and regulations, as well as the codes and guidelines issued by the HKSFC.

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Outlined below are some of the key continuing obligations of licensed corporations:

•	maintenance of minimum paid-up share capital and liquid capital, and submission of financial returns to the HKSFC in accordance with the requirements under the Securities and Futures (Financial Resources) Rules (Chapter 571N of the Laws of Hong Kong);
•	maintenance of segregated account(s), and custody and handling of client securities in accordance with the requirements under the Securities and Futures (Client Securities) Rules (Chapter 571H of the Laws of Hong Kong);
•	maintenance of segregated account(s), and holding and payment of client money in accordance with the requirements under the Securities and Futures (Client Money) Rules (Chapter 5711 of the Laws of Hong Kong);
•	issue of contract notes, statements of account and receipts in accordance with the requirements under the Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules (Chapter 571Q of the Laws of Hong Kong);
•	maintenance of proper records in accordance with the requirements prescribed under the Securities and Futures (Keeping of Records) Rules (Chapter 5710 of the Laws of Hong Kong);
•	submission of audited accounts and other required documents in accordance with the requirements under the Securities and Futures (Accounts and Audit) Rules (Chapter 57IP of the Laws of Hong Kong);
•	maintenance of insurance against specific risks for specified amounts in accordance with the requirements under the Securities and Futures (Insurance) Rules (Chapter 571AI of the Laws of Hong Kong);
•	payment of annual fees and submission of annual returns to the HKSFC within one month after each anniversary date of the license;
•	notification to the HKSFC of certain changes and events in accordance with the requirements under Securities and Futures (Licensing and Registration) (Information) Rules (Chapter 57IS of the Laws of Hong Kong);
•	complying with the continuous professional training requirements under the Guidelines on Continuous Professional Training issued by the HKSFC; and
•	implementation of appropriate policies and procedures relating to client acceptance, client due diligence, record keeping, identification and reporting of suspicious transactions and staff screening, education and training in accordance with the requirements under the Guideline on Anti-Money Laundering and Counter-Terrorist Financing issued by the HKSFC in July 2012 (the “AMLCTF Guideline”)

Anti-money Laundering and Counter-terrorist Financing

Licensed corporations are required to comply with the applicable anti-money laundering and counter-terrorist financing laws and regulations in Hong Kong as well as the AMLCTF Guideline and the Prevention of Money Laundering and Terrorist Financing Guideline issued by the HKSFC for Associated Entities published by the HKSFC in April 2012.

The AMLCTF Guideline assists licensed corporations and their senior management in formulating and implementing appropriate and effective policies, procedures and controls in order to meet applicable legal and regulatory requirements. Under the AMLCTF Guideline, licensed corporations must, among other things:

•	assess the risks of any new products and services before they are launched and ensure that appropriate additional measures and controls are implemented to mitigate and manage the risks associated with money laundering and terrorist financing;
•	identify the client and verify the client’s identity by reference to any documents, information or data from reliable and independent sources, and take steps from time to time to ensure that the client information obtained is up-to-date and relevant;
•	conduct on-going monitoring of activities of the clients to ensure that they are consistent with the nature of business, the risk profile and source of funds, as well as identify transactions that are complicated, large or unusual, or patterns of transactions that have no apparent economic or lawful purpose and may indicate money laundering and terrorists financing;
•	maintain a database of names and particulars of terrorist suspects and designated parties which consolidates the information from various lists that have been made known to them, as well as conduct comprehensive on-going screening of the client database; and
•	conduct on-going monitoring for identification of suspicious transactions and ensure compliance with their legal obligations of reporting funds or property known or suspected to be proceeds of crime or terrorist property to the Joint Financial Intelligence Unit, a unit jointly run by the Hong Kong Police Force and the Hong Kong Customs & Excise Department to monitor and investigate suspected money laundering.

We set out below a brief summary of the principal legislation in Hong Kong that is concerned with the regulatory system of anti-money laundering and counter-terrorist financing.

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Anti-Money Laundering and Counter- Terrorist Financing (Financial Institutions) Ordinance (Chapter 615 of the Laws of Hong Kong) (“AMLO”)

Among other things, the AMLO imposes requirements relating to client due diligence and maintenance of records of specific financial institutions and empowers competent authorities to supervise compliance with the requirements under the AMLO. In addition, the competent authorities are empowered to (1) ensure that proper safeguards exist to prevent contravention of specified provisions in the AMLO and (2) mitigate money laundering and terrorist financing risks.

Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of the Laws of Hong Kong) (“DTROP”)

Among other things, the DTROP empowers competent authorities to investigate assets suspected to be derived from drug trafficking activities, the freezing of assets on arrest and the confiscation of the proceeds from drug trafficking activities. It is an offense under the DTROP if a person deals with any property knowing or having reasonable grounds to believe it to be the proceeds from drug trafficking. The DTROP requires a person to report to an authorized officer if he/she knows or suspects that any property (directly or indirectly) is the proceeds from drug trafficking or is intended to be used or was used in connection with drug trafficking, and failure to make such disclosure constitutes an offense under the DTROP.

Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong) (“OSCO”)

Among other things, the OSCO empowers officers of the Hong Kong Police Force and the Hong Kong Customs & Excise Department to investigate organized crime and triad activities, and gives the courts jurisdiction to confiscate the proceeds of organized and serious crimes, to issue restraint orders and charging orders in relation to the property of defendants of specified offences. The OSCO extends the money laundering offense to cover the proceeds from all indictable offences in addition to drug trafficking.

United Nations (Anti-terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong) (“UNATMO”)

Among other things, the UNATMO provides that it would be a criminal offense to: (1) provide or collect funds (by any means, directly or indirectly) with the intention or knowledge that the funds will be used to commit, in whole or in part, one or more terrorist acts; or (2) make any funds or financial (or related) services available, directly or indirectly, to or for the benefit of a person knowing that, or being reckless as to whether, such person is a terrorist or terrorist associate. The UNATMO also requires a person to report his knowledge or suspicion of terrorist property to an authorized officer, and failure to make such disclosure constitutes an offense under the UNATMO.

Insurance Ordinance (Chapter 41 of the Laws of Hong Kong) (“IO”)

The licensing regime under the IO prescribes two types of licensed insurance brokers: licensed insurance broker companies and licensed technical representatives (broker). Licensed insurance broker companies give advice on insurance policies to clients and act as agents of clients (serving as both their trusted professional advisors and their representatives) in the course of dealing with matters relating to insurance policies (including procurement, negotiation and arrangement of insurance policies with insurers, and, in some cases, making and settling claims). Licensed technical representatives (broker) act as representatives of (i.e. on behalf of) the licensed insurance broker companies which appoint them. In this capacity, they give advice on insurance policies to clients and represent their appointing licensed insurance broker companies to deal with matters relating to insurance policies on behalf of clients.

Licensed insurance brokers can approach insurers across the market1 to source the most suitable insurance products for clients and licensed insurance broker companies owe fiduciary duties to clients when acting as agents of the clients. In view of this, the IO imposes requirements (set out in rules made under section 129 of the IO) on licensed insurance broker companies in relation to the following aspects:

•	capital and net assets;
•	professional indemnity insurance;
•	keeping of separate client accounts;
•	keeping of proper books and accounts.

The IO (and rules, regulations, codes and guidelines administered or issued by the Insurance Authority) also includes requirements, which focus on the interactions which licensed insurance brokers have with policy holders and potential policy holders when carrying on regulated activities. These requirements include:

•	the statutory conduct requirements, with which licensed insurance brokers must comply in carrying on regulated activities, in sections 90 and 92 of the IO;
•	the relevant requirements set out in the rules, regulations, codes and guidelines made or issued under the IO; and
•	the general principles, standards and practices set out in the Code of Conduct For Licensed Insurance Brokers.

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LION’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “Forward-Looking Statements.” In this section, references to “we,” “us,” “Lion” and “our” are intended to refer to Lion Financial Group Limited and its subsidiaries, unless the context clearly indicates otherwise.

Overview

We are one of the few Chinese investor-focused trading platforms that offer a wide spectrum of products and services. Currently, our business lines include (i) CFD trading services, (ii) insurance brokerage services, (iii) futures brokerage services, (iv) securities brokerage services and (v) asset management services. We provide these services through a variety of apps available on iOS, Android, PC and Mac platforms. Some of these are being consolidated into our all-in-one Lion Brokers app, which is expected to be launched in the second quarter of 2020. Our clients are mostly well-educated and affluent Chinese investors residing both inside and outside the PRC (excluding the United States), as well as institutional clients in Hong Kong that use our futures trading service.

Our trading platform allows users to trade more than 100 futures products on major futures exchanges worldwide (excluding the PRC), including the Chicago Mercantile Exchange (CME), Singapore Exchange (SGX), the Hong Kong Futures Exchange (HKFE) and Eurex Exchange (Eurex), as well as stocks listed on the New York Stock Exchange (NYSE), Nasdaq and Hong Kong Stock Exchange (HKSE), and PRC stocks listed on the Shanghai Stock Exchange (SSE) and Shenzhen Stock Exchange (SZSE) that are eligible for the Shanghai-Hong Kong Stock Connect and Shenzhen-Hong Kong Stock Connect programs (together, the “Stock Connect”). In addition, our customers may also use our platform to trade various derivative products, such as forex, commodities, futures, stock indices, exchange traded funds (ETFs), warrants and callable bull/bear contracts, on global exchanges or over-the-counter (OTC) markets.

Our financial performance increased significantly from the nine months ended September 30, 2018 to the same period in 2019, as our revenue increased from US$5.1 million to US$12.7 million, respectively. Instead of a loss before income taxes of US$1.9 million in the nine months ended September 30, 2018, we generated income before income taxes of US$5.3 million in the nine months ended September 30, 2019.

Key Factors Affecting Our Results of Operations

We believe that our results of operations are affected by the following factors.

The demand for our services and the economic and political conditions in global markets

Our principal businesses are providing CFD trading, insurance brokerage and futures brokerage services to our clients. Our results of operations are directly affected by the demand for such services of our existing and potential clients, which are predominantly Chinese investors living both in and outside of China. Their demand for our services arises from the progressive increases of their investable assets and willingness to allocate more of these assets into global financial markets.

The economic and political conditions in major jurisdictions, such as the U.S., China and Hong Kong, could affect our clients’ perception of the market sentiment, which may change their investment decisions. For instance, as a result of the social unrest in Hong Kong in 2019, a significant amount of our potential insurance brokerage clients chose not to purchase insurance products in Hong Kong, which adversely impacted our insurance commission income. Further, the outbreak of the novel coronavirus in the first quarter of 2020 may have an adverse impact on the financial condition of China generally as well as the amount of investable assets of a number of our clients and potential clients. Our financial performance is prone to changing global market conditions, especially the fluctuation and volatility of trading activities on major exchanges worldwide.

Number of users and transaction volumes

We derive our revenue mainly from commissions, bid/offer spreads, trading profit and difference in interest rates for transactions on our platform. Generally speaking, the larger the number of transactions carried out on our platform, and the larger the size of those transactions, the greater will be our revenue. As of December 31, 2019, we had 1,843 CFD trading clients, most of which were retail investors. Further, the larger our number of active users, the greater will be our transaction volume. Our total revenue-generating client accounts increased from 1,722 as of December 31, 2017 to 4,047 as of December 31, 2019. As of December 31, 2019, we had 4,047 revenue-generating accounts in total, including 110 accounts for futures trading, 91 accounts for securities trading, 1,843 accounts for CFD trading, and 2,003 accounts for insurance products.

If we can effectively attract new users, retain existing users and engage our users to more frequently trade larger transactions on our platform, our transaction volumes and revenues will grow along with the expansion of our user base. We believe our branding and marketing efforts contribute to customer retention and engagement, and that our ability to cross sell products to our clients also helps drive the growth of our revenue.

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Product and service offerings and user experience

Our ability to remain competitive in the industry largely depends on the diversity of our product and service offerings and the user experience provided through our desktop and mobile applications. We began our CFD trading services in May 2019, and we generated a significant portion of our revenues through it since then, which by its nature requires constant product monitoring, innovation and development. As our client base diversifies, the needs for new products and services will further intensify. We strive to continually develop new products and services to keep up with customer demand and industry trends.

We also invest heavily in technology. Over the past few years, we outsourced our research and development to a dedicated team based in Hangzhou, China which has made great efforts in building an integrated internet trading platform that is accessible through our all-in-one Lion Brokers app, which we expect to launch in the second quarter of 2020. We believe that the fast and reliable order execution and smooth user experience will enhance our clients’ stickiness and stimulate our revenue growth.

Effectiveness of cost control measures

Our profitability is affected not only by revenue growth, but also by our ability to effectively control costs. The commission expenses we pay to our business partners, such as prime brokers and clearing houses, have historically constituted a significant portion of our total expenses. For us to maintain and expand our profitability, we must make sure that our commission expenses remain at a reasonable or reduced level while our own commissions and fees stay at comparable or higher rates. This will depend on going market rates and our ability to successfully negotiate with our partners. We believe that as our user base and our platform continues to grow, that we will have greater leverage in dealing with our business partners, allowing us to negotiate improved commission rates. We have incurred substantial research and development expenses since we outsourced our related work to an information technology team, and expect to incur additional significant expenses relating to future development, maintenance and operation of our technology infrastructure.

Regulatory environment and compliance

We operate in highly regulated industries across multiple jurisdictions, especially in the Cayman Islands and Hong Kong. If any of the relevant regulatory authorities, such as the Cayman Islands Monetary Authority (CIMA) and the Hong Kong Securities and Futures Commission (HKSFC), introduce new regulations or impose greater restrictions on us, we may incur additional compliance costs. Certain changes could further cause us to change our business model or transactional processes to comply with these new requirements. We may also be subject to new taxes or cumbersome reporting obligations, which will bring heavier financial burden to us. If we fail to comply with any of the applicable regulations, we may be subject to monetary penalties, which would also affect our results of operations. Further, as we expand into new markets, our operations in those markets will be subject to local regulations which could also prove burdensome. On the other hand, if local regulators were to liberalize their regulatory policies, our business and results of operations could be greatly benefited.

Key Components of Results of Operations

Revenue

Our revenues consist of commissions, trading gains (losses), interest income and others. The following table sets forth the breakdown of our revenues by nature in dollar amount and as percentages of total revenues for the periods indicated.

	Year ended December 31,				Nine months ended September 30,
	2017		2018		2018		2019
	US$	%	US$	%	US$	%	US$	%
Commissions
Insurance brokerage commissions	9,591,989	97.0	5,375,531	81.8	4,298,294	83.6	2,278,702	18.0
Securities brokerage commissions	267,902	2.7	2,025,650	30.8	1,254,313	24.4	1,833,011	14.4
Market making commissions and fees	—	—	—	—	—	—	6,673,514	52.6
Trading gains/(losses)	—	—	(897,812)	(13.6)	(469,406)	(9.1)	1,615,786	12.7
Interest and others	31,720	0.3	64,894	(1.0)	56,999	1.1	290,842	2.3
Total	9,891,611	100.0	6,568,263	100.0	5,140,200	100.0	12,691,855	100.0

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Commissions

We earn commissions from our (i) insurance brokerage services, (ii) securities and futures brokerage services and (iii) CFD trading services when we act as market maker. We receive commissions from the insurance companies based on a percentage of the premium paid by insurance purchasers. Unlike commissions from insurance brokerage services, we charge securities brokerage commissions and market making commissions based on amount of transaction volume, or the number of shares, lots of contracts executed in each order, which generally vary in accordance with the type of products or services we offer, eligibility for discounts and other factors. See “Business of Lion ― Our Business Lines”.

Trading gains/(losses)

Trading gains, offset by losses, are derived from (i) our managed flow portfolio trading positions where we act as counterparty to our clients’ trades, (ii) our dealing bid/offer spreads on our clients’ CFD transactions and (iii) interest rate difference between currency pairs we hold resulting from our rolling over forex positions, all of which are primarily from our CFD trading services. Trading gains/(losses) recorded in 2018 are primarily resulted from our proprietary trading activities on our own accounts. Trading gains/(losses) is recorded on a trade-date bases. Changes in fair value in relation to the derivative contracts are recorded in trading gains/(losses), net on a daily basis.

Interest and others

Revenues generated from interest and other income primarily consist of advisory service fee received from our clients and interests earned on bank deposit and short-term loans we extend to unrelated third parties.

Our revenues are generated from our main business lines, CFD trading services, insurance brokerage services, and futures and securities brokerage services. The following table sets forth the breakdown of our revenues by business lines in absolute amounts and as percentages of total revenues for the periods indicated.

	Year ended December 31,				Nine months ended September 30,
	2017		2018		2018		2019
	US$	%	US$	%	US$	%	US$	%
					(Unaudited)
CFD trading services	—	—	—	—	—	—	8,289,300	65.2
Insurance brokerage services	9,623,359	97.3	5,378,679	81.8	4,301,440	83.7	2,278,724	18.0
Futures and securities brokerage services	268,252	2.7	2,066,354	31.5	1,287,233	25.0	1,837,845	14.5
Others	—	—	(876,770)	(13.3)	(448,473)	(8.7)	285,986	2.3
Total	9,891,611	100.0	6,568,263	100.0	5,140,200	100.0	12,691,855	100.0

CFD trading services income

Revenues generated from CFD trading services are trading gains and losses from our market making activities where we serve as the counterparty to our clients in CFD transactions. It primarily consists of (i) commissions we charge our clients based on amount of transaction volume, or the number of shares, lots of contracts executed in each order, which generally vary in accordance with the type of products we offer, eligibility for discounts and other factors, (ii) dealing bid/offer spreads on our clients’ CFD transactions, (iii) trading profit and (iv) interest rate difference between currency pairs we hold resulting from our rolling over forex positions. See “Business of Lion - Our Business Lines - CFD Trading Services.” We began offering CFD trading services in May 2019 and our income derived from CFD trading services has then become our largest revenue contributor, accounting for 65.2% of our total revenues in the nine months ended September 30, 2019.

Insurance brokerage services income

Revenues generated from our insurance brokerage services primarily consist of commissions we received from the insurance companies based on a percentage of the premium paid by insurance purchasers. Insurance brokerage service was historically our largest revenue contributor, though it has decreased significantly in recent periods, primarily attributable to our strategic shift of business focus.

Futures and securities brokerage income

We charge commissions for our futures and securities brokerage services when using our trading platform, which is based on the trading volume of securities or the number of futures contracts executed.

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Others

Our other income primarily consists of advisory service fees received from our clients and interest income earned on bank deposits and short-term loans extended to unrelated third parties.

Expenses

The following table sets forth the breakdown of our expenses in dollar amounts and as percentages of total revenues for the periods indicated:

	Year ended December 31,				Nine months ended September 30,
	2017		2018		2018		2019
	US$	%	US$	%	US$	%	US$	%
						(Unaudited)
Commission expenses	8,221,372	83.0	5,471,602	83.3	4,188,104	81.5	2,800,588	22.0
Compensation expenses	1,211,785	12.3	1,639,288	25.0	1,225,027	23.8	1,694,524	13.4
Occupancy expenses	502,120	5.1	548,331	8.3	403,685	7.9	453,676	3.6
Communication and technology expenses	144,156	1.5	588,353	9.0	439,824	8.6	572,792	4.5
General and administrative expenses	272,682	2.8	539,773	8.2	421,874	8.2	495,090	3.9
Professional fees	59,038	0.6	227,998	3.5	145,163	2.8	475,138	3.7
Other expenses	112,177	1.1	297,792	4.5	247,780	4.8	846,449	6.7
Total	10,523,330	106.4	9,313,137	141.8	7,071,457	137.6	7,338,257	57.8

Commission expenses

Our commission expenses consist of (i) the commissions and fees we paid to third-party market makers in certain CFD trading transactions, (ii) referral fees we paid to our insurance referral agents, and (iii) the commissions and fees we paid to prime brokers and clearing houses in certain futures and securities trading transactions. Commission expenses accounted for 83.0%, 83.3%, 81.5% and 22.0% of our revenues in 2017 and 2018 and the nine months ended September 30, 2018 and 2019, respectively.

Compensation expenses

Our compensation expenses include salaries, wages, bonuses, medical expenses, contribution to employee retirement plans and other benefits for our employees. Compensation expenses accounted for 12.3%, 25.0%, 23.8% and 13.4% of our revenues in 2017 and 2018 and the nine months ended September 30, 2018 and 2019, respectively.

Occupancy expenses

Our occupancy expenses mainly consist of office rental expenses, which accounted for 5.1%, 8.3%, 7.9% and 3.6% of our revenues in 2017 and 2018 and the nine months ended September 30, 2018 and 2019, respectively.

Communication and technology expenses

Our communication and technology expenses primarily consist of subscription fees and system fees we paid stock exchanges and third parties trading system vendors, to subscribe for trading systems, market data and news, as well as bandwidth fees and other expenses relating to the telecommunication infrastructure. Communication and technology expenses accounted for 1.5%, 9.0%, 8.6% and 4.5% of our revenues in 2017 and 2018 and the nine months ended September 30, 2018 and 2019, respectively.

General and administrative expenses

Our general and administrative expenses mainly consist of license and registration fees, insurance expenses, utility expenses, travel expenses and bank charges, which accounted for 2.8%, 8.2%, 8.2% and 3.9% of our revenues in 2017 and 2018 and the nine months ended September 30, 2018 and 2019, respectively.

Professional fees

Our professional fees primarily consist of service fees for auditing, consulting, legal, and other professional services which are needed during the ordinary course of our business operation, representing 0.6%, 3.5%, 2.8% and 3.7% of our revenues in 2017 and 2018 and the nine months ended September 30, 2018 and 2019, respectively.

Other expenses

Our other expenses primarily consist of marketing expenses, independent contractor service fees, payment service charges, depreciation, interest expenses and other miscellaneous expenses. Our other expenses accounted for 1.1%, 4.5%, 4.8% and 6.7% of our revenues for the years ended December 31, 2017 and 2018 and nine months ended September 30, 2018 and 2019, respectively.

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Taxation

Cayman Islands and British Virgin Islands

Under the current laws of the Cayman Islands and British Virgin Islands, we are not subject to tax on income or capital gains. Neither Cayman Islands nor British Virgin Islands withholding tax will be imposed upon payments of dividends from Lion to its shareholders.

Hong Kong

Our wholly-owned Hong Kong subsidiaries are subject to Hong Kong profit tax on their activities conducted in Hong Kong. Effective for tax years ending on or after December 31, 2018, the applicable tax rate was 8.25% on the first HK$2 million of assessable profits and 16.5% on any assessable profits above that threshold. In addition, the 8.25% tax rate can only be utilized by one entity in a controlled group, whereas all other entities in the controlled group utilize the 16.5% tax rate. Dividends from our Hong Kong subsidiaries to Lion are exempt from Hong Kong withholding tax.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amount and as a percentage of our revenues for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. Our limited operating history makes it difficult to predict our future operating results. We believe that the period-to-period comparison of operating results should not be relied upon as being indicative of our future performance.

	Year ended December 31,				Nine months ended September 30,
	2017		2018		2018		2019
	US$	%	US$	%	US$	%	US$	%
						(Unaudited)
Revenues
CFD trading services	—	—	—	—	—	—	8,289,300	65.2
Insurance brokerage services	9,623,359	97.3	5,378,679	81.8	4,301,440	83.7	2,278,724	18.0
Futures brokerage and securities brokerage services	268,252	2.7	2,066,354	31.5	1,287,233	25.0	1,837,845	14.5
Others	—	—	(876,770)	(13.3)	(448,473)	(8.7)	285,986	2.3
Total revenues	9,891,611	100.0	6,568,263	100.0	5,140,200	100.0	12,691,855	100.0

Expenses
Commission expenses	(8,221,372)	(83.0)	(5,471,602)	(83.3)	(4,188,104)	(81.5)	(2,800,588)	(22.0)
Compensation expenses	(1,211,785)	(12.3)	(1,639,288)	(25.0)	(1,225,027)	(23.8)	(1,694,524)	(13.4)
Occupancy expenses	(502,120)	(5.1)	(548,331)	(8.3)	(403,685)	(7.9)	(453,676)	(3.6)
Communication and technology expenses	(144,156)	(1.5)	(588,353)	(9.0)	(439,824)	(8.6)	(572,792)	(4.5)
General and administrative expenses	(272,682)	(2.8)	(539,773)	(8.2)	(421,874)	(8.2)	(495,090)	(3.9)
Professional fees	(59,038)	(0.6)	(227,998)	(3.5)	(145,163)	(2.8)	(475,138)	(3.7)
Other expenses	(112,177)	(1.1)	(297,792)	(4.5)	(247,780)	(4.8)	(846,449)	(6.7)
Total expenses	(10,523,330)	(106.4)	(9,313,137)	(141.8)	(7,071,457)	(137.6)	(7,338,257)	(57.8)
(Loss)/income before income taxes	(631,719)	(6.4)	(2,744,874)	(41.8)	(1,931,257)	(37.6)	5,353,598	42.4
Income tax expenses	(102,936)	(1.0)	(26,334)	(0.4)	(14,920)	(0.3)	(44,123)	(0.4)
Net (loss)/income	(734,655)	(7.4)	(2,771,208)	(42.2)	(1,946,177)	(37.9)	5,309,475	41.8
Other comprehensive income (loss)
Foreign currency translation adjustment	(95,125)	(1.0)	(24,749)	(0.4)	(25,211)	(0.5)	(12,302)	(0.1)
Comprehensive (loss)/income	(829,780)	(8.4)	(2,795,957)	(42.6)	(1,971,388)	(38.4)	5,297,173	41.7

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Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

Revenues

Our total revenues increased by 146.9% from US$5.1 million for the nine months ended September 30, 2018 to US$12.7 million for the nine months ended September 30, 2019, primarily due to the significant revenues contributed by our new business line, CFD trading services, and an increase in futures and securities brokerage income, partially offset by a decrease in insurance brokerage income.

CFD Trading Services Income. We began offering CFD trading services in May 2019 and generated US$8.3 million in revenues for the nine months ended September 30, 2019. Such revenues were derived from the commissions we charged on our clients who trade on our platform, as well as bid/offer spreads, trading profit and difference in interest rates.

Insurance Brokerage Income. Revenues from insurance brokerage services decreased by 47.0% from US$4.3 million for the nine months ended September 30, 2018 to US$2.3 million for the nine months ended September 30, 2019, primarily due to more stringent foreign exchange controls in China and the unstable political environment in Hong Kong in 2019, which has discouraged our Chinese clients to purchase insurance products in Hong Kong.

Futures and Securities Brokerage Income. Revenues from futures and securities brokerage services increased by 42.8% from US$1.3 million for the nine months ended September 30, 2018 to US$1.8 million for the nine months ended September 30, 2019, primarily due to an increase in trading volume of futures products and securities.

Others. We had US$0.3 million revenues generated from others for the nine months ended September 30, 2019, as compared to a loss of US$0.4 million for the nine months ended September 30, 2018, which is primarily due to the interest income earned on short-term loans we extended to unrelated parties for the nine months ended September 30, 2019, as compared to trading loss related to our proprietary trading activities for the nine months ended September 30, 2018.

Expenses

Our total expenses increased by 3.8% from US$7.1 million for the nine months ended September 30, 2018 to US$7.3 million for the nine months ended September 30, 2019, primarily due to increases in compensation expenses, professional fees, communication and technology expenses, interest expenses, service fees ad payment service charge partially offset by a decrease in commission expenses of US$1.4 million.

Commission Expenses. Our commission expenses decreased by 33.1% from US$4.2 million for the nine months ended September 30, 2018 to US$2.8 million for the nine months ended September 30, 2019, primarily due to a decrease in our insurance brokerage commission expenses, which is in line with the overall decrease of our insurance brokerage business. In addition, our CFD trading services which was the largest revenue contributor for the nine months ended September 30, 2019 did not incur significant commission expenses.

Compensation Expenses. Our compensation expenses increased by 38.3% from US$1.2 million for the nine months ended September 30, 2018 to US$1.7 million for the nine months ended September 30, 2019, primarily due to our growing number of employees in line with our business growth.

Occupancy Expenses. Our occupancy expenses increased slightly by 12.4% from US$0.4 million for the nine months ended September 30, 2018 to US$0.5 million for the nine months ended September 30, 2019, primarily due to the new office spaces we rented.

Communication and Technology Expenses. Our communication and technology expenses increased by 30.2% from US$0.4 million for the nine months ended September 30, 2018 to US$0.6 million for the nine months ended September 30, 2019, primarily due to an increase in trading systems subscription fees, server hosting fees, market data fees, data transfer and network expenses, which is in line with the launch and growth of our CFD trading services.

General and Administrative Expenses. Our general and administrative expenses increased by 17.4% from US$0.4 million for the nine months ended September 30, 2018 to US$0.5 million for the nine months ended September 30, 2019, primarily attributable to an increase in license and registration fees as well as travel expenses associated with establishment of our new subsidiary in Cayman Islands, Lion Brokers Limited and the launch of CFD trading business.

Professional Fees. Our professional fees increased by 227.3% from US$0.1 million for the nine months ended September 30, 2018 to US$0.5 million for the nine months ended September 30, 2019, primarily due to the launch of our CFD trading business, as well as our attempts for capital raising activities.

Other Expenses. Other expenses increased by 241.6% from US$0.2 million for the nine months ended September 30, 2018 to US$0.8 million for the nine months ended September 30, 2019, mainly due to (i) an increase of US$0.2 million in interest expenses resulting from the short-term borrowings, (ii) an increase of US$0.2 million in service fees we paid to our independent contractors and consultants, and (iii) an increase of US$0.3 million in payment service charge on our clients as a result of the new CFD trading services.

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Income Tax Expenses

BC Wealth Management Limited, our Hong Kong subsidiary engaging in the insurance brokerage business, is the only entity within our Group that is subject to income tax liability. Our income tax expenses increased from US$14.9 thousands for the nine months ended September 30, 2018 to US$44.1 thousands for the nine months ended September 30, 2019, primarily due to an increase in income before income taxes, resulting from a decrease of commission expenses for insurance brokerage services.

Net (Loss)/Income

As a result of the foregoing, we had a net income of US$5.3 million for the nine months ended September 30, 2019 compared to a net loss of US$2.0 million for the nine months ended September 30, 2018.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Revenues

Our total revenues decreased by 33.6% from US$9.9 million in 2017 to US$6.6 million in 2018, primarily due to the significant decrease in revenues generated from our insurance brokerage business.

Insurance Brokerage Income. Revenues generated from insurance brokerage services decreased by 44.1% from US$9.6 million in 2017 to US$5.4 million in 2018, primarily because we shifted our business growth focus from insurance brokerage business to futures and securities brokerage services in 2018.

Futures and Securities Brokerage Income. Revenues generated from futures and securities brokerage increased by 670.3% from US$0.3 in 2017 to US$2.1 million in 2018, primarily due to the increase in trading volume of futures products and securities on our platform. We began offering our futures brokerage services on our platform in May 2017 and the trading volume of which had steadily increased in 2018.

Others. We incurred a net loss of US$0.9 million in 2018, which is primarily attributable to the trading losses we incurred from our proprietary trading activities.

Expenses

Our total expenses decreased by 11.5% from US$10.5 million in 2017 to US$9.3 million in 2018, primarily due to a decrease in our commission expenses, partially offset by increases in compensation expenses, communication and technology expenses, general and administrative expenses, professional fees and other expenses.

Commission Expenses. Our commission expenses decreased by 33.4% from US$8.2 million in 2017 to US$5.5 million in 2018, primarily attributable to a decrease in commission expenses associated with insurance brokerage services, as we strategically shifted our business focus to futures and securities brokerage services.

Compensation Expenses. Our compensation expenses increased by 35.3% from US$1.2 million in 2017 to US$1.6 million in 2018, primarily due to a growing number of employees which is in line with our business expansion.

Occupancy Expenses. Our occupancy expenses remained relatively stable at US$0.5 million in 2017 and 2018, respectively.

Communication and Technology Expenses. Our communication and technology expenses increased by 308.1% from US$0.1 million in 2017 to US$0.6 million in 2018, primarily due to an increase in trading systems subscription fees, server hosting fees, market data fees, and data transfer and network expenses since we began our futures brokerage services in April 2017.

General and Administrative Expense. Our general and administrative expenses increased by 97.9% from US$0.3 million in 2017 to US$0.5 million in 2018, primarily due to US$0.3 million of software cost write-off, which was a trading system user end and interface application developed by a third party technology company, but was abandoned in 2018.

Professional Fees. Our professional fees increased by 286.2% from US$59 thousands in 2017 to US$0.2 million in 2018, primarily due to an increase in legal and regulatory compliance consulting fees for setting up our operating subsidiary and conducting new business in Cayman Islands.

Other Expenses. Other expenses increased by 165.5% from US$0.1 million 2017 to US$0.3 million in 2018, mainly due to an increase of US$0.2 million in marketing expenses as we increased our efforts in promoting our then existing services and preparing for the launch of new business line.

Income Tax Expenses

BC Wealth Management Limited, our Hong Kong subsidiary engaging in the insurance brokerage business, is the only entity within our Group that is subject to income tax liability. Our income tax expenses decreased from US$0.1 million in 2017 to US$26.3 thousands in 2018, primarily due to the decrease in our insurance brokerage income.

Net (Loss)

As a result of the foregoing, we had a net loss of US$2.8 million in 2018 compared to a net loss of US$0.7 million in 2017.

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Liquidity and Capital Resources

Our principal sources of liquidity have been cash generated from our operations and capital injections by our shareholder. As of December 31, 2017 and 2018 and September 30, 2019, we had US$3.0 million, US$7.1 million and US$6.1 million of cash and cash equivalents, respectively. Our cash and cash equivalents primarily consists of cash on hand, cash deposited with banks and cash held on behalf of clients. We also held short-term investments that can be redeemed on demand of US$1.1 million and US$0.5 million as of December 31, 2018 and September 30, 2019, respectively. The short-term investments we held are mainly equity securities listed on Hong Kong Stock Exchange. We have been able to meet our working capital needs in the past, and we believe that we will be able to meet our working capital needs in the foreseeable future, with our internal financial resources and cash flows from our operations.

Regulatory Capital Requirements

We are required to hold sufficient regulatory capital at both group and individual entity level to cover our risk exposures, among other financial obligations imposed by regulatory authorities in multiple jurisdictions our subsidiaries operate. The following table illustrates the minimum regulatory capital as established by the HKSFC, the Insurance Association (Hong Kong) and the CIMA that our subsidiaries were required to maintain as of December 31, 2018 and September 30, 2019 and the actual amounts of capital that were maintained.

	As of December 31, 2018		As of September 30, 2019
	Minimum Regulatory Capital Requirements	Capital Levels Maintained	Minimum Regulatory Capital Requirements	Capital Levels Maintained
Operating Subsidiaries
Lion International Securities Group Limited	$383,081	$1,192,039	$382,673	$1,165,206
Lion Futures Limited	383,081	984,387	382,673	1,154,849
Lion Capital Management Limited	12,769	172,867	12,756	115,521
BC Wealth Management Limited	12,769	628,693	12,756	1,018,139
Lion Brokers Limited	399,078	488,835	495,464	8,686,479
Total	$1,190,778	$3,466,821	$1,286,323	$12,140,194

Lion International Securities Group Limited (“LISGL”), Lion’s Hong Kong subsidiary, is licensed by the HKSFC to carry out regulated activities of Type 1, dealing in securities, and it provides securities margin financing, and Type 4, advising on securities, and it is not subject to specified licensing condition. LISGL is subject to the requirements of section 145 of the Security and Future Ordinance (Cap.571) (“SFO”). Under the rule, LISGL is required to maintain a minimum liquid capital of approximately US$383,000 (HK$3 million).

Lion Futures Limited (“LFL”), Lion’s Hong Kong subsidiary, is licensed by the HKSFC to carry out regulated activities of Type 2, dealing in future contracts, and Type 5, advising on futures contracts, and it is not subject to specified licensing condition. LFL is subject to the requirements of section 145 of the SFO. Under the rule, LFL is required to maintain a minimum liquid capital of approximately US$383,000 (HK$3 million).

Lion Capital Management Limited (“LCML”), Lion’s Hong Kong subsidiary, is licensed by the HKSFC to carry out regulated activities of Type 4, advising on securities, and it is subject to specified licensing condition, and Type 9, assets management and it is subject to specified licensing condition. LCML is subject to the requirements of section 145 of the SFO. Under the rule, LCML is required to maintain a minimum liquid capital of approximately US$12,800 (HK$100,000).

BC Wealth Management Limited (“BCWML”), Lion’s Hong Kong subsidiary, is a member of the Professional Insurance Brokers Association Limited (“PIBA”) and is engaged in the business of insurance brokerage services. BCWML is subject to the minimum requirements specified by the Insurance Authority (“IA”) under section 70(2) of the Ordinance. Under the rule, BCWML is required to maintain a minimum capital and net assets of approximately US$12,800 (HK$100,000).

Lion Broker Limited (“LBL”), Lion’s Cayman Island subsidiary, is registered Securities-Full license holder with the CIMA including Broker-dealer and Market Maker. LBL is subject to the requirements of the SIBL. Under the rule, LBL is required to maintain a capital level in excess of the financial resources’ requirement defined as the sum of the counterparty and position risk requirement, and the base requirement which is the greater of one quarter of relevant annual expenditure or approximately US$120,000.

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As of September 30, 2019, all of our operating subsidiaries were in compliance with their respective regulatory capital requirements.

The following table sets forth a summary of our cash flows for the periods indicated.

	Year ended December 31,		Nine Months ended September 30,
	2017	2018	2018	2019
			(Unaudited)
Net cash provided by (used in) operating activities	$448,961	$(1,176,853)	$(1,281,441)	$3,927,941
Net cash used in investing activities	(203,361)	(62,586)	(5,330)	(19,118,301)
Net cash provided by financing activities	839,843	5,415,082	3,677,146	14,195,127
Effect of exchange rate changes on cash	(95,125)	(24,616)	(25,107)	(12,234)
Net increase (decrease) in cash	990,318	4,151,027	2,365,268	(1,007,467)
Cash and restricted cash at beginning of year/period	1,966,813	2,957,131	2,957,131	7,018,158
Cash and restricted cash at end of year/period	$2,957,131	$7,108,158	$5,322,399	$6,010,691

Operating Activities

Net cash provided by operating activities for the nine months ended September 30, 2019 was US$3.9 million, primarily attributable to our net income of US$5.3 million, as adjusted by a decrease of US$3.1 million in receivables from broker-dealers and clearing organizations - customer account. These were partially offset by a decrease of US$5.5 million in payables to customers.

Net cash used in operating activities in 2018 was US$1.2 million, primarily attributable to our net loss of US$2.8 million, as adjusted by (i) an increase of US$4.7 million in receivables from broker-dealers and clearing organizations - customer accounts and (ii) an increase of US$1.1 million in securities owned. These were partially offset by an increase of US$8.0 million in trade payables to customers.

Net cash provided by operating activities in 2017 was US$0.4 million, primarily attributable to our net loss of US$0.7 million, as adjusted by (i) an increase of US$1.5 million in payables to customer and (ii) an increase of US$1.3 million in commissions payable. These were partially offset by (i) an increase of US$0.9 million in receivables from broker-dealers and clearing organizations - customer accounts and (ii) an increase of US$0.3 million in prepaids, deposits and other assets.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2019 was US$19.1 million, primarily attributable to a one-off bridge loan of approximately HK$150 million at an interest rate of 15% facilitated by us to unrelated third parties.

Net cash used in investing activities in 2018 was US$62.6 thousands, primarily attributable to purchases of fixed assets.

Net cash used in investing activities in 2017 was US$0.2 million, primarily attributable to US$128 thousands consideration we paid to acquire BC Wealth Management Limited under common control.

Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2019 was US$14.2 million, primarily attributable to (i) short-term borrowings of US$20.9 million, US$20.4 million of which was obtained from unrelated parties in connection with the one-off bridge loan facilitated by us, and (ii) advances from shareholder of US$2.3 million, partially offset by payments to our chairman Mr. Jian Wang of US$9.0 million.

Net cash provided financing activities in 2018 was US$5.4 million, primarily attributable to subscription payments from Mr. Jian Wang, our chairman.

Net cash provided by financing activities in 2017 was US$0.8 million, primarily attributable to subscription payments of US$1.8 million from Mr. Jian Wang, our chairman, offset by repayments on our short-term borrowings of US$1.0 million.

Dividend

We did not pay any dividends to our shareholders in 2017, 2018 and the nine months ended September 30, 2019. On December 5, 2019 and December 31, 2019, we declared dividends of US$2.5 million and US$2.4 million, respectively, to the then sole shareholder. We currently do not have any dividend policy.

Contractual Obligations and Commitments

Operating Lease Obligations

We lease certain office premises under non-cancelable leases. Our total rental expenses for all operating leases were US$0.5 million, US$0.5 million, US$0.4 million, and US$0.4 million in 2017 and 2018 and the nine months ended September 30, 2018 and 2019, respectively. We did not have any significant capital and other commitments, long-term obligations or guarantees as of September 30, 2019.

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Commitments

The following table sets forth our non-cancelable operating lease obligations as of September 30, 2019:

		Payment Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Operating lease obligations	$677,635	$ 146,161	$455,594	$75,880	$—

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Capital Expenditures

Our capital expenditures consist primarily of expenditures for the purchase of fixed assets, such as electronic devices and office equipment. Our capital expenditures amounted to US$75.4 thousands, US$62.6 thousands, US$5.3 thousands and US$10.1 thousands in 2017 and 2018 and the nine months ended September 30, 2018 and 2019, respectively.

Borrowings

As of September 30, 2019, our total short-term borrowing was US$20.9 million. We did not have any borrowings as of December 31, 2017 and 2018.

Concentrations of Credit Risk

We are engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, and other financial institutions. In the event counterparties do not fulfill their obligations, we may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is our policy to review, as necessary, the credit standing of each counterparty.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. The following description of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this proxy statement/prospectus.

Revenue Recognition

Revenue from contracts with customers include commission income from securities, futures and derivative brokerage services as well as insurance brokerage services. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time, how to allocate transaction prices where multiple performance obligations are identified, when to recognize revenue based on the appropriate measure of progress under the contract, whether revenue should be presented gross or net of certain costs, and whether constraints on variable consideration should be applied due to uncertain future events.

Commissions

Each time a customer executes a securities, futures or derivative transaction, a commission is earned. Commissions and related clearing expenses are recorded on the trade date. The performance obligation is satisfied on the trade date because that is when the underlying financial instrument or purchaser is identified, the pricing is agree upon and the risks and rewards of ownership have been transferred to/from the customer.

Commission income arising from insurance brokerage services is recognized at a point in time when the performance obligation has been satisfied by successfully referring an insurance client to an insurer in accordance with the relevant broker contract. The commission earned is equal to a percentage of the premium paid to insurance provider. All of our revenue from contracts with customers is recognized at a point in time.

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Trading Gains/Losses

Trading gains/(losses) consist of realized and unrealized gains and losses from various securities, futures and derivative transactions. Changes in fair value in relation to derivative contracts are recorded in trading gains (losses), net on a daily basis. Trading gains and losses along with interest revenue fall within the scope of ASC Topic 825, Financial Instruments, which is excluded from the scope of ASC Topic 606.

Receivables from and Payables to Clients, Broker-dealers and Clearing Organizations

Receivables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house receivables typically represent proceeds receivable on trades that have yet to settle and are usually collected within two days. “Receivables from broker-dealers and clearing organizations” as presented in the consolidated balance sheet represent such receivables arising from our proprietary trading activities. “Receivables from broker-dealers and clearing organization – customer” accounts as presented in the consolidated balance sheet represent such receivables related to our customer trading activities.

“Commissions receivable” as presented in the consolidated balance sheet represent trading commissions due and amounts due from insurance providers once referrals have been made and the transactions have been executed under the terms of the relative insurance policy or subscription agreement.

Payables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house payables typically represent amounts due on pending trades and are payable on demand. “Payables to broker-dealers and clearing organizations” as presented in the consolidated balance sheet represent such payables arising from our trading activities. “Payables to customers” as presented in the consolidated balance sheet represent such payables related to our customer trading activities as well as the bank balances held on behalf of customers.

Commissions payable represent amounts owed to referral sources outside of us for transactions referred based on the terms of the underlying agreements.

Fair Value

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and establishes a hierarchy of fair value inputs. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach, as specified by FASB ASC 820, are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we can access at the measurement date.

Level 2 are inputs other than quoted prices included within Level 1 that are observable for the asset or liability either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, the liquidity of markets and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in level 3. The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A description of the valuation techniques applied to our major categories of assets and liabilities measured at fair value on a recurring basis follows.

Exchange-traded equity securities and futures are generally valued based on quoted prices at the close of trading on the period end date. To the extent these securities and futures are actively traded, valuation adjustments are not applied, and they are categorized in level 1 of the fair value hierarchy; otherwise, they are categorized in level 2 or level 3 of the fair value hierarchy.

Listed derivatives that are actively traded are valued based on quoted prices at the close of trading on the period end date and are categorized in level 1 of the fair value hierarchy. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives; they are generally categorized in level 2 of the fair value hierarchy.

Depending on the product and the terms of the transaction, the fair value of over-the-counter (OTC) derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks. Substantially all of our OTC derivatives were carried at fair value based on spot exchange rates broadly distributed in active markets, or amounts approximating fair value. Such values are categorized as level 2 of the fair value hierarchy.

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Derivatives

Derivative financial instruments used for trading purposes are carried at fair value. Fair values for exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for OTC derivative financial instruments, principally CFD’s are based on spot exchange rates broadly distributed in active markets. Factors taken into consideration in estimating the fair value of OTC derivatives include market liquidity, concentrations, and funding and administrative costs incurred.

We do not apply hedge accounting as defined in FASB ASC 815 because all financial instruments are recorded at fair value with changes in fair values reflected in earnings. Therefore, certain of the disclosures required under FASB ASC 815 are generally not applicable with respect to the financial instruments.

The contractual amounts related to CFD’s reflect the volume and activity and generally do not reflect the amounts at risk. The fair value of the asset or liability is the best indicator of our risk. The credit risk for the CFD’s is limited to the unrealized fair valuation gains (losses) recorded in the balance sheets. Market risk is substantially dependent upon the value of the underlying assets and is affected by market forces such as volatility and changes in interest and foreign exchange rates.

Income Taxes

The amount of current taxes payable or refundable is recognized as of the date of the consolidated financial statements, utilizing currently enacted tax laws and rates of the relevant authorities. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and tax credits based on applicable tax rates. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax expenses or benefits are recognized in the consolidated financial statements for the changes in deferred tax liabilities or assets between years.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We present any interest or penalties related to an underpayment of income taxes as part of its income tax expense.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (‘‘FASB’’) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a comprehensive new revenue recognition model designed to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. We elected to early adopt ASC 606 beginning January 1, 2017 and assessed its contracts with customers under the new standard. The adoption of ASC 606 had no material impact on the consolidated financial statements, and there was no adjustment to beginning retained earnings on January 1, 2017.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. Further, in March 2018, the FASB issued “Technical Corrections and Improvements to Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which provides further guidance on adjustments for observable transactions for equity securities without a readily determinable fair value and clarification on fair value option for liabilities instruments. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. The adoption of ASU No. 2016-01 as of January 1, 2018 had no material impact on the consolidated financial statements, and there was no adjustment to beginning retained earnings.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows: Restricted Cash” (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, and early adoption is permitted in any interim or annual period. We elected to early adopt ASU 2016-18 retrospectively on January 1, 2017, and as a result, the consolidated statements of cash flows now present restricted cash in the beginning and ending balances of cash and restricted cash.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Subtopic 842).” The new guidance requires lessees to recognize assets and liabilities arising from leases as well as extensive quantitative and qualitative disclosures. A lessee will need to recognize on its balance sheets a right of-use asset and a lease liability for the majority of its leases (other than leases that meet the definition of a short-term lease). The lease liabilities will be equal to the present value of lease payments. The right-of-use asset will be measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee’s initial direct costs. For public business entities, the standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. ASU 2016-02 is required to be applied using the modified retrospective approach for all leases existing as of the effective date and provides for certain practical expedients. Upon adoption, we will recognize a lease liability and corresponding right-to-use asset based on the present value of minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

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Internal Control Over Financial Reporting

Prior to the proposed business combination, we have been a private company with limited accounting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2017 and 2018, and as of and for the nine months ended September 30, 2019, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that have been identified relate to (i) lack of sufficient internal capabilities and resources with relevant experience, skills and knowledge in accounting and financial reporting under the requirements of U.S. GAAP and rules set forth by the SEC to prepare financial statements and related footnote disclosures in accordance with U.S. GAAP, and (ii) lack of proper and adequate closing procedures to record all the transactions Lion entered into and ensure the proper cut-off at period end. The material weaknesses, if not timely remedied, may lead to significant misstatements in our consolidated financial statements in the future.

To remedy identified material weaknesses, we have implemented, and plan to continue to implement, several measures, including, among others:

•	hiring additional competent and qualified accounting and reporting personnel with appropriate knowledge and experience of U.S. GAAP and SEC financial reporting requirements;
•	establishing an ongoing program to provide sufficient and additional appropriate training to our accounting staff, especially trainings related to U.S. GAAP and SEC financial reporting requirements; and
•	formulating internal accounting and internal control guidance on U.S. GAAP and SEC financial reporting requirements.

However, we cannot assure you that all these measures will be sufficient to remediate our material weaknesses in a timely manner, or at all. See “Risk Factors—Risks Related to Lion’s Business and Industry— If Lion fails to implement and maintain an effective system of internal controls over financial reporting, it may be unable to accurately report its results of operations, meet reporting obligations or prevent fraud. As a result, Pubco’s security holders could lose confidence in its financial and other public reporting, which would harm its business and trading price of Pubco securities.”

As a company with less than US$1.07 billion in revenue for fiscal year of 2018, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

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MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

As contemplated by the Business Combination Agreement, Pubco’s board of directors following the Business Combination will be comprised of seven directors.

Pubco’s Amended and Restated Memorandum and Articles of Association will provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum shall be elected by an ordinary resolution as a matter of Cayman Islands law. Pubco’s Amended and Restated Memorandum and Articles of Association further provides that Pubco’s board of directors will be divided into two classes, namely Class I and Class II. Class I shall consist of three directors, and Class II shall consist of four directors. Directors assigned to Class I shall initially serve until the first annual general meeting of shareholders following the effectiveness of our articles upon completion of this offering, or the Articles Effectiveness Date. Directors assigned to Class II shall initially serve until the second annual general meeting of shareholders following the Articles Effectiveness Date. The officers of Lion will remain the same following the transaction, and will also be appointed as executive officers of Pubco following the transactions, as set forth in the table below.

The following sets forth certain information concerning the persons who are expected to serve as Pubco’s directors and executive officers following the consummation of the Business Combination:

Directors and Executive Officers	Age	Position/Title
Jian Wang	38	Chairman of the Board (Class II)
Chunning Wang	42	Director, Chief Executive Officer and Chief Financial Officer (Class II)
Shih-Chung Chou	58	Director (Class I)
Zhixiang Zhang	52	Independent Director (Class I)
Chi Fai Choi	42	Independent Director (Class I)
Walter Cook	65	Independent Director (Class II)
Chi-yang Chen	34	Independent Director (Class II)
Hua Luo	35	Chief Operating Officer
Sze Hau Lee	34	Vice President

Biographical information concerning the directors and executive officers listed above is set forth below.

Jian Wang. Mr. Wang is the co-founder of Lion and has been its chairman, chief executive officer and chief financial officer since its inception in 2015. Mr. Wang also serves as a director of all of Lion’s subsidiaries. Mr. Wang will serve as the chairman of the board of Pubco upon consummation of the Business Combination. His entrepreneurship traces back to 2014 when he founded and served as the chief executive officer at Forwin Financial Group (Hong Kong) Limited, a financial service company. From 2014 to 2016, Mr. Wang also served as the responsible offer at Forwin Capital Management Limited. Prior to that, from 2010 to 2014, Mr. Wang served as the chairman of Shanghai Yuangun Investment Management Limited, a Shanghai-based private equity fund management company. From 2005 to 2010, Mr. Wang was a chief manager at Shanghai Shengqi Corporate Management and Consulting Limited, a company offering corporate consulting services. Previously, from 2004 to 2005, he was an investment banking manager at a trust company, Tinhtic Trust Co., Limited. Mr. Wang received his bachelor’s degree in law from East China University of Political Science and Law in 2005 and later earned his MBA from Cheung Kong Graduate School of Business in 2013. Mr. Wang is well-qualified to serve as a member of the board due to his extensive knowledge of the financial service industry.

Chunning Wang. Mr. Wang joined Lion in May 2019 and has been responsible for Lion’s fund raising activities. Mr. Wang will serve as a director, the chief executive officer and chief financial officer of Pubco upon consummation of the Business Combination. Prior to joining Lion, Mr. Wang held positions of chief executive officer, director and vice chairman of the board at Carnival Group International Holdings Limited (0996.HK), one of China’s leading operators of large-scale integrated tourism, hospitality and retail attractions, from 2017 to 2019. Mr. Wang has more than a decade of experience in the banking industry. From 2016 to 2017, Mr. Wang served as an assistant chief executive officer at Hengfeng Bank Co., Ltd. (Shanghai branch), where he was responsible for corporate business. Previously, Mr. Wang worked at China Minsheng Banking Corporation Limited for around six years, where he started as a product manager in the bank’s head office in the PRC in 2006, and later ended up serving as a general manger in the bank’s Hong Kong branch in 2015, primarily responsible for the bank’s overseas mergers and acquisition and other large-scale projects. Mr. Wang received his bachelor’s degree in Industrial Foreign Trade from International Business School of Hunan University in 2000, and obtained a master’s degree in management from The Faculty of Commerce and Business Administration of The University of British Columbia in 2005. Mr. Wang is well-qualified to serve as a member of the board due to his extensive knowledge of the financial service industry.

Shih-Chung Chou. Mr. Chou has been serving as a director of Proficient since December 2019 and has over 20 years of experience in establishing and leading successful business ventures in the finance and real-estate industries in Asia, especially China. He is the founder and shareholder of National Agricultural Holding Limited, a rural market-based company that integrates financial services, agricultural product trading, information, industry and science research. He has been serving as the Chief Executive Officer of Shanghai Kongsheng Industrial Co., Ltd., a real estate development, investment and management company, since February 1997. From June 2005 to November 2013, he served as the M&A Department Manager of Qianlong Technology International Holding Limited. From December 1993 to January 1997, he served as the General Manager of Shanghai Gaosheng Real Estate Development Co., Ltd., a consulting service provider in financial and real estate investment. Mr. Chou received his Bachelor's degree in Business from Tunghai University and an EMBA degree from Hong Kong University of Science and Technology. Mr. Chou is well-qualified to serve as a member of the board due to his extensive knowledge of the financial and investment industry.

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Zhixiang Zhang. Mr. Zhang has been the chief executive officer of China Ruifeng Renewable Energy Holdings Limited (“China Ruifeng”) (0527.HK), an integrated company of wind power operation, wind power equipment manufacturing, power grid construction and diodes manufacturing, since August 2010 and was appointed as an executive Director since July 2010. He is also an authorized representative of China Ruifeng, a member of each of the remuneration committee and nomination committee of China Ruifeng. In addition, Mr. Zhang is a director of Diamond Era Holdings Limited (“Diamond Era”), a substantial shareholder of China Ruifeng. Prior to that, Mr. Zhang worked at Hexigten Qi Langcheng Ruifeng Electric Development Co., Ltd., a subsidiary of China Ruifeng, where he started as a vice general manager in December 2005. Mr. Zhang received his bachelor’s degree in economics from the School of Taxation of the Central Institute of Finance (currently known as the Central University of Finance and Economics) in 1991. Mr. Zhang is well-qualified to serve as a member of the board due to his extensive experience in corporate governance in listed companies.

Chi Fai Choi. Mr. Choi has served as the investment management department consultant of OCI International Holdings Limited (0329.HK), an investment holding company principally engaged in securities trading and investments, trading of wines and provision of financial advisory services in the PRC, since November 2018. Mr. Choi is responsible for fund raising for general corporate purposes, setting up fund, and originating new potential investment opportunities to the company. Prior to that, Mr. Choi served as an executive director of Rentian Technology Holdings Limited (0885.HK), a Hong Kong-based investment holding company principally engaged in Internet of Things (IoT) businesses, from March 2015 to December 2017, the chief investment officer of Carnival Group International Holdings Limited (0996.HK) from May 2012 to March 2018, an independent non-executive director of Energy International Investments Holdings Limited (0353.HK) from July 2011 to July 2014, an associate director of CCB International Asset Management Limited (“CCBIAM”) from November 2007 to May 2012. CCBIAM is ultimately controlled by China Construction Bank Corporation (0939.HK and CH.601939). From September 2000 to October 2007, Mr. Choi was a senior officer of Hutchison Whampoa Limited and a senior accountant of Ernst & Young. Mr. Choi received his bachelor’s degree of business administration in accounting from The Hong Kong University of Science and Technology in August 2000. Mr. Choi is a member of Hong Kong Institute of Certified Public Accountants and a fellow member of the Association of Chartered Certified Accountants. Mr. Choi has over 10 years of experience in internal and external auditing, merger and acquisition, and direct investment. Mr. Choi is well-qualified to serve on the board due to his extensive experience in financial service industry.

Walter R. Cook. Mr. Cook has been serving as a director of Proficient since its inception and is a proven executive and expert in the banking and financial Sector with a strong leadership history of commercial banks and securities firms. He has extensive experience in turnarounds, acquisitions, and start-up financial institutions. Since August 2016, Mr. Cook has been a Managing Director at Tangent Capital Partners, LLC, an investment bank serving investment advisors and asset managers, and provided critical expertise in roll out of The Community Development Fund (CDCDX), a CRA-qualified mutual fund for commercial banks to Dr. Kenneth H. Thomas, CDCDX’s adviser. He was an independent consultant from January 2015 to July 2016, and an expert witness providing expert opinions and trial testimony on lending and banking practices in Florida State Court and Federal bankruptcy Court in Boston, Massachusetts from January 2014 to December 2015. Mr. Cook served as the CEO and the chairman of the board of the Republic Federal Bancorp, Inc. from 2003 to 2010. Mr. Cook received a Master’s degree in business administration specializing in finance and marketing from Harvard University in 1982, a Master’s degree in law and diplomacy from Tufts University in 1978 and a Bachelor’s degree in political science & psychology from Duke University. Mr. Cook is well-qualified to serve as a member of the board due to his extensive knowledge and understanding of financial and investment industries.

Chi-yang Chen. Mr. Chen will serve as a director as of the effective date of the registration statement of which this proxy statement/prospectus forms a part. Mr. Chen has been serving as a Senior Financial Executive in XLD Group N.A. Real Estate Development, Inc., a private hospitality company, since March 2020, and responsible to work with executive management and offer analytical insight on critical financial and operational risks, as well as to resolve complex accounting and financial reporting matters. Prior to that, Mr. Chen was a senior manager in ASAM, LLP, a public accounting firm from September 2013 to February 2020 and his responsibilities included in consulting, financial due diligence and business valuation. Mr. Chen received his Bachelor of Science degree in Industrial Engineering from National University of Kaohsiung, Taiwan, an MBA degree from University of St. Thomas and a Master’s degree in accounting from Golden Gate University. Mr. Chen is a Certified Public Accountant licensed in California. Mr. Chen is well-qualified to serve as a member of the board due to his extensive knowledge and understanding of accounting and finance.

Hua Luo. Mr. Luo joined Lion in September 2017 and has since served as the director, the responsible officer and the chief risk officer in a number of Lion’s subsidiaries. He will serve as the chief operating officer of PubCo upon consummation of the Business Combination. Prior to joining Lion, Mr. Luo has extensive working experience in financial service industry. From 2016 to 2017, Mr. Luo served as a director of institutional sales at HGNH International Financial Corporation Limited, a Hong Kong based financial service company offering comprehensive financial products and services. From 2015 to 2016, Mr. Luo served as the chief marketing officer at China Maike Futures International Limited, a company provides global futures trading services. Previously, from 2010 to 2015, Mr. Luo served as a deputy trading manager at HGNH International Futures Co., Limited. Mr. Luo received his bachelor’s degree in business administration from Chongqing University in 2007 and his master’s degree in e-commerce from The Hong Kong Polytechnic University in 2008.

Sze Hau Lee. Mr. Lee joined Lion as a corporate finance director in May 2019, mainly responsible for Lion’s fund-raising activities. Prior to that, Mr. Lee worked in Carnival Group International Holdings Limited (0996.HK) as a corporate finance director from September 2017 to February 2019. While working there, Mr. Lee was primarily responsible for leading, originating, structuring and executing financing transaction and providing investment advice to the management. Before that, Mr. Lee had years of experience in banking industry. He worked as a manager of syndicated finance department at China Minsheng Banking Corporation Hong Kong Branch from February 2017 September 2017, a vice president of structured and leveraged finance department in Hengfeng Bank Shanghai Branch from April 2016 to February 2017, an assistant manager of structured and leveraged finance department in China Minsheng Banking Corporation Hong Kong Branch from January 2014 to April 2016. He had been primarily responsible for the origination, structure and execution of syndicated facilities as well as financing arrangements in mega transactions. Mr. Lee started his first few years of career in accounting firms. He worked as a senior associate in Ernst & Young from October 2012 to December 2013. Before that, he worked in PricewaterhouseCoopers for approximately five years, where he started as an associate in September 2007 and left in October 2012 as a senior associate. Mr. Lee received his bachelor’s degree in professional accountancy from The Chinese University of Hong Kong in August 2007. He is a member of Hong Kong Institute of Certified Public Accountants since 2011.

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Family Relationships

There are no family relationships between any of the executive officers and directors.

Independence of Directors

As a result of its Class A Ordinary Shares being listed on Nasdaq following consummation of the Business Combination, Pubco will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of Pubco has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Role in Risk Oversight

Upon consummation of the Business Combination, Jian Wang will be appointed as Chairman of the Board and Chunning Wang as Chief Executive Officer and Chief Financial Officer of Pubco. Pubco has determined that this structure, with separate Chairman and Chief Executive Officer roles, is in the best interests of Pubco at this time. A number of factors support this leadership structure, including, among others:

•	The planned separation of the Chairman and Chief Executive Officer roles will allow the Chief Executive Officer to focus his time and energy on operating and managing Pubco and Lion and leverage the experience and perspectives of the Chairman.

•	The Chairman serves as a liaison between the board and senior management but having an independent chairman also enables non-management directors to raise issues and concerns for board consideration without immediately involving management.

•	The Chairman sets the agenda for, and presides over, board meetings and independent sessions and coordinates the work of the committees of our Board, providing independent oversight and streamlining the Chief Executive Officer’s duties.

Pubco also believes in the importance of independent oversight. Pubco will look to ensure that this oversight is truly independent and effective through a variety of means.

Meetings and Committees of the Board of Directors

Upon consummation of the Business Combination, Pubco will establish a separately standing audit committee, compensation committee and nominating and corporate governance committee.

Audit Committee Information

Effective upon consummation of the Business Combination, Pubco will establish an audit committee comprised of Chi Fai Choi, Walter Cook and Chi-yang Chen, and is chaired by Chi Fai Choi. All of the directors satisfy the “independence” requirement of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. The audit committee will have a written charter. The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise Pubco’s independent accountants, review the results and scope of the audit and other accounting related services and review Pubco’s accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Pubco will be required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Chi Fai Choi will serve as a financial expert on the audit committee.

Compensation Committee Information

Effective upon consummation of the Business Combination, the board of directors of Pubco will establish a compensation committee. It is expected that the compensation committee will initially consist of Jian Wang, Chunning Wang and Chi Fai Choi, and will be chaired by Jian Wang. Chi Fai Choi satisfies the “independence requirement” of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. As a foreign private issuer, Pubco has elected to not have its compensation committee consist of entirely independent directors. The compensation committee will have a written charter. The purpose of the compensation committee will be to review and approve compensation paid to Pubco’s officers and directors and to administer Pubco’s incentive compensation plans, including authority to make and modify awards under such plans.

The compensation committee assists the board in determining its responsibilities in relation to remuneration, including, amongst other matters, making recommendations to the Board on the Pubco’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors and recommending and monitoring the remuneration of senior management below board level.

The Compensation Committee Charter will provide that the compensation committee should consist of at least three members.

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Nominating and Corporate Governance Committee

Effective upon consummation of the Business Combination, the board of directors of Pubco will establish a nominating and corporate governance committee. It is expected that the compensation committee will initially consist of Jian Wang, Chunning Wang and Chi Fai Choi, and will be chaired by Jian Wang. Chi Fai Choi satisfies the “independence requirement” of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meets the independence standards under Rule 10A-3 under the Exchange Act. As a foreign private issuer, Pubco has elected to not have its nominating and corporate governance committee consist of entirely independent directors. The nominating and corporate governance committee will have a written charter. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

Code of Ethics

Upon consummation of the Business Combination, the board of directors will adopt a code of ethics and business conduct that applies to all of our executive officers, directors and employees. The code of ethics and business conduct codifies the business and ethical principles that will govern all aspects of Pubco’s business.

Corporate Governance Practices

As a foreign private issuer, Pubco may generally follow home country practice with respect to certain matters of corporate governance in lieu of the comparable governance provisions of the Nasdaq Listing Rules, except for certain matters including the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC.

Pubco intends to follow home country practice in lieu of Nasdaq corporate governance requirements with respect to the following Nasdaq requirements:

•	Executive Sessions. We will not be required to and, in reliance on home country practice, we may not, comply with certain Nasdaq rules requiring Pubco’s independent directors to meet in regularly scheduled executive sessions at which only independent directors are present. Pubco will follow Cayman Islands practice which does not require independent directors to meet regularly in executive sessions separate from the full board of directors.

•	Nomination of Directors. Pubco will follow Cayman Islands practice which does not require director nominations to be made or recommended solely by independent directors. Further, Pubco will not have a formal written charter or board resolution addressing the director nominations process. Pubco will follow Cayman Islands practice which does not require Pubco to have a formal written charter or board resolution addressing the director nominations process.

•

Composition of Committees. Pubco will not be required to and, in reliance on home country practice, it does not intend to, comply with certain Nasdaq rules regarding having a compensation committee and a nominating and corporate governance committee consisting entirely of independent directors.

•	Proxy Statements. Pubco will not be required to and, in reliance on home country practice, Pubco may not, comply with certain Nasdaq rules regarding the provision of proxy statements for general meetings of shareholders. Pubco will follow Cayman Islands practice which does not impose a regulatory regime for the solicitation of proxies.

•	Shareholder Approval. Pubco will not be required to and, in reliance on home country practice, it does not intend to, comply with certain Nasdaq rules regarding shareholder approval for certain issuances of securities under Nasdaq Rule 5635. In accordance with the provisions of Pubco’s Amended and Restated Memorandum and Articles of Association, Pubco’s board of directors is authorized to issue securities, including ordinary shares, warrants and convertible notes.

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EXECUTIVE COMPENSATION

Proficient Executive Officer and Director Compensation

Proficient is an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies.

Proficient paid Wei Fan, its former Chief Executive Officer monthly fees of $2,000 from February 1, 2019 until June 28, 2019. Proficient pays Kin Sze, its Chief Executive Officer, President, Secretary and Director, monthly fees of $2,000 for his service commencing on July 3, 2019 and Weixuan Luo, its Chief Financial Officer, monthly fees of $5,000 commencing on August 1, 2018. Proficient issued to each of Kin Sze and Weixuan Luo 50,000 Founder Shares. In addition, Proficient pays each member of its board of directors $2,000 per month for his or her services commencing on August 1, 2018 and agreed to issue an aggregate of 300,000 shares of common stock to Kin Sze and certain members of its board of directors within 10 days following the business combination. Proficient will repay any loans from its Sponsor, Initial Stockholders, officers and directors or their respective affiliates for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Proficient’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Proficient. As of the date of this proxy statement/prospectus, there is $100.00 of unpaid reimbursable expenses.

Lion Executive Officer and Director Compensation

The aggregate cash compensation paid to Lion’s executive officers who were employed by Lion in 2018 was US$0.3 million, and Lion did not pay any cash compensation to its non-executive directors.

Pubco Executive Officer and Director Compensation Following the Business Combination

The policies of Pubco with respect to the compensation of its executive officers and following the Business Combination will be administered by Pubco’s board in consultation with its compensation committee (as described above). The compensation policies followed by Pubco will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of Lion and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to Pubco’s board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as Pubco believes it is important to maintain a strong link between executive incentives and the creation of shareholder value. Pubco believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. Following consummation of the Business Combination, Pubco will adopt a long-term incentive plan which will reflect what Pubco believes is a focus on performance- and equity-based compensation. Since Pubco will not have a compensation committee until completion of the Business Combination, it has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Pubco intends to be competitive with other similarly situated companies in its industry following completion of the Business Combination.

The compensation decisions regarding Pubco’s executives will be based on Pubco’s need to attract individuals with the skills necessary for Pubco to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Pubco’s expectations.

Since Pubco’s compensation committee will not be formed until consummation of the Business Combination, Pubco has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by its compensation committee, Pubco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Pubco’s compensation committee will be charged with performing an annual review of Pubco’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

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Compensation Components

Base Salary. Upon consummation of the Business Combination, Pubco intends to preserve the cash compensation of its executive officers, until the compensation committee has adequate opportunity to assess its executive’s compensation. Pubco will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses. Pubco intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

Equity Awards. Pubco intends to establish an equity incentive plan to incentivize its employees.

Severance Benefit. Pubco currently has no severance benefits plan. Pubco may consider the adoption of a severance plan for executive officers and other employees in the future.

Director Compensation. Pubco currently does not have a definitive compensation plan for its future directors. Pubco, working with the compensation committee, anticipates setting director compensation at a level comparable with those directors with similar positions at comparable companies.

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BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Proficient

The following table sets forth information regarding the beneficial ownership of shares of Proficient common stock as of the date of this proxy statement/prospectus based on information obtained from the persons named below:

•        each person known by Proficient to be the beneficial owner of more than 5% of Proficient’s outstanding shares of common stock;

•        each of Proficient’s executive officers and directors that beneficially owns shares of Proficient common stock; and

•        all Proficient’s executive officers and directors as a group.

Unless otherwise indicated, Proficient believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

In the table below, percentage ownership is based on 14,467,000 shares of common stock outstanding. Voting power represents the voting power of the common stock owned beneficially by such person. On all matters to be voted upon, the holders of the shares of common stock vote together as a single class. The following table does not reflect beneficial ownership of the Warrants or Rights included in the Units sold in Proficient’s Initial Public Offering or warrants sold in the private placement.

	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of Common Stock(2)
Kin Sze (3)	50,000	*
Weixuan Luo	237,500	1.6%
Jing Chen (4)	—	—
Shih-Chung Chou (6)	431,250	3.0%
Man Hung Wong (5)	—	—
John Bode (5)	—	—
Walter Cook (3)	—	—
Di Chen (3)	—	—
All directors and executive officers as a group (8 individuals)	718,750	5.0%
Polar Asset Management Partners Inc. (7)	1,440,000	10.0%
Mizuho Financial Group, Inc. (8)	1,191,000	8.2%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the individuals is 40 Wall St., 29th floor, New York, NY 10005.

(2)	Based on 14,467,000 shares of common stock issued and outstanding.

(3)	Excludes 50,000 shares of common stock to be issued within 10 days of the consummation of our business combination.

(4)	Excludes 100,000 shares of common stock to be issued within 10 days of the consummation of our business combination.

(5)	Excludes 25,000 shares of common stock to be issued within 10 days of the consummation of our business combination.
(6)	Represents shares held by Complex Zenith Limited, Proficient’s Sponsor. Mr. Shih-Chung Chou, director of Proficient and sole shareholder and sole director of Complex Zenith Limited, may be deemed to beneficially own shares held by Proficient’s Sponsor and has sole voting and dispositive control over such securities.

(7)	Based on Schedule 13G filed on February 12, 2020. Represents shares directly held by Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”), and certain managed accounts (together with PMSMF, the “Polar Vehicles”). Polar Asset Management Partners Inc., a corporation incorporated under the laws of Ontario, Canada, serves as the investment advisor to Polar Vehicles. The business address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(8)	Based on Schedule 13G filed on February 14, 2020. Represent shares directly held by Mizuho Securities USA LLC, which is wholly-owned subsidiary of Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC. Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of shares directly held by Mizuho Securities USA LLC. The business address of Mizuho Financial Group, Inc. and Mizuho Bank, Ltd. is 1–5–5, Otemachi, Chiyoda–ku, Tokyo 100–8176, Japan. The business address of Mizuho Americas LLC and Mizuho Securities USA LLC is 1271 Avenue of the Americas, New York, NY 10022.

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Security Ownership of Lion

There are 50,000 issued and outstanding ordinary shares of Lion, which are held by 14 shareholders, and are not publicly traded.

Security Ownership of Certain Beneficial Owners and Management of Pubco

The following tables sets forth information regarding the beneficial ownership of Class A Ordinary Shares as of the Record Date and immediately following consummation of the Business Combination by, assuming a $10.177 Redemption Price:

•        each person known by Pubco to be the beneficial owner of more than 5% of Pubco’s outstanding Class A Ordinary Shares upon the consummation of the Business Combination;

•        each of Proficient’s current executive officers and directors;

•        all of Proficient’s current executive officers and directors as a group;

•        each person who will become an executive officer or a director of Pubco upon consummation of the Business Combination; and

•        all of Pubco’s executive officers and directors as a group upon the consummation of the Business Combination.

	Pre-Business Combination		Post-Business Combination
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Class A Ordinary Shares Beneficially Owned	Number of Class B Ordinary Shares Beneficially Owned	% of Voting Power – No Redemption (1)	% of Voting Power – Maximum Redemption(2)
Directors and Executive Officers of Proficient
Kin Sze	—	—	100,000	—	*	*
Weixuan Luo	—	—	237,500	—	*	*
Jing Chen	—	—	100,000	—	*	*
Shih-Chung Chou (3)	—	—	5,806,250	—
Man Hung Wong	—	—	25,000	—	*	*
John Bode	—	—	25,000	—	*	*
Walter Cook	—	—	50,000	—	*	*
Di Chen	—	—	50,000	—	*	*
All directors and executive officers as a group (8 individuals)	—	—	6,393,750	—	5.73%	6.33%
Directors and Executive Officers of Pubco Pre-Business Combination
Jian Wang(5)	30,400	60.8%	—	7,467,820	66.97%	74.67%
Chuning Wang(4) (5)	7,420	14.8%	—	1,822,738	16.35%	18.04%
Five Percent Holders of Pubco Pre-Business Combination
Lion(5)	50,000	100%	—	—	—	—
Directors and Executive Officers of Pubco Post-Business Combination
Jian Wang(5)	30,400	60.8%	—	7,467,820	66.97%	73.90%
Chunning Wang(4) (5)	7,420	14.8%	—	1,822,738	16.35%	18.04%
Shih-Chung Chou (3)	—	—	5,806,250	—	4.97%	5.46%
Zhixiang Zhang	—	—	—	—	—	—
Chi Fai Choi	—	—	—	—	—	—
Walter Cook	—	—	50,000	—	*	*
Chi-yang Chen	—	—	—	—	—	—
Hua Luo	—	—	—	—	—	—
Sze Hau Lee	—	—	—	—	—	—
All executive officers and directors as a group (9 individuals)	—	—	5,856,250	9,290,558	84.49%	92.79%
____________

*        less than 1%.

(1)	Based on 18,609,040 Class A Ordinary Shares and 9,290,558 Class B Ordinary Shares outstanding immediately after the Closing, which reflects: (i) the issuance of 1,150,000 Class A Ordinary Shares underlying the Rights contained in the Units, and (ii) the issuance of 4,195,000 Class A Ordinary Shares and 9,455,000 Class B Ordinary Shares to the Sellers. Does not reflect the 5,375,000 Class A Ordinary Shares issuable upon exercise of the warrants issued to the Sponsor in exchange for the Private Placement Warrants. Each Class B Ordinary Shares is entitled to 10 votes per share.
(2)	Based on 18,609,040 Class A Ordinary Shares and 9,290,558 Class B Ordinary Shares outstanding immediately after the Closing, which reflects: (i) the redemption of 10,457,789 Proficient common stock (the maximum number of shares of Proficient common stock that can be redeemed while still maintaining the $5,000,001 needed to consummate the Business Combination after payment of approximately $5 million of expenses in connection with the Business Combination), (ii) the issuance of 1,150,000 Class A Ordinary Shares underlying the Rights contained in the Units, and (iii) the issuance of 4,195,000 Class A Ordinary Shares and 9,455,000 Class B Ordinary Shares to the Sellers. Does not reflect the 5,375,000 Class A Ordinary Shares issuable upon exercise of the warrants issued to the Sponsor in exchange for the Private Placement Warrants. Each Class B Ordinary Shares is entitled to 10 votes per share.
(3)	Represents 431,250 shares of Class A Ordinary Shares and 5,375,000 Class A Ordinary Shares underlying warrants held by Complex Zenith Limited. Mr. Shih-Chung Chou, director of Proficient and sole shareholder and sole director of Complex Zenith Limited, may be deemed to beneficially own shares held by Proficient’s Sponsor and has sole voting and dispositive control over such securities.
(4)	Represents 1,822,738 Class B Ordinary Shares held by Legend Success Ventures Limited. Mr. Chunning Wang, the sole shareholder of Legend Success Ventures Limited, may be deemed to beneficially own shares held by Legend Success Ventures Limited and has sole voting and dispositive control over such securities.

(5)	Prior to the Business Combination, Pubco is wholly owned by Lion, in which Mr. Jian Wang holds 60.8% of equity interest, Legend Success Ventures Limited holds 14.84% of equity interest, and other 12 individuals collectively hold 75.64% of the equity interest. Mr. Chunning Wang, the sole shareholder of Legend Success Ventures Limited, may be deemed to beneficially own shares held by Legend Success Ventures Limited and has sole voting and dispositive control over such securities. Upon the consummation of the Business Combination, Lion will become a wholly-owned subsidiary of Pubco.

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At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Proficient or its securities, the Proficient Initial Stockholders, officers and directors as well as Lion and/or their affiliates, may enter into a written plan to purchase Proficient securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. The ownership percentages listed below do not include any such shares that may be purchased after the Record Date.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Proficient or its securities, the Proficient Initial Stockholders, officers and directors as well as Lion or Lion’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Proficient common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the stockholders of Proficient approve the Business Combination Proposal, that Proficient will have at least $5,000,001 of net tangible assets upon the consummation of the Business Combination after taking into account holders of Public Shares that properly demanded Redemption of their Public Shares into cash, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or Warrants owned by the Proficient Initial Stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of Proficient common stock. For example, as a result of these arrangements, an investor or holder may have Proficient, Lion or their respective affiliates effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Proficient will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals included herein or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Proficient Related Party Transactions

Founder Shares

In September 2018, Proficient issued 2,875,000 shares of common stock to its Initial Stockholders for an aggregate of $555,000 in cash, at a purchase price of approximately $0.20 per share, in connection with its organization. The 2,875,000 shares of common stock include an aggregate of up 375,000 shares held by the Sponsor subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part. Simultaneously with the consummation of Proficient’s Initial Public Offering, the underwriters exercised the over-allotment option in full. As a result, the 375,000 shares held by the Sponsor were no longer subject to forfeiture.

Private Placement Warrants

Simultaneously with the consummation of Proficient’s Initial Public Offering, it consummated a private placement of 5,375,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating total proceeds of $5,375,000. The Private Placement Warrants are substantially the same to the Public Warrants issued in Proficient’s Initial Public Offering, except that if held by the Sponsor or its permitted transferees, the Private Placement Warrants (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) are, subject to certain limited exceptions, subject to transfer restrictions until 30 days following the consummation of the initial Business Combination.  If the Private Placement Warrants are held by holders other than Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Proficient and exercisable by holders on the same basis as the Public Warrant.

Related Party Advances

In order to meet Proficient’s working capital needs following the consummation of its Initial Public Offering, the Sponsor, Initial Stockholders, officers and directors may, but are not obligated to, loan Proficient funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of Proficient’s initial Business Combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $1.00 per Warrant. The Warrants would be identical to the Private Placement Warrants. If Proficient does not complete a Business Combination, the loans will be forgiven. On July 24, 2019, Proficient issued an unsecured promissory note to an affiliate of the Sponsor for a principal amount of up to $800,000 for working capital purposes. Pursuant to the note, such affiliate of the Sponsor agreed to loan to Proficient up to a total of $800,000 in the event its cash held outside of the Trust Account is less than $150,000.

Registration Rights

The holders of Proficient’s Founder Shares issued and outstanding on the date of this proxy statement/prospectus, as well as the holders of the Private Placement Warrants and any warrants the Sponsor, Initial Stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to Proficient (and all underlying securities), are entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of Proficient’s Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that Proficient register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time following the consummation of the initial Business Transaction. The holders of a majority of the Private Placement Warrants or warrants issued in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after Proficient consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Proficient’s consummation of a Business Combination. Proficient will bear the expenses incurred in connection with the filing of any such registration statements.

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Fees and Expenses

Other than the monthly fees payable and equity awards to Proficient’s officers and directors for their, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to the Sponsor, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the initial Business Combination (regardless of the type of transaction that it is). Proficient paid Wei Fan, its former Chief Executive Officer monthly fees of $2,000 from February 1, 2019 until June 28, 2019. Proficient pay Kin Sze, its Chief Executive Officer, President, Secretary and Director, monthly fees of $2,000 for his service as Chief Executive Officer commencing on July 3, 2019 and Weixuan Luo, Proficient’s Chief Financial Officer, monthly fees of $5,000 commencing on August 1, 2018. Proficient issued each of Kin Sze and Weixuan Luo 50,000 Founder Shares. In addition, Proficient pays each member of its board of directors $2,000 per month for his or her services commencing on August 1, 2018 and will issue an aggregate of 300,000 shares of common stock to Kin Sze, its Chief Executive Officer, President, Secretary and Director, and certain members of its board of directors within 10 days following the Business Combination.

The Sponsor, executive officers and directors, or any of their respective affiliates will receive the repayment of any loans from the Sponsor, Initial Stockholders, officers and directors for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Proficient’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Proficient.

After Proficient’s initial Business Combination, members of its management team who remain with the post-Business Combination entity may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to Proficient’s stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider an initial Business Combination, as it will be up to the directors of the post-Business Combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between Proficient and any of its officers and directors or their respective affiliates will be on terms believed by Proficient to be no less favorable to Proficient than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Proficient’s uninterested “independent” directors or the members of its board who do not have an interest in the transaction, in either case who had access, at its expense, to Proficient’s attorneys or independent legal counsel. Proficient will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to Proficient than those that would be available to Proficient with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Proficient’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Proficient or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of its shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Proficient’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee considers all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to Proficient than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Proficient also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, Proficient has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless it has obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions on the type of target business Proficient is seeking to acquire, and the approval of a majority of its disinterested independent directors that the business combination is fair to its unaffiliated stockholders from a financial point of view. Proficient’s stockholders may not be provided with a copy of such opinion and they may not be able to rely on such opinion.

Lion Related Party Transactions and Policies

Lion does not have a formal policy on related party transactions, but it conducts a review of all transactions for potential conflict of interest situations. There were no related party transactions for Lion during 2017, 2018 and for the nine months ended September 30, 2019, and as of the date of this proxy statement/prospectus in which any related person had or will have a direct or indirect material interest.

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DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the share capital of Pubco following the transactions includes a summary of specified provisions of the Amended and Restated Memorandum and Articles of Association of Pubco that will be in effect upon completion of the transactions. This description is qualified by reference to Pubco’s Amended and Restated Memorandum and Articles of Association as will be in effect upon consummation of the transactions, copies of which are attached to this proxy statement/prospectus as Annex B and are incorporated in this proxy statement/prospectus by reference. References in this section to “we” or “us” refer to Pubco.

General

The Constitutional Documents of Pubco will provide for the issuance of 500,000,000 authorized shares with a par value of US$0.0001 each, comprising (a) 300,000,000 Class A Ordinary Shares; (b) 150,000,000 Class B Ordinary Shares; and (c) 50,000,000 preferred shares.

In the Merger, Pubco will issue its Ordinary Shares in exchange for the outstanding securities of Proficient as follows:

•	each share of common stock Proficient will be exchanged for one Class A Ordinary Share, except for Public Shares that have been converted into a pro rata portion of Proficient’s Trust Account;

•	each Proficient Warrant will remain outstanding but will be deemed converted into one warrant of Pubco; and

•	each Proficient Right shall be automatically converted into the number of Class A Ordinary Shares as if the Right has been converted into its underlying ordinary shares of Proficient immediately prior to the Closing.

This proxy statement/prospectus covers an aggregate of 13,042,000 Class A Ordinary Shares, 17,795,000 warrants, 17,795,000 Class A Ordinary Shares issuable upon exercise of warrants, all of which will be issued by Pubco as a result of the Merger in exchange for the outstanding securities of Proficient.

In the Share Exchange, certain Lion shareholders currently owning approximately 75% of the issued and outstanding ordinary shares of Lion will receive 9,290,557 Class B Ordinary Shares and the remaining issued and outstanding ordinary shares of Lion will be exchanged into 8,151,242 Class A Ordinary Shares.

Class A Ordinary Shares

The holders of Class A Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the votes, including votes from holders of Class B Ordinary Shares, for the election of directors can elect all of the directors.

Holders of Pubco’s Class A Ordinary Shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or Redemption provisions applicable to the ordinary shares.

Class B Ordinary Shares

The holders of Class B Ordinary Shares will be entitled to ten votes for each share held of record on all matters to be voted on by shareholders.

Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, subject to adjustments for any subdivision or combination, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any sale of Class B Ordinary Shares by a holder thereof to any person other than an affiliate of such holder, such Class B Ordinary Shares shall be automatically and immediately converted into the same number of Class A Ordinary Shares.

Other than as describe above, holders of Class B Ordinary Shares have all of the same rights as holders of Class A Ordinary Shares.

Preferred Shares

The amended and restated memorandum and articles of association of Pubco, as amended, will authorize the issuance of up to 50,000,000 blank check preferred shares with such designations, rights and preferences as may be determined from time to time by Pubco’s board of directors. Accordingly, Pubco’s board of directors will be empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Class A Ordinary Shares. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Pubco.

Warrants

Upon the Closing, each outstanding Warrant of Proficient shall automatically represent the right to purchase one Class A Ordinary Share in lieu of one ordinary share of Proficient at a price of $11.50 per share, subject to adjustment as discussed below. However, no Pubco warrants to be issued in exchange for Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Class A Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the shares issuable upon exercise of such warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis in the same manner as if we called the warrants for Redemption and required all holders to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Class A Ordinary Shares for the ten (10) trading days ending on the trading day prior to the date of exercise. The Pubco warrants will become exercisable thirty (30) days after the Closing and will expire on the fifth anniversary of the Closing.

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The Pubco warrants to be issued in exchange for private warrants are identical to warrants to be issued in exchange for the Public Warrants, except that such private warrants will be exercisable for cash (even if a registration statement covering the Class A Ordinary Shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the warrants for Redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant,

•	at any time while the warrants are exercisable;

•	upon not less than 30 days’ prior written notice of Redemption to each warrant holder;

•	if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of Redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the Class A Ordinary Shares underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of Redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of Redemption. On and after the Redemption date, a record holder of a warrant will have no further rights except to receive the Redemption price for such holder’s warrant upon surrender of such warrant.

The Redemption criteria for Pubco’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our Redemption call, the Redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for Redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of Redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our Class A Ordinary Shares at the time the warrants are called for Redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of Class A Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A Ordinary Shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Ordinary Shares and any voting rights until they exercise their warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (or such other amount specified by the holder) of the Class A Ordinary Shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of Class A Ordinary Shares to be issued to the warrant holder.

Dividends

Proficient has not paid any cash dividends on its ordinary shares to date and does not intend to pay dividends prior to the completion of the Business Combination.

Pubco’s Transfer Agent

The transfer agent for Pubco’s Ordinary Shares following the Business Combination is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Holders

As of the date of this proxy statement/prospectus, excluding the securities underlying outstanding Units, there were [ ] holders of record of shares of Proficient common stock, [ ] holders of record of Proficient’s Warrants, [ ] holders of record of Proficient’s Rights, and [ ] holders of record of Proficient’s Units.

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APPRAISAL RIGHTS

Proficient stockholders (including the Initial Stockholder) and holders of other Proficient securities do not have appraisal rights in connection with the Business Combination under the NRS.

STOCKHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2020 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2020 annual meeting will be held. If the 2020 annual general meeting is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for Pubco’s 2020 annual general meeting in accordance with Rule 14a-8 under the Exchange Act.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Proficient board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Proficient Alpha Acquisition Corp., 40 Wall St., 29th Floor, New York, New York 10005. Following the Business Combination, such communications should be sent in care of Lion Group Holding Ltd., Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The consolidated financial statements of Lion as of December 31, 2017 and 2018 and for the years ended December 31, 2017 and 2018, appearing in this proxy statement/prospectus and registration statement have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Proficient for the periods from July 27, 2018 (inception) through September 30, 2018 and for the year ended September 30, 2019, appearing in this proxy statement/prospectus have been audited by Malone Bailey LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Pubco as of February 29, 2020 and for the period from February 11, 2020 (inception) to February 29, 2020, appearing in this proxy statement/prospectus and registration statement have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

LEGAL MATTERS

The legality of the Pubco Ordinary Shares offered hereby will be passed upon for Pubco by Ogier.

The legality of the Pubco warrants offered hereby under New York law will be passed upon for Pubco by Kirkland & Ellis LLP.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Proficient and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Proficient’s annual report to stockholders and Proficient’s proxy statement. Upon written or oral request, Proficient will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may request that Proficient deliver single copies of such documents in the future. Stockholders may notify Proficient of their requests by calling or writing Proficient at its principal executive offices at Proficient Alpha Acquisition Corp., 40 Wall St., 29th Floor, New York, New York 10005. Following the Business Combination, such requests should be made by calling or writing Lion at Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong, and its telephone number is +852 2796 2900.

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WHERE YOU CAN FIND MORE INFORMATION

Proficient files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Proficient at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Proficient has been supplied by Proficient, and all such information relating to Lion has been supplied by Lion. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Mr. Kin Sze
Proficient Alpha Acquisition Corp.
40 Wall St., 29th Floor

New York, New York 10005
Tel. (917) 289-0932

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INDEX TO FINANCIAL STATEMENTS

Page
PROFICIENT ALPHA ACQUISITION CORP.
Balance Sheets As of December 31, 2019 and September 30, 2019	F-2
Statements of Operations for the Three Months Ended December 31, 2019 and December 31, 2018	F-3
Statement of Changes in Stockholders' Equity for the Three Months Ended December 31, 2019 and December 31, 2018	F-4
Statement of Cash Flows for the Three Months Ended December 31, 2019 and December 31, 2018	F-5
Notes to Financial Statements for the Three Months Ended December 31, 2019	F-6

Report of Independent Registered Public Accounting Firm	F-11
Balance Sheets as of September 30, 2019 and September 30, 2018	F-12
Statements of Operations for the year ended September 30, 2019 and for the period from July 27, 2018 (inception) through September 30, 2018	F-13
Statements of Changes in Stockholders’ Equity for the year ended September 30, 2019 and for the period from July 27, 2018 (inception) through September 30, 2018	F-14
Statements of Cash Flows for the year ended September 30, 2019 and for the period from July 27, 2018 (inception) through September 30, 2018	F-15
Notes to Financial Statements for the year ended September 30, 2019 and for the period from July 27, 2018 (inception) through September 30, 2018	F-16

LION FINANCIAL GROUP LIMITED
Condensed Consolidated Balance Sheets as of September 30, 2019 and December 31, 2018	F-27
Condensed Consolidated Statements of Operations and Comprehensive Income for the Nine Months ended September 30, 2019 and September 30, 2018	F-28
Condensed Consolidated Statements of Changes in Equity for the Nine Months ended September 30, 2019 and September 30, 2018	F-29
Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2019 and September 30, 2018	F-30
Notes to Condensed Consolidated Financial Statements for the Nine Months ended September 30, 2019 and September 30, 2018	F-31

Report of Independent Registered Public Accounting Firm	F-50
Consolidated Balance Sheets as of December 31, 2018 and December 31, 2017	F-51
Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2018 and December 31, 2017	F-52
Consolidated Statements of Changes in Equity for the years ended December 31, 2018 and December 31, 2017	F-53
Consolidated Statements of Cash Flows for the years ended December 31, 2018 and December 31, 2017	F-54
Notes to Consolidated Financial Statements for the years ended December 31, 2018 and December 31, 2017	F-55

LION GROUP HOLDING LTD.
Report of Independent Registered Public Accounting Firm	F-68
Balance Sheet as of February 29, 2020	F-69
Statements of Operations and Comprehensive Loss for the Period from February 11, 2020 (inception) through February 29, 2020	F-70
Statement of Changes in Stockholders' Equity for the Period from February 11, 2020 (inception) through February 29, 2020	F-71
Statement of Cash Flows for the Period from February 11, 2020 (inception) through February 29, 2020	F-72
Notes to Financial Statements for the Period from February 11, 2020 (inception) through February 29, 2020	F-73

F-1

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Balance Sheets
As of December 31, 2019 and September 30, 2019

	December 31, 2019	September 30, 2019
	(Unaudited)

Assets

Current assets
Cash	$1,690,632	$1,078,708
Escrow deposit	—	800,000
Prepaid expenses	76,830	105,000
Other receivable	219	219
Total current assets	1,767,681	1,983,927

Government securities held in Trust Account	116,428,920	115,925,644

Total assets	$118,196,601	$117,909,571

Liabilities and Shareholders’ Equity

Current liabilities
Accrued expenses	$66,985	$38,344
Accrued expenses - related parties	76,684	19,074
Tax payable	59,499	19,343
Total current liabilities	203,168	76,761

Commitments
Common stock subject to possible redemption, 9,730,167 shares at redemption value as of December 31, 2019 and September 30, 2019	97,301,671	97,301,671

Shareholders’ Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding as of December 31, 2019 and September 30, 2019	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized, 4,736,833 shares issued and outstanding (excluding 9,730,167 shares subject to possible redemption) as of December 31, 2019 and September 30, 2019	4,737	4,737
Additional paid-in capital	20,452,360	20,449,027
Accumulated earnings (deficits)	234,665	77,375
Total Shareholders’ Equity	20,691,762	20,531,139

Total Liabilities and Shareholders’ Equity	$118,196,601	$117,909,571

The accompanying notes are an integral part of unaudited financial statements

F-2

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Statements of Operations
For the Three Months Ended December 31, 2019 and 2018 (Unaudited)

	For the Three Months Ended December 31, 2019	For the Three Months Ended December 31, 2018

Operating expense
Audit fee	$ 10,000	$ 8,000
Officers compensation	64,333	71,667
Legal fees	126,302	25,000
General and administrative expenses	107,814	433
Total operating expense	308,449	105,100

Other income
Unrealized gain from the trust account	503,276	-
Interest income	2,619	-
Total other income	505,895	-

Net income (loss) before income tax	197,446	(105,100)

Income tax	40,156	-

Net income (loss)	157,290	(105,100)

Net (loss) per share (1)
Basic and diluted	$ (0.06)	$ (0.04)

Weighted average number of shares (2)
Basic and diluted	4,736,833	2,500,000

The accompanying notes are an integral part of these unaudited financial statements

(1) Excludes interest income of $425,823 attributable to shares subject to possible redemption

(2) Excludes an aggregate of up to 9,730,167 shares subject to possible redemption at December 31, 2019

F-3

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Statement of Changes in Stockholders' Equity
For the Three Months Ended December 31, 2019 and 2018 (Unaudited)

	Preferred Stock		Common Stock		Additional
	Shares	Amount	Shares	Amount	Paid-In Capital	Subscription Receivable	Accumulated Earnings (Deficits)	Total

Balance, September 30, 2018	-	$ -	2,875,000	$ 2,875	$ 554,347	$ (182,500)	$ (113,016)	$ 261,706

Common stock issued for services	-	-	-	-	3,334	-	-	3,334

Collection of subscription receivable	-	-	-	-		166,250	-	166,250

Net (loss)	-	-	-	-			(105,100)	(105,100)

Balance, December 31, 2018	-	$ -	2,875,000	$ 2,875	$ 557,681	$ (16,250)	$ (218,116)	$ 326,190

Balance, September 30, 2019	-	$ -	4,736,833	$ 4,737	$ 20,449,027	$ -	$ 77,375	$ 20,531,139

Common stock issued for services	-	-	-	-	3,333	-	-	3,333

Net income	-	-	-	-			157,290	157,290

Balance, December 31, 2019	-	$ -	4,736,833	$ 4,737	$ 20,452,360	$ -	$ 234,665	$ 20,691,762

The accompanying notes are an integral part of these unaudited financial statements

F-4

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Statement of Cash Flows
For the Three Months Ended December 31, 2019 and 2018 (Unaudited)

	For the Three Months Ended December 31, 2019	For the Three Months Ended December 31, 2018

Cash flows from operating activities:
Net income (loss)	$ 157,290	$ (105,100)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Common stock issued for service	3,333	3,334
Changes in operating assets and liabilities:
Prepaid expenses	28,170	-
Accrued expenses	28,641	(11,000)
Accrued expenses - related parties	57,610	(15,668)
Tax payable	40,156	-
Net cash provided by (used in) operating activities	315,200	(128,434)

Cash flows from investing activities:
Escrow deposit	800,000	-
Investment of government securities held in Trust Account	(503,276)	-
Net cash provided by (used in) investing activities	296,724	-

Cash flows from financing activities:
Collection of subscription receivable	-	166,250
Net cash provided by financing activities	-	166,250

Net increase in cash and cash equivalents	611,924	37,816

Cash and cash equivalents at the beginning of the period	1,078,708	302,362

Cash and cash equivalents at the end of the period	$ 1,690,632	$ 340,178

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$ -	$ -
Cash paid for income taxes	$ -	$ -

NON-CASH TRANSACTIONS:
Common stock subject to possible redemption	$ -	$ -

The accompanying notes are an integral part of these unaudited financial statements

F-5

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

(Unaudited)

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements of Proficient Alpha Acquisition Corp. (the “Company”) have been prepared in accordance with the generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the applicable rules and regulations for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Annual Report on Form 10-K for the year ended September 30, 2019. The interim results for the three months ended December 31, 2019 are not necessarily indicative of the results to be expected for the year ending September 30, 2020 or for any future interim periods.

NOTE 2. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

The Company is a blank check company incorporated in Nevada on July 27, 2018, which was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company may, subject to certain limitations, pursue a Business Combination target with operations or prospects in the financial services sector in China, including Hong Kong, Macau and mainland China. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012.

As of December 31, 2019, the Company had not yet commenced any operations. All activity for the period from July 27, 2018 (inception) through December 31, 2019 relates to the Company’s formation and the initial public offering (“IPO”), and subsequent to the IPO, searching for a target for its Business Combination. The Company will not generate any operating revenues until after consummation of the initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the IPO.

On June 3, 2019, the Company consummated its IPO of 10,000,000 units (“Units”). Each Unit consists of one share of common stock, $0.001 par value per share (“Common Stock”), one warrant (“Public Warrant”) to purchase one share of Common Stock at an exercise price of $11.50 per share, and one right (“Right”) to receive one-tenth of one share of Common Stock upon consummation of the Company’s initial Business Combination.  The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000. Pursuant to the Underwriting Agreement, the Company granted the underwriters in the IPO (the “Underwriters”) a 30-day option to purchase up to 1,500,000 additional Units solely to cover over-allotments, if any (the “Over-Allotment Option”); and simultaneously with the consummation of the IPO, the Underwriters exercised the Over-Allotment Option in full, generating additional gross proceeds of $15,000,000 to the Company.

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 5,375,000 warrants (“Placement Warrants”) at a price of $1.00 per Placement Warrant, generating total proceeds of $5,375,000.

F-6

Following the closing of the IPO on June 3, 2019, an amount of $115,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations, as described below.

Transaction costs amounted to $6,625,439, consisting of cash of $2,875,000 of underwriting fees and $315,120 of IPO costs, the fair value of 92,000 shares issued and 920,000 warrants granted to the Underwriters in total amount of $3,435,319 pursuant to the Underwriting Agreement. In addition, $2,177,380 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (net of taxes payable) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their shares of Common Stock upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Articles of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor, officers and directors (the “Initial Stockholders”) have agreed to vote their founder shares and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

F-7

The Company will have until June 3, 2020 (or December 3, 2020 if the Company extends the period to consummate a Business Combination by the full amount) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Common Stock sold as part of the Units in the IPO (the “Public Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account net of interest that may be used by the Company to pay its taxes payable and for dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the cases of clauses (ii) and (iii) to the Company’s obligations under Nevada law to provide for claims of creditors and other requirements of applicable law.

The Initial Stockholders have agreed to (i) waive any and all right, title, interest or claim of any kind the Initial Stockholders may have in the future in or to any distribution of the Trust Account and any remaining net assets of the Company as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever; (ii) waive any right to exercise conversion rights with respect to any shares of the Common Stock owned or to be owned by the Initial Stockholders, directly or indirectly, whether such shares be part of the founder shares or shares of Common Stock purchased by the Initial Stockholders in the IPO or in the aftermarket, and each agrees not to seek conversion with respect to such shares in connection with any vote to approve a Business Combination or to sell any such shares in a tender offer undertaken by the Company in connection with a Business Combination; and (iii) not propose, or vote in favor of, an amendment to Article Sixth of the Company’s Amended and Restated Articles of Incorporation, as the same may be amended from time to time, prior to the consummation of a Business Combination unless the Company provides public stockholders with the opportunity to redeem their shares of Common Stock upon such approval in accordance with such Article Sixth thereof. In the event that the Company does not consummate a Business Combination and must liquidate and its remaining net assets are insufficient to complete such liquidation, each of the Initial Stockholders agrees to advance such funds necessary to complete such liquidation and agrees not to seek repayment for such expenses.

In order to protect the amounts held in the Trust Account, Mr. Shih-Chung Chou, our sponsor has agreed that he will be personally liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. Additionally, the agreement entered into by our sponsor specifically provides for two exceptions to the indemnity he has given: he will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the Underwriters of this offering against certain liabilities, including liabilities under the Securities Act. We have not independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked our sponsor to reserve for such indemnification obligations. The Company will seek to reduce the possibility that Mr. Shih-Chung Chou will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-8

NOTE 3. GOVERNMENT SECURITIES HELD IN TRUST ACCOUNT

As of December 31, 2019, the assets of $116,428,920 held in the Trust Account were substantially held in U.S. Treasury Bills with maturity of six months. Management elects to measure the government securities at fair value in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 825 “Financial Instruments”. Any changes in fair value of the government securities are recognized in net income. Impairment of government securities is recognized in earnings when a decline in value has occurred that is deemed to be other than temporary, and the current fair value becomes the new cost basis for the securities.

NOTE 4. ESCROW DEPOSIT

On October 2, 2019, the escrow deposit of $800,000 was released by the escrow agent and returned to the Company due to the termination of a non-binding letter of intent with a potential target company for an initial Business Combination, dated July 18, 2019, entered into by and between the Company and such potential target company.

NOTE 5. PREPAID EXPENSES

As of December 31, 2019, the Company had prepaid expenses of $76,830, of which $70,000 was in connection with the prepayment for D&O insurance, and $6,830 was related to the prepaid legal services.

NOTE 6. ACCRUED EXPENSES

As of December 31, 2019, the Company had accrued expenses of $66,985, of which $18,083 and $46,025 were due to the legal fee and evaluation fee, respectively, in connection with the potential Business Combination.

NOTE 7. INCOME TAXES

The Company is subject to federal taxes and no state taxes in the State of Nevada. A reconciliation of the Company’s effective income tax rate to the federal statutory rate is as follows:

December 31,
2019
Federal income tax expense at the statutory rate (20%)	$40,156
State income taxes, net of federal benefit	—
Permanent differences	—
Change in valuation allowance	—
Provision for income taxes	$40,156

As of December 31, 2019, the Company had income tax payable in amount of $59,499. The Company accounts for its deferred tax assets and liabilities, including excess tax benefits of share-based payments, based on the tax ordering of deductions to be used on its tax returns. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities was $0 as of December 31, 2019.

F-9

NOTE 8. ACCRUED EXPENSES - RELATED PARTY

As of December 31, 2019, the Company had $76,684 due to related parties including travel expenses of $14,142 advanced by the Company’s Chief Executive Officer, and accrued compensation of $62,497 to the Company’s management and directors. Pursuant to the executed offer letters, the Company pays the Company’s Chief Executive Officer and Chief Financial Officer, $2,000 and $5,000 in cash per month starting from February 1, 2019 and August 1, 2018, respectively, and issued to each of them 50,000 founder shares. In addition, the Company pays the Company’s directors $2,000 in cash per month starting from August 1, 2018, and will issue a total of 250,000 shares of Common Stock within 10 days after the closing date of the initial Business Combination. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.20 per share. Accordingly, the Company calculated the stock-based compensation of $70,000 at its fair value and amortized pro rata within 18 months. A total of 100,000 founder shares to Chief Executive Officer and Chief Financial Officer were issued and the 250,000 shares to directors are not issued within 10 days after the closing date of the initial Business Combination.

On March 20, 2019, the Company entered into an offer letter with the Company’s current Chief Executive Officer, President and Secretary, pursuant to which, the Company agreed to issue to him 50,000 shares of Common Stock for his services. The 50,000 shares will be issued within 10 days after the closing date of the initial Business Combination. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.20 per share. Accordingly, the Company calculated the stock-based compensation of $10,000 at its fair value and amortized pro rata within 18 months.

Accordingly, the Company recognized stock-based compensation of $3,333 during the three months ended December 31, 2019. The Company recognized compensation expenses of $10,000 in connection with the Common Stock hereto, which was included in the accrued expenses – related parties as of December 31, 2019. The unrecognized stock-based compensation was $1,111 as of December 31, 2019.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019
Assets:
Government securities held in Trust Account	1	$116,428,920

NOTE 10. CREDIT ARRANGEMENT

On July 24, 2019, the Company and the Sponsor entered into an unsecured promissory note (the “Note”) for a principal amount of up to $800,000 to be used by the Company for working capital purposes.  Pursuant to the terms of the Note, the Sponsor will loan to the Company up to a total of $800,000, in the event that the Company’s cash held outside of its Trust Account is less than $150,000. The Note bears no interest and is repayable in full upon the earlier of the closing of the Company’s initial Business Combination and the date of the winding up of the Company.

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Proficient Alpha Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Proficient Alpha Acquisition Corp. (the “Company”) as of September 30, 2019 and 2018, and the related statements of operations, stockholders’ equity, and cash flows for the year end September 30, 2019 and the period from July 27, 2018 (inception) through September 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019 and 2018, and the results of its operations and its cash flows for the year ended September 30, 2019 and the period from July 27, 2018 (inception) through September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company's auditor since 2018.

Houston, Texas

December 30, 2019

F-11

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Balance Sheets
As of September 30, 2019 and 2018

	September 30, 2019	September 30, 2018

Assets

Current assets
Cash	$1,078,708	$302,362
Escrow deposit	800,000	—
Prepaid expenses	105,000	—
Other receivable	219	—
Total current assets	1,983,927	302,362

Government securities held in Trust Account	115,925,644	—

Total assets	$117,909,571	$302,362

Liabilities and Shareholders’ Equity

Current liabilities
Accrued expenses	$38,344	$19,333
Accrued expenses - related parties	19,074	21,323
Tax payable	19,343	—
Total current liabilities	76,761	40,656

Commitments
Common stock subject to possible redemption, 9,730,167 and -0- shares at redemption value as of September 30, 2019 and 2018, respectively	97,301,671	—

Shareholders’ Equity
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued and outstanding as of September 30, 2019 and 2018, respectively	—	—
Common stock, $.001 par value, 150,000,000 shares authorized, 4,736,833 and 2,875,000 shares issued and outstanding (excluding 9,730,167 and -0- shares subject to possible redemption) as of September 30, 2019 and 2018, respectively	4,737	2,875
Additional paid-in capital	20,449,027	554,347
Subscription receivable	—	(182,500)
Accumulated earnings (deficits)	77,375	(113,016)
Total Shareholders’ Equity	20,531,139	261,706

Total Liabilities and Shareholders’ Equity	$117,909,571	$302,362

The accompanying notes are an integral part of financial statements

F-12

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Statements of Operations
For the Year Ended September 30, 2019 and the Period from July 27, 2018 (inception) through September 30, 2018

	For the Year Ended September 30, 2019	For the Period from July 27, 2018 (inception) through September 30, 2018

Operating expense
Audit fee	$38,545	$—
Officers compensation	266,185	47,778
Legal fees	95,000	25,000
General and administrative expenses	316,278	40,238
Total operating expense	716,008	113,016

Other income
Unrealized gain from the trust account	925,644	—
Interest income	98	—
Total other income	925,742	—

Net income (loss) before income tax	209,734	(113,016)

Income tax	19,343	—

Net income (loss)	190,391	(113,016)

Net (loss) per share (1)
Basic and diluted	$(0.17)	$(0.05)

Weighted average number of shares (2)
Basic and diluted	3,483,676	2,500,000

The accompanying notes are an integral part of these financial statements

(1) Excludes interest income of $783,189 attributable to shares subject to possible redemption

(2) Excludes an aggregate of up to 9,730,167 shares subject to possible redemption at September 30, 2019

F-13

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Statement of Changes in Stockholders' Equity
For the Year Ended September 30, 2019 and the Period from July 27, 2018 (inception) through September 30, 2018

	Preferred Stock		Common Stock		Additional	Subscription
	Shares	Amount	Shares	Amount	Paid-In Capital	Receivable	Accumulated Deficits	Total
Balance, July 27, 2018 (Inception)	—	$—	—	$—	$—	$—	$—	$—

Common stock issued for cash	—	—	2,775,000	2,775	552,225	(182,500)	—	372,500

Common stock issued for services	—	—	100,000	100	2,122	—	—	2,222

Net (loss)	—	—	—	—			(113,016)	(113,016)

Balance, September 30, 2018	—	$—	2,875,000	$2,875	$554,347	$(182,500)	$(113,016)	$261,706

Common stock issued for services	—	—	92,000	92	13,241	—	—	13,333

Sale of 11,500,000 Units, net of underwriting discounts and offering expenses	—	—	11,500,000	11,500	111,798,380	—	—	111,809,880

Sale of 5,375,000 private warrants	—	—	—	—	5,375,000	—	—	5,375,000

Common stock subject to possible redemption	—	—	(9,730,167)	(9,730)	(97,291,941)	—	—	(97,301,671)

Collection of subscription receivable	—	—	—	—		182,500	—	182,500

Net income	—	—	—	—			190,391	190,391

Balance, September 30, 2019	—	$—	4,736,833	$4,737	$20,449,027	$—	$77,375	$20,531,139

The accompanying notes are an integral part of these financial statements

F-14

PROFICIENT ALPHA ACQUISITION CORP.
Condensed Statement of Cash Flows
For the Year Ended September 30, 2019 and the Period from July 27, 2018 (inception) through September 30, 2018

	For the Years Ended September 30, 2019	For the Period from July 27, 2018 (inception) through September 30, 2018

Cash flows from operating activities:
Net income (loss)	$190,391		$(113,016)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Common stock issued for service	13,333		2,222
Changes in operating assets and liabilities:
Prepaid expenses	(105,000)		—
Other receivable	(219)		—
Accrued expenses	19,011		19,333
Accrued expenses - related parties	(2,249)		21,323
Tax payable	19,343		—
Net cash provided by (used in) operating activities	134,610		(70,138)

Cash flows from investing activities:
Escrow deposit	(800,000)		—
Investment of government securities held in Trust Account	(115,925,644)		—
Net cash (used in) investing activities	(116,725,644)		—

Cash flows from financing activities:
Common stock issued for cash	—		372,500
Collection of subscription receivable	182,500		—
Proceeds from sale of private warrants	5,375,000		—
Proceeds from sale of Units, net of underwriting discounts and offering expenses paid	111,809,880		—
Net cash provided by financing activities	117,367,380		372,500

Net increase in cash and cash equivalents	776,346		302,362

Cash and cash equivalents at the beginning of the period	302,362		—

Cash and cash equivalents at the end of the period	$1,078,708		$302,362

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$—		$—
Cash paid for income taxes	$—		$—

NON-CASH TRANSACTIONS:
Common stock subject to possible redemption	$97,301,671	$

The accompanying notes are an integral part of these financial statements

F-15

PROFICIENT ALPHA ACQUISITION CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2019 and 2018

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Proficient Alpha Acquisition Corp. (the “Company”) is a blank check company incorporated in Nevada on July 27, 2018. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company may, subject to certain limitations, pursue a business combination target with operations or prospects in the financial services sector in China, including Hong Kong, Macau and mainland China.

As of September 30, 2019, the Company had not yet commenced operations. All activity through September 30, 2019 relates to the Company’s formation and its initial public offering (“IPO”), which is described below.

The registration statement for the Company’s IPO was declared effective on May 29, 2019. On June 3, 2019, the Company consummated its IPO of 10,000,000 units (“Units”). Each Unit consists of one share of common stock, $0.001 par value per share (“Common Stock”), one warrant (“Public Warrant”) to purchase one share of Common Stock at an exercise price of $11.50 per share, and one right (“Right”) to receive one-tenth of one share of Common Stock upon consummation of the Company’s initial Business Combination.  The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000. Pursuant to the Underwriting Agreement, the Company granted the underwriters in the IPO (the “Underwriters”) a 30-day option to purchase up to 1,500,000 additional Units solely to cover over-allotments, if any (the “Over-Allotment Option”); and simultaneously with the consummation of the IPO, the Underwriters exercised the Over-Allotment Option in full, generating additional gross proceeds of $15,000,000 to the Company, which is described in Note 4.

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 5,375,000 warrants (“Placement Warrants”) at a price of $1.00 per Placement Warrant, generating total proceeds of $5,375,000, which is described in Note 5.

Following the closing of the IPO on June 3, 2019, an amount of $115,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations, as described below.

Transaction costs amounted to $6,625,439, consisting of cash of $2,875,000 of underwriting fees and $315,120 of IPO costs, the fair value of 92,000 shares issued and 920,000 warrants granted to the Underwriters in total amount of $3,435,319 pursuant to the Underwriting Agreement. In addition, $2,177,380 of cash was held outside of the Trust Account and is available for working capital purposes (see Note 10).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (net of taxes payable) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their shares of Common Stock upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

F-16

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Articles of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor, officers and directors (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 9) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will have until June 2, 2020 (or December 2, 2020 if the Company extends the period to consummate a Business Combination by the full amount) to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Common Stock sold as part of the Units in the IPO (the “Public Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account net of interest that may be used by the Company to pay its taxes payable and for dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the cases of clauses (ii) and (iii) to the Company’s obligations under Nevada law to provide for claims of creditors and other requirements of applicable law.

The Initial Stockholders have agreed to (i) waive any and all right, title, interest or claim of any kind the Initial Stockholders may have in the future in or to any distribution of the Trust Account and any remaining net assets of the Company as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever; (ii) waive any right to exercise conversion rights with respect to any shares of the Common Stock or Founder’s Common Stock owned or to be owned by the Initial Stockholders, directly or indirectly, whether such shares be part of the Founder’s Common Stock or shares of Common Stock purchased by the Initial Stockholders in the IPO or in the aftermarket, and each agrees not to seek conversion with respect to such shares in connection with any vote to approve a Business Combination or to sell any such shares in a tender offer undertaken by the Company in connection with a Business Combination; and (iii) not propose, or vote in favor of, an amendment to Article Sixth of the Company’s Amended and Restated Articles of Incorporation, as the same may be amended from time to time, prior to the consummation of a Business Combination unless the Company provides public stockholders with the opportunity to convert their shares of Common Stock upon such approval in accordance with such Article Sixth thereof. In the event that the Company does not consummate a Business Combination and must liquidate and its remaining net assets are insufficient to complete such liquidation, each of the Initial Stockholders agrees to advance such funds necessary to complete such liquidation and agrees not to seek repayment for such expenses.

In order to protect the amounts held in the Trust Account, Mr. Shih-Chung Chou, our sponsor has agreed that he will be personally liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. Additionally, the agreement entered into by our sponsor specifically provides for two exceptions to the indemnity he has given: he will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the Underwriters of this offering against certain liabilities, including liabilities under the Securities Act. We have not independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked our sponsor to reserve for such indemnification obligations. The Company will seek to reduce the possibility that Mr. Shih-Chung Chou will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-17

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s balance sheet with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the balance sheet, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2019, the Company had cash of $1,078,708.

As of September 30, 2019, the Company had escrow deposit of $800,000 in an escrow account setup for a non-binding letter of intent with a potential target company for an initial business combination between the Company and such potential target company.

Common stock subject to possible redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Common Stock (including Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Common Stock is classified as stockholders’ equity. The Company’s Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2019, 9,730,167 shares of Common Stock subject to possible redemption in amount of $97,301,671 is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the IPO. Offering costs amounting to $6,625,439, consisting of cash of $2,875,000 of underwriting fees and $315,120 of IPO costs, the fair value of 92,000 shares issued and 920,000 warrants granted to the Underwriters in total amount of $3,435,319 pursuant to the Underwriting Agreement, which were charged to stockholders’ equity upon the completion of the IPO (see Note 10).

F-18

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

In assessing realizable deferred tax assets, management assesses the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely or there is insufficient operating history, a valuation allowance is established. The Company adjusts the valuation allowance in the period management determines it is more likely than not that net deferred tax assets will or will not be realized. As of September 30, 2018, the Company reversed all previously recorded valuation allowances. As of December 31, 2019, after review of the deferred tax asset and valuation allowance in accordance with ASC 740, management determined that it is more likely than not that the Company will fully realize all of its deferred tax asset and no valuation allowance was needed.

As of September 30, 2019 and 2018, the Company did not recognize any assets or liabilities relative to uncertain tax positions. Interest or penalties, if any, will be recognized in income tax expense. Since there are no significant unrecognized tax benefits as a result of tax positions taken, there are no accrued penalties or interest. Tax positions are positions taken in a previously filed tax return or positions expected to be taken in a future tax return that are reflected in measuring current or deferred income tax assets and liabilities reported in the financial statements.

The Company reflects tax benefits, only if it is more likely than not that the Company will be able to sustain the tax return position, based on its technical merits. If a tax benefit meets this criterion, it is measured and recognized based on the largest amount of benefit that is cumulatively greater than 50% likely to be realized. Management does not believe that there are any uncertain tax positions at September 30, 2019 and 2018.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net income/loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period The Company applies the two-class method in calculating earnings per share. 9,730,167 shares of common stock subject to possible redemption at September 30, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the IPO and private placement to purchase 5,375,000 warrants and (2) warrants to purchase 920,000 shares of common stock granted to the underwriter, in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods.

Reconciliation of net income per common share

The Company’s net loss is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Year Ended September 30, 2019	For the period from July 27, 2018 (Inception) to September 30, 2018
Net income	$190,391	$(113,016)
Less: Income attributable to common stock subject to redemption	(783,189)	—
Adjusted net loss	(592,798)	(113,016)

Weighted average shares outstanding, basic and diluted	3,483,676	2,500,000

Basic and diluted net loss per common share	$(0.17)	$(0.05)

F-19

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of September 30, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20, the related parties include (a) affiliates of the Company; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the Company; (e) management of the Company; (f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s balance sheet.

F-20

NOTE 3. GOVERNMENT SECURITIES HELD IN TRUST ACCOUNT

At September 30, 2019, the assets of $115,925,644 held in the Trust Account were substantially held in U.S. Treasury Bills with maturity of six months. Management elects to measure the government securities at fair value in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 825 “Financial Instruments”. Any changes in fair value of the government securities are recognized in net income. Impairment of government securities is recognized in earnings when a decline in value has occurred that is deemed to be other than temporary, and the current fair value becomes the new cost basis for the securities.

NOTE 4. INITIAL PUBLIC OFFERING

The registration statement for the Company’s IPO was declared effective on May 29, 2019. On June 3, 2019, the Company consummated its IPO of 10,000,000 Units. Each Unit consists of one share of Common Stock, one Public Warrant to purchase one share of Common Stock at an exercise price of $11.50 per share, and one Right to receive one-tenth of one share of Common Stock upon consummation of the Company’s initial Business Combination.  The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000. Pursuant to the Underwriting Agreement, the Company granted the Underwriters in the IPO a 30-day Over-Allotment Option to purchase up to 1,500,000 additional Units solely to cover over-allotments, if any; and simultaneously with the consummation of the IPO, the Underwriters exercised the Over-Allotment Option in full, generating additional gross proceeds of $15,000,000 to the Company (see Note 10).

Following the IPO and the exercise of the Over-Allotment Option in full, a total of $115,000,000 was placed in the Trust Account. Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the IPO of which underwriting fees of $2,875,000 and IPO costs of $315,120 were paid by cash, resulting in the net of $111,809,880 was included in the additional paid-in capital.

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the Private Placement of 5,375,000 Placement Warrants at a price of $1.00 per Placement Warrant, generating total proceeds of $5,375,000. The Placement Warrants, which were purchased by Mr. Shih-Chung Chou (the “Sponsor”), are substantially similar to the Public Warrants, except that if held by the Sponsor or his permitted transferees, the Placement Warrants (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) are, subject to certain limited exceptions, subject to transfer restrictions until 30 days following the consummation of the Company’s initial Business Combination.  If the Placement Warrants are held by holders other than Sponsor or his permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by holders on the same basis as the Public Warrants. The proceeds from the Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Warrants and all underlying securities will expire worthless.

NOTE 6. PREPAID EXPENSES

As of September 30, 2019, the Company had prepaid expenses of $105,000 in connection with the prepayment for D&O insurance, which was $35,000 per quarter.

F-21

NOTE 7. ACCRUED EXPENSES

As of September 30, 2019, the Company had accrued expenses of $38,344, of which $15,000 was due to the legal fee for corporate compliance, and $23,334  was in connection with the accrued compensation to the Company’s independent directors. Pursuant to the executed offer letters, the Company agreed to pay the Company’s independent directors, respectively, $2,000 in cash per month starting from August 1, 2018, plus 25,000 - 50,000 shares of Common Stock, which will be issued within 10 days after the completion date of the initial Business Combination. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.20 per share. Accordingly, the Company calculated the stock-based compensation of $30,000 at its fair value and amortized pro rata within 18 months. Total 150,000 shares of Common Stock to independent directors are not issued within 10 days after the completion date of the initial Business Combination. Accordingly, the Company recorded $23,334  as accrued expenses.

NOTE 8. INCOME TAXES

The Company accounts for its deferred tax assets and liabilities, including excess tax benefits of share-based payments, based on the tax ordering of deductions to be used on its tax returns. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities is as follows:

	September 30	September 30
	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$—	$22,603
Total deferred tax assets	—	22,603
Less: Valuation allowance	—	—
Net deferred tax assets	$—	$22,603

During the period from July 27, 2018 (inception) through September 30, 2018, the Company maintained a valuation allowance equal to the potential benefit of the net deferred tax assets as it was more likely than not that such assets would not be realized. During the year ended September 30, 2018, the Company re-evaluated the realization of its net deferred tax assets and determined that such assets were likely to be fully realized. As such, during the period from July 27, 2018 (inception) through September 30, 2018, the Company reversed its previously recognized valuation allowance of $22,603 and recorded a related income tax benefit of $22,603.

Significant components of the (provision) benefit for income tax as follows:

	September 30	September 30
	2019	2018
Current	$—	$22,603
Deferred	22,603	—
Change in valuation allowance	—	—
Provision for income taxes	$22,603	$22,603

The Company is subject to federal taxes and no state taxes in the State of Nevada. A reconciliation of the Company’s effective income tax rate to the federal statutory rate is as follows:

	September 30	September 30
	2019	2018
Federal income tax expense at the statutory rate (20%)	$41,946	$—
State income taxes, net of federal benefit	—	—
Permanent differences	—	—
Change in valuation allowance	(22,603)	22,603
Provision for income taxes	$19,343	$(22,603)

F-22

NOTE 9. RELATED PARTY TRANSACTIONS

Founder Shares

As of September 30, 2019, 2,875,000 shares of the Company were issued to the stockholders prior to the date of the prospectus (“Founders”) for an aggregate amount of $575,000, including cash of $555,000 and $20,000 prepaid expenses to the management of the Company. The 2,875,000 Founder Shares include an aggregate of up 375,000 shares held by the sponsor subject to forfeiture to the extent that the Underwriters’ Over-Allotment Option is not exercised in full or in part, so that the Founders will own 20% of the Company’s issued and outstanding shares after the IPO. Simultaneously with the consummation of the IPO, the Underwriters exercised the Over-Allotment Option in full, so the 375,000 shares held by the sponsor were no longer subject to forfeiture. During the period from July 27, 2018 (inception) through September 30, 2018, the Company received the cash of $372,500 from founders shares, and recorded subscription receivable related to founder shares in amount of $182,500 as of September 30, 2018, which was collected in full during the year ended September 30, 2019.

Simultaneously with the closing of the IPO, the Founder Shares were placed into an escrow account maintained in New York, New York by American Stock Transfer& Trust Company LLC, acting as escrow agent. Subject to certain limited exceptions, 50% of these shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of our initial Business Combination or (ii) the date on which the closing price of our Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial Business Combination and the remaining 50% of the Founder Shares may not be transferred, assigned or sold until six months after the date of the consummation of our initial Business Combination, or earlier, in either case, if, subsequent to our initial Business Combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. The limited exceptions include transfers, assignments or sales (i) to our officers, directors, consultants, advisors or their affiliates, (ii) to an entity’s members, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial Business Combination, or (vii) by private sales made at or prior to the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions.

Our Founders have agreed to (i) waive any and all right, title, interest or claim of any kind our Founders may have in the future in or to any distribution of the Trust Account and any remaining net assets of the Company as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever; (ii) waive any right to exercise conversion rights with respect to any shares of the Common Stock or Founder’s Common Stock owned or to be owned by our Founders, directly or indirectly, whether such shares be part of the Founder’s Shares or shares of Common Stock purchased by our Founders in the IPO or in the aftermarket, and each agrees not to seek conversion with respect to such shares in connection with any vote to approve a Business Combination or to sell any such shares in a tender offer undertaken by the Company in connection with a Business Combination; and (iii) not propose, or vote in favor of, an amendment to Article Sixth of the Company’s Articles of Incorporation, as the same may be amended from time to time, prior to the consummation of a Business Combination unless the Company provides public stockholders with the opportunity to convert their shares of Common Stock upon such approval in accordance with such Article Sixth thereof. In the event that the Company does not consummate a Business Combination and must liquidate and its remaining net assets are insufficient to complete such liquidation, each of the Founders agrees to advance such funds necessary to complete such liquidation and agrees not to seek repayment for such expenses.

Accrued Compensation

As of September 30, 2019, the Company had $19,074 due to related parties in connection with the accrued compensation to the Company’s management and directors. Pursuant to the executed offer letters, the Company agreed to pay the Company’s Co-Chief Executive Officer and Chief Financial Officer, $2,000 and $5,000 in cash per month starting from February 1, 2019 and August 1, 2018, respectively, and 50,000 Founder Shares each, and agreed to pay the Company’s director $2,000 in cash per month starting from August 1, 2018, plus 100,000 shares of Common Stock, which will be issued within 10 days after the completion date of the initial Business Combination. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.20 per share. Accordingly, the Company calculated the stock-based compensation of $40,000 at its fair value and amortized pro rata within 18 months. Total 100,000 founder shares to Co-Chief Executive Officer and Chief Financial Officer were issued and the 100,000 shares to Director are not issued within 10 days after the completion date of the initial Business Combination.

On March 20, 2019, the Company entered into an offer letter with our President, pursuant to which, the Company agreed to issue to the Company’s President 50,000 shares of Common Stock for his services during a period of 18 months starting from March 20, 2019. The 50,000 shares will be issued within 10 days after the completion date of the initial Business Combination. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of $0.20 per share. Accordingly, the Company calculated the stock-based compensation of $10,000 at its fair value and amortized pro rata within 18 months.

Accordingly, the Company recognized stock-based compensation of $13,333 and $2,222 during the year ended September 30, 2019 and the period from July 27, 2018 (inception) through September 30, 2018, respectively. The Company recognized compensation expenses of $16,852 and $2,222 during the year ended September 30, 2019 and the period from July 27, 2018 (inception) through September 30, 2018, respectively, which was included in the accrued expenses – related parties as of September 30, 2019. The unrecognized stock-based compensation was $4,444 as of September 30, 2019.

F-23

NOTE 10. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on May 29, 2019, the holders of the Founder Shares, Placement Warrants (and their underlying securities), and all of the Working Capital Warrants (and their underlying securities) (“Registrable Securities”) are entitled to registration rights. The holders of a majority of these Registrable Securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founders Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the shares of Common Stock are to be released from escrow. The holders of a majority of the Placement Warrants and Working Capital Warrants (in each case, including the underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Any demand for a Registration (“Demand Registration”) shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will within 10 days of the Company’s receipt of the Demand Registration notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration shall so notify the Company within ten (10) days after the receipt by the holder of the notice from the Company. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the Underwriters a 30-day option to purchase up to 1,500,000 additional Units to cover over-allotments at the IPO price, less the underwriting discounts and commissions. Simultaneously with the consummation of the IPO, the Underwriters exercised the Over-Allotment Option in full, generating additional gross proceeds of $15,000,000 to the Company.

The Underwriters were paid a cash underwriting discount of two and one-half percent (2.5%) of the gross proceeds of the IPO and exercise of the Over-Allotment Option, or $2,875,000.

As additional consideration, the Company issued to the Underwriters on June 3, 2019 a number of shares of Common Stock equal to 0.8% of the shares of Common Stock contained in the Units sold in the Offering, or 92,000 shares (excluding any shares of Common Stock underlying the Warrants and the Rights contained in the Units) (the “Representative’s Shares”). The Underwriters agreed not to transfer, assign or sell any of the Representative’s Shares without the Company’s prior written consent until the completion of the Business Combination. The Underwriters agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to the Representative’s Shares if the Company fails to complete its initial Business Combination within 12 months from June 3, 2019, the closing date of the IPO (the “Closing Date”) (or up to 18 months from the Closing Date if the Company extends the period of time to consummate a Business Combination). There are significant restrictions against transferring the Representative’s Shares during the first six (6) months after the Closing Date. Based on the IPO price of $10.00 per Unit, the fair value of the 92,000 shares of Common Stock was $920,000, which was an expense of the IPO resulting in a charge directly to stockholders’ equity upon the completion of the IPO.

As additional consideration, the Company granted the Underwriters on June 3, 2019 a warrant (the “Representative’s Warrant”) for the purchase of 8.0% of the shares of Common Stock contained in the Units sold in the Offering, or 920,000 warrants (excluding any shares of Common Stock underlying the Warrants and the Rights contained in the Units) (the “Representative’s Warrant Shares”). The Representative’s Warrants shall be exercisable, in whole or in part, commencing the later of (i) the closing of the Business Combination, or (ii) one-year from the Effective Date, and expiring five (5) years from the Effective Date, for cash or on a cashless basis, at an initial exercise price of $12.00 per Representative’s Warrant Share, which is equal to 120% of the IPO price of a Unit. There are significant restrictions against transferring the Representative’s Warrants during the first six (6) months after the Effective Date. The Company accounted for the 920,000 warrants as an expense of the IPO resulting in a charge directly to stockholders’ equity. The fair value of Representative’s Warrants was estimated to be approximately $2,515,319 (or $2.73 per warrant) using the Black-Scholes option-pricing model. The fair value of the Representative’s Warrants granted to the Underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.83% and (3) expected life of five years. The Representative’s Warrants and the shares of Common Stock underlying Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 360-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s Conduct Rules. Additionally, the Representative’s Warrants may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of IPO except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners. The Representative’s Warrants grants to holders demand and “piggy back” rights for a period of seven years from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Representative’s Warrants. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrants will not be adjusted for issuances of Common Stock at a price below its exercise price.

Business Combination Marketing Agreement

The Company has engaged I-Bankers Securities, Inc. (“IBS”) as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss a potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with a Business Combination. The Company will pay IBS a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds received by the Company from the sale of the Units in the IPO that are not redeemed by stockholders in connection with the initial Business Combination completed by the Company (the “Fee”); provided the minimum Fee shall not be less than $1,500,000. The Fee shall be due and payable at the closing of the Business Combination (“Closing”). If a proposed Business Combination is not consummated for any reason, no Fee shall be due or payable. At the Closing, the Company shall reimburse IBS for all reasonable and documented costs and expenses incurred by IBS (including reasonable fees and disbursements of counsel) in connection with the performance of the services set forth in the Business Combination Marketing Agreement; provided, however, any costs and/or expenses in excess of $5,000 in the aggregate shall be subject to the Company’s prior written approval, which approval will not be unreasonably withheld. The expenses and costs will be charged at cost without markup.

F-24

NOTE 11. STOCKHOLDER’S EQUITY

Preferred Stock - The Company is authorized to issue a total of 1,000,000 shares of Preferred Stock, par value of $0.001 each, with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. As of September 30, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Common Stock - The Company is authorized to issue a total of 150,000,000 shares of Common Stock, par value of $0.001 each. Holders of the Company’s common stock are entitled to one vote for each share. As of September 30, 2019 and 2018, there were 4,736,833 and 2,875,000 shares of common stock issued and outstanding (excluding 9,730,167 and -0- shares of common stock subject to possible redemption), respectively.

Warrants —The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•	if, and only if, the last sale price of the Company’s Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

•	If, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Placement Warrants and the Common Stock issuable upon the exercise of the Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation, and the following:

If, in connection with the closing of the Business Combination, (x) the Company issues additional shares of Common Stock or securities of the Company which are convertible into, or exchangeable or exercisable for, shares of Common Stock, at an issue price or effective issue price of less than $9.20 per share of Common Stock, with such issue price or effective issue price to be determined in good faith by the Board of Directors of the Company (and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any shares of Common Stock of the Company issued prior to the IPO and held by them, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Common Stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share of Common Stock, the exercise price of Public Warrants and Placement Warrants shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price.

Additionally, in no event will the Company be required to net cash settle the warrants. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-25

NOTE 12. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2019 and 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2019	September 30, 2018
Assets:
Government securities held in Trust Account	1	$115,925,644	$—

NOTE 13. CREDIT ARRANGEMENT

On July 24, 2019, the Company, and Shih-Chung Chou, the sponsor of the Company (the “Sponsor”), entered into an unsecured promissory note (the “Note”) for a principal amount of up to $800,000 to be used by the Company for working capital purposes.  Pursuant to the terms of the Note, the Sponsor will loan to the Company up to a total of $800,000, in the event that the Company’s cash held outside of its trust account is less than $150,000. The Note bears no interest and is repayable in full upon the earlier of the consummation of the Company’s initial business combination and the date of the winding up of the Company.

NOTE 14. SUBSEQUENT EVENTS

On October 2, 2019, the escrow deposit of $800,000 was released by the escrow agent and returned to the Company due to the termination of the non-binding Letter of Intent with a potential target company for an initial business combination, dated July 18, 2019, entered into by the Company and such potential target company.

F-26

Lion Financial Group Limited
CONDENSED Consolidated Balance SheetS

	September 30,
	2019	December 31,
	(Unaudited)	2018

Assets
Cash and cash equivalents	$4,496,801	$3,116,209
Restricted cash - Bank balances held on behalf of customers	1,603,890	3,991,949
Securities owned, at fair value	357,510	1,107,233
Derivatives, at fair value	137,568	—
Receivables from broker-dealers and clearing organizations	28,405	842,045
Receivables from broker-dealers and clearing
organizations - customer accounts	2,483,576	5,566,745
Commissions receivable	910,545	157,004
Short-term loans receivable	19,108,159	—
Other receivable	137,441	—
Prepaids and deposits	375,627	470,707
Fixed assets, net	79,621	105,964
Intangible asset	63,779	63,847
Other assets	218,539	251,058

Total assets	$30,001,461	$15,672,761

Liabilities and Equity
Liabilities
Payables to customers	$4,083,979	$9,551,219
Commissions payable	22,270	125,668
Other payables	441,470	205,519
Short-term borrowings	20,919,480	—
Derivatives, at fair value	—	20,287
Deferred taxes	1,148	1,150

Total liabilities	25,468,347	9,903,843

Commitments and Contingencies
Equity
Share Capital - 50,000 ordinary shares authorized
100 shares issued and outstanding - no par value	$12,503,755	$12,503,755
Receivable from shareholder	(9,555,583)	(3,022,606)
Retained earnings (accumulated deficit)	1,710,836	(3,598,639)
Accumulated other comprehensive income (losses)	(125,894)	(113,592)

Total equity	4,533,114	5,768,918

Total liabilities and equity	$30,001,461	$15,672,761

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-27

Lion Financial Group Limited
Unaudited condensed Statements of Operations and Comprehensive Income (Loss)

	Nine months ended September 30,
	2019	2018

Revenues
Insurance brokerage commissions	$2,278,702	$4,298,294
Securities brokerage commissions	1,833,011	1,254,313
Market making commissions and fees	6,673,514	—
Trading gains (losses)	1,615,786	(469,406)
Interest and other	290,842	56,999

	12,691,855	5,140,200

Expenses
Commissions	2,800,588	4,188,104
Compensation	1,694,524	1,225,027
Occupancy	453,676	403,685
Depreciation	36,484	20,096
Interest	230,456	118
Communication and technology	572,792	439,824
General and administrative	495,090	421,874
Professional fees	475,138	145,163
Marketing	50,185	193,169
Service fees	260,824	26,786
Payment service charge	259,506	—
Other operating	8,994	7,611

	7,338,257	7,071,457

Income (loss) before income taxes	5,353,598	(1,931,257)

Income tax expense	(44,123)	(14,920)

Net income (loss)	$5,309,475	$(1,946,177)

Other comprehensive income (loss)

Foreign currency translation adjustment	(12,302)	(25,211)

Comprehensive income (loss)	$5,297,173	$(1,971,388)

Earnings (loss) per share - basic and dilutive	$106.2	$(38.9)

Weighted average number of ordinary shares (See Note 2)	50,000	50,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-28

Lion Financial Group Limited
Unaudited Condensed consolidated Statements of Changes in Equity

			Retained	Accumulated
	Share	Receivable	earnings	other
	Capital	from	(Accumulated	comprehensive
	(no par value)	Shareholder	deficit)	income (loss)	Total

Balance at January 1, 2019	$12,503,755	$(3,022,606)	$(3,598,639)	$(113,592)	$5,768,918

Payments to shareholder	—	(6,532,977)	—	—	(6,532,977)
Net income	—	—	5,309,475	—	5,309,475
Other comprehensive income (loss)	—	—	—	(12,302)	(12,302)

Balance at September 30, 2019	$12,503,755	$(9,555,583)	$1,710,836	$(125,894)	$4,533,114

Balance at January 1, 2018	$12,503,755	$(8,437,688)	$(827,431)	$(88,843)	$3,149,793

Subscription payments	—	3,677,146	—	—	3,677,146
Net loss	—	—	(1,946,177)	—	(1,946,177)
Other comprehensive income (loss)	—	—	—	(25,211)	(25,211)

Balance at September 30, 2018	$12,503,755	$(4,760,542)	$(2,773,608)	$(114,054)	$4,855,551

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-29

Lion Financial Group Limited
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2019	2018

Cash Flows from Operating Activities
Net income (loss)	$5,309,475	$(1,946,177)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Depreciation	36,485	20,096
Deferred taxes	(2)	(865)
(Increase) decrease in operating assets
Securities owned	749,723	(1,113,367)
Receivables from broker-dealers and clearing organizations	813,640	(384,342)
Receivables from broker-dealers and clearing organizations - customer accounts	3,083,169	(3,253,825)
Commissions receivable	(753,541)	184,155
Prepaids, deposits and other assets	181,534	55,986
Increase (decrease) in operating liabilities
Payables to broker-dealers and clearing organizations	—	(8,625)
Payables to customers	(5,467,240)	5,398,772
Commissions payable	(103,398)	(189,029)
Taxes payable	—	(76,276)
Other payables	235,951	32,056
Derivatives	(157,855)	—

Net cash provided by (used in) operating activities	3,927,941	(1,281,441)

Cash Flows from Investing Activities
Purchases of fixed assets	(10,142)	(5,330)
Advances to unrelated parties	(19,108,159)	—

Net cash (used in) investing activities	(19,118,301)	(5,330)

Cash Flows from Financing Activities
Short-term borrowings	20,919,480	—
Subscription payments from shareholder	—	3,677,146
Advances from shareholder	2,260,387	560,153
Payments to shareholder	(8,984,740)	(560,153)

Net cash provided by financing activities	14,195,127	3,677,146

Effect of Exchange Rate Changes on Cash and Restricted Cash	(12,234)	(25,107)

Net Change in Cash and Restricted Cash	(1,007,467)	2,365,268

Cash and Restricted Cash - Beginning of Period	7,108,158	2,957,131

Cash and Restricted Cash - End of Period	$6,100,691	$5,322,399

Noncash Investing and Financing Activities
Increase in other assets through advances from shareholder	$191,376	$—

Supplemental disclosure of cash flow information
Cash paid for interest	$117,168	$—
Cash paid for income taxes	$1,647	$229

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-30

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 1 - Organization and Nature of Business

Lion Financial Group Limited (the "Company") is a limited liability company incorporated in the British Virgin Islands on June 16, 2015. The registered office of the Company is located at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

The Company and its subsidiaries (the "Group") provide securities, futures and derivatives brokerage services, insurance brokerage services and market maker trading services.

The Group generates commission revenues by enabling its customers to trade in securities, futures and derivative markets throughout the world. The Group’s trading customers consist of corporate clients, individual traders and retail investors primarily located in People’s Republic of China (“PRC”) and Southeast Asia, although its trading platform allows it to serve customers worldwide.

The Group also generates commission revenues by providing insurance brokerage services to high-net-worth individuals primarily located in the PRC.

In May 2019, the Group began to serve as the counterparty to its customers in derivative transactions. This predominantly occurs when a customer utilizes a contract for difference (CFD). CFD’s allow for the exchange of the difference in value of a particular asset such as a currency pair between the time at which a contract is opened and the time at which it is closed. If the trades of one customer can be used to naturally offset the trades of another customer, the Group will act as the market maker to offer liquidity and pricing to both customers. When such an offsetting is not available, the Group may choose to use its own trades to offset the trades of its customer.

In 2019, the Group placed 71% of its insurance brokerage sales (13% of total revenue) with one insurance provider. In 2018, the Group placed 90% of its brokerage sales (76% of total revenues) with two insurance providers.

In 2019, the Group had one trading customer account for 26% of its total revenues. In 2018, the Group had one trading customer account for 10% of its total revenues. In 2019 and 2018, one clearing broker accounted for 33% and 11%, respectively, of the Group’s total commissions expense.

The subsidiaries of the Company include a participant of the Stock Exchange of Hong Kong Limited ("SEHK") and Hong Kong Securities Clearing Company Limited ("HKSCC"), remote trading member of Singapore Exchange Limited ("SGX"), and member of the Professional Insurance Brokers Association Limited ("PIBA"); possess the licenses issued by Hong Kong Securities And Futures Commission (“HKSFC”) to carry out regulated activities including Type 1 Dealing in Securities , Type 2 Dealing in Futures Contracts, Type 4 Advising on Securities, Type 5 Advising on Futures Contracts, and Type 9 Asset Management, and the full license issued by Cayman Islands Monetary Authority (“CIMA”) to carry out securities investment business including Broker Dealer and Market Maker.

F-31

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 1 - Organization and Nature of Business (Continued)

Details of the Company's subsidiaries as of December 31, 2018 and September 30, 2019 are as follows:

		Place of
	Date of	incorporation or	Ownership
Company name	incorporation	establishment	interest	Principal activities

Lion Wealth Management Limited	February 16, 2017	British Virgin Islands	100%	Investment holdings

Lion International Securities Group Limited	May 20, 2016	Hong Kong	100%	Securities brokerage

Lion Futures Limited	May 20, 2016	Hong Kong	100%	Futures brokerage

Lion Foreign Exchange Limited	May 20, 2016	Hong Kong	100%	Dormant

Lion Asset Management Limited	May 20, 2016	Hong Kong	100%	Asset management
(F/K/A Lion Capital Management Limited)

Bluesoft Limited (Terminated in 2019)	May 20, 2016	Hong Kong	100%	Dormant

BC Wealth Management Limited	October 14, 2014	Hong Kong	100%	Insurance brokerage

Lion Wealth Limited	October 4, 2018	Hong Kong	100%	Dormant

Lion Brokers Limited	May 2, 2017	Cayman Islands	100%	Broker Dealer and
				Market Maker

Lion Investment Fund SPC	June 11, 2019	Cayman Islands	100%	Dormant

Lion International Financial (Singapore) Pte LTD	July 26,2019	Singapore	100%	Dormant

F-32

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements reflect all adjustments that, in the opinion of management, are necessary to fairly present the financial statements for the interim periods. The Condensed Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. Results for the interim periods are not necessarily indicative of results to be expected for the full year. These financial statements should be read in conjunction with the Group’s audited Consolidated Financial Statements and related notes as of and for the years ended December 31, 2018 and 2017.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Translation of Foreign Currencies

The functional currency is the U.S. dollar for the Group’s Cayman Island operations and the Hong Kong dollar for all other Group operations. The Group’s reporting currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated at year-end rates of exchange, income statement accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in net income.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposits with banks and all highly liquid investments, with maturities of three months or less, that are not segregated and deposited for regulatory purposes.

The Group maintains its cash in bank deposit accounts which may exceed insured limits. The Group has not experienced any losses in such accounts. Management believes that the Group is not exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash – Bank Balances Held on Behalf of Customers

The Group maintains segregated trust accounts with licensed banks to hold customer funds in accordance with the relevant legislation. The Group has classified customer funds as bank balances held on behalf of customers with a corresponding payable to customers in the liabilities section of the consolidated balance sheets.

Securities Owned

Securities transactions are recorded on the trade date, as if they had settled.

Securities, futures and derivative positions are recorded at fair value in accordance with FASB ASC 820, Fair Value Measurement. See Notes 5 and 9 for more information on derivatives.

F-33

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 2 - Significant Accounting Policies (Continued)

Receivables

Receivables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house receivables typically represent proceeds receivable on trades that have yet to settle and are usually collected within two days. Receivables from broker-dealers and clearing organizations as presented in the consolidated balance sheet represent such receivables arising from the Group’s proprietary trading activities. Receivables from broker-dealers and clearing organization – customer accounts as presented in the consolidated balance sheet represent such receivables related to the Group’s customer trading activities.

Commissions receivable as presented in the consolidated balance sheet represent trading commissions due and amounts due from insurance providers once referrals have been made and the transactions have been executed under the terms of the relative insurance policy or subscription agreement.

Fixed Assets and Depreciation

Furniture, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis using estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

Intangible Assets

Intangible assets are originally recognized at cost. The useful lives of intangible assets are assessed to be either finite or indefinite. The Group’s intangible assets consist of eligibility rights to trade on or through the Stock Exchange of Hong Kong Limited (the "SEHK"). Management has determined that such assets have indefinite useful lives and are tested for impairment annually either individually or at the cash-generating unit level. These intangible assets are not amortized. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Payables

Payables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house payables typically represent amounts due on pending trades and are payable on demand. Payables to broker-dealers and clearing organizations as presented in the consolidated balance sheet represent such payables arising from the Group’s trading activities. Payables to customers as presented in the consolidated balance sheet represent such payables related to the Group’s customer trading activities as well as the bank balances held on behalf of customers.

Commissions payable represent amounts owed to referral sources outside of the Group for transactions referred based on the terms of the underlying agreements.

F-34

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 2 - Significant Accounting Policies (Continued)

Commissions Expenses

Commissions expense related to security and derivative transactions are recorded on a trade date basis. Commissions expense on insurance products are recognized on the closing date of a transaction as determined by the terms of the relevant contract and insurance policy.

Earnings (Losses) per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares issued and outstanding for the periods. In accordance with SAB Topic 4.D and ASC 260-10-55-12, weighted average shares were retrospectively stated for the 49,900 ordinary shares issued on November 7, 2019 (see Note 14). At September 30, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the income of the Company. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

Income Taxes

The amount of current taxes payable or refundable is recognized as of the date of the consolidated financial statements, utilizing currently enacted tax laws and rates of the relevant authorities. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and tax credits based on applicable tax rates. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax expenses or benefits are recognized in the consolidated financial statements for the changes in deferred tax liabilities or assets between years.

The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group presents any interest or penalties related to an underpayment of income taxes as part of its income tax expense.

F-35

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 2 - Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. Further, in March 2018, the FASB issued “Technical Corrections and Improvements to Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which provides further guidance on adjustments for observable transactions for equity securities without a readily determinable fair value and clarification on fair value option for liabilities instruments. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. The adoption of ASU No. 2016-01 as of January 1, 2018 had no material impact on the consolidated financial statements, and there was no adjustment to beginning retained earnings.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Subtopic 842).” The new guidance requires lessees to recognize assets and liabilities arising from leases as well as extensive quantitative and qualitative disclosures. A lessee will need to recognize on its balance sheets a right of-use asset and a lease liability for the majority of its leases (other than leases that meet the definition of a short-term lease). The lease liabilities will be equal to the present value of lease payments. The right-of-use asset will be measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee’s initial direct costs. For public business entities, the standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Since the Company is not a U.S. broker dealer, it does not qualify as a public business entity. For private companies, the standard is effective for fiscal years beginning after December 15, 2020. ASU 2016-02 is required to be applied using the modified retrospective approach for all leases existing as of the effective date and provides for certain practical expedients. Upon adoption, the Group will recognize a lease liability and corresponding right-to-use asset based on the present value of minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

F-36

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 3 - Revenue Recognition

Significant Judgments

Revenue from contracts with customers include commission income from insurance brokerage, commission income from securities, futures and derivative brokerage and market making trading services. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on the appropriate measure of progress under the contract; whether revenue should be presented gross or net of certain costs; and whether constraints on variable consideration should be applied due to uncertain future events.

Commissions

Each time a customer executes a securities, futures or derivative transaction, a commission is earned. Commissions and related clearing fees and expenses are recorded on the trade date. The performance obligation is satisfied on the trade date because that is when the underlying financial instrument or purchaser is identified, the pricing is agreed upon and the risks and rewards of ownership have been transferred to/from the customer.

Commission income arising from insurance brokerage services is recognized at a point in time when the performance obligation has been satisfied by successfully referring an insurance client to an insurer in accordance with the relevant broker contract. The commission earned is equal to a percentage of the premium paid to the insurance provider.

The following table presents revenue from contracts with customers, in accordance with ASC Topic 606, by major source and geographic region:

	Nine months ended September 30,
	2019	2018

Insurance brokerage commissions	$2,278,702	$4,298,294
Securities brokerage commissions	1,833,011	1,254,313
Market making commissions and fees	6,673,514	—

	$10,785,227	$5,552,607

Hong Kong	$4,111,713	$5,552,607
Cayman Islands	6,673,514	—

	$10,785,227	$5,552,607

All of the Group’s revenues from contracts with customers are recognized at a point in time.

Trading Gains and Losses

Market making and proprietary trading gains and losses consist of realized and unrealized gains and losses from various securities, futures and derivative transactions. Changes in fair value in relation to derivative contracts are recorded in trading gains (losses), net on a daily basis. Trading gains and losses along with interest revenue fall within the scope of ASC Topic 825, Financial Instruments, which is excluded from the scope of ASC Topic 606.

F-37

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 4 - Cash and Restricted Cash

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets with the total of the same such amounts presented in the consolidated statements of cash flows.

	September 30,	September 30,
	2019	2018

Cash	$4,496,801	$2,507,085
Restricted Cash	1,603,890	2,815,314

Total cash and restricted cash presented
in the consolidated statement of cash flows	$6,100,691	$5,322,399

Restricted cash includes bank balances held on behalf of customers (See Note 2 for further information).

Note 5 - Fair Value

Fair Value Hierarchy

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and establishes a hierarchy of fair value inputs. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach, as specified by FASB ASC 820, are used to measure fair value.

F-38

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 5 - Fair Value (Continued)

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

·	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.

·	Level 2 are inputs other than quoted prices included within level 1 that are observable for the asset or liability either directly or indirectly.

·	Level 3 inputs are unobservable inputs for the asset or liability.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A description of the valuation techniques applied to the Group’s major categories of assets and liabilities measured at fair value on a recurring basis follows.

Exchange-traded equity securities and futures are generally valued based on quoted prices at the close of trading on the period end date. To the extent these securities and futures are actively traded, valuation adjustments are not applied, and they are categorized in level 1 of the fair value hierarchy; otherwise, they are categorized in level 2 or level 3 of the fair value hierarchy.

Listed derivatives that are actively traded are valued based on quoted prices at the close of trading on the period end date and are categorized in level 1 of the fair value hierarchy. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives; they are generally categorized in level 2 of the fair value hierarchy.

Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks. Substantially all of the Groups’s OTC derivatives were carried at fair value based on spot exchange rates broadly distributed in active markets, or amounts approximating fair value. Such values are categorized as level 2 of the fair value hierarchy.

F-39

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 5 - Fair Value (Continued)

The following table presents the Group’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis:

At September 30, 2019 (Unaudited)

	Quoted Prices
	in Active	Significant	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Assets

Listed equity securities	$357,510	$—	$—	$357,510
Derivatives	—	137,568	—	137,568

	$357,510	$137,568	$—	$495,078

At December 31, 2018
	Quoted Prices
	in Active	Significant	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets
Listed equity securities	$1,107,233	$—	$—	$1,107,233

Liabilities
Derivatives	$—	$(20,287)	$—	$(20,287)

There were no transfers between level 1 and level 2 during either period.

F-40

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 5 - Fair Value (Continued)

The following table presents the carrying values and estimated fair values of financial assets and liabilities, excluding financial instruments that are carried at fair value on a recurring basis, and information is provided on their classification within the fair value hierarchy.

At September 30, 2019 (Unaudited)		Quoted Prices
		in Active	Significant	Significant
	Total	Markets for	Observable	Unobservable
	Carrying	Identical Assets	Inputs	Inputs	Estimated
	Value	(Level 1)	(Level 2)	(Level 3)	Fair Value

Assets
Cash and cash equivalents	$4,496,801	$4,496,801	$—	$—	$4,496,801
Bank balances held on behalf of customers	1,603,890	1,603,890	—	—	1,603,890
Receivables from broker-dealers and clearing organizations	28,405	—	28,405	—	28,405
Receivables from broker-dealers and clearing organizations - customer accounts	2,483,576	—	2,483,576	—	2,483,576
Commissions receivable	910,545	—	910,545	—	910,545
Other receivable	137,441	—	137,441	—	137,441
	$9,660,658	$6,100,691	$3,559,967	$—	$9,660,658

Liabilities
Payables to customers	$4,083,979	$—	$4,083,979	$—	$4,083,979
Commissions payable	22,270	—	22,270	—	22,270
Other payables	441,470	—	441,470	—	441,470
	$4,547,719	$—	$4,547,719	$—	$4,547,719

At December 31, 2018		Quoted Prices
		in Active	Significant	Significant
	Total	Markets for	Observable	Unobservable
	Carrying	Identical Assets	Inputs	Inputs	Estimated
	Value	(Level 1)	(Level 2)	(Level 3)	Fair Value

Assets
Cash and cash equivalents	$3,116,209	$3,116,209	$—	$—	$3,116,209
Bank balances held on behalf of customers	3,991,949	3,991,949	—	—	3,991,949
Receivables from broker-dealers and clearing organizations	842,045	—	842,045	—	842,045
Receivables from broker-dealers and clearing organizations - customer accounts	5,566,745	—	5,566,745	—	5,566,745
Commissions receivable	157,004	—	157,004	—	157,004
	$13,673,952	$7,108,158	$6,565,794	$—	$13,673,952

Liabilities
Payables to customers	$9,551,219	$—	$9,551,219	$—	$9,551,219
Commissions payable	125,668	—	125,668	—	125,668
Other payables	205,519	—	205,519	—	205,519
	$9,882,406	$—	$9,882,406	$—	$9,882,406

F-41

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 6 - Short-term Loans Receivable and Short-term Borrowings

At September 30, 2019, the Group had $19,108,159 and $20,409,250 of outstanding short-term loans receivable and outstanding short-term borrowings, respectively. The short-term borrowings were obtained by Lion Wealth Limited (“LWL”) from China Tonghai Financial Limited, have an interest rate of 13% per annum and are due on December 5, 2019. Lion Financial Group Limited acts as the corporate guarantor and the guarantee is a continuing guarantee and extends to the ultimate balance of all borrowings. The majority of the proceeds from the short-term borrowings were used to provide short-term advances to unrelated entities at an interest rate of 15% per annum and with due dates ranging from November 27, 2019 to December 5, 2019. Substantially all outstanding amounts were settled in November and December of 2019, resulting in a gain from forgiveness of debts of approximately $26,000 and the remaining outstanding short-term borrowings in the amount of $1,275,578 were extended from December 5, 2019 to March 5, 2020. On March 5, 2020, LWL entered a supplemental loan agreement with China Tonghai Financial Limited to further extend the repayment of the remaining outstanding in the amount of $1,275,578 from March 5, 2020 to April 6, 2020. For the nine months ended September 30, 2019, interest income and interest expense under the arrangement totaled $263,789 and $226,429, respectively.

At September 30, 2019, the Group also had outstanding short-term borrowings obtained by Lion Financial Group Limited with an unrelated third-party lender at an interest rate of 12% per annum in the amount $510,230. Such borrowings were guaranteed by shareholder and fully repaid by January 3, 2020. For the nine months ended September 30, 2019, interest expense on this loan was $4,027.

Note 7 - Equity

At December 31, 2018 and September 30, 2019, the Company has issued and outstanding 100 shares of its 50,000 authorized ordinary shares. The shares have no par value. A single shareholder owns 100% of the Company’s outstanding shares which were initially financed with a receivable due from the shareholder. The shareholder has been making subscription payments based on the capital needs.

Note 8 - Related Parties

In addition to the payments received from the shareholder described above, the shareholder also funds the Group’s working capital needs from time to time. The funding received from the shareholder and the repayments of such advances are presented separately in the financing section of the consolidated statements of cash flows as advances from shareholder and payments to shareholder. Any advances received from the shareholder are non-interest bearing.

F-42

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 9 - Derivatives

Derivative financial instruments used for trading purposes are carried at fair value. Fair values for exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter derivative financial instruments, principally CFD’s are based on spot exchange rates broadly distributed in active markets. Factors taken into consideration in estimating the fair value of OTC derivatives include market liquidity, concentrations, and funding and administrative costs incurred.

The Group does not apply hedge accounting as defined in FASB ASC 815 because all financial instruments are recorded at fair value with changes in fair values reflected in earnings. Therefore, certain of the disclosures required under FASB ASC 815 are generally not applicable with respect to these financial instruments.

As discussed in Note 1, the Group’s derivative trading activity primarily relates to situations where it assumes the role of a market maker or a counter party in its customers’ CFD transactions. If the trades of one customer can be used to naturally hedge and offset the trades of another customer, the Group will act as the market maker to offer liquidity and pricing to both customers. When such an offsetting is not available, the Group may choose to use its own trades to hedge and offset the trades of its customer.

The contractual amounts related to CFD’s reflect the volume and activity and generally do not reflect the amounts at risk. The fair value of the asset or liability is the best indicator of the Group’s risk. The credit risk for the CFD’s is limited to the unrealized fair valuation gains (losses) recorded in the balance sheets. Market risk is substantially dependent upon the value of the underlying assets and is affected by market forces such as volatility and changes in interest and foreign exchange rates.

A summary of the Group’s open derivative positions at September 30, 2019 (Unaudited) is as follows:

	Number of	Fair Value	Fair Value	Net
Description	Open Positions	of Asset	of Liability	Amount

Foreign Currency CFD's	7	$1,152	$(1,511)	$(359)

Market Maker Positions
Foreign Currency CFD's	331	141,627	(3,700)	137,927

		$142,779	$(5,211)	$137,568

F-43

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 9 - Derivatives (Continued)

A summary of the Group’s open derivative positions at December 31, 2018 is as follows:

	Number of	Fair Value	Fair Value	Net
Description	Open Positions	of Asset	of Liability	Amount

Foreign Currency CFD's	454	$59,032	$(79,319)	$(20,287)

Offsetting Arrangements

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheets if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Concentrations of Credit Risk

The Group is engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, individuals, and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Group's policy to review, as necessary, the credit standing of each counterparty.

Note 10 - Income Taxes

The current and deferred portions of the income tax expense (benefit) included in the statements of operations and comprehensive income as determined in accordance with FASB ASC 740 are as follows:

	Nine months ended September 30,
	2019	2018
	(Unaudited)	(Unaudited)

Current	$44,125	$15,785
Deferred	(2)	(865)

	$44,123	$14,920

F-44

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 10 - Income Taxes (Continued)

A reconciliation of the difference between the expected income tax expense or benefit computed at applicable statutory income tax rates and the Group’s income tax expense is shown in the following table:

	Nine months ended September 30,
	2019	2018
	(Unaudited)	(Unaudited)

Income tax expense (benefit) at applicable statutory rate (1)	$855,012	$(342,190)
Nondeductible expenses	—	12,464
Income (loss) not subject to tax (2)	(1,110,618)	211,716
Current year change in valuation allowance	298,279	145,687
Other	1,450	(12,757)

Reported income taxes	$44,123	$14,920

(1)	The applicable statutory rate applied is based on the profits tax rates in Hong Kong. Effective for tax years ending on or after December 31, 2018, the applicable tax rate was 8.25% on the first HKD $2,000,000 of assessable profits and 16.5% on any assessable profits above that threshold. The 8.25% tax rate can only be utilized by one entity in a controlled group. All other entities in the Group utilize the 16.5% tax rate. Prior to this change, the applicable tax rate was 16.5% on all assessable profits.

(2)	The Group also has entities domiciled in the British Virgin Islands and the Cayman Islands, but such entities are not subject to income or capital gains taxes.

Significant components of the Group’s deferred tax assets (liabilities) are presented below:

	September 30,
	2019	December 31,
	(Unaudited)	2018

Deferred tax asset
Net operating loss carryforwards	$700,223	$401,944
Less: Valuation allowance	(700,223)	(401,944)

Net deferred tax asset	—	—

Deferred tax liability
Fixed assets	(1,148)	(1,150)

Deferred tax liability, net	$(1,148)	$(1,150)

F-45

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 10 - Income Taxes (Continued)

Management has applied a valuation to the total amount of deferred tax assets based on the determination that it is more likely than not that some portion of the deferred tax asset will not be realized. This determination was based on the historic and estimated future profitability of the entities to which the deferred tax assets relate. The tax rules in Hong Kong do not allow the Group to file on a consolidated basis.

Note 11 - Commitments

The Group leases certain office premises under non-cancelable leases. Rent expense under operating leases for the nine-months ended September 30, 2019 and 2018 was $453,676 and $403,685, respectively.

Future minimum payments under non-cancelable operating leases were as follows:

At September 30,
2019
Year ending:
2019	$146,161
2020	367,729
2021	87,865
2022	72,183
2023	3,697

$677,635

F-46

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 12 - Regulatory Requirements

The following table illustrates the minimum regulatory capital as established by the Hong Kong Securities and Futures Commission, the Insurance Association (Hong Kong) and the Cayman Islands Monetary Authority (CIMA) that the Company’s subsidiaries were required to maintain as of September 30, 2019 and the actual amounts of capital that were maintained.

	Minimum
	Regulatory	Capital	Excess	Percent of
	Capital	Levels	Net	Requirement
Entity Name	Requirements	Maintained	Capital	Maintained

Lion International Securities Group Limited	$382,673	$1,165,206	$782,533	304%

Lion Futures Limited	382,673	1,154,849	772,176	302%

Lion Capital Management Limited	12,756	115,521	102,765	906%

BC Wealth Management Limited	12,756	1,018,139	1,005,383	7982%

Lion Brokers Limited	495,464	8,686,479	8,191,015	1753%

Total	$1,286,323	$12,140,194	$10,853,872	944%

Note 13 - Segment Reporting

ASC 280, Disclosures about Segments of an Enterprise and Related Information establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise which engage in business activities from which they may earn revenues and incur expenses, and about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Reportable segments are defined as an operating segment that either (a) exceeds 10% of revenue, or (b) reported profit or loss in absolute amount exceeds 10% of profit of all operating segments that did not report a loss or (c) exceeds 10% of the combined assets of all operating segments.

The Group has three primary operating segments (1) investment and derivative brokerage services, (2) insurance brokerage services and (3) market making trading services. The Group’s investment and derivative brokerage segment generates commissions income by enabling customers to trade in securities, futures and derivative markets throughout the world. The Group’s insurance brokerage segment generates commissions by providing insurance brokerage services to high-net-worth individuals. The Group engages in market making activities where it serves as the counterparty to its customers in derivative transactions. The Group experiences trading gains and losses from such market making activities. The other segment houses the Group’s proprietary trading activities in investment securities, futures and derivatives, manages the deployment of capital throughout the group, and also includes executive management functions and corporate overhead.

F-47

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 13 - Segment Reporting (Continued)

	Securities,
	futures and
	derivative	Insurance	Market
	brokerage	brokerage	making
	services	services	trading	Other	Total

Period ended September 30, 2019

Revenue	$1,837,845	$2,278,724	$8,289,300	$285,986	$12,691,855

Commissions	1,256,868	1,348,980	194,740	—	2,800,588
Compensation	877,080	257,437	—	560,007	1,694,524
Occupancy	200,128	183,887	—	69,661	453,676
Depreciation	20,272	—	—	16,212	36,484
Interest	980	—	—	229,476	230,456
Communication and technology	361,410	4,466	204,084	2,832	572,792
General and administrative	76,435	24,212	45,252	349,191	495,090
Professional fees	21,400	21,498	94,415	337,825	475,138
Marketing	1,936	—	47,194	1,055	50,185
Service fees	—	—	57,327	203,497	260,824
Payment service charge	—	—	259,506	—	259,506
Other operating expenses	2,721	—	—	6,273	8,994

	2,819,230	1,840,480	902,518	1,776,029	7,338,257

Income (loss) from operations	$(981,385)	$438,244	$7,386,782	$(1,490,043)	$5,353,598

Total segment assets	$5,828,997	$302,929	$4,288,874	$19,580,661	$30,001,461
Period ended September 30, 2018

Revenue	$1,287,233	$4,301,440	$—	$(448,473)	$5,140,200

Commissions	774,407	3,402,810	—	10,887	4,188,104
Compensation	618,273	315,027	—	291,727	1,225,027
Occupancy	303,938	1,020	—	98,727	403,685
Depreciation	19,629	—	—	467	20,096
Interest	—	—	—	118	118
Communication and technology	371,938	7,129	—	60,757	439,824
General and administrative	58,690	27,687	—	335,497	421,874
Professional fees	920	23,597	—	120,646	145,163
Marketing	8,215	184,954	—	—	193,169
Service fees	—	—	—	26,786	26,786
Payment service charge	—	—	—	—	—
Other operating expenses	2,339	7	—	5,265	7,611

	2,158,349	3,962,231	—	950,877	7,071,457

Income (loss) from operations	$(871,116)	$339,209	$—	$(1,399,350)	$(1,931,257)

Total segment assets	$9,463,109	$686,873	$—	$2,131,584	$12,281,566

F-48

LION FINANCIAL GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018

Note 14 - Subsequent Events

The Group has considered subsequent events through March 20, 2020, which was the date these unaudited consolidated financial statements were issued.

On November 7, 2019, the sole shareholder was issued the remaining 49,900 of the 50,000 ordinary shares authorized by the Company with no consideration paid.

On November 22, 2019, the Company reduced share capital by $4,855,796 by reducing the subscription receivable from shareholder.

On December 5, 2019 and December 31, 2019, the Company declared dividends in the amounts of $2,554,712 and $2,438,567, respectively.

On December 20, 2019, the Company issued notes receivable in an aggregate of $1,626,375 to an unrelated party. The note is due June 20, 2020 and accrues interest at a rate of 6% per annum.

The Group began offering total return swap (TRS) trading services to customers in early 2020, and have entered into International Swaps and Derivatives Association (“ISDA”) master agreements and related supplementary agreements with two of the top five swap traders in China. The Group borrows the funds that are lent to TRS trading customers from third-party business partners and the Group earns the spread over the interest rate of the loans from such business partners.

F-49

Report of Independent Registered Public Accounting Firm

To the Board of Director and
Shareholders of Lion Financial Group Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Lion Financial Group Limited and its subsidiaries (the Group) as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Group’s auditor since 2019.

New York, New York
March 20, 2020

F-50

Lion Financial Group Limited
CONDENSED Balance SheetS

	December 31,
	2018	2017

Assets
Cash and cash equivalents	$3,116,209	$2,337,161
Restricted cash - Bank balances held on behalf of customers	3,991,949	619,970
Securities owned, at fair value	1,107,233	—
Receivables from broker-dealers and clearing organizations	842,045	25,588
Receivables from broker-dealers and clearing
organizations - customer accounts	5,566,745	907,568
Commissions receivable	157,004	344,230
Other receivable	—	645,048
Prepaids and deposits	470,707	268,987
Fixed assets, net	105,964	76,121
Intangible asset	63,847	63,980
Other assets	251,058	131,122

Total assets	$15,672,761	$5,419,775

Liabilities and Equity
Liabilities
Payables to broker-dealer and clearing organizations	$—	$8,625
Payables to customers	9,551,219	1,518,026
Commissions payable	125,668	468,668
Other payables	205,519	196,609
Derivatives, at fair value	20,287	—
Taxes payable	—	76,276
Deferred taxes	1,150	1,778

Total liabilities	9,903,843	2,269,982

Commitments and Contingencies
Equity
Share Capital - 50,000 ordinary shares authorized
100 shares issued and outstanding - no par value	$12,503,755	$12,503,755
Receivable from shareholder	(3,022,606)	(8,437,688)
Retained earnings (accumulated deficit)	(3,598,639)	(827,431)
Accumulated other comprehensive income (losses)	(113,592)	(88,843)

Total equity	5,768,918	3,149,793

Total liabilities and equity	$15,672,761	$5,419,775

The accompanying notes are an integral part of the consolidated financial statements.

F-51

LION FINANCIAL GROUP LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
	2018	2017

Revenues
Insurance brokerage commissions	$5,375,531	$9,591,989
Securities brokerage commissions	2,025,650	267,902
Trading gains (losses)	(897,812)	—
Interest and other	64,894	31,720

	6,568,263	9,891,611

Expenses
Commissions	5,471,602	8,221,372
Compensation	1,639,288	1,211,785
Occupancy	548,331	502,120
Depreciation	32,743	19,416
Interest	118	36,665
Communication and technology	588,353	144,156
General and administrative	539,773	272,682
Professional fees	227,998	59,038
Marketing	195,933	47,028
Services fees	53,592	—
Other operating	15,406	9,068

	9,313,137	10,523,330

Income (loss) before income taxes	(2,744,874)	(631,719)

Income tax expense	(26,334)	(102,936)

Net income (loss)	$(2,771,208)	$(734,655)

Other comprehensive income (loss)

Foreign currency translation adjustment	(24,749)	(95,125)

Comprehensive income (loss)	$(2,795,957)	$(829,780)

Earnings (loss) per share - basic and dilutive	$(55.4)	$(14.7)

Weighted average number of ordinary shares (See Note 2)	50,000	50,000

The accompanying notes are an integral part of the consolidated financial statements.

F-52

LION FINANCIAL GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

			Retained	Accumulated
	Share	Receivable	earnings	other
	Capital	from	(Accumulated	comprehensive
	(no par value)	Shareholder	deficit)	income (loss)	Total

Balance at January 1, 2017	$12,631,715	$(11,795,120)	$(92,776)	$6,282	$750,101

Reorganization payment	(127,960)	—	—	—	(127,960)
Subscription payments	—	3,357,432	—	—	3,357,432
Net loss	—	—	(734,655)	—	(734,655)
Other comprehensive income (loss)	—	—	—	(95,125)	(95,125)

Balance at December 31, 2017	$12,503,755	$(8,437,688)	$(827,431)	$(88,843)	$3,149,793

Subscription payments	—	5,415,082	—	—	5,415,082
Net loss	—	—	(2,771,208)	—	(2,771,208)
Other comprehensive income (loss)	—	—	—	(24,749)	(24,749)

Balance at December 31, 2018	$12,503,755	$(3,022,606)	$(3,598,639)	$(113,592)	$5,768,918

The accompanying notes are an integral part of the consolidated financial statements.

F-53

LION FINANCIAL GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2018	2017

Cash Flows from Operating Activities
Net income (loss)	$(2,771,208)	$(734,655)
Adjustments to reconcile net income (loss) to net cash
(used in) provided by operating activities:
Depreciation	32,743	19,416
Deferred taxes	(628)	1,778
(Increase) decrease in operating assets
Securities owned	(1,107,233)	—
Receivables from broker-dealers and clearing organizations	(816,457)	(25,588)
Receivables from broker-dealers and clearing
organizations - customer accounts	(4,659,177)	(907,568)
Commissions receivable	187,226	(40,863)
Prepaids, deposits and other assets	323,392	(340,931)
Increase (decrease) in operating liabilities
Payables to broker-dealers and clearing organizations	(8,625)	8,625
Payables to customers	8,033,193	1,518,026
Commissions payable	(343,000)	1,320,618
Taxes payable	(76,276)	72,508
Other payables	8,910	(442,405)
Derivatives	20,287	—

Net cash (used in) provided by operating activities	(1,176,853)	448,961

Net Cash Used in Investing Activities -
Purchases of fixed assets	(62,586)	(75,401)
Reorganization payment for acquisition of BCWM	—	(127,960)

Net cash used in investing activities	(62,586)	(203,361)

Cash Flows from Financing Activities
Repayments on short-term borrowings	—	(999,440)
Subscription payments from shareholder	5,415,082	1,839,283
Advances from shareholder	484,601	1,845,884
Payments to shareholder	(484,601)	(1,845,884)

Net cash provided by financing activities	5,415,082	839,843

Effect of Exchange Rate Changes on Cash and Restricted Cash	(24,616)	(95,125)

Net Change in Cash and Restricted Cash	4,151,027	990,318

Cash and Restricted Cash - Beginning of Period	2,957,131	1,966,813

Cash and Restricted Cash - End of Period	$7,108,158	$2,957,131

Noncash Investing and Financing Activities
Decrease in commissions payable through subscription payments	$—	$1,518,149

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$36,665
Cash paid for income taxes	$180,689	$28,404

The accompanying notes are an integral part of the consolidated financial statements.

F-54

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 1 - Organization and Nature of Business

Lion Financial Group Limited (the "Company") is a limited liability company incorporated in the British Virgin Islands on June 16, 2015. The registered office of the Company is located at Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

The Company and its subsidiaries (the "Group") provide securities, futures and derivatives brokerage services (beginning in 2017) and insurance brokerage services. The Group generates commission revenues by enabling its customers to trade in securities, futures and derivative markets throughout the world. The Group’s trading customers consist of corporate clients, individual traders and retail investors primarily located in the People’s Republic of China (“PRC”) and Southeast Asia, although its trading platform allows it to serve customers worldwide. The Group also generates commission revenues by providing insurance brokerage services to high-net-worth individuals primarily located in the PRC.

In 2018 and 2017, the Group placed 79% and 87%, respectively, of its insurance brokerage sales with one insurance provider.

In 2018, the Group had one customer account for 37% of its securities brokerage revenues and 10% of its total revenues. In 2018, one clearing broker accounted for 16% of the Group’s total commissions expense.

In August of 2018, the Group obtained a license in the Cayman Islands to conduct broker dealer and market making trading activities. This new business segment began operations in May of 2019.

The subsidiaries of the Company include a participant of the Stock Exchange of Hong Kong Limited ("SEHK") and Hong Kong Securities Clearing Company Limited ("HKSCC"), remote trading member of Singapore Exchange Limited ("SGX"), and member of the Professional Insurance Brokers Association Limited ("PIBA"); possess the licenses issued by Hong Kong Securities and Futures Commission (“HKSFC”) to carry out regulated activities including Type 1 Dealing in Securities, Type 2 Dealing in Futures Contracts, Type 4 Advising on Securities, Type 5 Advising on Futures Contracts, and Type 9 Asset Management, and the full license issued by Cayman Islands Monetary Authority (“CIMA”) to carry out securities investment business including Broker Dealer and Market Maker.

Pursuant to a corporate reorganization (the "Reorganization"), the Company became the holding company of BC Wealth Management Limited on July 13, 2017. The Reorganization involved incorporation of a new subsidiary of the Company, Lion Wealth Management Limited, on June 15, 2017, which then acquired BC Wealth Management Limited (“BCWM”) on July 13, 2017 for $127,960 of consideration paid in 2017. The acquiror and acquiree are both entities under the common control of Mr. Wang Jian, the sole director and shareholder of the Company. The consideration was recorded with an offsetting adjustment to equity in the consolidated statement of changes in equity in accordance with ASC 805-50-25-2B.

F-55

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 1 - Organization and Nature of Business (Continued)

In accordance with Accounting Standard Codification (“ASC”) 805-50-05-5 and ASC 805-50-30-5, the Reorganization was accounted for as a reorganization of entities under common control, in a manner similar to a pooling of interest, using historical costs. As a result of the reorganization, the consolidated statements of operations and comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows of the Group are prepared as if the current group structure had been in existence throughout the years presented in which the common control exists.

Details of the Company's subsidiaries as of December 31, 2018 and 2017 are as follows:

		Place of
	Date of	incorporation or	Ownership
Company name	incorporation	establishment	interest	Principal activities

Lion Wealth Management Limited	February 16, 2017	British Virgin Islands	100%	Investment holdings

Lion International Securities Group Limited	May 20, 2016	Hong Kong	100%	Securities brokerage

Lion Futures Limited	May 20, 2016	Hong Kong	100%	Futures brokerage

Lion Foreign Exchange Limited	May 20, 2016	Hong Kong	100%	Dormant

Lion Asset Management Limited	May 20, 2016	Hong Kong	100%	Asset management
(F/K/A Lion Capital Management Limited)

Bluesoft Limited	May 20, 2016	Hong Kong	100%	Dormant

BC Wealth Management Limited	October 14, 2014	Hong Kong	100%	Insurance brokerage

Lion Wealth Limited	October 4, 2018	Hong Kong	100%	Dormant

Lion Brokers Limited	May 2, 2017	Cayman Islands	100%	Broker Dealer and Market Maker

Lion Capital Management Limited (Terminated in 2018)	March 30, 2017	Cayman Islands	100%	Dormant

Golden Lion Fund SPC (Terminated in 2018)	March 30, 2017	Cayman Islands	100%	Dormant

Note 2 - Significant Accounting Policies

Basis of Presentation

These consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full-on consolidation.

F-56

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 2 - Significant Accounting Policies (Continued)

Translation of Foreign Currencies

The functional currency is the U.S. dollar for the Group’s Cayman Island operations and the Hong Kong dollar for all other Group operations. The Group’s reporting currency is the U.S. dollar. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, income statement accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in net income.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements as well as the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposits with banks and all highly liquid investments, with maturities of three months or less, that are not segregated and deposited for regulatory purposes.

The Group maintains its cash in bank deposit accounts which at times may exceed insured limits. The Group has not experienced any losses in such accounts. Management believes that the Group is not exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash – Bank Balances Held on Behalf of Customers

The Group maintains segregated trust accounts with licensed banks to hold customer funds in accordance with the relevant legislation. The Group has classified customer funds as bank balances held on behalf of customers with a corresponding payable to customers in the liabilities section of the consolidated balance sheets.

Securities Owned

Securities transactions are recorded on the trade date, as if they had settled.

Securities, futures and derivative positions are recorded at fair value in accordance with FASB ASC 820, Fair Value Measurement. See Notes 5 and 8 for more information on futures and derivatives.

Receivables

Receivables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house receivables typically represent proceeds receivable on trades that have yet to settle and are usually collected within two days. Receivables from broker-dealers and clearing organizations as presented in the consolidated balance sheet represent such receivables arising from the Group’s proprietary trading activities. Receivables from broker-dealers and clearing organization - customer accounts as presented in the consolidated balance sheet represent such receivables related to the Group’s customer trading activities.

Commissions receivable as presented in the consolidated balance sheet represent amounts due from insurance providers once referrals have been made and the transactions have been executed under the terms of the relative insurance policy or subscription agreement.

Fixed Assets and Depreciation

Furniture, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis using estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

Intangible Assets

Intangible assets are originally recognized at cost. The useful lives of intangible assets are assessed to be either finite or indefinite. The Group’s intangible assets consist of eligibility rights to trade on or through the Stock Exchange of Hong Kong Limited (the "SEHK"). Management has determined that such assets have indefinite useful lives and are tested for impairment annually either individually or at the cash-generating unit level. These intangible assets are not amortized. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Payables

Payables arise from the business of dealing in investment securities, futures and derivatives. Broker-dealers will require balances to be placed with them in order to cover the positions taken by its customers. Clearing house payables typically represent amounts due on pending trades and are payable on demand. Payable to broker-dealers and clearing organizations as presented in the consolidated balance sheet represent such payables arising from the Group’s trading activities.

Payables to customers as presented in the consolidated balance sheet represent such payables related to the Group’s customer trading activities as well as the bank balances held on behalf of customers.

Commissions payable represent amounts owed to referral sources outside of the Group for transactions referred based on the terms of the underlying agreements.

F-57

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 2 - Significant Accounting Policies (Continued)

Commissions Expenses

Commissions expense related to security and derivative transactions are recorded on a trade date basis. Commissions expense on insurance products are recognized on the closing date of a transaction as determined by the terms of the relevant contract and insurance policy.

Earnings (Losses) per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares issued and outstanding for the periods. In accordance with SAB Topic 4.D and ASC 260-10-55-12, weighted average shares were retrospectively stated for the 49,900 ordinary shares issued on November 7, 2019 (see Note 13). At December 31, 2018, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the income of the Company. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

Income Taxes

The amount of current taxes payable or refundable is recognized as of the date of the consolidated financial statements, utilizing currently enacted tax laws and rates of the relevant authorities. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and tax credits based on applicable tax rates. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax expenses or benefits are recognized in the consolidated financial statements for the changes in deferred tax liabilities or assets between years.

The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group presents any interest or penalties related to an underpayment of income taxes as part of its income tax expense.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (‘‘FASB’’) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a comprehensive new revenue recognition model designed to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. The Group elected to early adopt ASC 606 beginning January 1, 2017 and assessed its contracts with customers under the new standard. The adoption of ASC 606 had no material impact on the consolidated financial statements, and there was no adjustment to beginning retained earnings on January 1, 2017.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). ASU 2016-01 changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. Further, in March 2018, the FASB issued “Technical Corrections and Improvements to Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” which provides further guidance on adjustments for observable transactions for equity securities without a readily determinable fair value and clarification on fair value option for liabilities instruments. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. The adoption of ASU No. 2016-01 as of January 1, 2018 had no material impact on the consolidated financial statements, and there was no adjustment to beginning retained earnings.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows: Restricted Cash” (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, and early adoption is permitted in any interim or annual period. The Group elected to early adopt ASU 2016-18 retrospectively on January 1, 2017, and as a result, the consolidated statements of cash flows now present restricted cash in the beginning and ending balances of cash and restricted cash.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Subtopic 842).” The new guidance requires lessees to recognize assets and liabilities arising from leases as well as extensive quantitative and qualitative disclosures. A lessee will need to recognize on its balance sheets a right-of-use asset and a lease liability for the majority of its leases (other than leases that meet the definition of a short-term lease). The lease liabilities will be equal to the present value of lease payments. The right-of-use asset will be measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee’s initial direct costs. For public business entities, the standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. ASU 2016-02 is required to be applied using the modified retrospective approach for all leases existing as of the effective date and provides for certain practical expedients. Upon adoption, the Group will recognize a lease liability and corresponding right-to-use asset based on the present value of minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

F-58

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 3 - Revenue Recognition

Significant Judgments

Revenue from contracts with customers include commission income from securities, futures and derivative brokerage services as well as insurance brokerage services. The recognition and measurement of revenue is based on the assessment of individual contract terms. Significant judgment is required to determine whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on the appropriate measure of progress under the contract; whether revenue should be presented gross or net of certain costs; and whether constraints on variable consideration should be applied due to uncertain future events.

Commissions

Each time a customer executes a securities, futures or derivative transaction, a commission is earned. Commissions and related clearing expenses are recorded on the trade date. The performance obligation is satisfied on the trade date because that is when the underlying financial instrument or purchaser is identified, the pricing is agreed upon and the risks and rewards of ownership have been transferred to/from the customer.

Commission income arising from insurance brokerage services is recognized at a point in time when the performance obligation has been satisfied by successfully referring an insurance client to an insurer in accordance with the relevant broker contract. The commission earned is equal to a percentage of the premium paid to the insurance provider.

The following table presents revenue from contracts with customers, in accordance with ASC Topic 606, by major source:

	Year ended December 31,
	2018	2017

Insurance brokerage commissions	$5,375,531	$9,591,989
Securities brokerage commissions	2,025,650	267,902

Total revenue from contracts with customers	$7,401,181	$9,859,891

All of the Group’s revenue from contracts with customers is earned in Hong Kong and recognized at a point in time.

Trading Gains and Losses

Trading gains and losses consist of realized and unrealized gains and losses from various securities, futures and derivative transactions. Changes in fair value in relation to derivative contracts are recorded in trading gains (losses), net on a daily basis. Trading gains and losses along with interest revenue fall within the scope of ASC Topic 825, Financial Instruments, which is excluded from the scope of ASC Topic 606.

Note 4 - Cash and Restricted Cash

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets with the total of the same such amounts presented in the consolidated statements of cash flows.

	December 31,
	2018	2017

Cash	$3,116,209	$2,337,161
Restricted Cash	3,991,949	619,970

Total cash and restricted cash presented
in the consolidated statement of cash flows	$7,108,158	$2,957,131

Restricted cash includes bank balances held on behalf of customers (See Note 2 for further information).

F-59

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 5 - Fair Value

Fair Value Hierarchy

FASB ASC 820 defines fair value, establishes a framework for measuring fair value, and establishes a hierarchy of fair value inputs. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. Valuation techniques that are consistent with the market, income or cost approach, as specified by FASB ASC 820, are used to measure fair value.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

·	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date.

·	Level 2 are inputs other than quoted prices included within level 1 that are observable for the asset or liability either directly or indirectly.

·	Level 3 inputs are unobservable inputs for the asset or liability.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in level 3.

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

A description of the valuation techniques applied to the Group’s major categories of assets and liabilities measured at fair value on a recurring basis follows.

Exchange-traded equity securities and futures are generally valued based on quoted prices at the close of trading on the period end date. To the extent these securities and futures are actively traded, valuation adjustments are not applied, and they are categorized in level 1 of the fair value hierarchy; otherwise, they are categorized in level 2 or level 3 of the fair value hierarchy.

Listed derivatives that are actively traded are valued based on quoted prices at the close of trading on the period end date and are categorized in level 1 of the fair value hierarchy. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives; they are generally categorized in level 2 of the fair value hierarchy.

Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks. Substantially all of the Groups’s OTC derivatives were carried at fair value based on spot exchange rates broadly distributed in active markets, or amounts approximating fair value. Such values are categorized as level 2 of the fair value hierarchy.

The following table presents the Group’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis at December 31, 2018. There were no such assets or liabilities at December 31, 2017.

	Quoted Prices
	in Active	Significant	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Assets
Listed equity securities	$1,107,233	$—	$—	$1,107,233

Liabilities
Derivatives	$—	$(20,287)	$—	$(20,287)

There were no transfers between level 1 and level 2 during the year.

F-60

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 5 - Fair Value (Continued)

The following table presents the carrying values and estimated fair values of financial assets and liabilities, excluding financial instruments that are carried at fair value on a recurring basis, and information is provided on their classification within the fair value hierarchy.

At December 31, 2018		Quoted Prices
		in Active	Significant	Significant
	Total	Markets for	Observable	Unobservable
	Carrying	Identical Assets	Inputs	Inputs	Estimated
	Value	(Level 1)	(Level 2)	(Level 3)	Fair Value

Assets
Cash and cash equivalents	$3,116,209	$3,116,209	$—	$—	$3,116,209
Bank balances held on behalf of customers	3,991,949	3,991,949	—	—	3,991,949

Receivables from broker-dealers and clearing organizations	842,045	—	842,045	—	842,045

Receivables from broker-dealers and clearing organizations - customer accounts	5,566,745	—	5,566,745	—	5,566,745
Commissions receivable	157,004	—	157,004	—	157,004

	$13,673,952	$7,108,158	$6,565,794	$—	$13,673,952

Liabilities
Payables to customers	$9,551,219	$—	$9,551,219	$—	$9,551,219
Commissions payable	125,668	—	125,668	—	125,668
Other payables	205,519	—	205,519	—	205,519

	$9,882,406	$—	$9,882,406	$—	$9,882,406

At December 31, 2017		Quoted Prices
		in Active	Significant	Significant
	Total	Markets for	Observable	Unobservable
	Carrying	Identical Assets	Inputs	Inputs	Estimated
	Value	(Level 1)	(Level 2)	(Level 3)	Fair Value

Assets
Cash and cash equivalents	$2,337,161	$2,337,161	$—	$—	$2,337,161
Bank balances held on behalf of customers	619,970	619,970	—	—	619,970

Receivables from broker-dealers and clearing organizations	25,588	—	25,588	—	25,588

Receivables from broker-dealers and clearing organizations - customer accounts	907,568	—	907,568	—	907,568
Commissions receivable	344,230	—	344,230	—	344,230
Other receivable	645,048	—	645,048	—	645,048

	$4,879,565	$2,957,131	$1,922,434	$—	$4,879,565

Liabilities
Payables to broker-dealer and clearing organizations	$8,625	$—	$8,625	$—	$8,625
Payables to customers	1,518,026	—	1,518,026	—	1,518,026
Commissions payable	468,668	—	468,668	—	468,668
Other payables	196,609	—	196,609	—	196,609

	$2,191,928	$—	$2,191,928	$—	$2,191,928

F-61

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 6 - Equity

At December 31, 2017 and 2018, the Company has issued and outstanding 100 shares of its 50,000 authorized ordinary shares. The shares have no par value. A single shareholder owns 100% of the Company’s outstanding shares which were initially financed with a receivable due from the shareholder. The shareholder has been making subscription payments based on the capital needs.

Note 7 - Related Parties

In addition to the payments received from the shareholder described above, the shareholder also funds the Group’s working capital needs from time to time. The funding received from the shareholder and the repayments of such advances are presented separately in the financing section of the consolidated statements of cash flows as advances from shareholder and payments to shareholder. Any advances received from the shareholder are non-interest bearing.

Note 8 - Derivatives

Derivative financial instruments used for trading purposes are carried at fair value. Fair values for exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for over-the-counter derivative financial instruments, principally CFD’s are based on spot exchange rates broadly distributed in active markets. Factors taken into consideration in estimating the fair value of OTC derivatives include market liquidity, concentrations, and funding and administrative costs incurred.

The Group does not apply hedge accounting as defined in FASB ASC 815 because all financial instruments are recorded at fair value with changes in fair values reflected in earnings. Therefore, certain of the disclosures required under FASB ASC 815 are generally not applicable with respect to these financial instruments.

During 2018, the Group’s derivative trading activity primarily related to proprietary trading on its own accounts.

The contractual amounts related to CFD’s reflect the volume and activity and generally do not reflect the amounts at risk. The fair value of the asset or liability is the best indicator of the Group’s risk. The credit risk for the CFD’s is limited to the unrealized fair valuation gains (losses) recorded in the balance sheets. Market risk is substantially dependent upon the value of the underlying assets and is affected by market forces such as volatility and changes in interest and foreign exchange rates.

The Group did not have any open derivative positions at December 31, 2017.

A summary of the Group’s open derivative positions at December 31, 2018 is as follows:

	Number of	Fair Value	Fair Value	Net
Description	Open Positions	of Asset	of Liability	Amount

Foreign Currency CFD's	454	$59,032	$(79,319)	$(20,287)

Offsetting Arrangements

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated balance sheets if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Concentrations of Credit Risk

The Group is engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Group's policy to review, as necessary, the credit standing of each counterparty.

F-62

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 9 - Income Taxes

The current and deferred portions of the income tax expense (benefit) included in the statements of operations and comprehensive income as determined in accordance with FASB ASC 740 are as follows:

	Year ended December 31,
	2018	2017

Current	$26,962	$101,158
Deferred	(628)	1,778

	$26,334	$102,936

A reconciliation of the difference between the expected income tax expense or benefit computed at applicable statutory income tax rates and the Group’s income tax expense is shown in the following table:

	Year ended December 31,
	2018	2017

Income tax expense (benefit) at applicable statutory rate (1)	$(473,951)	$(104,233)
Nondeductible expenses	16,618	5,586
Income (loss) not subject to tax (2)	313,015	23,596
Current year change in valuation allowance	195,420	175,692
Other	(24,768)	2,295

Reported income taxes	$26,334	$102,936

(1)	The applicable statutory rate applied is based on the profits tax rates in Hong Kong. Effective for tax years ending on or after December 31, 2018, the applicable tax rate was 8.25% on the first 2,000,000 HKD of assessable profits and 16.5% on any assessable profits above that threshold. The 8.25% tax rate can only be utilized by one entity in a controlled group. All other entities in the Group utilize the 16.5% tax rate. Prior to this change, the applicable tax rates was 16.5% on all assessable profits.

(2)	The Group also has entities domiciled in the British Virgin Islands and the Cayman Islands, but such entities are not subject to income or capital gains taxes.

Significant components of the Group’s deferred tax assets (liabilities) are presented below:

	December 31,
	2018	2017
Deferred tax asset
Net operating loss carryforwards	$401,944	$206,524
Less: Valuation allowance	(401,944)	(206,524)

Net deferred tax asset	—	—

Deferred tax liability
Fixed assets	(1,150)	(1,778)

Deferred tax liability, net	$(1,150)	$(1,778)

Management has applied a valuation to the total amount of deferred tax assets based on the determination that it is more likely than not that some portion of the deferred tax asset will not be realized. This determination was based on the historic and estimated future profitability of the entities to which the deferred tax assets relate. The tax rules in Hong Kong do not allow the Group to file on a consolidated basis.

F-63

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 10 - Commitments

The Group leases certain office premises under non-cancelable leases. Rent expenses under operating leases for the years ended 2018 and 2017 were $548,331 and $502,120, respectively.

Future minimum payments under non-cancelable operating leases were as follows at December 31, 2018:

At December 31,
2018
Year ending:
2019	$519,391
2020	367,772
2021	87,876
2022	72,191
2023	3,698

$1,050,928

F-64

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 11 - Regulatory Requirements

The following table illustrates the minimum regulatory capital as established by the Hong Kong Securities and Futures Commission, the Insurance Authority (Hong Kong) and the Cayman Islands Monetary Authority (CIMA) that our subsidiaries were required to maintain as of December 31, 2018 and the actual amounts of capital that were maintained.

	Minimum
	Regulatory	Capital	Excess	Percent of
	Capital	Levels	Net	Requirement
Entity Name	Requirements	Maintained	Capital	Maintained

Lion International Securities Group Limited	$383,081	$1,192,039	$808,959	311%

Lion Futures Limited	383,081	984,387	601,306	257%

Lion Capital Management Limited	12,769	172,867	160,098	1354%

BC Wealth Management Limited	12,769	628,693	615,924	4924%

Lion Brokers Limited	399,078	488,835	89,757	122%

Total	$1,190,778	$3,466,821	$2,276,043	291%

Note 12 - Segment Reporting

ASC 280, Disclosures about Segments of an Enterprise and Related Information establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise which engage in business activities from which they may earn revenues and incur expenses, and about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Reportable segments are defined as an operating segment that either (a) exceeds 10% of revenue, or (b) reported profit or loss in absolute amount exceeds 10% of profit of all operating segments that did not report a loss or (c) exceeds 10% of the combined assets of all operating segments.

The Group has two primary operating segments (1) investment and derivative brokerage services and (2) insurance brokerage services. The Group’s investment and derivative brokerage segment generates commissions income by enabling customers to trade in securities, futures and derivative markets throughout the world. The Group’s insurance brokerage segment generates commissions by providing insurance brokerage services to high-net-worth individuals. The other segment houses the Group’s proprietary trading activities in investment securities, futures and derivatives, manages the deployment of capital throughout the group, and also includes executive management functions and corporate overhead.

F-65

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 12 - Segment Reporting (Continued)

	Securities,
	futures and
	derivative	Insurance
	brokerage	brokerage
	services	services	Other	Total

Year ended December 31, 2018

Revenue	$2,066,354	$5,378,679	$(876,770)	$6,568,263

Commissions	1,293,577	4,157,668	20,357	5,471,602
Compensation	882,887	363,523	392,878	1,639,288
Occupancy	420,732	1,021	126,578	548,331
Depreciation	26,487	4,086	2,170	32,743
Interest	—	—	118	118
Communication and technology	505,152	4,596	78,605	588,353
General and administrative	85,208	93,880	360,685	539,773
Professional fees	21,081	28,710	178,207	227,998
Marketing	8,736	185,019	2,178	195,933
Service fees	—	—	53,592	53,592
Other operating expenses	3,063	1,359	10,984	15,406

	3,246,923	4,839,862	1,226,352	9,313,137

Income (loss) from operations	$(1,180,569)	$538,817	$(2,103,122)	$(2,744,874)

Total segment assets	$12,243,072	$370,114	$3,059,575	$15,672,761

Year ended December 31, 2017

Revenue	$268,252	$9,623,359	$—	$9,891,611

Commissions	180,250	8,041,122	—	8,221,372
Compensation	449,309	545,915	216,561	1,211,785
Occupancy	205,996	285,086	11,038	502,120
Depreciation	15,254	4,109	53	19,416
Interest	—	—	36,665	36,665
Communication and technology	135,901	6,368	1,887	144,156
General and administrative	69,966	123,557	79,159	272,682
Professional fees	15,572	19,263	24,203	59,038
Marketing	2,491	44,537	—	47,028
Service fees	—	—	—	—
Other operating expenses	—	—	9,068	9,068

	1,074,739	9,069,957	378,634	10,523,330

Income (loss) from operations	$(806,487)	$553,402	$(378,634)	$(631,719)

Total segment assets	$3,663,359	$1,510,534	$245,882	$5,419,775

F-66

LION FINANCIAL GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Note 13 - Subsequent Events

Management has considered subsequent events through March 20, 2020, which was the date these consolidated financial statements were issued.

In August and September 2019, Lion Wealth Limited (“LWL”) obtained short-term borrowings in an aggregate of $20,409,250 from China Tonghai Financial Limited with an interest rate of 13% per annum and due on December 5, 2019. Lion Financial Group Limited acts as the corporate guarantor and the guarantee is a continuing guarantee and extends to the ultimate balance of all borrowings. The majority of the proceeds from the short-term borrowings were used to provide short-term advances to unrelated entities in an aggregate of $19,108,159, at an interest rate of 15% per annum and with due dates ranging from November 27, 2019 to December 5, 2019. Substantially all outstanding amounts were settled in November and December of 2019, resulting in a gain from forgiveness of debts of approximately $26,000 and the remaining outstanding short-term borrowings in the amount of $1,275,578 were extended from December 5, 2019 to March 5, 2020. On March 5, 2020, LWL entered a supplemental loan agreement with China Tonghai Financial Limited to further extend the repayment of the remaining outstanding in the amount of $1,275,578 from March 5, 2020 to April 6, 2020.

In September 2019, Lion Financial Group Limited obtained short-term borrowings with an unrelated third-party lender at an interest rate of 12% per annum in the amount $510,230 which were guaranteed by shareholder and fully repaid by January 3, 2020.

On November 7, 2019, the sole shareholder was issued the remaining 49,900 of the 50,000 ordinary shares authorized by the Company with no consideration paid.

On November 22, 2019, the Company reduced share capital by $4,855,796 by reducing the subscription receivable from shareholder.

On December 5, 2019 and December 31, 2019, the Company declared dividends in the amounts of $2,554,712 and $2,438,567, respectively.

On December 20, 2019, the Company issued notes receivable in an aggregate of $1,626,375 to an unrelated party. The note is due June 20, 2020 and accrues interest at a rate of 6% per annum.

The Group began offering total return swap (TRS) trading services to customers in early 2020, and have entered into International Swaps and Derivatives Association (“ISDA”) master agreements and related supplementary agreements with two of the top five swap traders in China. The Group borrows the funds that are lent to TRS trading customers from third-party business partners and the Group earns the spread over the interest rate of the loans from such business partners.

F-67

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Director and
Shareholder of Lion Group Holding Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Lion Group Holding Ltd. (the “Company”) as of February 29, 2020, and the related statements of operations and comprehensive loss, changes in shareholder’s deficit, and cash flows for the period from February 11, 2020 (inception) through February 29, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 29, 2020, and the results of its operations and its cash flows for the period from February 11, 2020 through February 29, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2020.

New York, New York
March 20, 2020

F-68

LION GROUP HOLDING LTD.
BALANCE SHEET
FEBRUARY 29, 2020

Liabilities and Shareholder's Deficit
Current liabilities
Accrued Expenses	$4,724
Total liabilities	4,724

Shareholder's Deficit
Share Capital - $0.0001 par value; 500,000,000 shares authorized; 1 share	0
issued and outstanding
Share Subscription Receivable	(0)
Accumulated deficit	(4,724)
Total shareholder's deficit	(4,724)
Total Liabilities and Shareholder's Deficit	$—

The accompanying notes are an integral part of the financial statements.

F-69

LION GROUP HOLDING LTD.
STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
For the period from February 11, 2020 (Inception) through February 29, 2020

Formation costs	$4,724
Net loss and comprehensive loss	$(4,724)

Basic and diluted weighted average shares outstanding	1
Basic and diluted net loss per ordinary share	$(4,724)

The accompanying notes are an integral part of the financial statements.

F-70

LION GROUP HOLDING LTD.

STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT

FOR THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) THROUGH FEBRUARY 29, 2020

			Share
	Ordinary Shares		Subscription	Accumulated	Shareholder’s
	Shares	Par Value	Receivable	Deficit	Deficit

Balance as of February 11, 2020 (Inception)		$—	$—	$—	$—
Ordinary share issued	1	0	(0)	—	—
Net loss for the period	—	—	—	(4,724)	(4,724)
Balance as of February 29, 2020	1	$0	$(0)	$(4,724)	$(4,724)

The accompanying notes are an integral part of the financial statements.

F-71

LION GROUP HOLDING LTD.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 11, 2020 (INCEPTION) THROUGH FEBRUARY 29, 2020

Cash flows from operating activities:
Net loss	$(4,724)
Adjustments to reconcile net loss to net cash used in operating activities:	—
Changes in current liabilities:	4,724
Net cash used in operating activities	—

Net change in cash	—
Cash, beginning of the period	—
Cash, end of year	$—

Supplemental disclosure of cash flow information:
Non-cash financing transactions:
Stock issued for subscription receivable	$0.0001

The accompanying notes are an integral part of the financial statements.

F-72

LION GROUP HOLDING LTD.

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Lion Group Holding Ltd. (the “Company”) is a Cayman Island exempted company incorporated on February 11, 2020. The Company’s registered office is at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

On March 10, 2020, the Company entered into a Business Combination Agreement with Lion Mergerco 1, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Merger Sub”) which will be established before the business combination, Proficient Alpha Acquisition Corp., a Nevada corporation (“PAAC”), Shih-Chung Chou, an individual (solely in the capacity as PAAC’s Representative), and Lion Financial Group Limited, a British Virgin Island corporation (“Lion”) (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement, PAAC will merge with the Merger Sub, with PAAC continuing as the surviving entity and with holders of PAAC securities receiving securities of the Company. PAAC will become a wholly-owned subsidiary of the Company. The Company will acquire all of the issued and outstanding ordinary shares of Lion from Lion’s shareholders in exchange for ordinary shares of the Company, with Lion becoming a wholly-owned subsidiary of the Company.

The Company has selected December 31 as its fiscal year end.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with the generally accepted accounting principles as in effect in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-73

LION GROUP HOLDING LTD.

NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Functional and reporting currency

The financial statements are presented in US dollars, which is the Company’s functional currency. All financial information presented in US dollars has been rounded to the nearest dollar amount, unless otherwise stated.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Accordingly, actual results could differ from the Company’s estimates.

Income taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified the Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on February 11, 2020, the evaluation was performed for upcoming 2020 tax year which will be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The provision for income taxes was deemed to be immaterial for the period from February 11, 2020 (inception) through February 29, 2020.

F-74

LION GROUP HOLDING LTD.

NOTES TO FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding for the period, excluding ordinary shares subject to forfeiture.

At February 29, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings (loss) of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period.

For the period
from February 11,
2020 (Inception)
through
February 29,
2020
Numerator:
Net loss	$(4,724)
Denominator:
Denominator for basic earnings per share – Weighted average
common stock issued and outstanding during the period	1
Denominator for diluted earnings per share	1
Basic loss per share	$(4,724)
Diluted loss per share	$(4,724)

Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 20, 2020, the date that the financial statements were available to be issued. Based upon this review, other than as described in Note 4 the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

F-75

LION GROUP HOLDING LTD.

NOTES TO FINANCIAL STATEMENTS

3. SHARE CAPITAL

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share each. There is no limit on the number of shares of any class which the Company is authorized to issue. On February 11, 2020, the Company issued one ordinary share to its founder, Lion at par value $0.0001. As of February 29, 2020, the Company had not yet received payment for the share. Accordingly, at February 29, 2020, the $0.0001 payment due to the Company is recorded as share subscription receivable in the shareholder’s equity section of the accompanying balance sheet.

4. SUBSEQUENT EVENTS

On March 10, 2020, the Company entered into the Business Combination Agreement by and among PAAC, the Company, Merger Sub, Shih-Chung Chou and Lion Financial Group Limited (the “Merger”).

Consummation of the Merger is subject to customary and other closing conditions, including regulatory approvals and approval by PAAC’s shareholders. There is no guarantee that the closing conditions will be met. More information on these conditions will be included in the preliminary proxy statement/prospectus that the Company intends to file with the Securities and Exchange Commission.

Pursuant to the Merger, the Company is expected to issue an aggregate of 300,000 shares of common stock to PAAC’s Chief Executive Officer, President and Secretary, and certain members of PAAC’s board of directors within 10 days following the Merger.

F-76

PROSPECTUS FOR UP TO 13,042,000 CLASS A ORDINARY SHARES, 17,795,000 WARRANTS AND 17,795,000 CLASS A ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS

OF

LION GROUP HOLDING LTD.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Pubco’s amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, or willful default.

Pubco has or will maintain insurance on behalf of its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1†*#	Business Combination Agreement, dated as of March 10, 2020, by and among Proficient Alpha Acquisition Corp., Shih-Chung Chou, in the capacity as the Purchaser Representative, Lion Group Holding Ltd., Lion MergerCo 1, Inc., Lion Financial Group Limited, Wang Jian and Legend Success Ventures Limited, in the capacity as the Seller Representatives and the stockholders of Lion Financial Group Limited named therein (included as Annex A to the proxy statement/prospectus).
3.1*	Memorandum and Articles of Association of Pubco
3.2*	Form of Amended and Restated Memorandum and Articles of Association of Pubco (included as Annex B to the proxy statement/prospectus).
3.3	Amended and Restated Certificate of Incorporation of Proficient as filed with the Secretary of State of the State of Nevada on May 29, 2019 (incorporated by reference to Exhibit 3.1 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on June 4, 2019).
4.1	Specimen Unit Certificate of Proficient (incorporated by reference to Exhibit 4.1 of Proficient’s Form S-1/A2 (File No. 333-231084), filed with the SEC on May 17, 2019).
4.2	Specimen Common Stock Certificate of Proficient (incorporated by reference to Exhibit 4.2 of Proficient’s Form S-1/A2 (File No. 333-231084), filed with the SEC on May 17, 2019).
4.3	Specimen Warrant Certificate of Proficient (incorporated by reference to Exhibit 4.3 of Proficient’s Form S-1/A2 (File No. 333-231084), filed with the SEC on May 17, 2019).
4.4	Specimen Right Certificate of Proficient (incorporated by reference to Exhibit 4.4 of Proficient’s Form S-1/A2 (File No. 333-231084), filed with the SEC on May 17, 2019).
4.5**	Specimen Ordinary Share Certificate of Pubco.
4.6**	Specimen Warrant Certificate of Pubco.
4.7	Warrant Agreement, dated May 29, 2019, between American Stock Transfer & Trust Company and Proficient (incorporated by reference to Exhibit 4.1 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on June 4, 2019).
4.8	Rights Agreement, dated May 29, 2019, between American Stock Transfer & Trust Company and Proficient (incorporated by reference to Exhibit 4.2 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on June 4, 2019).
5.1**	Opinion of Ogier.
5.2**	Opinion of Kirkland & Ellis LLP.
8.1**	Tax Opinion of Ellenoff Grossman & Schole LLP.
10.1	Investment Management Trust Account Agreement, dated May 29, 2019, between American Stock Transfer & Trust Company and Proficient (incorporated by reference to Exhibit 10.1 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on June 4, 2019).
10.2	Share Escrow Agreement, dated May 29, 2019, 2018, between Proficient, its initial stockholders and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.3 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on June 4, 2019).
10.3	Registration Rights Agreement among Proficient and its initial stockholders (incorporated by reference to Exhibit 10.4 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on June 4, 2019).
10.4	Letter Agreement by and between Proficient and Proficient’s Sponsor (incorporated by reference to Exhibit 10.5 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on June 4, 2019).
10.5	Letter Agreement by and between Proficient and its officers and directors (incorporated by reference to Exhibit 10.6 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on June 4, 2019).
10.6	Letter Agreement by and between Proficient and its initial stockholders (incorporated by reference to Exhibit 10.7 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on June 4, 2019).
10.7	Private Placement Warrants Subscription Agreement, dated May 13, 2019, by and between Proficient and Proficient’s Sponsor, for private warrants (incorporated by reference to Exhibit 10.4 of Proficient’s Form S-1/A2 (File No. 333-231084), filed with the SEC on May 17, 2019).
10.8	Form of Founder Stock Subscription Agreement between Proficient and its initial stockholders, for founder shares (incorporated by reference to Exhibit 10.5 of Proficient’s Form S-1 (File No. 333-231084), filed with the SEC on April 26, 2019).
10.9	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.6 of Proficient’s Form S-1/A2 (File No. 333-231084), filed with the SEC on May 17, 2019).
10.10	Business Combination Marketing Agreement, dated May 29, 2019, between Proficient and I-Bankers Securities, Inc. (incorporated by reference to Exhibit 1.2 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on June 4, 2019).
10.11	Promissory Note, dated July 24, 2019 (incorporated by reference to Exhibit 10.1 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on July 24, 2019).
10.12	Lock-Up Agreement, dated as of March 10, 2020, by and among Lion Group Holding Ltd., Shih-Chung Chou, in the capacity as the Purchaser Representative, and Jian Wang (incorporated by reference to Exhibit 10.1 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on March 16, 2020).
10.13	Lock-Up Agreement, dated as of March 10, 2020, by and among Lion Group Holding Ltd., Shih-Chung Chou, in the capacity as the Purchaser Representative, and Legend Success Ventures Limited (incorporated by reference to Exhibit 10.2 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on March 16, 2020).
10.14	Non-Competition and Non-Solicitation Agreement, dated as of March 10, 2020, by and among Lion Group Holding Ltd., Proficient Alpha Acquisition Corp., Lion Financial Group Limited and Jian Wang (incorporated by reference to Exhibit 10.3 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on March 16, 2020).
10.15	Non-Competition and Non-Solicitation Agreement, dated as of March 10, 2020, by and among Lion Group Holding Ltd., Proficient Alpha Acquisition Corp., Lion Financial Group Limited and Chunning Wang (incorporated by reference to Exhibit 10.4 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on March 16, 2020).
10.16	Form of Seller Registration Rights Agreement, by and among, Lion Group Holding Ltd. and the Sellers (incorporated by reference to Exhibit 10.5 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on March 16, 2020).
10.17	Form of First Amendment to Registration Rights Agreement, by and among, Proficient Alpha Acquisition Corp., Lion Group Holding Ltd., I-Bankers Securities, Inc. and the Founders (incorporated by reference to Exhibit 10.6 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on March 16, 2020).
10.18	Securities Assignment and Joinder Agreement, dated as of March 12, 2020, by and among Complex Zenith Limited, Proficient Alpha Acquisition Corp., Shih-Chung Chou, and the other parties thereto (incorporated by reference to Exhibit 10.7 of Proficient’ Form 8-K (File No. 001-38925), filed with the SEC on March 16, 2020).
10.19*	Terms of Business for Exchange Traded Futures and Options Business, dated as of October 10, 2018, by and between Lion Brokers Limited and G. H. Financials (Hong Kong) Limited
10.20*	Terms of Business for Exchange Traded Futures and Options Business, dated as of September 27, 2017, by and between Lion Futures Limited and G. H. Financials (Hong Kong) Limited
10.21*	Service Agreement, dated as of November 1, 2019, by and between Lion Futures Limited and Esunny International (Hong Kong) Co., Ltd.
10.22*#	Agreement, dated as of June 14, 2017, by and between Lion International Securities Group Limited and eBroker Systems (HK) Limited
10.23*#	Contract for Purchase of Trading System and Services, dated as of April 22, 2019, by and between Lion Brokers Limited and Hangzhou Lanlian Technology Co., Ltd
14**	Form of Code of Ethics and Business Conduct.
21.1*	List of Subsidiaries of Pubco Post-Business Combination.
23.1*	Consent of Malone Bailey.
23.2*	Consent of UHY LLP.
23.3*	Consent of UHY LLP.
23.4**	Consent of Ogier (included in Exhibit 5.1).
23.5**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).
23.6**	Consent of Kirkland & Ellis LLP (included in Exhibit 5.2).
23.7*	Consent of iResearch.
99.1*	Form of Proxy for Special Meeting of Stockholders of Proficient Alpha Acquisition Corp. (included as Annex C to the proxy statement/prospectus).
99.2**	Consent of Shih-Chung Chou to be Named as a Director.
99.3**	Consent of Walter Cook to be Named as a Director.
99.4**	Consent of Chi-yang Chen to be Named as a Director.
99.5*	Consent of Zhixiang Zhang to be Named as a Director.
99.6*	Consent of Chi Fai Choi to be Named as a Director.
99.7*	Consent of Chunning Wang to be Named as a Director.

____________

*        Filed herewith

**      To be filed by amendment

#        Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and competitive harm analyses to the Commission upon request.

†        Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

II-1

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purposes of responding to such requestions. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on March 23, 2020.

Lion Group Holding Ltd.
By:	/s/ Jian Wang
Name: Jian Wang
Title: Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Chunning Wang	Chief Executive Officer and Chief Financial Officer	March 23, 2020
(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Jian Wang	Director	March 23, 2020

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Lion Group Holding Ltd., has signed this registration statement in the City of New York, State of New York on March 23, 2020.

Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President

ANNEX A

BUSINESS COMBINATION AGREEMENT

by and among

PROFICIENT ALPHA ACQUISITION CORP.,
as Purchaser,

SHIH-CHUNG CHOU,

in the capacity as the Purchaser Representative,

LION GROUP HOLDING LTD.
as Pubco,

LION MERGERCO 1, INC.,
as Merger Sub,

LION FINANCIAL GROUP LIMITED,
as the Company,

WANG JIAN and LEGEND SUCCESS VENTURES LIMITED,
in the capacity as the Seller Representatives

and

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers,

Dated as of March 10, 2020

(i)

Article VI. representations and warranties of THE COMPANY	A-24
6.1. Organization and Standing	A-24
6.2. Authorization; Binding Agreement	A-25
6.3. Capitalization	A-25
6.4. Subsidiaries	A-26
6.5. Governmental Approvals	A-26
6.6. Non-Contravention	A-26
6.7. Financial Statements	A-27
6.8. Absence of Certain Changes	A-28
6.9. Compliance with Laws	A-28
6.10. Company Permits	A-28
6.11. Litigation	A-29
6.12. Material Contracts	A-29
6.13. Intellectual Property	A-31
6.14. Taxes and Returns	A-32
6.15. Real Property	A-34
6.16. Personal Property	A-34
6.17. Title to and Sufficiency of Assets	A-34
6.18. Employee Matters	A-34
6.19. Benefit Plans	A-36
6.20. Environmental Matters	A-36
6.21. Transactions with Related Persons	A-37
6.22. Insurance	A-38
6.23. Top Customers and Suppliers	A-38
6.24. Certain Business Practices	A-39
6.25. Investment Company Act	A-40
6.26. Finders and Brokers	A-40
6.27. Information Supplied	A-40
6.28. Independent Investigation	A-40
Article VII. representations and warranties of THE SELLERS	A-41
7.1. Organization and Standing	A-41
7.2. Authorization; Binding Agreement	A-41
7.3. Ownership	A-41
7.4. Governmental Approvals	A-41
7.5. Non-Contravention	A-41
7.6. No Litigation	A-42
7.7. Investment Representations	A-42
7.8. Finders and Brokers	A-43
7.9. Information Supplied	A-43
7.10. Independent Investigation	A-43
Article VIII. COVENANTS	A-43
8.1. Access and Information	A-43
8.2. Conduct of Business of the Company, Pubco, Merger Sub and the Sellers	A-45
8.3. Conduct of Business of Purchaser	A-47
8.4. Annual and Interim Financial Statements	A-50
8.5. Purchaser Public Filings	A-50
8.6. No Solicitation	A-50
8.7. No Trading	A-51
8.8. Notification of Certain Matters	A-51
8.9. Efforts	A-52
8.10. Further Assurances	A-53
8.11. The Registration Statement	A-53
8.12. Public Announcements	A-55
8.13. Confidential Information	A-56
8.14. Post-Closing Board of Directors and Executive Officers	A-57
8.15. Indemnification of Directors and Officers; Tail Insurance	A-58
8.16. Trust Account Proceeds	A-58
8.17. PIPE Investment	A-58

(ii)

Article IX. survival and indemnification	A-59
9.1. Survival	A-59
9.2. Indemnification	A-60
9.3. Limitations and General Indemnification Provisions	A-60
9.4. Indemnification Procedures	A-61
9.5. Indemnification Payments	A-63
9.6. Exclusive Remedy	A-63
Article X. Closing conditions	A-63
10.1. Conditions to Each Party’s Obligations	A-64
10.2. Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers	A-64
10.3. Conditions to Obligations of Purchaser	A-66
10.4. Frustration of Conditions	A-67
Article XI. TERMINATION AND EXPENSES	A-68
11.1. Termination	A-68
11.2. Effect of Termination	A-69
11.3. Fees and Expenses	A-69
11.4. Termination Fee	A-70
Article XII. WAIVERs And releases	A-70
12.1. Waiver of Claims Against Trust	A-70
12.2. Release and Covenant Not to Sue	A-71
Article XIII. MISCELLANEOUS	A-72
13.1. Notices	A-72
13.2. Binding Effect; Assignment	A-75
13.3. Third Parties	A-75
13.4. Governing Law; Jurisdiction	A-76
13.5. WAIVER OF JURY TRIAL	A-76
13.6. Specific Performance	A-76
13.7. Severability	A-77
13.8. Amendment	A-77
13.9. Waiver	A-77
13.10. Entire Agreement	A-77
13.11. Interpretation	A-77
13.12. Counterparts	A-78
13.13. No Recourse	A-78
13.14. Seller Representatives	A-79
13.15. Purchaser Representative	A-80
13.16. Legal Representation	A-81
Article XIV DEFINITIONS	A-82
14.1. Certain Definitions	A-82
14.2. Section References	A-93

(iii)

INDEX OF ANNEXES AND EXHIBITS

Annex Description

Annex I List of Sellers

Exhibit Description

Exhibit A Form of Lock-Up Agreement

Exhibit B Form of Non-Competition Agreement

Exhibit C Form of Amended Pubco Charter

Exhibit D Form of Founder Registration Rights Agreement Amendment

Exhibit E Form of Seller Registration Rights Agreement

Exhibit F Sample Net Working Capital Calculation

Exhibit G Form of Employment Agreement

(iv)

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of March 10, 2020 by and among (i) Proficient Alpha Acquisition Corp., a Nevada corporation (together with its successors, “Purchaser”), (ii) Shih-Chung Chou, an individual, in the capacity as the representative from and after the Closing (as defined below) for the shareholders of Purchaser and Pubco (as defined below) (other than the Sellers (as defined below)) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) Lion Group Holding Ltd., a Cayman Islands exempted company and a wholly-owned subsidiary of the Company (as defined below) (“Pubco”), (iv) Lion MergerCo 1, Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Merger Sub”), (v) Lion Financial Group Limited, a corporation organized under the laws of the British Virgin Islands (the “Company”), (vi) Wang Jian and Legend Success Ventures Limited, each, in the capacity as a representative for the Sellers in accordance with the terms and conditions of this Agreement (each, a “Seller Representative”, and collectively, the “Seller Representatives”) and (vii) each of the holders of the Company’s outstanding capital shares named on Annex I hereto (collectively, the “Sellers”). Purchaser, the Purchaser Representative, Pubco, Merger Sub, the Company, the Seller Representatives and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, directly and indirectly through its subsidiaries, engages in the business of providing professional financial services based in Hong Kong, Cayman Islands and Singapore;

WHEREAS, Pubco is a newly-incorporated Cayman Islands exempted company that is owned entirely by one or more directors or executive officers of the Company who are not U.S. citizens or residents, and Merger Sub is a newly-incorporated Delaware corporation that is wholly-owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which, (i) immediately following the consummation of the Share Exchange, Purchaser shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) immediately prior to the Merger, Pubco will acquire all of the issued and outstanding capital shares of the Company from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, together with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Sellers have each entered into (a) a Lock-Up Agreement with Pubco and the Purchaser Representative, the form of which is attached as Exhibit A hereto (each, a “Lock-Up Agreement”), and (b) a Non-Competition and Non-Solicitation Agreement in favor of Pubco, Purchaser and the Company, the form of which is attached as Exhibit B hereto (each, a “Non-Competition Agreement”), each of which agreements described in clauses (a) and (b) above will become effective as of the Closing;

WHEREAS, the boards of directors of Purchaser, Pubco, Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

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Article I
MERGER

1.1             Merger. At the Effective Time, immediately following the consummation of the Share Exchange, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the NRS, Purchaser and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Purchaser with Purchaser being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving corporation. Purchaser, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to Purchaser for periods after the Effective Time shall include the Surviving Corporation).

1.2             Effective Time. Purchaser and Merger Sub shall cause the Merger to be consummated by filing (i) Articles of Merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS and (ii) a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware General Corporation Law (“DGCL”), for the merger of Merger Sub with and into Purchaser (the time of such filings, or such later time as may be specified in the Articles of Merger, and the Certificate of Merger, being the “Effective Time”). For the avoidance of doubt, the Effective Time shall in all events be after the time at which the Share Exchange has been consummated in accordance with Article II.

1.3             Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of the NRS and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and Purchaser set forth in this Agreement to be performed after the Effective Time, and the Surviving Corporation shall continue its existence as a wholly-owned Subsidiary of Pubco.

1.4             Organizational Documents of Surviving Corporation. At the Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, shall cease. The Articles of Incorporation of Purchaser, as amended and restated prior to the Effective Time in accordance with this Section 1.4, and the Bylaws of Purchaser, both as in effect immediately prior to the Effective Time, shall become the respective Articles of Incorporation and Bylaws of the Surviving Corporation. Promptly after the date of this Agreement, the Parties agree to negotiate in good faith (i) a mutually acceptable amended and restated Articles of Incorporation and (ii) a mutually acceptable amended and restated Bylaws of Purchaser, both in customary forms suitable for a wholly-owned subsidiary of a publicly listed U.S. company. The amended and restated Articles of Incorporation of Purchaser shall be filed with the Secretary of State of the State of Nevada and shall be effective prior to the filing and the effectiveness of the Articles of Merger.

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1.5             Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be such directors and officers of the Company as designated by the Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.6             Effect of Merger on Issued Securities of Purchaser. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser, Pubco or Merger Sub:

(a)                Purchaser Units. At the Effective Time, every issued and outstanding Purchaser Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of Purchaser Common Stock, one Purchaser Warrant and one Purchaser Right in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6 below.

(b)                Purchaser Common Stock. At the Effective Time, every issued and outstanding share of Purchaser Common Stock (other than those described in Section 1.6(f) below) shall be converted automatically into one Pubco Class A Ordinary Share, following which, all shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of Purchaser Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of Purchaser Common Stock shall be exchanged for a certificate (if requested) representing the same number of Pubco Class A Ordinary Shares upon the surrender of such certificate in accordance with Section 1.7. Each certificate formerly representing shares of Purchaser Common Stock (other those described in Section 1.6(f) below) shall thereafter represent only the right to receive the same number of Pubco Class A Ordinary Shares.

(c)                Purchaser Preferred Stock. At the Effective Time, every issued and outstanding share of Purchaser Preferred Stock (other than those described in Section 1.6(f) below), if any, shall be converted automatically into one Pubco Preferred Share, following which, all shares of Purchaser Preferred Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of Purchaser Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of Purchaser Preferred Stock shall be exchanged for a certificate representing the same number of Pubco Preferred Shares upon the surrender of such certificate in accordance with Section 1.7. Each certificate formerly representing shares of Purchaser Preferred Stock (other those described in Section 1.6(f) below) shall thereafter represent only the right to receive the same number of Pubco Preferred Shares.

(d)                Purchaser Warrants. At the Effective Time, each outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant and each outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Class A Ordinary Shares in lieu of shares of Purchaser Common Stock. At or prior to the Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Class A Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(e)                Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Class A Ordinary Shares that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into shares of Purchaser Common Stock, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the shares of Purchaser Common Stock issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Class A Ordinary Shares in accordance with Section 1.6(b) above. At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Class A Ordinary Shares as set forth herein.

(f)                 Cancellation of Capital Stock Owned by Purchaser. At the Effective Time, if there are any shares of capital stock of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g)                Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(h)                No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Corporation, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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1.7             Effect of Merger on Merger Sub and Pubco Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any equityholder of Purchaser, Pubco or Merger Sub: (a) all of the shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and (b) all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.8             Surrender of Purchaser Certificates. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

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1.9             Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

1.10         Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income Tax purposes, the Merger and the Share Exchange, taken together, are intended to qualify as an exchange described in Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger and the Share Exchange, taken together, does not qualify under Section 351 of the Code.

1.11         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
SHARE EXCHANGE

2.1             Exchange of Company Ordinary Shares. At the Closing, immediately prior to the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Sellers, all of the issued and outstanding Company Ordinary Shares held by the Sellers (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). At or prior to the Closing, the Company will terminate any issued and outstanding Company Convertible Securities (if any), without any consideration, payment or Liability therefor.

2.2             Exchange Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, Pubco shall issue and deliver to the Sellers an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to, without duplication, (i) One Hundred Twenty Five Million U.S. Dollars ($125,000,000), plus (or minus if negative) (ii) (A) the Net Working Capital less (B) the Target Net Working Capital Amount, minus (iii) the Closing Net Debt, and minus (iv) the amount of any unpaid Transaction Expenses as of the Closing, with each Pubco Ordinary Share valued at the Redemption Price, subject to withholding of the Escrow Shares in accordance with Section 2.3; provided, that the Exchange Shares otherwise deliverable to the Sellers after the Closing is subject to adjustment in accordance with Section 2.5 and reduction for the indemnification obligations set forth in Article IX, and a potential forfeiture with respect to a portion thereof in accordance with Section 2.6; and provided, further, that the Sellers listed in Schedule 2.2(a) (the “Class A Sellers”) shall receive solely the Pubco Class A Ordinary Shares (the “Class A Exchange Shares”) and the Sellers listed in Schedule 2.2(b) (the “Class B Sellers”) shall receive solely Pubco Class B Ordinary Shares (the “Class B Exchange Shares”). The aggregate number of Exchange Shares issued and delivered to the Sellers at the Closing shall be determined in accordance with Section 2.4. Each Seller shall receive its pro rata share of the applicable Exchange Shares, based on the number of Purchased Shares owned by such Seller, divided by the total number of Purchased Shares owned by all Sellers (such percentage being each such Seller’s “Pro Rata Share”), with each Class B Seller receiving (1) its Pro Rata Share of the Exchange Shares, solely in the form of Pubco Class B Ordinary Shares, (2) the Indemnity Escrow Shares (and any other Indemnity Escrow Property), and (3) the Earnout Escrow Shares (and any other Earnout Escrow Property), and in each case of (2) and (3) based on the relative Pro Rata Share as between the Class B Sellers.

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2.3               Escrow.

(a)                Indemnity Escrow

(i)                 At or prior to the Closing, Pubco, the Seller Representative and American Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Purchaser and the Company (the “Escrow Agreement”), pursuant to which Pubco shall cause to be delivered to the Escrow Agent a number of Class B Exchange Shares (each valued at the Redemption Price) equal to (x) fifteen percent (15%) of the estimated Exchange Consideration, divided by (y) the Redemption Price otherwise issuable to the Sellers at the Closing based on the Estimated Closing Statement (such Class B Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, in each case, as long as they remain in the Indemnity Escrow Account, the “Indemnity Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Indemnity Escrow Shares, in each case, as long as they remain in the Indemnity Escrow Account (together with the Indemnity Escrow Shares, the “Indemnity Escrow Property”), in a segregated escrow account (the “Indemnity Escrow Account”) and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The portion of the Class B Exchange Shares that shall be withheld at the Closing for deposit in the Indemnity Escrow Account, and any disbursement from the Indemnity Escrow Account to Pubco, shall be allocated between the Class B Sellers based on each such Seller’s relative Pro Rata Share (as between themselves). The Indemnity Escrow Shares shall serve as the sole and exclusive source of payment of the obligations of the Sellers under Section 2.5(d) and the obligations of the Indemnitors pursuant to Article IX (other than with respect to (A) Fraud Claims or (B) any indemnification claims for breach of any Company and Seller Fundamental Representations, for which the Main Seller shall be solely responsible). Unless otherwise required by Law, all distributions made from the Indemnity Escrow Account shall be treated by the Parties as an adjustment to the Exchange Consideration received by the Sellers pursuant to Article II hereof. Each Class B Seller shall be deemed to be the owner of such Seller’s relative Pro Rata Share (as between themselves) of the Indemnity Escrow Shares during the time such Indemnity Escrow Shares are held in the Indemnity Escrow Account, subject to the retention of any dividends, distributions and other earnings thereon in the Indemnity Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each Class B Seller shall have the right to vote such Seller’s relative Pro Rata Share (as between themselves) of the Indemnity Escrow Shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted) during the time held in the Indemnity Escrow Account as Indemnity Escrow Shares.

(ii)               (A) Within three (3) Business Days after the twelve (12) month anniversary of the Closing Date (such anniversary, the “First Escrow Release Date”), the Purchaser Representative and Seller Representatives shall give joint written instruction to the Escrow Agent directing the release of the First Released Escrow Property (if any) to the Class B Sellers; (B) within three (3) Business Days after the twenty-four (24) month anniversary (such anniversary, the “Expiration Date”), the Purchaser Representative and Seller Representatives shall give joint written instruction to the Escrow Agent directing the release of all remaining Indemnity Escrow Property (if any) to the Class B Sellers; and (C) the Indemnity Escrow Property shall not be subject to any indemnification claim to the extent such claim is made after the Expiration Date; provided, however, with respect to any indemnification claim made in accordance with Article IX hereof on or prior to the Expiration Date that remains unresolved at the time and are still contested by an Indemnitee in good faith as of the Expiration Date (any such claim, a “Pending Claim”), an amount of the Indemnity Escrow Property with a value (with respect to the Indemnity Escrow Shares, calculated based on the Pubco Share Price as of the Expiration Date) equal to the aggregate amount of the Pending Claims set forth in the Claim Notice provided by the Purchaser Representative in accordance with Section 9.4 (as adjusted in accordance with Section 9.4(b)) shall remain in the Indemnity Escrow Account until such time as such Pending Claim shall have been finally resolved and paid pursuant to the provisions of Article IX. After the Expiration Date, to the extent that the value of the remaining Indemnity Escrow Property (with respect to the Indemnity Escrow Shares, calculated based on the Pubco Share Price) exceeds the aggregate amount of (a) resolved but unpaid claims in favor of an Indemnitee and (b) the Pending Claims set forth in the Claim Notice (as adjusted in accordance with Section 9.4(b)) submitted prior to the Expiration Date, an amount of Indemnity Escrow Property having a value (with respect to the Indemnity Escrow Shares, calculated based on the Pubco Share Price) equal to such excess shall be promptly (and no later than three (3) Business Days) disbursed by the Escrow Agent to the Class B Sellers (and Purchaser Representative and Seller Representatives shall promptly give joint written instructions to the Escrow Agent directing such release), with respect to each release of the Indemnity Escrow Property to the Class B Sellers, each such Seller shall receive such Seller’s relative Pro Rata Share (as between themselves) of such Indemnity Escrow Property. Promptly after the final resolution of all Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall transfer any Indemnity Escrow Property remaining in the Indemnity Escrow Account to the Class B Sellers with each such Seller receiving such Seller’s relative Pro Rata Share (as between themselves) of such Indemnity Escrow Property.

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(b)                Earnout Escrow.

(i)                 At the Closing, Pubco shall also cause to be delivered to the Escrow Agent a number of Class B Exchange Shares (each valued at the Redemption Price) equal to (x) thirty percent (30%) of the estimated Exchange Consideration, divided by (y) the Redemption Price otherwise issuable to the Sellers at the Closing based on the Estimated Closing Statement (such Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, in each case, as long as they remain in the Earnout Escrow Account, the “Earnout Escrow Shares”, and together with the Indemnity Escrow Shares, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Earnout Escrow Shares, in each case, as long as they remain in the Earnout Escrow Account (together with the Earnout Escrow Shares, the “Earnout Escrow Property”), in a segregated escrow account (the “Earnout Escrow Account”) separate from the Indemnity Escrow Account, and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The portion of the Class B Exchange Shares that shall be withheld at the Closing for deposit in the Earnout Escrow Account, and any disbursement from the Earnout Escrow Account to Pubco, shall be allocated among the Class B Sellers based on each such Seller’s relative Pro Rata Share (as between themselves). For the avoidance of doubt, the Earnout Escrow Shares may not serve as a source of payment for the obligations of the Sellers under Section 2.5 and the obligations of the Indemnitors pursuant to Article IX if the Indemnity Escrow Property is insufficient to cover such obligations (provided, that the foregoing will not prevent the Indemnitors from seeking remedies to satisfy the Main Seller’s obligations under Sections 9.3(b) and 9.5 for indemnification in excess of the Indemnity Escrow Property after being released from the Earnout Escrow Account). Unless otherwise required by Law, all distributions made from the Earnout Escrow Account shall be treated by the Parties as an adjustment to the Exchange Consideration received by the Sellers pursuant to Article II hereof. Until and unless the Earnout Escrow Shares are forfeited in accordance with Section 2.3(b)(ii) below, each Class B Seller shall be deemed to be the owner of such Seller’s relative Pro Rata Share (as between themselves) of the Earnout Escrow Shares during the time such Earnout Escrow Shares are held in the Earnout Escrow Account, subject to the retention of any dividends, distributions and other earnings thereon in the Earnout Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each Class B Seller shall also have the right to vote such Seller’s relative Pro Rata Share (as between themselves) of the Earnout Escrow Shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted) during the time held in the Earnout Escrow Account as Earnout Escrow Shares.

(ii)               The Earnout Escrow Property shall be held in the Earnout Escrow Account and will only become vested and not subject to forfeiture and released to the Class B Sellers, to the extent that the applicable Earnout Target is met for the applicable Earnout Year in accordance with Section 2.6 below. At the end of each Earnout Year, if the applicable Earnout Target for such Earnout Year is not met, the Earnout Escrow Shares applicable to such Earnout Year will be forfeited fully or partially, as applicable, by the Class B Sellers and distributed to Pubco from the Earnout Escrow Account, promptly (but in any event within ten (10) Business Days) after a final determination pursuant to Sections 2.6(a)(i) or 2.6(a)(ii) that the applicable Earnout Target was not met. In such case, the Purchaser Representative and the Seller Representatives will provide joint written instructions to the Escrow Agent to release and surrender the applicable portion of the Earnout Escrow Property to Pubco. Pubco will cancel any Earnout Escrow Shares distributed to Pubco from the Earnout Escrow Account promptly after its receipt thereof and cancel any accrued but unpaid dividends payable in respect of such Earnout Escrow Shares. Each Class B Seller by execution of this Agreement acknowledges that such Seller’s right to receive the Earnout Escrow Shares and the other Earnout Escrow Property is contingent on the performance of Pubco and its Subsidiaries during the Earnout Period as set forth in Section 2.6 and the Escrow Agreement, and that if the requirements for the vesting and release of the Earnout Escrow Property to the Class B Sellers as set forth in Section 2.6 and the Escrow Agreement are not met in accordance with the terms hereof and the Escrow Agreement, the Earnout Escrow Shares and the other applicable Earnout Escrow Property will not be paid or delivered to the Class B Sellers, and the Class B Sellers shall have no right to receive such Earnout Escrow Shares or such other applicable Earnout Escrow Property.

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2.4               Estimated Closing Statement. Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement certified by the Company’s chief executive officer and chief financial officer (the “Estimated Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Target Companies as of the Reference Time, prepared in good faith and in accordance with the Accounting Principles, (b) a good faith calculation of the Company’s estimate of the Closing Net Debt, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time and along with reasonably detailed calculations, and (c) the resulting estimated Exchange Consideration and Exchange Shares (valued at the Redemption Price) to be issued and delivered by Pubco at the Closing using the formula in Section 2.2 based on such estimates of Closing Net Debt, Net Working Capital and Transaction Expenses, which Estimated Closing Statement shall be subject to the review (and not the approval) by Purchaser. Promptly after delivering the Estimated Closing Statement to Purchaser, the Company will meet with Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith Purchaser’s comments to the Estimated Closing Statement and make applicable adjustments to the Estimated Closing Statement prior to the Closing. Any such adjusted Estimated Closing Statement shall thereafter be deemed the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement. The Estimated Closing Statement will also include with respect to (i) any Closing Net Debt, the amount owed to each creditor of any of the Target Companies and, with respect to any Closing Net Debt that Purchaser and the Company agree to satisfy at the Closing, payment instructions, together with payoff and lien release letters from each Target Company’s creditors in form and substance reasonably acceptable to Purchaser, and (ii) Transaction Expenses, the amount owed to each payee thereof and payment instructions therefor.

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2.5             Exchange Consideration Adjustment.

(a)                Within ninety (90) days after the Closing Date, Pubco’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representatives a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Debt, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, and (iii) the resulting Exchange Consideration and the number of Exchange Shares (each valued at the Redemption Price) that should have been issued and delivered by Pubco at the Closing using the formula in Section 2.2 based on such Closing Net Debt, Net Working Capital and Transaction Expenses. The Closing Statement shall be prepared, and the Closing Net Debt, Net Working Capital, Transaction Expenses and the resulting Exchange Consideration and Exchange Shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b)                After delivery of the Closing Statement, each of the Seller Representatives and the Purchaser Representative, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The Seller Representatives and the Purchaser Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Pubco and Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Pubco and the Company shall provide reasonable cooperation in connection therewith. If either a Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Parties a statement setting forth its objections thereto (in reasonable detail and setting forth the specific items to which such Representative Party is objecting) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party with respect to any item in the Closing Statement within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest such item in the Closing Statement, with such item deemed final, conclusive, non-appealable and binding for purposes hereunder. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representatives and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representatives and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Parties, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 2.5(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, a Representative Party may require, by written notice to the other Representative Parties, that an alternative independent (i.e., no prior material business relationship with any Party during the prior two (2) years) accounting firm be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures as the Independent Expert. The Parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 2.5(b). The Parties acknowledge that any information provided pursuant to this Section 2.5(b) will be subject to the confidentiality obligations of Section 8.13.

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(c)                If a dispute with respect to the Closing Statement is submitted in accordance with this Section 2.5 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 2.5(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by Pubco. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Sellers, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by Pubco. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and in accordance with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representatives to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. The Independent Expert’s determination with respect to any item must be within the range of values assigned to such item in the Closing Statement and the Objection Statement(s). The Seller Representatives and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. For the avoidance of doubt, none of the Seller Representatives or the Purchaser Representative may, without the prior written consent of the other Parties, have any ex parte communications with the Independent Expert related to the matters set forth in this Section 2.5. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 2.5. The Parties agree that the Independent Expert shall act as an expert, not as an arbitrator, and that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representatives and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representatives and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error). The procedures set forth in this Section 2.5 shall be the sole and exclusive method at resolving any claims or disputes with respect to the calculation of Closing Net Debt, Net Working Capital and Transaction Expenses.

(d)                If it is finally determined in accordance with this Section 2.5 that the number of Exchange Shares that should have been delivered by Pubco at the Closing in accordance with the requirements of this Agreement (the “Finally Determined Exchange Shares”) is:

(i)                 greater than the number of Exchange Shares set forth in the Estimated Closing Statement (the “Estimated Exchange Shares”), then within five (5) Business Days after such final determination, Pubco shall issue to the Sellers an additional number of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares equal to (x) the Finally Determined Exchange Shares, minus (y) the Estimated Exchange Shares, with each Class A Seller receiving its Pro Rata Share of such additional Pubco Ordinary Shares, solely in the form of Pubco Class A Ordinary Shares and each Class B Seller receiving its Pro Rata Share of such additional Pubco Ordinary Shares, solely in the form of Pubco Class B Ordinary Shares (in each case, rounded to the nearest whole share), subject to a maximum amount equal to the amount of Indemnity Escrow Property at such time (with each Escrow Share valued for such purposes at the Redemption Price) divided by the Redemption Price; or

(ii)               less than the Estimated Exchange Shares, then within five (5) Business Days after such final determination, the Purchaser Representative and the Seller Representatives will provide joint written instructions to the Escrow Agent to transfer and deliver to Pubco a number of Indemnity Escrow Shares or other Indemnity Escrow Property with a value (with each Indemnity Escrow Share valued at the Redemption Price) equal to an amount equal to the product of (A) (x) Estimated Exchange Shares, minus (y) the Finally Determined Exchange Shares, multiplied by (B) the Redemption Price, up to a maximum amount equal to the Indemnity Escrow Property at such time.

Any Pubco Ordinary Shares issued under clause (i) hereof will be considered additional Exchange Shares for purposes of this Agreement and, to the extent applicable to a Seller, “Restricted Securities” under the applicable Lock-Up Agreement. Pubco will cancel any Indemnity Escrow Shares that it receives under clause (ii) hereof promptly after its receipt thereof. For the avoidance of doubt and without duplication of the other provisions of this Agreement, the number of Escrow Shares or other Pubco Ordinary Shares to be delivered under this Section 2.5(d) shall be equitably adjusted for share splits, reverse share splits, share dividends, combinations, subdivisions, exchanges, recapitalizations, reclassifications and the like with respect to Pubco Ordinary Shares after the Closing.

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2.6               Earnout.

(a)                After the Closing, subject to the terms and conditions set forth herein, the Class B Sellers’ rights to the Earnout Escrow Property may vest and no longer become subject to potential forfeiture based on the performance of Pubco and its Subsidiaries, including the Target Companies, during the calendar years 2021 and 2022 (each such calendar year, an “Earnout Year”, and such two-year calendar period, the “Earnout Period”) if the requirements as set forth in this Section 2.6 are met.

(i)                 In the event that the Net Income for the calendar year ended December 31, 2021 (the “2021 Net Income”), as set forth in the audited consolidated income statement of Pubco filed with its Form 20-F or Form 10-K for such calendar year, is equal to or greater than Nineteen Million U.S. Dollars ($19,000,000) (the “First Net Income Target”), then, subject to the terms and conditions of this Agreement, the Class B Sellers’ rights to fifty percent (50%) of the Earnout Escrow Property (the “First Half Earnout Property”) shall vest and shall no longer be subject to forfeiture. If the 2021 Net Income is less than the First Net Income Target, but is equal to or greater than Nine Million Five Hundred Thousand U.S. Dollars ($9,500,000), then the Sellers’ rights to fifty percent (50%) of the First Half Earnout Property shall vest and shall no longer be subject to forfeiture. In all other cases, the First Half Earnout Property will be forfeited.

(ii)               In the event that the Net Income for the calendar year ended December 31, 2022 (the “2022 Net Income”), as set forth in the audited consolidated income statement of Pubco filed with its Form 20-F or Form 10-K for such calendar year, is equal to or greater than Twenty-One Million, Eight Hundred Fifty Thousand U.S. Dollars ($21,850,000) (the “Second Net Income Target”, and together with the First Net Income Target, the “Earnout Target”), then, subject to the terms and conditions of this Agreement, the Class B Sellers’ rights to the remaining Earnout Escrow Property (after giving effect to any forfeitures under clause (i) above for the 2021 Net Income being less that the First Net Income Target, the “Second Half Earnout Property”) shall vest and shall no longer be subject to forfeiture. If the 2022 Net Income is less than the Second Net Income Target, but is equal to or greater than Ten Million Nine Hundred Twenty Five Thousand U.S. Dollars ($10,925,000), then the Class B Sellers’ rights to fifty percent (50%) of the Second Half Earnout Property shall vest and shall no longer be subject to forfeiture. In all other cases, the Second Half Earnout Property will be forfeited.

(b)                If for any Earnout Year the Class B Sellers are entitled to receive any Earnout Escrow Property for such Earnout Year, then such Earnout Escrow Property will be due within three (3) Business Days after the filing of Pubco’s Form 20-F or Form 10-K with the SEC, and the Purchaser Representative on behalf of Pubco shall provide written instructions to the Escrow Agent to release to the Class B Sellers such Earnout Escrow Property within three (3) Business Days thereafter. In the event the Class B Sellers are not entitled to receive any or all of the Earnout Escrow Property for such Earnout Year, then the applicable Earnout Escrow Property will be forfeited by the Class B Sellers within three (3) Business Days after the filing of Pubco’s Form 20-F or Form 10-K with the SEC, and the Purchaser Representative on behalf of Pubco will provide written instructions to the Escrow Agent within three (3) Business Days thereafter to release and surrender such forfeited Earnout Escrow Property to Pubco. Pubco will cancel any such Earnout Escrow Shares distributed to Pubco.

(c)                Following the Closing (including during the Earnout Period), Pubco and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Target Companies will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the 2021 Net Income and/or 2022 Net Income, the share price of Pubco Ordinary Shares and the ability of the Class B Sellers to earn the Earnout Escrow Property, and the Class B Sellers will not have any right to claim the loss of all or any portion of any Earnout Escrow Property or other damages as a result of such decisions. Notwithstanding the forgoing, Pubco shall not, and shall cause it Subsidiaries not to, take any action, or omit to take any action that is primarily in bad faith and designed for, or has the primary purpose of, avoiding, reducing or preventing the achievement or attainment of the First Net Income Target or the Second Net Income Target.

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2.7             Surrender of Purchased Shares and Disbursement of Exchange Consideration

(a)                At the Closing, Pubco shall cause the Exchange Shares (less the Escrow Shares) to be issued to each Seller in exchange for such Seller’s Pro Rata Share of the Purchased Shares in accordance with Section 2.2 and the Estimated Closing Statement.

(b)                At the Closing, each Seller will deliver to Pubco their Purchased Shares, including any certificates representing Company Ordinary Shares (“Company Certificates”), along with applicable share power or transfer forms reasonably acceptable to Pubco. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Seller may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as Pubco may reasonably direct as indemnity against any claim that may be made against Pubco or the Company with respect to the Company Ordinary Shares represented by such Company Certificate alleged to have been lost, stolen or destroyed.

(c)                Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

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2.8             Seller Consent Each Seller, as a shareholder or other security holder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Organizational Documents, any other agreement in respect of the Company to which any Seller is a party or bound and all applicable Laws.

2.9               Termination of Certain Agreements. Without limiting the provisions of Section 12.2, the Company and the Sellers hereby agree that, effective at the Closing, (a) any shareholders, voting or similar agreement among the Company and any of the Sellers or among the Sellers with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and the Company hereby waive any obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

Article III
CLOSING

3.1               Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company, Pubco and the Sellers on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR on or after May 23, 2019 and at least two (2) Business Days prior to the date hereof (excluding any risk factors, forward-looking statements or similar predictive statements), Purchaser represents and warrants to the Company, Pubco and the Sellers, as of the date hereof and as of the Closing, as follows:

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4.1               Organization and Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2               Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser’s board of directors, at a duly called and held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser and Purchaser’s stockholders in accordance with the NRS, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s stockholders vote in favor of the approval of this Agreement, the Merger, and the other Stockholder Approval Matters in accordance with the NRS (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Stockholder Approval Matters be submitted to the Purchaser stockholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3               Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

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4.4               Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5               Capitalization.

(a)                Purchaser is authorized to issue 151,000,000 shares, of which 150,000,000 shares are Common Stock, and 1,000,000 shares are Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, the Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b)                Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based units,, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c)                All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d)                Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

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4.6               SEC Filings; Purchaser Financials; Internal Controls .

(a)                Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements (including Purchaser’s Registration Statement on Form S-1, which was originally filed on April 26, 2019 and made effective on May 29, 2019), prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)                As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(c)                The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d)                Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e)                Since the IPO, Purchaser has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal controls over financial reporting of Purchaser.

(f)                 Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g)                Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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4.7               Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2019, not been subject to a Material Adverse Effect.

4.8               Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

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4.9               Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10           Taxes and Returns.

(a)                Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There are no claims, assessments. audits, examinations, investigations or other Actions pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Purchaser is not, and never has been, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(b)                Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11           Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Schedule 4.11, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12           Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13           Material Contracts.

(a)                Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser or any of its current or future Affiliates, any acquisition of material property by Purchaser or any of its current or future Affiliates, or restricts in any material respect the ability of Purchaser or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)                With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

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4.14           Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding capital stock as of the date hereof, on the other hand.

4.15           Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16           Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies, the Sellers or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Schedule 4.16 shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

4.17           Certain Business Practices.

(a)                Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b)                The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c)                None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

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4.18           Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

4.19           Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Sellers or any of their respective Affiliates.

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4.20           Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, the Sellers, Pubco or Merger Sub for the Registration Statement; and (b) none of the Company, the Sellers, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

4.21           Trust Account. As of the date hereof, Purchaser has an amount of assets in the Trust Account equal to approximately One Hundred Seventeen Million Thirty Thousand Dollars ($ 117,030,000.00). The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21 or Taxes, (ii) the holders of Purchaser Securities prior to the Effective Time who shall have elected to redeem their Purchaser Common Stock pursuant to the Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Common Stock pursuant to the Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account.

Article V

REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to the Purchaser, the Company and the Sellers, as of the date hereof and as of the Closing, as follows:

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5.1               Organization and Standing. Pubco is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2               Authorization; Binding Agreement. Subject to filing the Amended Pubco Charter, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Charter), on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3               Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, including the Amended Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4               Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

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5.5               Capitalization. As of the date hereof, (i) the share capital of Pubco is $50,000 divided into 500,000,000 ordinary shares, par value $0.0001 per share, and Pubco is authorized to issue an unlimited number of Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, which is owned by the Company, and (ii) Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6               Ownership of Exchange Shares. (i) All Exchange Shares to be issued and delivered in accordance with Article II to the Sellers shall be, upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Exchange Shares each Seller shall have good and valid title to its portion of such Exchange Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the provisions of this Agreement and any Liens incurred by the Sellers, and (iii) the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7               Pubco and Merger Sub Activities. Since their formation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8               Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.9               Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.10           Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Sellers or any of their respective Affiliates.

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5.11           Independent Investigation. Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Sellers or Purchaser for the Registration Statement; and (b) none of the Company, the Sellers, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), each Section of which qualifies the correspondingly numbered representation or warranty if specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to Purchaser and Pubco, as of the date hereof and as of the Closing, as follows:

6.1               Organization and Standing. The Company is a company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except if the failure to be so qualified or licensed or be in good standing would not be material to the Target Companies taken as a whole. Schedule 6.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business as of the date hereof. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

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6.2               Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of the Company (as applicable) in accordance with the Company’s Organizational Documents, the BVI Act and any other applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3               Capitalization.

(a)                The Company is authorized to issue 50,000 Company Ordinary Shares. The issued and outstanding capital shares of the Company consists of 50,000 Company Ordinary Shares, and there are no other issued or outstanding equity interests of the Company. The Sellers are the legal (registered) and beneficial owners of all of the issued and outstanding Company Ordinary Shares, with each Seller owning the Company Ordinary Shares set forth on Schedule 6.3(a), all of which Company Ordinary Shares are owned by the Sellers free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. After giving effect to the Share Exchange, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b)                No Target Company currently has, and no Target Company has had, since its formation, any stock option or other equity incentive plans. Except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)                Except as disclosed in the Company Financials or as set forth on Schedule 6.3(c), since January 1, 2019, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

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6.4               Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any loan or capital contribution to any other Person.

6.5               Governmental Approvals. Except as otherwise described in Schedule 6.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

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6.6               Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7               Financial Statements.

(a)                As used herein, the term “Company Financials” means the consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the (i) consolidated balance sheets of the Target Companies as of December 31, 2018 (the “Balance Sheet Date”), and December 31, 2017, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and (ii) reviewed and unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2019, and the related reviewed and unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) month period then ended. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials (i) were prepared from the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)                Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (v) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2016, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)                As of the date hereof, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth on Schedule 6.7(c). Except as disclosed on Schedule 6.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d)                Except as set forth on Schedule 6.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Target Companies as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e)                All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

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6.8               Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, each Target Company: (a) since December 31, 2019 to the date of this Agreement, has conducted its business only in the ordinary course of business consistent with past practice, (b) since December 31, 2019, has not been subject to a Material Adverse Effect and (c) since December 31, 2019, has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2 ) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9               Compliance with Laws. Except as set forth on Schedule 6.9, no Target Company is or since the date of its formation, has been in conflict or non-compliance with, or in default or violation of, any applicable Laws, except as would not be material to the Target Companies taken as a whole, nor has any Target Company received, since the date of its formation, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

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6.10           Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and since January 1, 2017, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

6.11           Litigation. Except as described on Schedule 6.11, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since the date of its formation; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since the date of its formation, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Since the date of its formation, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12           Material Contracts.

(a)                Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i)                 contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)               relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii)             involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(iv)              evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000, other than those incurred in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v)                involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

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(vi)              relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)            by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii)          is with any Top Customer or Top Vendor;

(ix)              obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x)                is between any (A) Target Company and (B) any directors, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any other Related Person, including all non-competition, severance and indemnification agreements;

(xi)              obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii)            relates to a material settlement of any Action entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xiii)          provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xiv)          that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)                Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

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6.13           Intellectual Property.

(a)                Schedule 6.13(a)(i) sets forth: as of the date hereof all Patents and Patent applications, trademarks and service mark registrations and applications, copyright registrations and applications and domain name registrations owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 6.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Target Companies’ businesses as currently conducted (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally with license, maintenance, support and other fees of less than $20,000 per year, which are not required to be listed, although such licenses that are material to the Target Companies’ businesses as currently conducted are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) all Company IP. Except as set forth on Schedule 6.13(a)(iii), all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP.

(b)                Each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Other than Company IP, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material breach or material default thereunder. The continued use by the Target Companies of the material Intellectual Property that is the subject of the Company IP Licenses in the same or similar manner that it is currently being used is not prohibited by such Company IP Licenses in material respects. To the Knowledge of the Company, all registrations for material Copyrights, Patents and Trademarks that are owned by any Target Company are valid and in force.

(c)                To the Company’s Knowledge, no Action is pending or threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the Target Companies, except for any Action relating to applications for Intellectual Property. During the past three (3) years, no Target Company has received any written or to the Knowledge of the Company, oral notice or claim that is currently pending, asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past three (3) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect as a result of the ownership, use or license of any material Intellectual Property owned by a Target Company. To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any Target Company and material to the Target Companies’ businesses as currently conducted (“Company IP”) in any material respect.

(d)                All employees and independent contractors of a Target Company who develop material Intellectual Property for such Target Company have assigned to such Target Company such material Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any material Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of templates of written Contracts used by the Target Companies under which employees and independent contractors of a Target Company assigned the material Intellectual Property developed for a Target Company by such employees and independent contractors to such Target Company. Each Target Company has taken commercially reasonable security measures for the purposes of protecting the secrecy and confidentiality of the material Trade Secrets included in Company IP.

(e)                To the Knowledge of the Company, during the past three (3) years, (i) no Person has obtained unauthorized access in any material respects to third party personal information and data regarding individuals that are protected by applicable data privacy Law, in the possession of a Target Company and (ii) nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of such personal information and its own privacy policies and guidelines.

(f)                 The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under, or release of source code for software included in Company IP because of: (i) any Contract providing for the license granted by a Target Company to a third party to use material Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

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6.14           Taxes and Returns. Except as set forth on Schedule 6.14:

(a)                Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b)                Within the past three (3) years, no claim has ever been made against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)                No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)                There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)                Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

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(f)                 No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the ordinary course of business.

(g)                No Target Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h)                No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) as a transferee or successor or (ii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(i)                 No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(j)                 No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

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6.15           Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16           Personal Property. Except as set forth in Schedule 6.16, all items of Personal Property with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.17           Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, and with respect to assets owned by Target Companies, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies and (d) Liens set forth on Schedule 6.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.18           Employee Matters.

(a)                Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has, to the Knowledge of the Company, provided any Target Company written or oral notice of his or her plan to terminate his or her employment with any Target Company.

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(b)                Except as set forth in Schedule 6.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c)                Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees (with names redacted) of the Target Companies showing for each as of such date (i) the employee’s staff identification number job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2019, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2020. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a Target Company, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 6.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company.

(d)                Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such independent contractor, date of retention and rate of remuneration. Except as set forth on Schedule 6.18(d), each such independent contractor is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s Contract. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor’s engagement is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

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6.19           Benefit Plans.

(a)                Set forth on Schedule 6.19(a) is a true and complete list of each material Foreign Plan of a Target Company (each, a “Company Benefit Plan”). Except as set forth on Schedule 6.19(a), no Target Company maintains or contributes to (or has an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b)                With respect to each material Company Benefit Plan which covers any current or former officer, director, individual consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) the current plan documents and related trust agreements or annuity Contracts (including any amendments thereto), and written descriptions of any material Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c)                With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d)                To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not materially exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e)                The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f)                 Except to the extent required by applicable Law, no Target Company provides material health or life insurance benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

6.20           Environmental Matters. Except as set forth in Schedule 6.20:

(a)                Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b)                No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

(c)                No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)                No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of any Target Company under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e)                To the Company’s Knowledge, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

(f)                 To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls, in each case that could reasonably be expected to result in a Target Company incurring any material Liability or obligation under applicable Environmental Laws.

(g)                The Company has provided to Purchaser all material environmental site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently owned, leased, or operated properties of any Target Company, in each case that are in the Company’s possession.

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6.21           Transactions with Related Persons. Except as set forth on Schedule 6.21, no Target Company nor any officer or director of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Schedule 6.21, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 6.21, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

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6.22           Insurance.

(a)                Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2017, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)                Since January 1, 2017, no Target Company has made any insurance claim in excess of $50,000. Since January 1, 2017, each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. Since January 1, 2017, no Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23           Top Customers and Suppliers. Schedule 6.23 lists, by dollar volume received by or paid to the Target Companies, as applicable, for the twelve (12) months ended on December 31, 2019, the ten (10) largest customers (with names redacted but with customer identification numbers provided in lieu thereof) of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with the Top Customers and Top Vendors are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, has given the Company any written notice to cancel or otherwise terminate, any material relationships of such Person with a Target Company, and (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened in writing to (A) stop, decrease or limit materially, or modify materially its material relationships with a Target Company or (B) stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any material amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past twelve (12) months been engaged in any material dispute with any Top Vendor or Top Customer.

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6.24           Certain Business Practices.

(a)                Since January 1, 2015, no Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Since January 1, 2015, no Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)                Since January 1, 2015, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)                No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, or any other country comprehensively sanctioned by OFAC (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

(d)                The Company’s Cayman Island subsidiary, Lion Brokers Limited, provides contract-for-difference (“CFD”) transaction services in the Cayman Islands. Lion Brokers Limited does not provide CFD transaction services in Hong Kong. Clients of Lion Brokers Limited are required to review and execute their account opening documents online using a cloud server, and Lion Brokers Limited has set up an appropriate filter mechanism to prevent clients who are residents of Hong Kong from opening accounts with Lion Brokers Limited. Clients of Lion Brokers Limited are required to send their transaction requests through the Company’s server, and Lion Brokers Limited will either act as a principal and trade with the clients, or act as a broker by passing on the transaction orders netted with other clients to third-party market makers. For the purpose of CFD transactions, Lion Brokers Limited opened two types of accounts in its own name in Hong Kong with the Bank of China (Hong Kong) Limited (“BOCHK”),a house account and a client account, after going through the know-your customer and the anti-money laundering procedures with the BOCHK. Clients are required to deposit funds into the client account. Upon execution and settlement of CFD transactions, the commission and any profit and loss arising from the CFD transactions are debited from or credited to the client account or the house account, as applicable. Such CFD transaction services are deemed to be in compliance with applicable local Laws and regulations in all material respects, and the fund settlement between the client account and the house account in Hong Kong is not deemed to be conducting a CFD business in Hong Kong and is not otherwise in violation of Hong Kong laws and regulations.

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6.25           Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.26           Finders and Brokers. Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27           Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

6.28           Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco or Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

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Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby severally, and not jointly, represents and warrants to Purchaser and Pubco, as of the date hereof and as of the Closing, as follows:

7.1               Organization and Standing. Such Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2               Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3               Ownership. Such Seller owns good, valid and marketable title to the Purchased Shares set forth opposite such Seller’s name on Annex I, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of the such Seller’s Purchased Shares to Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such Purchased Shares and good, valid and marketable title to such Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4               Governmental Approvals. No Consent of or with any Governmental Authority on the part of such Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by such Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of Seller to consummate the Transactions.

7.5               Non-Contravention. The execution and delivery by such Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by such Seller with any of the provisions hereof and thereof, will not, (a) if such Seller is an entity, conflict with or violate any provision of such Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Seller under, (viii) give rise to any obligation to obtain any third party consent or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Seller is a party or such Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

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7.6               No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

7.7               Investment Representations. Such Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that unless otherwise agreed Pubco is under no obligation hereunder to register the Exchange Shares under the Securities Act. Such Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), such Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. Such Seller has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Pubco and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Such Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco, Purchaser or their respective Representatives. Such Seller acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no representations or warranties have been made by Pubco, Merger Sub, Purchaser or any of their respective Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

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7.8               Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

7.9               Information Supplied. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

7.10           Independent Investigation. Such Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose. Such Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to such Seller pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco or Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto.

Article VIII
COVENANTS

8.1               Access and Information.

(a)                During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of the Company, Pubco and Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco or Merger Sub as Purchaser or its Representatives may reasonably request regarding the Target Companies, Pubco or Merger Sub and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist) and cause each of the Representatives of the Company, Pubco and Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco or Merger Sub. Purchaser hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Target Company regarding any Target Company, its business or the transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

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(b)                During the Interim Period, subject to Section 8.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, Merger Sub and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company, Pubco, Merger Sub or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company, Pubco and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

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8.2               Conduct of Business of the Company, Pubco, Merger Sub and the Sellers.

(a)                Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or as set forth on Schedule 8.2, or as required by applicable Law, the Company, Pubco and Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies, Pubco and Merger Sub and their respective businesses, assets and employees, and (iii) use commercially reasonable efforts necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that no action by any Target Company, Pubco or Merger Sub with respect to matters specifically prohibited or restricted by any provision of Section 8.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 8.2(b).

(b)                Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.2, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco or Merger Sub shall, and each shall cause its Subsidiaries to not:

(i)                 amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)               authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)             split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)              incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business;

(v)                increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

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(vi)              make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any material amended Tax Return or claim for a material refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)            transfer or license to any Person other than the license of Intellectual Property in the ordinary course of business, or otherwise permit to lapse or fail to preserve any material Company Registered IP or other Company IP, or disclose any material Trade Secrets included in Company IP to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(viii)          terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix)              fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)                establish any Subsidiary or enter into any new line of business;

(xi)              fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)            revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

(xiii)          waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials or the consolidated financial statements of Pubco, as applicable;

(xiv)          close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)            acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case, except for transactions in the ordinary course of business;

(xvi)          make any capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xvii)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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(xviii)      voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.2 during the Interim Period, or pursuant to a Company Benefit Plan;

(xix)          sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the ordinary course of business;

(xx)            enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or Merger Sub;

(xxi)          take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)        accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv)      authorize or agree to do any of the foregoing actions.

(c)                Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, without the prior written consent of Purchaser, (i) the Company shall not issue any Company Securities, and (ii) no Seller shall sell, transfer or dispose of any Company Securities owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Securities (the “New Seller”) executes and delivers to Purchaser, Pubco, Merger Sub and the Company a joinder agreement in form and substance reasonably acceptable to Purchaser and Pubco to become bound by the terms and conditions of this Agreement as a Class A Seller hereunder (a “Joinder”), as well as execute and deliver to Purchaser, Pubco, Merger Sub and the Company any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement. The Parties shall make any appropriate adjustments to Annex I and each Seller’s Pro Rata Share to account for such New Seller.

8.3               Conduct of Business of Purchaser.

(a)                Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or as set forth on Schedule 8.3, or as required by applicable Law, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that no action by Purchaser with respect to matters specifically prohibited or restricted by any provision of Section 8.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 8.3(b). Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict the Purchaser from extending one or more times, in accordance with the Purchaser Charter and IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it much complete its Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

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(b)                Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document or as set forth on Schedule 8.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i)                 amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)               authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)             split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)              incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment in accordance with Section 8.17, and costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,000,000);

(v)                make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)              amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser or Purchaser’s ability to consummate the transactions contemplated by this Agreement ;

(vii)            terminate, waive or assign any material right under any material agreement to which it is a party;

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(viii)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)              establish any Subsidiary or enter into any new line of business;

(x)                fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)              revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting the Purchaser’s outside auditors;

(xii)            waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii)          acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)          make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $200,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)          voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $200,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvii)        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)      enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)          take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)            authorize or agree to do any of the foregoing actions.

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8.4               Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month completed after the date hereof and within forty-five (45) calendar days following the end of each three-month quarterly period completed after the date hereof, the Company shall deliver to Purchaser an unaudited monthly management account or an unaudited quarterly consolidated income statement and consolidated balance sheet, as applicable, of the Target Companies for the applicable calendar month or quarterly period, as applicable. From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

8.5               Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Units, the Purchaser Common Stock and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

8.6               No Solicitation.

(a)                For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, Merger Sub, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser. and in each case, other than transfers of the Purchased Shares among the Sellers or to an employee of a Target Company who becomes a Class A Seller as long as such employee will sign a Joinder and execute and deliver any other documents required by Section 8.2(c) hereof.

(b)                During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company, Pubco and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)                Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, any Seller) of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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8.7               No Trading. The Company, Pubco, Merger Sub and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, Merger Sub and the Sellers each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8               Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller): (a) fails to comply with any material covenant or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party (or, with respect to the Company, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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8.9               Efforts.

(a)                Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)                In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)                As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)                Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and Merger Sub shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

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8.10           Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11           The Registration Statement.

(a)                As promptly as practicable after the date hereof, Purchaser and Pubco shall jointly prepare, and Pubco shall (at the sole cost and expense of Purchaser with respect to any applicable SEC filing fees and/or registration fees) file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities prior to the Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from Purchaser shareholders for the matters to be acted upon at the Special Stockholder Meeting and providing the Public Stockholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser stockholders to be called and held for such purpose (the “Special Stockholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of the Exchange Shares and the PIPE Shares), by the holders of Purchaser Common Stock in accordance with Purchaser’s Organizational Documents, the NRS and the rules and regulations of the SEC and Nasdaq, (B) to the extent required by the Federal Securities Laws, Nevada Law or the BVI Act, the adoption of the Amended Pubco Charter, (C) the adoption and approval of a new equity incentive plan for Pubco, which will be in form and substance reasonably acceptable to the Company and Purchaser and which will provide that the total awards under such equity incentive plan will be a number of Pubco Ordinary Shares equal to ten percent (10%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, (D) the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 8.14 hereof, (E) such other matters as the Company, Pubco and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (E), collectively, the “Stockholder Approval Matters”, and (F) the adjournment of the Special Stockholder Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(b)                Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its stockholders proxies or votes in favor of the approval of the Stockholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Stockholder Approval Matters. If on the date for which the Special Stockholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Stockholder Approval Matters, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Stockholder Meeting. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, Purchaser’s Organizational Documents, the NRS and the rules and regulations of the SEC and Nasdaq. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(c)                Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Stockholder Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and Pubco shall (at the sole cost and expense of Purchaser) file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d)                Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Stockholder Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e)                As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Stockholder Meeting in accordance with the NRS for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(f)                 Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Stockholder Meeting and the Redemption.

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8.12           Public Announcements.

(a)                The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)                The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than two (2) Business Days after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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8.13           Confidential Information.

(a)                The Company, Pubco, Merger Sub and the Sellers agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, Merger Sub and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws and (y) Pubco shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of Purchaser disclosed to such Person until such information ceases to be a Trade Secret.

(b)                Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

(c)                For the avoidance of doubt, the obligations set forth in this Section 8.13 are in addition to and shall not supersede any continuing obligations with respect to any Purchaser Confidential Information or Company Confidential Information under any existing confidentiality agreements.

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8.14           Post-Closing Board of Directors and Executive Officers.

(a)                The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) the two (2) persons that are designated by Purchaser prior to the Closing (the “Purchaser Directors”), at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules, (ii) the four (4) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least two (2) of whom shall be required to qualify as an independent director under Nasdaq rules; and (iii) the one (1) person that is mutually agreed upon and designated by Purchaser and the Company prior to the Closing (the “Independent Director”) who shall be required to qualify as an independent director under Nasdaq rules. Pursuant to the Amended Pubco Charter as in effect as of the Closing, the Post-Closing Pubco Board will be a classified board with two classes of directors, with (I) one class of directors, consisting of two Company Directors designated by the Company and the Independent Director (collectively, the “Class I Directors”), initially serving a one (1) year term, such term effective from the Closing (and any subsequent Class I Directors serving a two (2) year term), and (II) a second class of directors, consisting of two Company Directors designated by the Company and the Purchaser Directors (collectively, the “Class II Directors”), initially serving a two (2) year term, such term effective from the Closing (and any subsequent Class II Directors serving a two (2) year term). In accordance with the Pubco Charter as in effect at the Closing, no director on the Post-Closing Pubco Board may be removed without cause. At or prior to the Closing, Pubco will provide each Purchaser Director, Company Director and the Independent Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director, Company Director or Independent Director.

(b)                The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

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8.15           Indemnification of Directors and Officers; Tail Insurance.

(a)                The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Pubco, Merger Sub and Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in Purchaser’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, Merger Sub and Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b)                For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy (at an aggregate cost that is borne by Purchaser of no higher than 200% of the annual premium of Purchaser’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement) that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and Purchaser shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and Purchaser shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

8.16           Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Investment shall first be used to pay (i) Purchaser’s accrued Expenses, including Purchaser’s deferred Expenses of the IPO and (ii) any loans owed by Purchaser to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser or Extension Expenses. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Closing. Any remaining cash will be transferred to a Target Company or Pubco and used for working capital and general corporate purposes.

8.17           PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to (and if requested by Purchaser, Pubco will), enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser or Pubco to purchase shares of Purchaser or Pubco (“PIPE Shares”) in connection with a private placement, and/or enter into backstop or redemption waiver arrangements with potential investors, in either case on terms mutually agreeable to the Company, Purchaser and Pubco, acting reasonably (a “PIPE Investment”), and, if Purchaser elects to seek a PIPE Investment, Pubco, Purchaser and the Company shall, and shall use commercially reasonable efforts to cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

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Article IX
SURVIVAL AND INDEMNIFICATION

9.1               Survival.

(a)                All representations and warranties of the Company and Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the date hereof), excluding Sections 6.7(e) (Financial Statements), 6.27 (Information Supplied) and 7.9 (Information Supplied), shall survive the Closing through and until and including the Expiration Date. All representations and warranties of the Company, the Sellers, Pubco and Merger Sub set forth in Sections 6.7(e) (Financial Statements), 6.27 (Information Supplied) and 7.9 (Information Supplied) (collectively, the “Non-Surviving Representations”) shall terminate at, and not survive, the Closing and no claim (including any Fraud Claim) for indemnification hereunder may be made with respect to any Non-Surviving Representation. No claim (including any Fraud Claim) for indemnification hereunder may be made after the Expiration Date; provided, that if an Indemnitee delivers to the Indemnitor a Claim Notice in accordance with Section 9.4(b), with respect to a claim for any Loss incurred as a result of a breach of any representation, warranty or covenant before the Expiration Date in accordance with this Section 9.1(a), then the relevant representations, warranties or covenant shall survive solely as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements (in each case, including any indemnification obligations with respect thereto) of the Company, any Seller or any Seller Representative contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished by the Company pursuant to this Agreement on or after the date hereof) (x) that are required to be performed prior to or at the Closing, shall survive until the second (2nd) anniversary of the Closing Date, and (y) that are required to the performed after the Closing, shall survive the Closing and continue until fully performed in accordance with their terms; provided that the covenants, obligations and agreements contained in Section 8.8 (Notification of Certain Matters) shall not survive the Closing and no claim for indemnification hereunder may be made with respect to Section 8.8 (Notification of Certain Matters).

(b)                   The representations and warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Purchaser, the Purchaser Representative, and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or Action be brought against the Purchaser the Purchaser Representative or their respective Representatives with respect thereto. The covenants and agreements made by the Purchaser and/or the Purchaser Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are contemplated to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

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9.2             Indemnification. Subject to the terms and conditions of this Article IX, from and after the Closing, the Class B Sellers and their respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnitor”) will severally, based on their relative Pro Rata Shares (as between themselves), and not jointly, indemnify, defend and hold harmless Pubco, the Purchaser Representative, their respective Affiliates and each of their respective officers, directors, managers, employees, successors and permitted assigns (only in their capacities as such), but, for clarity, excluding any shareholders of Pubco, (each, with respect to any claim made pursuant to this Agreement, an “Indemnitee”) from and against any and all losses, Liabilities, damages (including consequential damages to the extent awarded by the Specified Court), diminution in value (to the extent awarded by the Specified Court), Taxes, interest, penalties, Liens, amounts paid in settlement (subject to compliance with Section 9.4), costs and expenses (including reasonable court costs and reasonable attorneys’ fees and expenses but excluding any exemplary, punitive or special damages unless actually paid to a third party that is not an Indemnitee) (any of the foregoing, including those resulting from Actions or Orders, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnitee to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (A) the breach of any representation or warranty made by the Company or any Seller set forth in this Agreement or in any certificate executed and delivered by the Company, any Seller pursuant to this Agreement; or (B) the breach of any covenant or agreement on the part of the Company or any Seller, set forth in this Agreement or in any certificate delivered by the Company pursuant to this Agreement on or after the date hereof.

9.3               Limitations and General Indemnification Provisions.

(a)                Except as otherwise expressly provided in this Article IX, the Indemnitees will not be entitled to receive any indemnification payments under clause (a) of Section 9.2 unless and until the aggregate amount of Losses incurred by the Indemnitees for which they are otherwise entitled to indemnification under this Article IX exceeds the value of one-half percent (0.5%) of the Exchange Consideration (the “Basket”), in which case the Indemnitors shall be obligated to the Indemnitees for the amount of all Losses of the Indemnitees from the first dollar of Losses of the Indemnitees required to reach the Basket, subject to the other limitations herein; provided, however, that the Basket shall not apply to (i) indemnification claims for breaches of any Company and Sellers Fundamental Representations or (ii) Fraud Claims.

(b)                The maximum aggregate amount of indemnification payments which the Indemnitors will be obligated to pay under Section 9.2 (other than (i) Fraud Claims or (ii) any indemnification claims for breaches of any Company and Sellers Fundamental Representations) shall not exceed an amount equal to fifteen percent (15%) of the Exchange Consideration, provided, that any (A) Fraud Claims or (B) indemnification claims for breaches of any Company and Sellers Fundamental Representations, shall be payable solely by the Main Seller, and the maximum aggregate amount of indemnification payments for such claims and all other claims in connection with this Agreement shall not exceed an amount equal to the Exchange Consideration received by the Main Seller.

(c)                Notwithstanding anything to the contrary contained herein, no Indemnitor will have any indemnification obligations under Section 9.2 for any Loss to the extent that such Loss is included in the calculation of Net Working Capital, Closing Net Debt or Transaction Expenses in determining the Finally Determined Exchange Shares in accordance with Section 2.5. In no event will any Indemnitee be entitled to any recovery for any Loss more than once or to the extent that such Loss was expressly reserved for in the Company Financials.

(d)                   Solely for purposes of determining the amount of Losses under this Article IX (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(e)                   No investigation or knowledge by an Indemnitee, Purchaser or their respective Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnitor shall affect the representations, warranties, covenants and agreements of the Company, any Seller or any Seller Representative or the recourse available to the Indemnitees or Purchaser under any provision of this Agreement, including this Article IX, with respect thereto.

(f)                    The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by (i) the amount of any insurance proceeds paid to the Indemnitee or any Affiliate thereof in connection with such Losses, net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment and (ii) the amount of any Tax benefit actually realized as a result of such Loss by any Indemnitee or any Affiliate thereof in the taxable year in which such Loss was incurred or the following taxable year. No right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage.

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9.4               Indemnification Procedures.

(a)                   The Purchaser Representative shall have the sole right to act on behalf of the Indemnitees with respect to any indemnification claims made pursuant to this Article IX, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitees. The Seller Representatives, acting together shall have the sole right to act on behalf of the Indemnitors with respect to any indemnification claims made pursuant to this Article IX, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitors.

(b)                In order to make a claim for indemnification hereunder, the Purchaser Representative must, on behalf of an Indemnitee provide written notice (a “Claim Notice”) of such claim to the Seller Representatives on behalf of the Indemnitors and to the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter, but prior to the Expiration Date, in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller Representative and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnitor or the Indemnitee described in clause (i).

(c)                In the case of any claim for indemnification under this Article IX arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Purchaser Representative must, in addition to complying with Section 9.4(b), give a Claim Notice with respect to such Third Party Claim to the Seller Representatives promptly (but in no event later than thirty (30) days) after the Indemnitee’s initial receipt of notice of such Third Party Claim; provided, that the failure to timely give such notice will not relieve the Indemnitor of its indemnification obligations except to the extent that the defense of such Third Party Claim is actually prejudiced by the failure to timely give such notice. The Seller Representatives will have the right to defend and to direct the defense against any such Third Party Claim in their names and at their expense, and with counsel selected by the Seller Representatives, unless at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Seller Representatives on behalf of the Indemnitor and the Purchaser Representative on behalf of the Indemnitee in the conduct of such defense, (B) the applicable third party alleges a fraud claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief as a primary remedy against the Indemnitee or (D) the amount of the Third Party Claim (other than any Fraud Claims or claims based on breach of any Company and Seller Fundamental Representations (together with any amounts for pending but unresolved indemnification claims and resolved but unpaid indemnification claims) exceeds or is reasonably expected to exceed the value of the remaining Indemnity Escrow Property in the Indemnity Escrow Account. If the Seller Representatives on behalf of the Indemnitor elects, and is entitled, to compromise or defend such Third Party Claim, they will within twenty (20) days after receipt of the Claim Notice ( or sooner, if the nature of the Third Party Claim so requires) notify the Purchaser Representative of its intent to do so, and the Purchaser Representative and the Indemnitee will, at the request and expense of the Seller Representatives, cooperate in the defense of such Third Party Claim, including to furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. If the Seller Representatives on behalf of the Indemnitor elects not to, or at any time is not entitled under this Section 9.4 to, compromise or defend such Third Party Claim or fails to notify the Purchaser Representative of its election as herein provided, the Purchaser Representative on behalf of the Indemnitee may pay, compromise or defend such Third Party Claim, subject to Section 9.4(d).

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(d)                   Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnitee or the Purchaser Representative without the prior written consent of the Seller Representatives on behalf of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim will result in the immediate foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment will cause the Indemnitee material economic Loss. Additionally, if the Seller Representative is not controlling the defense of a Third Party Claim, the Purchaser Representative on behalf of the Indemnitee may not compromise or settle such Third Party Claim without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Seller Representative if such compromise or settlement requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee other than the execution of a release for such Third Party Claim. The Seller Representatives’ right on behalf of the Indemnitor to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will, without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Purchaser Representative on behalf of the Indemnitee, obligate the Indemnitee to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee other than the execution of a release for such Third Party Claim; provided that the Seller Representatives on behalf of the Indemnitors may compromise or settle any Third Party Claim without the Indemnitee’s prior written consent, so long as such compromise or settlement (i) only involves the payment of monetary damages that are borne in full by the Indemnitors, taking into account the remainder of the Indemnity Escrow Property, the amount of any Pending Claims that are resolved but unpaid, and the other limitations therein and does not include any requirement that the Indemnitee take or refrain from taking any actions other than compliance with any customary confidentiality or non-disparagement obligations in connection therewith; and (ii) does not involve any statement, finding or admission of any wrongdoing of, or violation of Law by, the Indemnitee (such settlement described in clauses (i) and (ii), “Permitted Settlement”). Other than any Permitted Settlement, notwithstanding the Seller Representatives’ right on behalf of the Indemnitor to compromise or settle in accordance with the immediately preceding sentence, the Seller Representatives on behalf of the Indemnitor may not settle or compromise any Third Party Claim over the objection of the Purchaser Representative on behalf of the Indemnitee; provided, however, that consent by the Purchaser Representative on behalf of the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Purchaser Representative on behalf of the Indemnitee will have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Seller Representatives’ right on behalf of the Indemnitor to direct the defense. For the avoidance of doubt, the Indemnitor shall not be responsible for any attorneys’ fees or other costs or expenses incurred by the Indemnitee in connection with its participation in the defense of the Third Party Claim, during the period in which the Seller Representatives on behalf of the Indemnitors are entitled to control the defense pursuant to this Section 9.4.

(e)                   With respect to any direct indemnification claim that is not a Third Party Claim, the Seller Representatives on behalf of the Indemnitor will after receipt of the Claim Notice respond thereto in a reasonable time. If the Seller Representatives responds and rejects such claim in whole or in part, the Purchaser Representative on behalf of the Indemnitee will be free to pursue such remedies as may be available under this Agreement (subject to Section 13.4, any Ancillary Documents or applicable Law.

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9.5               Indemnification Payments. Any indemnification claims against the Indemnitors shall first be applied against the Indemnity Escrow Shares (pro rata among the Class B Exchange Shares) then against any other Indemnity Escrow Property before any Indemnitor shall be required to make any out-of-pocket payment for indemnification. Any indemnification obligation of an Indemnitor under this Article IX will be paid within five (5) Business Days after the final non-appealable determination of such obligation in accordance with Section 9.4 (and the Purchaser Representative and the Seller Representatives will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Pubco or its successors. With respect to any indemnification payment, the value of each Indemnity Escrow Share or any other Pubco Ordinary Shares for purposes of determining the indemnification payment shall be the Pubco Share Price on the date that the indemnification claim is finally determined in accordance with this Article IX. To the extent that Pubco Class B Ordinary Shares are used for the payment of indemnification obligations, such shares shall be valued based on the number of Pubco Class A Ordinary Shares into which such shares may then be converted. Any Indemnity Escrow Shares or any other Pubco Ordinary Shares received by Pubco as an indemnification payment shall be promptly cancelled by Pubco after its receipt thereof.

9.6             Exclusive Remedy. From and after the Closing, except with respect to (i) claims relating to Exchange Consideration, which shall be exclusively governed by Article II, (ii) claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 13.6), or (iii) claims under the Ancillary Documents, indemnification pursuant to this Article IX shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature (whether or not arising from a Third Party Claim) with respect to any misrepresentation or breach of any warranty, or breach of any covenant contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to such subject matter of this Agreement, including the negotiation and discussion thereof, and the Indemnitees shall not otherwise be entitled, whether under law or in equity, to seek contribution, cost recovery, Losses or any other recourse or remedy from any Seller personally (excluding pursuant to the Indemnity Escrow Account) other than the Main Seller as provided herein.

Article X
CLOSING CONDITIONS

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10.1           Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a)                Required Stockholder Approval. The Stockholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Special Stockholder Meeting in accordance with the Proxy Statement shall have been approved by the Required Stockholder Approval.

(b)                Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws set forth in Schedule 10.1(b) shall have expired or been terminated.

(c)                Requisite Regulatory Approvals. All Consents required to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement set forth in Schedule 10.1(c) shall have been obtained or made.

(d)                No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e)                Net Tangible Assets. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, Purchaser shall have net tangible assets of at least $5,000,001.

(f)                 Pubco Charter Amendment. At or prior to the Closing, the shareholder(s) of Pubco shall have amended and restated the memorandum and articles of association of Pubco in substantially the form attached as Exhibit C hereto (the “Amended Pubco Charter”).

(g)                Foreign Private Issuer Status. Each of the Company and Purchaser shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(h)                Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(i)                 Nasdaq Listing. The Exchange Shares and Escrow Shares to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq, subject only to the official notice of issuance.

10.2           Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers. In addition to the conditions specified in Section 10.1, the obligations of the Company, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

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(a)                Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the Purchaser Fundamental Representations, material inaccuracies, and (iii) for all representations and warranties of the Purchaser other than the Purchaser Fundamental Representations, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b)                Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d)                Closing Deliveries.

(i)                 Officer Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c) with respect to Purchaser.

(ii)               Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii)             Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)              Founder Registration Rights Agreement Amendment. The Company and Pubco shall have received a copy of an Amendment to the Founder Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, in substantially the form attached as Exhibit D hereto (the “Founder Registration Rights Agreement Amendment”), duly executed by Purchaser and the holders of a majority of the “Registrable Securities” thereunder.

(v)                Seller Registration Rights Agreement. The Class B Sellers shall have received a copy of the Seller Registration Rights Agreement in substantially the form attached as Exhibit E hereto, duly executed by Pubco.

(e)                Appointment to the Board. The Company Directors and the Independent Director shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.14.

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10.3           Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 10.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a)                Representations and Warranties. All of the representations and warranties of the Company, Pubco, Merger Sub and the Sellers set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco, Merger Sub or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) with respect to the Company and Sellers Fundamental Representations, material inaccuracies, and (iii) for all representations and warranties of the Company Pubco, Merger Sub and the Sellers other than the Company and Sellers Fundamental Representations, any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, Pubco, Merger Sub or any Seller, as applicable.

(b)                Agreements and Covenants. The Company, Pubco, Merger Sub and the Sellers shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)                No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement which is continuing and uncured.

(d)                Certain Ancillary Documents. Each of the Non-Competition Agreement and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e)                Closing Deliveries.

(i)                 Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c). Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c) with respect to Pubco and Merger Sub, as applicable.

(ii)               Seller Certificate. Purchaser shall have received a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 10.3(a) and 10.3(b) with respect to such Seller.

(iii)             Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iv)              Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v)                Employment Agreements. Purchaser shall have received employment agreements, in each case effective as of the Closing, in the form attached as Exhibit G, between each of the persons set forth Schedule 10.3(e)(v) hereto and the applicable Target Company or Pubco, as noted in Schedule 10.3(e)(v), each such employment agreement duly executed by the parties thereto.

(vi)              Founder Registration Rights Agreement Amendment. Purchaser shall have received a copy of the Founder Registration Rights Agreement Amendment, duly executed by Pubco.

(vii)            Termination of Company Convertible Securities. Solely to the extent that any Company Convertible Securities is then issued and outstanding, Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities have been terminated, without any consideration, payment or Liability therefor.

(viii)          Share Certificates and Transfer Instruments. Purchaser shall have received copies of each Seller Company Certificates and other instruments or documents representing the Purchased Shares (or Lost Certificate Affidavits), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of Pubco (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(ix)              Termination of Certain Contracts. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts set forth on Schedule 10.3(e)(ix) involving any of the Target Companies and/or Sellers or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(f)                 Appointment to the Board. The Purchaser Directors and the Independent Director shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.14.

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10.4           Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, any Seller, Pubco or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

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Article XI
TERMINATION AND EXPENSES

11.1           Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)                by mutual written consent of Purchaser and the Company;

(b)                by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article X have not been satisfied or waived by June 3, 2020 (as extended pursuant to the next proviso, the “Outside Date”); provided, that if Purchaser, at its election, makes a three (3) month Extension pursuant to the Purchaser Charter (an “Automatic Extension”) or otherwise seeks and receives the approval of its shareholders for an Extension by amendment to the Purchaser Charter (a “Charter Extension”) and effects such Charter Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date (i) if pursuant to an Automatic Extension, for an additional period of three (3) months or (ii) if pursuant to a Charter Extension, for an additional period equal to the shorter of (A) three additional months and (B) the period ending on the last date for Purchaser to consummate its initial Business Combination pursuant to such Charter Extension (but in no more than two Extensions (whether Automatic Extensions or Charter Extensions) by Purchaser in total under this proviso); and provided, further, that if Purchaser has obtained an Extension beyond the initial Outside Date, and the Closing has not occurred by the initial Outside Date solely because of the failure to obtain the Consents listed on Schedule 10.1(c) and where the Company, the Sellers, Pubco and Merger Sub have otherwise complied in all material respects with their obligations under this Agreement, including Section 8.9, with respect to obtaining such Consents, then the Company shall have the right by providing written notice thereof to Purchaser to extend the Outside Date for the shorter of (i) one additional month and (ii) the period ending on the last date for Purchaser to consummate its initial Business Combination pursuant to such Extension; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date.

(c)                by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers, Pubco or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)                by written notice by the Company to Purchaser, if (i) there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time the Company, Pubco, Merger Sub or any Seller is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 10.3(a) or Section 10.3(b) from being satisfied;

(e)                by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, Merger Sub or any Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach(or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time Purchaser is in material uncured breach of this Agreement ; which would result in a failure of any condition set forth in Section 10.2(a) or Section 10.2(b) from being satisfied;

(f)                 by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company or Pubco following the date of this Agreement which is uncured and continuing; or

(g)                by written notice by either Purchaser or the Company to the other if the Special Stockholder Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s stockholders have duly voted, and the Required Stockholder Approval was not obtained.

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11.2           Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 11.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 11.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 11.3, 11.4, 12.1, Article XIII and this Section 11.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 12.1). Without limiting the foregoing, and except as provided in Sections 11.3 and this Section 11.2 (but subject to Section 12.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 13.6), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 11.1.

11.3           Fees and Expenses. Subject to Sections 11.4 and 12.1, unless otherwise provided for in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

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11.4           Termination Fee. Notwithstanding Section 11.3 above, in the event that there is a valid and effective termination of this Agreement by Purchaser pursuant to Section 11.1(e), (other than as a result of any breach of Section 8.8, Section 8.9 or Section 8.10 (in each case of Section 8.9 and Section 8.10, solely as it relates to any Consent set forth on Schedule 10.1(c)); then the Company shall pay to Purchaser a termination fee equal to Two Million Three Hundred Thousand U.S. Dollars ($2,300,000), plus the Expenses actually incurred by or on behalf of Purchaser or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Transactions, including any related SEC filings, the Registration Statement, the Proxy Statement, the Redemption and any PIPE Investment (such aggregate amount, the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Purchaser following such termination of this Agreement and within five (5) Business Days after Purchaser delivers to the Company the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Purchaser would otherwise be entitled to assert against the Company, Pubco, Merger Sub, any Seller or any of their respective Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the Transactions and shall constitute the sole and exclusive remedy available to Purchaser, provided, that the foregoing shall not limit the rights of Purchaser to seek specific performance or other injunctive relief to consummate the Transactions in lieu of (and not in addition to) of terminating this Agreement. For the avoidance of doubt, in the event this Agreement is terminated as a result of a breach of the covenants in Section 8.8, Section 8.9 or Section 8.10 (solely as such Sections 8.9 and 8.10 relate to any Consent set forth on Schedule 10.1(c)) and a Termination Fee is not payable hereunder, nothing in this Agreement shall limit or otherwise prejudice Purchaser’s right to pursue any other remedies which Purchaser may have at law or in equity including, but not limited to, the right to seek monetary damages.

Article XII
WAIVERS AND Releases

12.1           Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Pubco, Merger Sub, the Seller Representatives and each Seller hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Common Stock (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within 12 months after the closing of the IPO (provided such date may be extended by an additional six (6) months), subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination, in each case, subject to the Trust Agreement. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, Merger Sub, the Seller Representatives and each Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, Merger Sub, the Seller Representatives or any Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom made directly or indirectly to Public Stockholders (“Public Stockholder Distributions”), or make any claim against the Trust Account (including any Public Stockholder Distributions), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco, Merger Sub, the Seller Representatives or any Seller or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Pubco, Merger Sub, the Seller Representatives and each Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any Public Stockholder Distributions) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any Public Stockholder Distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, Pubco, Merger Sub, the Seller Representatives and each Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Pubco, Merger Sub, the Seller Representatives and each Seller further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. Notwithstanding anything herein to the contrary in this Section 12.1, but otherwise subject to the terms of this Agreement, (A) the Company, Pubco, Merger Sub, the Seller Representatives or any Seller or any of their respective Affiliates may commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds other than the Public Stockholder Distributions); provided that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account or any amounts contained therein or Public Stockholder Distributions, and (B) nothing in this Section 12.1 shall limit or prohibit the Company, Pubco, Merger Sub, the Seller Representatives, any Seller or any of their respective Affiliates from pursuing a claim against Purchaser for specific performance or other equitable relief. This Section 12.1 shall survive termination of this Agreement for any reason.

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12.2           Release and Covenant Not to Sue.

(a)                Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Seller Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Seller Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date. Notwithstanding anything herein to the contrary, the releases and restrictions set forth in this Section 12.2 (a)shall not apply to any claims a Seller Releasing Person may have against any party with respect to (i) any rights under this Agreement or any of the Ancillary Documents, (ii) any rights to indemnification, fee reimbursement or exculpation under (x) any Organizational Documents of the Target Companies, (y) any (A) Material Contract in effect as of the date of this Agreement which is disclosed to Purchaser and any (B) Contract that is not a Material Contract but is in effect as of the date of this Agreement and, in either the case of clauses (A) or (B), not required by this Agreement to be terminated as of the Closing, or (z) any Contract that is entered into after the date hereof in accordance with this Agreement, or (iii) any rights under applicable employment Laws (including common law). From and after the Closing, each Seller Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby.

(b)                Effective as of the Closing, to the fullest extent permitted by applicable Law, the Sponsor, on behalf of itself and its Affiliates (the “Sponsor Releasing Persons”), hereby releases and discharges the Purchaser from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Sponsor Releasing Person now has, has ever had or may hereafter have against the Purchaser arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Sponsor Releasing Person may have against any party with respect to any rights under this Agreement, any of the Ancillary Documents or any Contract set forth in Schedule 12.2(b) or (ii) any rights to indemnification, fee reimbursement or exculpation. From and after the Closing, each Sponsor Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Purchaser or its Affiliates, based upon any matter purported to be released hereby.

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Article XIII
MISCELLANEOUS

13.1           Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:

Proficient Alpha Acquisition Corp.

40 Wall Street, 29th Floor

New York, NY 10005

Attn: Kin Sze, Co-Chief Executive Officer
Telephone No.: (917) 289-0932
Email: stephen@paac-us.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman, Esq.
Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com
mgray@egsllp.com

If to Purchaser Representative to:

Shih-Chung Chou

Room 2306, G13, Wan Ke Jin Se Meng Xiang, Luo Gang, Huangpu District, Guangzhou, China, 51000

Telephone No.: +8613901935428

Email: Watson.chou@paac-us.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman, Esq.
Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com
mgray@egsllp.com

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If to the Company at or prior to the Closing, to:

Lion Financial Group Limited
Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong
Attention: Wang Jian / Wilson Wang / Rover Luo / Alex Lee
Facsimile No.:  +852 2796 2338
Telephone No.:  +852 2820 9088 / +852 9690 0900 / +852 2820 9001 / +852 2820 9099

Email: *** / ***/ rover.luo@libkr.com / alex.lee@libkr.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: James Hu; Christian Nagler

Facsimile No.: +1 (212) 446-6460

Telephone No.: +1 (212) 909-3341

Email: james.hu@kirkland.com; cnagler@kirkland.com

and

Kirkland & Ellis International LLP

26th Floor, Gloucester Tower

The Landmark

15 Queen's Road Central

Hong Kong

Attn: David Zhang; Ben James
Facsimile No.: +852-3761-3301
Telephone No.: +852-3761-3412

Email: david.zhang@kirkland.com;

ben.james@kirkland.com

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If to Pubco or Merger Sub at or prior to the Closing, to:

Lion Group Holding Ltd.
Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong
Attention: Wang Jian / Wilson Wang / Rover Luo / Alex Lee
Facsimile No.:  +852 2796 2338
Telephone No.:  +852 2820 9088 / +852 9690 0900 / +852 2820 9001 / +852 2820 9099

Email: ***/ *** / rover.luo@libkr.com / alex.lee@libkr.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: James Hu; Christian Nagler

Facsimile No.: +1 (212) 446-6460

Telephone No.: +1 (212) 909-3341

Email: james.hu@kirkland.com; cnagler@kirkland.com

Kirkland & Ellis International LLP

26th Floor, Gloucester Tower

The Landmark

15 Queen's Road Central

Hong Kong

Attn: David Zhang; Ben James
Facsimile No.: +852-3761-3301
Telephone No.: +852-3761-3412

Email: david.zhang@kirkland.com;

ben.james@kirkland.com

If to any Seller, to: the address of such Seller as set forth underneath such Seller’s signature on the signature page hereto with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: James Hu; Christian Nagler

Facsimile No.: +1 (212) 446-6460

Telephone No.: +1 (212) 909-3341

Email: james.hu@kirkland.com; cnagler@kirkland.com

and

Kirkland & Ellis International LLP

26th Floor, Gloucester Tower

The Landmark

15 Queen's Road Central

Hong Kong

Attn: David Zhang; Ben James
Facsimile No.: +852-3761-3301
Telephone No.: +852-3761-3412

Email: david.zhang@kirkland.com;

ben.james@kirkland.com

If to Pubco, Purchaser or the Company after the Closing, to:

Lion International Holdings Corp.
Unit A-C, 33/F, Tower A, Billion Center, 1 Wang Kwong Road, Kowloon Bay, Hong Kong
Attention: Wang Jian / Wilson Wang / Rover Luo / Alex Lee
Facsimile No.:  +852 2796 2338
Telephone No.:  +852 2820 9088 / +852 9690 0900 / +852 2820 9001 / +852 2820 9099

Email: ***/***/ rover.luo@libkr.com / alex.lee@libkr.com

and

the Purchaser Representative

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: James Hu; Christian Nagler

Facsimile No.: +1 (212) 446-6460

Telephone No.: +1 (212) 909-3341

Email: james.hu@kirkland.com; cnagler@kirkland.com

and

Kirkland & Ellis International LLP

26th Floor, Gloucester Tower

The Landmark

15 Queen's Road Central

Hong Kong

Attn: David Zhang; Ben James
Facsimile No.: +852-3761-3301
Telephone No.: +852-3761-3412

Email: david.zhang@kirkland.com;

ben.james@kirkland.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman, Esq.
Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com
mgray@egsllp.com

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13.2           Binding Effect; Assignment. Subject to Section 13.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Closing, the Purchaser Representative and the Seller Representatives), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3           Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.15, K&E and EGS set forth in Section 13.16, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. For the avoidance of doubt, no stockholder of Pubco after the Closing (in his, her or its capacity as such) is a third party beneficiary of this Agreement or shall have any rights hereunder.

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13.4           Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of Delaware, without regard to the conflict of laws principles thereof, except that the Merger, the internal affairs of Purchaser and any provisions of this Agreement that are expressly or otherwise required to be governed by the NRS, shall be governed by the Laws of the State of Nevada (without giving effect to choice of law principles thereof). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, any federal court within the State of Delaware (and any courts having jurisdiction over appeals therefrom) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 13.1. Nothing in this Section 13.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

13.5           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.5.

13.6           Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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13.7           Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13.8           Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, the Company, and Sellers holding in the aggregate a Pro Rata Share in excess of fifty percent (50%); provided that (i) no amendment, supplementation or modification shall affect a Seller in a manner materially and adversely disproportionate to the other Sellers without the prior written consent of such Seller, (ii) any amendment, supplement or modification of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative and the Seller Representatives.

13.9           Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, and each Seller on its behalf, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative and the Seller Representatives.

13.10        Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

13.11        Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified;(i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to Purchaser, its Affiliates or any of their Representatives in-person or by email.

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13.12        Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.13        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement (including pursuant to a Joinder) or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

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13.14      Seller Representatives.

(a)                In addition to the other rights and authority granted to the Seller Representatives elsewhere in this Agreement, all of the Sellers collectively and irrevocably hereby constitute and appoint the Seller Representatives as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which the Seller Representative determine may be necessary, convenient or appropriate in connection with the transactions contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Seller Representatives hereunder, including: (i) execution of any documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Sellers, Purchaser, any Indemnitee and any other Person, including giving any instructions to the Escrow Agent; (iii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Sellers, any and all consents, waivers, amendments, modifications, extension or termination deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under or pursuant to this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) (A) disputing or refraining from disputing, on behalf of each Seller relative to any amounts to be received or paid by such Seller under this Agreement or any agreement contemplated hereby, any claim made by Purchaser, Purchaser Representative or Pubco under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of each Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (vii) engaging attorneys, accountants, agents or consultants on behalf of the Sellers in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (viii) managing, controlling, defending and settling on behalf of an Indemnitor any indemnification claims against any of them under Article IX, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 9.4; (ix) making on behalf of such Person any determinations and taking all actions on their behalf relating to the determination of Finally Determined Exchange Shares, the adjustment to the Exchange Consideration under Section 2.5 and any disputes with respect thereto, release of the Earnout Escrow Property under Section 2.6; and (x) acting on behalf of such Person under the Escrow Agreement. For the avoidance of doubt, each Seller Representative, acting individually, shall have the authority to take the actions authorized by this Section 13.14 on behalf of the Sellers.

(b)                The Purchaser Representative, Purchaser and Pubco may conclusively and absolutely rely, without inquiry, upon any actions of a Seller Representative as the acts of the Sellers hereunder or any Ancillary Document to which a Seller Representative is a party or otherwise have rights in such capacity. The Purchaser Representative and Purchaser shall be entitled to rely conclusively on the instructions and decisions of a Seller Representative as to (i) any payment instructions provided by a Seller Representative or (ii) any other actions required or permitted to be taken by a Seller Representative hereunder, and no Seller shall have any cause of action against the Purchaser Representative, Pubco, Merger Sub, Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of a Seller Representative. The Purchaser Representative and Purchaser shall not have any Liability to any Seller for any allocation or distribution among the Sellers by a Seller Representative of payments made to or at the direction of a Seller Representative. All notices or other communications required to be made or delivered to a Seller under this Agreement or any Ancillary Document to which a Seller Representative is a party or otherwise has rights in such capacity shall be made to such Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller with respect thereto.

(c)                The Seller Representatives, in their capacity as such, shall not have any personal liability for any amount owed to Purchaser, Pubco or any Indemnitee pursuant to this Agreement. The Seller Representatives shall not be personally liable to the Sellers, in his or its capacity as the Seller Representatives, for any personal liability of a Seller or otherwise, or for any error of judgment, or any act done or step taken or omitted by it, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement.

(d)                If a Seller Representative shall die, become disabled, dissolve (in the case of an entity), resign or otherwise be unable or unwilling to fulfill his, her or its responsibilities as representative and agent of Sellers, then the Sellers shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Class B Sellers holding in the aggregate in excess of fifty percent (50%) of the Class B Exchange Shares, and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative, Purchaser and Pubco in writing of the identity of such successor. Any such successor so appointed shall become a “Seller Representative” for purposes of this Agreement.

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13.15        Purchaser Representative.

(a)                Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Shih-Chung Chou in the capacity as the Purchaser Representative, as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnitee any indemnification claims by any of them in accordance with Article IX, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 9.4; (ii) making on behalf of Purchaser any determinations and taking all actions on their behalf relating to the determination of the Finally Determined Shares, the adjustment to the Exchange Consideration under Section 2.5 and any disputes with respect thereto, release of the Earnout Escrow Property under Section 2.6, and any disputes with respect thereto (iii) acting on behalf of Purchaser under the Escrow Agreement; (iv) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (v) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Closing consideration adjustment or indemnification claim; and (viii) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its Subsidiaries, successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b)                The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 13.15 shall survive the Closing and continue indefinitely.

(c)                The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

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13.16        Legal Representation.

(a)                The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, Merger Sub and the Sellers, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, the Company and/or the Sellers or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)                Recognizing that each of Kirkland & Ellis LLP and Kirkland & Ellis International LLP (collectively, “K&E”) has acted as legal counsel to Sellers, their Affiliates and the Target Companies prior to the Closing, and that K&E intends to act as legal counsel to Sellers and their Affiliates after the Closing, Purchaser, Pubco and the Company (on its own behalf and on behalf of each Target Company) hereby waives, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with K&E representing Sellers and/or their Affiliates after the Closing as such representation may relate to Purchaser, any Target Company or any of the transactions contemplated by this Agreement or any of the Ancillary Documents. All communications involving attorney-client confidences between any Seller, any of its Affiliates or any Target Company and K&E in the course of the preparations, planning, negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Sellers. Accordingly, the Target Companies shall not have access to any such communications, or to the files of K&E relating to engagement, if the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Sellers shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Target Companies shall be a holder thereof, (ii) to the extent that files of K&E in respect of such engagement constitute property of the client, only Sellers (and not the Target Companies) shall hold such property rights and (iii) K&E shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Target Companies by reason of any attorney-client relationship between K&E and any of the Target Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Target Companies or any of their Affiliates and a third party (other than a Party or any of its Affiliates) after the Closing, the Target Companies may assert the attorney-client privilege to prevent disclosure of confidential attorney-client communications by K&E to such third party.

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Article XIV
DEFINITIONS

14.1           Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, complaint, arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Lock-Up Agreements, the Non-Competition Agreement, the Amended Pubco Charter, the Founder Registration Rights Agreement Amendment, the Seller Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Hong Kong are authorized to close for business.

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“BVI Act” means the British Virgin Islands Business Companies Act (No 16 of 2004), as amended.

“Cayman Act” means the Cayman Islands Companies Law (2018 Revision), as amended.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company and Sellers Fundamental Representations” means the representations and warranties contained in Sections 6.1 (Organization and Standing), 6.2 (Authorization; Binding Agreement), 6.3 (Capitalization), 6.4 (Subsidiaries), 6.26 (Finders and Brokers), Sections 7.1 (Organization and Standing), 7.2 (Authorization; Binding Agreement), 7.3 (ownership) and 7.8 (Finders and Brokers).

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, Merger Sub or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, Merger Sub, the Seller or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

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“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Ordinary Shares” means the ordinary shares, with no par value, of the Company.

“Company Securities” means, collectively, the Company Ordinary Shares, and the Company Convertible Securities.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

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“First Released Escrow Property” means (a) fifty percent (50%) multiplied by the Indemnity Escrow Property then remaining in the Indemnity Escrow Account, less the sum of (i) the Indemnity Escrow Property that shall be and has not yet been transferred to Pubco in accordance with Section 2.5(d)(ii) and (ii) an amount of Indemnity Escrow Property with a value (with respect to Indemnity Escrow Shares, calculated based on the Pubco Share Price as of the First Escrow Release Date) equal to the aggregate amount of all indemnification claims set forth in any Claim Notices provided by the Purchaser Representative in accordance with Section 9.4 prior to the First Escrow Release Date that remain unresolved and are still contested by an Indemnitee in good faith as of the Expiration Date, or that have been resolved but not yet paid from the Indemnity Escrow Account; provided that First Released Escrow Property shall not be a negative amount.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 29, 2019, by and among Purchaser, Sponsor and the other “Holders” named therein.

“Fraud Claim” means any claim based on actual and intentional fraud with respect to this Agreement or the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, intellectual property rights in Software and other intellectual property.

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“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of May 29, 2019, and filed with the SEC on May 31, 2019 (File No. 333-231084).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the Main Seller, Wang Chunning or Luo Hua, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (on voting, sale, transfer, disposition), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Main Seller” means Wang Jian.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Purchaser, the consummation and effects of the Redemption; (vii) the announcement or the existence of, express compliance with or performance under, this Agreement or the transactions contemplated hereby; (viii) any action not otherwise required by this Agreement or the Ancillary Documents or applicable Law that is taken at the express written request of Purchaser and in accordance with such instructions; or (ix) any changes after the date of this Agreement in applicable Law, excluding GAAP or any other accounting principles (or authoritative interpretations thereof); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iv) and (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

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“Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Net Income” means the “net income” line item in the consolidated audited income statement of Pubco for the applicable calendar year.

“Net Working Capital” means, as of the Reference Time, (a) all current assets of the Target Companies, on a consolidated basis, minus (b) all current liabilities (excluding, without duplication, the aggregate Indebtedness of the Target Companies and unpaid Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles, in each case of clauses (a) and (b), an illustrative calculation of which is set forth on Exhibit F and which is determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, notwithstanding the Accounting Principles, (i) “current assets” will exclude, without duplication, any cash or cash equivalents and any receivable from a Seller and (ii) “current liabilities” will exclude any payables to a Seller to the extent that the corresponding receivable is excluded pursuant to the foregoing clause (i).

“NRS” means the Nevada Revised Statutes, as amended and in effect from time to time.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property for the operation of their business, (d) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) Liens incurred or deposits made in the ordinary course of business in connection with social security, (f) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (g) licenses of Intellectual Property in the ordinary course of business, or (h) Liens arising under this Agreement or any Ancillary Document.

A-87

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Act.

“Pubco Class A Ordinary Shares” means the Class A ordinary shares, par value $0.001 per share, of Pubco,

“Pubco Class B Ordinary Shares” means the Class B ordinary shares, par value $0.001 per share, of Pubco, which shares shall (i) be convertible, at the election of the holder, into Pubco Class A Ordinary Shares on a one-to-one basis and (ii) entitle the holder thereof to 10 votes per share, as provided for and fully described in the Pubco Charter.

“Pubco Ordinary Shares” means the Pubco Class A Ordinary Shares and the Pubco Class B Ordinary Shares.

“Pubco Preferred Shares” means the preference shares, par value $0.001 per share, of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Preferred Shares and the Pubco Warrants, collectively.

“Pubco Share Price” means an amount equal to the VWAP of the Pubco Class A Ordinary Shares over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Pubco Class A Ordinary Shares are then traded immediately prior to the date of determination (provided, that if the date of determination within twenty (20) Trading Days after the Closing Date, the applicable period of Trading Days for the VWAP shall be the Trading Day starting immediately after the Closing Date and ending on the Trading Day immediately prior to the date of determination), as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the Amended and Restated Articles of Incorporation of Purchaser, as amended and in effect under the NRS; provided, that references herein to the Purchaser Charter for periods after the Effective Time includes the certificate of incorporation of the Surviving Corporation.

A-88

“Purchaser Common Stock” means the shares of Common Stock, par value $0.001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to by the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.5 (Capitalization) and 4.16 (Finders and Brokers).

“Purchaser Preferred Stock” means shares of Preferred Stock, par value $0.001 par value per share, of Purchaser.

“Purchaser Private Warrants” means the warrants issued in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock per warrant at a purchase price of $11.50 per share.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Unit, entitling the holder thereof to purchase one (1) share of Purchaser Common Stock at a purchase price of $11.50 per share.

“Purchaser Rights” means one right that was included as part of each Purchaser Unit entitling the holder thereof to receive one-tenth (1/10th) of a shares of Purchaser Common Stock upon the consummation by Purchaser of its Business Combination.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Stock, the Purchaser Warrants and the Purchaser Rights, collectively.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Common Stock, one (1) Purchaser Public Warrant and one (1) Purchaser Right.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to price at which each share of Purchaser Common Stock (or after the Merger, Pubco Ordinary Share) is redeemed or converted pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

A-89

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Stockholder Approval” means the approval of the Stockholder Approval Matters by holders of the issued and outstanding shares of Purchaser in accordance with the Organizational Documents of Purchaser.

“Rights Agreement” means the Rights Agreement, dated as of May 29, 2019, by and between Purchaser and American Stock Transfer & Trust Company, LLC.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code and object code.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Shih-Chung Chou and his successors and assigns.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries (excluding Pubco and Merger Sub).

A-90

“Target Net Working Capital Amount” means Eight Hundred Fifteen Thousand U.S. Dollars ($815,000).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Pubco Class A Ordinary Shares are actually traded on the principal securities exchange or securities market on which shares of Pubco Class A Ordinary Shares are then traded.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to third party professional advisors (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any of the Target Companies; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Target Companies at the Closing pursuant to any agreement to which any of the Target Companies is a party prior to the Closing which become payable (including if subject to continued employment) solely as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Pubco, Merger Sub or a Target Company in connection with the Transactions.

A-91

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of May 29, 2019, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means American Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

A-92

14.2           Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2021 Net Income	2.6(a)(i)
2022 Net Income	2.6(a)(i)
Acquisition Proposal	8.6(a)
Agreement	Preamble
Alternative Transaction	8.6(a)
Amended Pubco Charter	10.1(f)
Antitrust Laws	8.9(b)
Articles of Merger	1.2
Automatic Extension	11.1(b)
Balance Sheet Date	6.7(a)
Basket 6.7(a)	9.3
BOCHK	6.24(d)
Business Combination	12.1
Certificate of Merger	1.2
CFD	6.24(d)
CFO	2.5(a)
Charter Extension	11.1(b)
Claim Notice	9.4(b)
Class A Exchange Shares	2.2
Class A Sellers	2.2
Class B Exchange Shares	2.2
Class B Sellers	2.2
Class I Directors	8.14(a)
Class II Directors	8.14(a)
Closing	3.1
Closing Date	3.1
Closing Filing	8.12(b)
Closing Press Release	8.12(b)
Closing Statement	2.5(a)
Company	Preamble
Company Benefit Plan	6.19(a)
Company Certificates	2.7(a)
Company Directors	8.14(a)
Company Disclosure Schedules	Article VI
Company Financials	6.7(a)
Company IP	6.13(c)
Company IP Licenses	6.13(a)
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
D&O Indemnified Person	8.15(a)
D&O Tail Insurance	8.15(b)
DGCL	1.2

A-93

Earnout Escrow Account	2.3(b)(i)
Earnout Escrow Property	2.3(b)(i)
Earnout Escrow Shares	2.3(b)(i)
Earnout Period	2.6(a)
Earnout Year	2.6(a)
Effective Time	1.2
EGS	3.1
Enforceability Exceptions	4.2
Environmental Permits	6.20(a)
Escrow Agent	2.3(a)(i)
Escrow Agreement	2.3(a)(i)
Escrow Property	2.3(b)(i)
Escrow Shares	2.3(b)(i)
Estimated Closing Statement	2.4
Estimated Exchange Shares	2.5(d)(i)
Exchange Consideration	2.2
Exchange Shares	2.2
Expenses	11.3
Expiration Date	2.3(a)(ii)
Extension	8.3(a)
Extension Expenses	8.3(b)(iv)
Federal Securities Laws	8.7
Finally Determined Exchange Shares	2.5(d)
First Escrow Release Date	2.3(a)(ii)
First Half Earnout Property	2.6(a)(i)
First Net Income Target	2.6(a)(i)
Founder Registration Rights Agreement Amendment	10.2(d)(iv)
Indemnitee	9.2
Indemnitor	9.2
Indemnity Escrow Account	2.3(a)(i)
Indemnity Escrow Property	2.3(a)(i)
Indemnity Escrow Shares	2.3(a)(i)
Independent Director	8.14(a)
Independent Expert	2.5(b)
Independent Expert Notice Date	2.5(b)
Interim Period	8.1(a)
Joinder	8.2(c)
K&E	13.16(b)

A-94

Lock-Up Agreement	Recitals
Loss	9.2
Lost Certificate Affidavit	2.7(b)
Merger	Recitals
Merger Sub	Preamble
New Seller	8.2(c)
Non-Competition Agreement	Recitals
Non-Recourse Parties	13.13
Non-Surviving Representations	9.1(a)
Objection Statement	2.5(b)
OFAC	4.17(c)
Outside Date	11.1(b)
Party(ies)	Preamble
Pending Claim	2.3(a)(ii)
Permitted Settlement	9.4(c)
PIPE Investment	8.17
PIPE Shares	8.17
Post-Closing Pubco Board	8.14(a)
Pro Rata Share	2.2
Proxy Statement	8.11(a)
Pubco	Preamble
Public Certifications	4.6(a)
Public Stockholder Distributions	12.1
Public Stockholders	12.1
Purchased Shares	2.1
Purchaser	Preamble
Purchaser Directors	8.14(a)
Purchaser Disclosure Schedules	Article IV
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.13(a)
Purchaser Recommendation	4.2
Purchaser Representative	Preamble
Redemption	8.11(a)
Registration Statement	8.11(a)
Related Person	6.21
Released Claims	12.1
Representative Party	2.5(b)
SEC Reports	4.6(a)
Second Half Earnout Property	2.6(a)(ii)
Second Net Income Target	2.6(a)(ii)
Seller Releasing Persons	12.2(a)
Seller Representative	Preamble
Sellers	Preamble
Share Exchange	Recitals
Signing Filing	8.12(b)
Signing Press Release	8.12(b)
Special Stockholder Meeting	8.11(a)
Specified Courts	13.4
Sponsor Releasing Persons	12.2(b)
Stockholder Approval Matters	8.11(a)
Surviving Corporation	1.1

A-95

Termination Fee	11.4
Third Party Claim	9.4(c)
Top Customers	6.23
Top Vendors	6.23
Transactions	Recitals

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

A-96

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

PROFICIENT ALPHA ACQUISITION CORP.

By: /s/ Kin Sze
Name: Kin Sze
Title: Chief Executive Officer

Purchaser Representative:

/s/ Shih-Chung Chou

Shih-Chung Chou, solely in his capacity as the Purchaser Representative hereunder

Pubco:

LION GROUP HOLDING LTD.

By: /s/ Wang Jian
Name: Wang Jian
Title: Director

Merger Sub:

LION MERGERCO 1, INC.

By: /s/ Wang Jian
Name: Wang Jian
Title: President and Secretary

A-97

The Company:

LION FINANCIAL GROUP LIMITED

By: /s/ Wang Jian
Name: Wang Jian
Title: Director

Seller Representatives:

/s/ Wang Jian
Wang Jian, solely in his capacity as a Seller Representative hereunder

Legend Success Ventures Limited, solely in its capacity as a Seller Representative hereunder

By: /s/ Wang Chunning
Name: Wang Chunning
Title: Director

A-98

The Sellers:

Print Name of Seller: Wang Jian

By: /s/ Wang Jian
[Signature]

If Entity, Print and Title of Signatory:

Address:

Facsimile:

Telephone:

Email:

Print Name of Seller: Legend Success Ventures Limited

By: /s/ Wang Chunning
[Signature]

If Entity, Print and Title of Signatory: Wang Chunning, Director

Address:

Facsimile:

Telephone:

Email:

Print Name of Seller: Six and Capital Limited

By:/s/ Yang Dong
[Signature]

If Entity, Print Name and Title of Signatory: Yang Dong, Director

Address:

Facsimile:

Telephone:

Email:

A-99

Print Name of Seller: Li Wenjun

By:/s/ Li Wenjun
[Signature]

If Entity, Print Name and Title of Signatory:

Address:

Facsimile:

Telephone:

Email:

Print Name of Seller: Overseas Investment Partners Limited

By:/s/ Wu Husheng
[Signature]

If Entity, Print Name and Title of Signatory: Wu Husheng

Address:

Facsimile:

Telephone:

Email:

Print Name of Seller: Rivers’ Ocean Capital Limited

By:/s/ Liu Hongxin
[Signature]

If Entity, Print Name and Title of Signatory: Liu Hongxin, Director

Address:

Facsimile:

Telephone:

Email:

A-100

Print Name of Seller: Ma Falong

By:/s/ Ma Falong
[Signature]

If Entity, Print Name and Title of Signatory:

Address:

Facsimile:

Telephone:

Email:

Print Name of Seller: Hao Zhongsheng

By:/s/ Hao Zhongsheng
[Signature]

If Entity, Print Name and Title of Signatory:

Address:

Facsimile:

Telephone:

Email:

Print Name of Seller: Jiang Jiangyu

By:/s/ Jiang Jiangyu
[Signature]

If Entity, Print Name and Title Signatory:

Address:

Facsimile:

Telephone:

Email:

Print Name of Seller: Wang Zelin

By:/s/ Wang Zelin
[Signature]

If Entity, Print Name and Title Signatory:

Address:

Facsimile:

Telephone:

Email:

A-101

Print Name of Seller: Yuan Xianglin

By:/s/ Yuan Xianglin
[Signature]

If Entity, Print Name and Title of Signatory:

Address:

Facsimile:

Telephone:

Email:

Print Name of Seller: He Xiaoqi

By:/s/ He Xiaoqi
[Signature]

If Entity, Print Name and Title of Signatory:

Address:

Facsimile:

Telephone:

Email:

Print Name of Seller: Wang Nuo

By:/s/ Wang Nuo
[Signature]

If Entity, Print Name and Title Signatory:

Address:

Facsimile:

Telephone:

Email:

Print Name of Seller: Yu Wenyan

By:/s/ Yu Wenyan
[Signature]

If Entity, Print Name and Title Signatory:

Address:

Facsimile:

Telephone:

Email:

A-102

ANNEX I
List of Sellers

The following persons (including their respective estates, heirs, assigns or successors) are Sellers for purposes of this Agreement:

Seller Name	Number of Company Ordinary Shares Held by Seller	Pro Rata Share
Wang Jian	30,400	60.80%
Legend Success Ventures Limited	7,420	14.84%
Six and Capital Limited	3,389	6.78%
Li Wenjun	2,963	5.93%
Overseas Investment Partners Limited	1,675	3.35%
Rivers' Ocean Capital Limited	1,019	2.04%
Ma Falong	819	1.64%
Hao Zhongsheng	780	1.56%
Jiang Jiangyu	100	0.20%
Wang Zelin	111	0.22%
Yuan Xianglin	37	0.07%
He Xiaoqi	37	0.07%
Wang Nuo	500	1.00%
Yu Wenyan	750	1.50%
TOTAL	50,000	100.00%

A-103

ANNEX B

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM of ASSOCIATION

OF

LION GROUP HOLDING LTD.

(adopted by a Special Resolution passed on [●] 2020)

1.	The name of the company is Lion Group Holding Ltd. (the “Company”).
2.	The registered office of the Company is situated at the office of Ogier Global (Cayman) Limited,89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, or at such other location within the Cayman Islands as the Directors may from time to time determine.
3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Companies Law”).
4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.
5.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.
6.	The capital of the Company is US$[50,000] divided into [500,000,000] shares with a nominal or par value of US$0.0001 each, comprising (a) [300,000,000] Class A Ordinary Shares of a par value of US$0.0001 each; (b) [150,000,000] Class B Ordinary Shares of a par value of US$0.0001 each; and (c) [50,000,000] preferred Shares of a par value of US$0.0001 each. Subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided. Shares and other securities of the Company may be issued by the Directors with such preferred, deferred or other special rights, restrictions or privileges whether in regard to voting, distributions, a return of capital, or otherwise and in such classes and series, if any, as the Directors may determine.
7.	The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

i

Directors	B-19
Alternate Director	B-20
Powers And Duties Of Directors	B-20
Borrowing Powers Of Directors	B-22
The Seal	B-22
RETIREMENT OF DIRECTORS	B-22
Disqualification Of Directors	B-23
Proceedings Of Directors	B-23
Dividends	B-25
Accounts, Audit and annual return and declaration	B-26
Capitalisation Of reserves	B-27
Share Premium Account	B-28
Notices	B-28
Indemnity	B-29
Non-Recognition Of Trusts	B-29
Winding Up	B-30
Amendment Of Articles Of Association	B-30
Closing of register or fixing record date	B-30
Registration By Way Of Continuation	B-31
Mergers and Consolidation	B-31
disclosure	B-31

ii

COMPANIES LAW (AS AMENDED)

Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

LION GROUP HOLDING LTD.

(adopted by a Special Resolution passed on [●] 2020)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to Lion Group Holding Ltd. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

Interpretation

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate” means in respect of a person or entity, any other person or entity that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such person or entity, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, a company, partnership or entity wholly owned by one or more of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than fifty percent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, securities having such power only by reason of the happening of a contingency not within the reasonable control of such partnership, corporation, natural person or entity), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Board” means the board of Directors.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

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“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Class A Ordinary Shares” means class A ordinary shares of par value US$0.0001 each of the Company having the rights set out in these Articles.

“Class B Ordinary Shares” means class B ordinary shares of par value US$0.0001 each of the Company having the rights set out in these Articles.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Conversion Date” means in respect of a Conversion Notice means the day on which that Conversion Notice is delivered.

“Conversion Notice” means a written notice delivered to the Company at its Office (and as otherwise stated therein) stating that a holder of Class B Ordinary Shares elects to convert the number of Class B Ordinary Shares specified therein pursuant to Article 14.

“Conversion Number” in relation to any Class B Ordinary Shares, such number of Class A Ordinary Shares as may, upon exercise of the Conversion Right, be issued at the Conversion Rate.

“Conversion Rate” in relation to the conversion of Class B Ordinary Shares to Class A Ordinary Shares means, at any time, on a 1 : 1 basis. The foregoing Conversion Rate shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

“Conversion Right” in respect of a holder of Class B Ordinary Shares, subject to the provisions of these Articles and to any applicable fiscal or other laws or regulations including the Law, to convert all or any of its Class B Ordinary Shares, into the Conversion Number of Class A Ordinary Shares in its discretion.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

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“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Law.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of the votes held by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or
(b)	approved in writing by a simple majority of the votes held by such Shareholders as entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the U.S. Securities Exchange Commission thereunder, all as the same shall be in effect at the time.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

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“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(a)	passed by a majority of not less than two-thirds of the votes held by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or
(b)	approved in writing by all the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:
(a)	words importing the singular number shall include the plural number and vice versa;
(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;
(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;
(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;
(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;
(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and
(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.
3.	Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

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Preliminary

4.	The business of the Company may be commenced at any time after incorporation.
5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine, subject to applicable law.
6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.
7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law.

Shares

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:
(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and
(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.
10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.
11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

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share Rights

12.	Subject to the provisions of the Companies Law, the rules of Nasdaq, the Memorandum of Association and these Articles and to any special rights conferred on the holders of any Shares or Class of Shares, any Share in the Company (whether forming part of the present capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of capital, as the Board may deem fit. Shares and other securities of the Company may be issued by the Directors with such preferred, deferred or other special rights, restrictions or privileges whether in regard to voting, distributions, a return of capital, or otherwise and in such classes and series, if any, as the Directors may determine.
13.	Subject to the Companies Law and the rules of the Nasdaq, any preferred Shares may be issued or converted into Shares that, at a designated date or at the option of the Company or the holder if so authorised by its Articles of Association, are liable to be redeemed on such terms and in such manner as the Members before the issue or conversion may by Ordinary Resolution of the Members determine. Where the Company purchases for redemption a redeemable Share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable laws and the rules of Nasdaq.
14.	Subject to Article 12, the Memorandum of Association and any [special] resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other Shares or Class of Shares, Class A Ordinary Shares and Class B Ordinary Shares shall carry equal rights and rank pari passu with one another in all respects other than as set out below.

(a) As regards to conversion

(i) Subject to the provisions hereof and to compliance with all fiscal and other laws and regulations applicable thereto, including the Companies Law, a holder of Class B Ordinary Shares shall have the Conversion Right in respect of each Class B Ordinary Share in its holding. For the avoidance of doubt, a holder of Class A Ordinary Shares shall have no rights to convert Class A Ordinary Shares into Class B Ordinary Shares under any circumstances.

(ii) Each Class B Ordinary Share shall be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into such Conversion Number of fully paid Class A Ordinary Shares calculated at the Conversion Rate. Such conversion shall take effect on the Conversion Date. A Conversion Notice shall not be effective if it is not accompanied by the share certificates in respect of the relevant Class B Ordinary Shares and/or such other evidence (if any) as the Directors may reasonably require to prove the title of the person exercising such right (or, if such certificates have been lost or destroyed, such evidence of title and such indemnity as the Directors may reasonably require). Any and all taxes and stamp, issue and registration duties (if any) arising on conversion shall be borne by the holder of Class B Ordinary Shares requesting conversion.

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(iii) On the Conversion Date, every Class B Ordinary Share converted shall automatically be re-designated and re-classified as the applicable Conversion Number of Class A Ordinary Shares with such rights and restrictions attached thereto and shall rank pari passu in all respects with the Class A Ordinary Shares then in issue and the Company shall enter or procure the entry of the name of the relevant holder of converted Class B Ordinary Shares as the holder of the corresponding number of Class A Ordinary Shares resulting from the conversion of the Class B Ordinary Shares in, and make any other necessary and consequential changes to, the Register of Members and shall procure that certificates in respect of the relevant Class A Ordinary Shares, together with a new certificate for any unconverted Class B Ordinary Shares comprised in the certificate(s) surrendered by the holder of the Class B Ordinary Shares, are issued to the holders thereof.

(iv) Until such time as the Class B Ordinary Shares have been converted into Class A Ordinary Shares, the Company shall:

(1) at all times keep available for issue and free of all liens, charges, options, mortgages, pledges, claims, equities, encumbrances and other third-party rights of any nature, and not subject to any pre-emptive rights out of its authorised but unissued share capital, such number of authorised but unissued Class A Ordinary Shares as would enable all Class B Ordinary Shares to be converted into Class A Ordinary Shares and any other rights of conversion into, subscription for or exchange into Class A Ordinary Shares to be satisfied in full; and

(2) not make any issue, grant or distribution or take any other action if the effect would be that on the conversion of the Class B Ordinary Shares to Class A Ordinary Shares it would be required to issue Class A Ordinary Shares at a price lower than the par value thereof.

(b) As regards Voting Rights

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Holders of shares of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as a single class on all matters submitted to a vote for Members’ consent. Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company. Each Class B Ordinary Share shall be entitled to ten (10) votes on all matters subject to the vote at general meetings of the Company.

(c) As regards Transfer

Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class B Ordinary Shares validly transferred to the new holder shall be automatically and immediately converted into such Conversion Number of Class A Ordinary Shares calculated based on the Conversion Rate.

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15.	For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in the Company’s Register of Members; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding fee simple ownership interest to the related Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares upon the Company’s registration of the third party or its designee as a Member holding that number of Class A Ordinary Shares in the Register of Members.
16.	Shareholder Rights Plan

(a) The Board is authorised to establish a Shareholder rights plan including approving the execution of any document relating to the adoption and/or implementation of a rights plan. A rights plan may be in such form and may be subject to such terms and conditions as the Board shall determine in its absolute discretion.

(b) The Board is authorised to grant rights to subscribe for Shares of the Company in accordance with a rights plan.

(c) The Board may, in accordance with a rights plan, exercise any power under such rights plan (including a power relating to the issuance, redemption or exchange of rights or shares) on a basis that excludes one or more members, including a member who has acquired or may acquire a significant interest in or control of the Company subject to applicable law.

(d) The Board is authorised to exercise the powers under this Article 16 for any purpose that the Board, in its discretion, deems reasonable and appropriate, including to ensure that:

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(i) any process which may result in an acquisition of a significant interest or change of control of the Company is conducted in an orderly manner;

(ii) all holders of ordinary shares will be treated fairly and in a similar manner;

(iii) any potential acquisition of a significant interest or change of control of the Company which would be unlikely to treat all members of the Company fairly and in a similar manner would be prevented;

(iv) the use of abusive tactics by any person in connection with any potential acquisition of a significant interest or change of control of the Company would be prevented;

(v) an optimum price for Shares would be received by or on behalf of all Members of the Company;

(vi) the success of the Company would be promoted for the benefit of its Members as a whole;

(vii) the long-term interests of the Company, its employees, its Members and its business would be safeguarded;

(viii) the Company would not suffer serious economic harm;

(ix) the Board has additional time to gather relevant information or pursue appropriate strategies; or

(x) all or any of the above.

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Certificates

17.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

Fractional Shares

18.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Lien

19.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.
20.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.
21.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.
22.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

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Calls On Shares

23.	The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.
24.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.
25.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.
26.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.
27.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.
28.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

Forfeiture Of Shares

29.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.
30.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.
31.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.
32.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.
33.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.
34.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.
35.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.
36.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

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Transfer Of Shares

37.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.
38.	Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.
39.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.
40.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

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Transmission Of Shares

41.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.
42.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.
43.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

Alteration Of SHARE Capital

44.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.
45.	The Company may by Ordinary Resolution:
(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;
(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;
(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and
(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.
46.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

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Redemption, Purchase and Surrender Of Shares

47.	Subject to the Companies Law, the Company may:
(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;
(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;
(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and
(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.
48.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.
49.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.
50.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

Treasury Shares

51.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.
52.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.
53.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:
(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;
(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.
54.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

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General Meetings

55.	The Directors may, whenever they think fit, convene a general meeting of the Company.
56.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.
57.	General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.
58.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

B-15

Notice Of General Meetings

59.	At least seven clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.
60.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

Proceedings At General Meetings

61.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.
62.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.
63.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.
64.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.
65.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

B-16

66.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.
67.	The chairman may adjourn a meeting from time to time and from place to place either:
(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or
(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:
(i)	secure the orderly conduct or proceedings of the meeting; or
(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

68.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution. Where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.
69.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.
70.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.
71.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

B-17

Votes Of shareholders

72.	Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Except as required by applicable law and subject to these Articles, holders of Class A Ordinary Shares and Class B Ordinary Shares (if applicable) shall at all times vote together as one class on all matters submitted to a vote of the Shareholders.
73.	Subject to any special rights or restrictions as to voting for the time being attached to any Shares by or in accordance with these Articles, at any general meeting on a show of hands:

every Member holding Class A Ordinary Shares present in person (or being a corporation, is present by a duly authorised representative), or by proxy shall have one vote for every fully paid Class A Ordinary Share of which he is the holder and on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorised representative shall have one vote for every fully paid Class A Ordinary Share of which he is the holder; and

every Member holding Class B Ordinary Shares present in person (or being a corporation, is present by a duly authorised representative), or by proxy shall have 10 votes for every fully paid Class B Ordinary Share of which he is the holder and on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorised representative shall have 10 votes for every fully paid Class B Ordinary Share of which he is the holder.

74.	No amount paid up or credited as paid up on a share in advance of calls or instalments is treated for the foregoing purposes as paid up on the share.
75.	Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands. A resolution put to the vote of a meeting shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by the chairman of such meeting or by any one or more Members who together hold not less than ten percent (10%) in nominal value of the total issued voting shares in the Company, present in person or in the case of a Member being a corporation by its duly authorised representative or by proxy for the time being entitled to vote at the meeting. A demand by a person as proxy for a Member or in the case of a Member being a corporation by its duly authorised representative shall be deemed to be the same as a demand by a Member.
76.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.
77.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.
78.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.
79.	On a poll votes may be given either personally or by proxy.
80.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.
81.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.
82.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.
83.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.
84.	Without limiting any other Article or definition, a resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

B-18

Corporations Acting By Representatives At Meetings

85.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

Directors

86.	Directors shall be appointed in accordance with Article 87 and 88 and shall hold office for such term as the Members may determine by Ordinary Resolution or, in the absence of such determination, in accordance with Article 110 or until their successors are elected or appointed or their office is otherwise vacated.
87.	The Board of Directors shall be divided into two classes: Class I and Class II. Class I shall consist of three (3) directors. Class II shall consist of four (4) directors. The term of office of Class I shall expire at the first annual meeting of Members following the effectiveness of these Articles; and the term of office of Class II shall expire at the second annual meeting of Members following the effectiveness of these Articles. Directors may be added to the Board of Directors between annual meetings of Members by reason of an increase in the authorized number of directors belonging to the relevant class as approved by an Ordinary Resolution.
88.	Commencing at the first annual general meeting of Members following the effectiveness of these Articles, and at each second annual general meeting thereafter, Class I directors elected to succeed those directors whose terms expire thereat shall be elected for a term of office to expire at the second succeeding annual general meeting after their election. Commencing at the second annual general meeting of Members following the effectiveness of these Articles, and at each second annual general meeting thereafter, Class II directors elected to succeed those directors whose terms expire thereat shall be elected for a term of office to expire at the second succeeding annual general meeting after their election.
89.	Subject to these Articles, including without limitation, Articles 87 and 88, the Company may by Ordinary Resolution appoint any Person to be a Director.
90.	Subject to these Articles including without limitation, Article 110, a Director shall hold office until such time as he is removed from office by Ordinary Resolution.
91.	Subject to these Articles, the Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.
92.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.
93.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.
94.	Subject to these Articles, including without limitation, Articles 87 and 88, the Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

B-19

Alternate Director

95.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

B-20

Powers And Duties Of Directors

96.	Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.
97.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.
98.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.
99.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.
100.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.
101.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.
102.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.
103.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.
104.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.
105.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

B-21

Borrowing Powers Of Directors

106.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

The Seal

107.	The Seal (if any) shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.
108.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.
109.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

B-22

RETIREMENT OF DIRECTORS

110.	A retiring Director shall be eligible for re-election and shall continue to act as a Director throughout the meeting at which he retires.

Disqualification Of Directors

111.	The office of Director shall be vacated, if the Director:
(a)	becomes bankrupt or makes any arrangement or composition with his creditors;
(b)	dies or is found to be or becomes of unsound mind;
(c)	resigns his office by notice in writing to the Company;
(d)	is removed from office by Ordinary Resolution;
(e)	is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or
(f)	retires, resigns or is removed from office pursuant to any other provision of these Articles including without limitation, Article 110.

No director on the Board may be removed without cause.

B-23

Proceedings Of Directors

112.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.
113.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.
114.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.
115.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.
116.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.
117.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.
118.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:
(a)	all appointments of Officers made by the Directors;
(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and
(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

B-24

119.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.
120.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.
121.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.
122.	If no chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.
123.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.
124.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.
125.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

B-25

Dividends

126.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.
127.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.
128.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.
129.	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.
130.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).
131.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares. At any and every time the Board declare dividends, Class A Ordinary Shares and Class B Ordinary Shares shall have identical rights in the dividends so declared.
132.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.
133.	No dividend shall bear interest against the Company.

B-26

Accounts, Audit and annual return and declaration

134.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.
135.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.
136.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.
137.	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.
138.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Capitalisation Of reserves

139.	Subject to the Companies Law and these Articles, the Directors may:
(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;
(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:
(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or
(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;
(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:
(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or
(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

B-27

Share Premium Account

140.	The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.
141.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

Notices

142.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.
143.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.
144.	Any notice or other document, if served by:
(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;
(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;
(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or
(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

145.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.
146.	Notice of every general meeting of the Company shall be given to:
(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and
(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

B-28

Indemnity

147.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an Indemnified Person) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.
148.	No Indemnified Person shall be liable:
(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or
(b)	for any loss on account of defect of title to any property of the Company; or
(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or
(d)	for any loss incurred through any bank, broker or other similar Person; or
(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or
(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

Non-Recognition Of Trusts

149.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

B-29

Winding Up

150.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.
151.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

Amendment Of Articles Of Association

152.	Subject to the Companies Law, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

Closing of register or fixing record date

153.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.
154.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.
155.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

B-30

Registration By Way Of Continuation

156.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Mergers and Consolidation

157.	The Company may merge or consolidate in accordance with the Companies Law.
158.	To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

disclosure

159.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

B-31

ANNEX C

PROXY CARD

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

PROFICIENT ALPHA ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints [ ] (each, a “Proxy”) as proxies, each with full power to act without the other and the power to appoint a substitute to vote the shares of common stock that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders of Proficient Alpha Acquisition Corp. to be held on ________, 2020 at 10:00 a.m., Eastern time at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, and at any adjournments thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxy’s discretion on such other matters as may properly come before the Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

C-1

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~

PROFICIENT ALPHA ACQUISITION CORP. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.			Please mark votes as ☒ indicated in this example
(1) The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of March 10, 2020 (as may be amended), by and among Proficient Alpha Acquisition Corp., Lion Group Holding Ltd., Lion MergerCo 1, Inc., Lion Financial Group Limited and the other parties thereto, and the transactions contemplated thereby (the “Business Combination”);	FOR ☐	AGAINST ☐	ABSTAIN ☐
(2) The Share Issuance Proposal — To consider and vote upon a proposal, if necessary, to approve, for purposes of complying with applicable Nasdaq Stock Market LLC listing rules, the issuance of more than 20% of the issued and outstanding shares of common stock of Proficient Alpha Acquisition Corp. in financing transactions in connection with the Business Combination; and	FOR ☐	AGAINST ☐	ABSTAIN ☐
(3) The Adjournment Proposal — To consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve the Business Combination Proposal and the Share Issuance Proposal, as applicable.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2020

Signature

Signature (if held jointly)
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2 and 3. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~